As filed with the Securities and Exchange Commission on February 27, 1998

                                                            File No. 333-19725
                                                            File No. 811-08017
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM N-4
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 ( )

                        Pre-effective Amendment No.   ( )
                       Post-effective Amendment No. 1 (x)

                                     and/or
                   REGISTRATION STATEMENT UNDER THE INVESTMENT
                             COMPANY ACT OF 1940 ( )

                        Pre-effective Amendment No.   ( )
                       Post-effective Amendment No. 1 (x)

                        (Check appropriate box or boxes)
                      ------------------------------------

                     ANNUITY INVESTORS(REGISTERED) VARIABLE ACCOUNT B
                           (Exact Name of Registrant)

                   ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED)
                               (Name of Depositor)
                                  P.O. Box 5423
                           Cincinnati, Ohio 45201-5423
         (Address of Depositor's Principal Executive Offices) (Zip Code)

               Depositor's Telephone Number, including Area Code:
                                 (800) 789-6771
--------------------------------------------------------------------------------
                             Mark F. Muething, Esq.
              Senior Vice President, Secretary and General Counsel
                    Annuity Investors Life Insurance Company
                                  P.O. Box 5423
                           Cincinnati, Ohio 45201-5423
                     (Name and Address of Agent for Service)

                                    Copy to:

                           Catherine S. Bardsley, Esq.
                           Kirkpatrick & Lockhart LLP
                         1800 Massachusetts Avenue, N.W.
                                  Second Floor
                           Washington, D.C. 20036-1800
--------------------------------------------------------------------------------



It is proposed that this filing will become effective:


/ /  Immediately upon filing pursuant to Rule 485(b)
/ /  On _________ pursuant to Rule 485(b)
/ /  60 days after filing pursuant to Rule 485(a)(i)
/x/  On May 1, 1998 pursuant to Rule 485(a)(i)
/ /  75 days after filing pursuant to Rule 485 (a)(ii)
/ /  On pursuant to Rule 485(a)(ii)


Registrant has filed a declaration pursuant to Rule 24f-2 under the Investment Company Act of 1940.


The notice required by such rule for the most recent fiscal year was filed on March ___, 1998.

                              CROSS REFERENCE SHEET
                              Pursuant to Rule 495


                             (Commodore Navigator(SERVICEMARK))



                    Showing Location in Part A (Prospectus),
   Part B (Statement of Additional Information) and Part C (Other Information) of Registration Statement Information Required by Form N-4



                                                      PART A


         Item Of Form N-4                                              Prospectus Caption
         ----------------                                              ------------------


 1.        Cover Page..............................................     Cover Page

 2.        Definitions.............................................     Definitions

 3.        Synopsis................................................     Highlights

 4.        Condensed Financial Information

           (a)     Accumulation Unit Values........................     Condensed Financial Information

           (b)     Performance Data................................     Performance Information

           (c)     Financial Statements............................     Financial Statements for the Company

 5.        General Description of Registrant, Depositor and Portfolio
           Companies
           (a)     Depositor.......................................     Annuity Investors Life Insurance Company(REGISTERED)

           (b)     Registrant......................................     The Separate Account

           (c)     Portfolio Company...............................     The Funds

           (d)     Fund Prospectus.................................     The Funds

           (e)     Voting Rights...................................     Voting Rights

6.         Deductions and Expenses
           (a)     General.........................................     Charges and Deductions

           (b)     Sales Load %....................................     Contingent Deferred Sales Charge

           (c)     Special Purchase Plan...........................     Contingent Deferred Sales Charge

           (d)     Commissions.....................................     Distribution of the Contract

                                       i


         Item Of Form N-4                                              Prospectus Caption
         ----------------                                              ------------------


           (e)     Fund Expenses...................................     The Funds

           (f)     Operating Expenses..............................     Summary of Expenses

7.         Contracts
           (a)     Persons with Rights.............................     The Contract; Surrenders; Contract Loans; Death
                                                                        Benefit; Voting Rights
           (b)(i)  Allocation of Premium  Payments.................     Purchase Payments

               (ii)Transfers.......................................     Transfers

              (iii)Exchanges.......................................     Additions, Deletions or Substitutions

           (c)     Changes.........................................     Not Applicable

           (d)     Inquiries.......................................     Contacting the Company

8.         Annuity Period..........................................     Settlement Options

9.         Death Benefit...........................................     Death Benefit

10.        Purchases and Contract Values
           (a)     Purchases.......................................     Purchase Payments

           (b)     Valuation.......................................     Fixed Account Value; Variable Account Value

           (c)     Daily Calculation...............................     Accumulation Unit Value; Net Investment Factor

           (d)     Underwriter.....................................     Distribution of the Contract

11.        Redemptions
           (a)     By Owner........................................     Surrender Value; Systematic Withdrawal Option

                   By Annuitant....................................     Not Applicable

           (b)     Texas ORP.......................................     Texas Optional Retirement Program

           (c)     Check Delay.....................................     Suspension or Delay in Payment of Surrender Value

           (d)     Free Look.......................................     Right to Cancel

12.        Taxes...................................................     Federal Tax Matters

13.        Legal Proceedings.......................................     Legal Proceedings

14.        Table of Contents for the Statement of Additional
           Information.............................................     Statement of Additional Information




                                                          PART B

                                                                        Statement of Additional
           Item Of Form N-4                                             Information Caption
           ----------------                                             -------------------

15.        Cover Page..............................................     Cover Page

16.        Table of Contents.......................................     Table of Contents

 17.       General Information and History.........................     General Information and History

18.        Services
           (a)     Fees and Expenses of Registrant.................     (Prospectus) Summary of Expenses

           (b)     Management Contracts............................     Not Applicable

           (c)     Custodian.......................................     Not Applicable

                   Independent Auditors............................     Experts

           (d)     Assets of Registrant............................     Not Applicable

           (e)     Affiliated Person...............................     Not Applicable

           (f)     Principal Underwriter...........................     Not Applicable

19.        Purchase of Securities Being Offered....................     (Prospectus) Distribution of the Contract

           Offering Sales Load.....................................     (Prospectus) Contingent Deferred Sales Charge

20.        Underwriters............................................     Distribution of the Contract

21.        Calculation of Performance Data
           (a)     Money Market Funded Sub-Accounts................     Money Market Sub-Account Standardized Yield
                                                                        Calculation
           (b)     Other Sub-Accounts..............................     Other Sub-Account Standardized Yield
                                                                        Calculations

22.        Annuity Payments........................................     (Prospectus) Fixed Dollar Benefit;
                                                                        Variable Dollar Benefit; (SAI) Annuity
                                                                        Payments--Settlement Option Tables

23.        Financial Statements....................................     Financial Statements


                                                          PART C


           ITEM OF FORM N-4                                             PART C CAPTION
24.        Financial Statements and Exhibits.......................     Financial Statements and Exhibits


           (a)     Financial Statements............................     Financial Statements

           (b)     Exhibits........................................     Exhibits






25.        Directors and Officers of the Depositor.................    Directors and Officers of Annuity Investors Life
                                                                       Insurance Company(REGISTERED)

26.        Persons Controlled By or Under Common Control With the      Persons Controlled By Or Under Common
           Registrant..............................................    Control With the Depositor or Registrant

27.        Number of Owners........................................    Number of Owners

28.        Indemnification.........................................    Indemnification

29.        Principal Underwriters..................................    Principal Underwriter

30.        Location of Accounts and
           Records ................................................    Location of Accounts and Records

31.        Management Services.....................................    Management Services

32.        Undertakings............................................    Undertakings

           Signature Page..........................................    Signature Page





                              CROSS REFERENCE SHEET
                              Pursuant to Rule 495

                      (Commodore Independence[SERVICEMARK)

                    Showing Location in Part A (Prospectus),
   Part B (Statement of Additional Information) and Part C (Other Information) of Registration Statement Information Required by Form N-4

                                    PART A

      Item Of Form N-4                           Prospectus Caption
      ----------------                           ------------------

 1.    Cover Page............................    Cover Page

 2.    Definitions...........................    Definitions

 3.    Synopsis..............................    Highlights

 4.    Condensed Financial Information

       (a)   Accumulation Unit Values........    Condensed Financial Information

       (b)   Performance Data................    Performance Information

       (c)   Financial Statements............    Financial Statements for the
                                                 Company

 5.    General Description of Registrant,
       Depositor and Portfolio
       Companies
       (a)   Depositor.......................    Annuity Investors Life
                                                 Insurance Company[REGISTERED]

       (b)   Registrant......................    The Separate Account

       (c)   Portfolio Company...............    The Funds

       (d)   Fund Prospectus.................    The Funds

       (e)   Voting Rights...................    Voting Rights

6.     Deductions and Expenses
       (a)   General.........................    Charges and Deductions

       (b)   Sales Load %....................    Not Applicable

       (c)   Special Purchase Plan...........    Not Applicable

       (d)   Commissions.....................    Distribution of the Contract

       (e)   Fund Expenses...................    The Funds

       (f)   Operating Expenses..............    Summary of Expenses

7.     Contracts
       (a)   Persons with Rights.............    The Contract; Surrenders;
                                                 Contract Loans; Death
                                                 Benefit; Voting Rights
       (b)(i).Allocation of Premium  Payments    Purchase Payments

           (ii)   Transfers..................    Transfers

          (iii)   Exchanges..................    Additions, Deletions or
                                                 Substitutions

       (c)   Changes.........................    Not Applicable

       (d)   Inquiries.......................    Contacting the Company

8.     Annuity Period........................    Settlement Options

9.     Death Benefit.........................    Death Benefit

10.    Purchases and Contract Values
       (a)   Purchases.......................    Purchase Payments

       (b)   Valuation.......................    Fixed Account Value; Variable
                                                 Account Value

       (c)   Daily Calculation...............    Accumulation Unit Value; Net
                                                 Investment Factor

       (d)   Underwriter.....................    Distribution of the Contract

11.    Redemptions
       (a)   By Owner........................    Amount Available for Surrender;
                                                 Systematic Withdrawal Option

             By Annuitant....................    Not Applicable

       (b)   Texas ORP.......................    Texas Optional Retirement
                                                 Program

       (c)   Check Delay.....................    Suspension or Delay in Payment
                                                 of Surrender

       (d)   Free Look.......................    Right to Cancel

12.    Taxes.................................    Federal Tax Matters

13.    Legal Proceedings.....................    Legal Proceedings

14.    Table of Contents for the Statement of
       Additional Information................    Statement of Additional
                                                 Information

                                      PART B
                                      ------

                                                 Statement of Additional
       Item Of Form N-4                          Information Caption
       ----------------                          -----------------------

15.    Cover Page............................    Cover Page

16.    Table of Contents.....................    Table of Contents

17.    General Information and History.......    General Information and History

18.    Services
       (a)   Fees and Expenses of Registrant.    (Prospectus) Summary of
                                                 Expenses

       (b)   Management Contracts............    Not Applicable

       (c)   Custodian.......................    Not Applicable

             Independent Auditors............    Experts

       (d)   Assets of Registrant............    Not Applicable

       (e)   Affiliated Person...............    Not Applicable

       (f)   Principal Underwriter...........    Not Applicable

19.    Purchase of Securities Being Offered..    (Prospectus) Distribution of
                                                 the Contract

       Offering Sales Load...................    Not Applicable

20.    Underwriters..........................    Distribution of the Contract

21.    Calculation of Performance Data
       (a)   Money Market Funded Sub-Accounts    Money Market Sub-Account
                                                 Standardized Yield Calculation
       (b)   Other Sub-Accounts..............    Other Sub-Account Standardized
                                                 Yield Calculations

22.    Annuity Payments......................    (Prospectus) Fixed Dollar
                                                 Benefit;
                                                 Variable Dollar Benefit; (SAI)
                                                 Annuity Payments--Settlement
                                                 Option Tables

23.    Financial Statements..................    Financial Statements



                                      PART C
                                      ------


       Item Of Form N-4                          Part C Caption
       ----------------                          --------------

24.    Financial Statements and Exhibits.....    Financial Statements and
                                                 Exhibits

       (a)   Financial Statements............    Financial Statements

       (b)   Exhibits........................    Exhibits

25.    Directors and Officers of the             Directors and Officers of
       Depositor.............................    Annuity Investors Life
                                                 Insurance Company[REGISTERED]

26.    Persons Controlled By or Under Common     Persons Controlled By Or Under
       Control With the Registrant...........    Common Control With the
                                                 Depositor or Registrant

27.    Number of Owners......................    Number of Owners

28.    Indemnification.......................    Indemnification

29.    Principal Underwriters................    Principal Underwriter

30.    Location of Accounts and
       Records...............................    Location of Accounts and
                                                 Records

31.    Management Services...................    Management Services

32.    Undertakings..........................    Undertakings

       Signature Page........................    Signature Page

                              CROSS REFERENCE SHEET
                              Pursuant to Rule 495

                       (Commodore Advantage[SERVICEMARK])



                    Showing Location in Part A (Prospectus),
   Part B (Statement of Additional Information) and Part C (Other Information) of Registration Statement Information Required by Form N-4


                                    PART A
                                    ------


      Item Of Form N-4                             Prospectus Caption
      ----------------                             --------------------
 1.    Cover Page............................      Cover Page

 2.    Definitions...........................      Definitions

 3.    Synopsis..............................      Highlights

 4.    Condensed Financial Information

       (a)     Accumulation Unit Values........    Condensed Financial
                                                   Information

       (b)     Performance Data................    Performance Information

       (c)     Financial Statements............    Financial Statements for the
                                                   Company

 5.    General Description of Registrant,
       Depositor and Portfolio
       Companies
       (a)     Depositor.......................    Annuity Investors Life
                                                   Insurance Company[REGISTERED]

       (b)     Registrant......................    The Separate Account

       (c)     Portfolio Company...............    The Funds

       (d)     Fund Prospectus.................    The Funds

       (e)     Voting Rights...................    Voting Rights

6.     Deductions and Expenses
       (a)     General.........................    Charges and Deductions

       (b)     Sales Load %....................    Contingent Deferred Sales
                                                   Charge

       (c)     Special Purchase Plan...........    Contingent Deferred Sales
                                                   Charge

       (d)     Commissions.....................    Distribution of the Contract

       (e)     Fund Expenses...................    The Funds

       (f)     Operating Expenses..............    Summary of Expenses

7.     Contracts
       (a)     Persons with Rights.............    The Contract; Surrenders;
                                                   Contract Loans; Death
                                                   Benefit; Voting Rights

       (b)(i)  Allocation of Premium
               Payments........................    Purchase Payments

         (ii)  Transfers.......................    Transfers

        (iii)  Exchanges.......................    Additions, Deletions or
                                                   Substitutions

       (c)     Changes.........................    Not Applicable

       (d)     Inquiries.......................    Contacting the Company

8.     Annuity Period..........................    Settlement Options

9.     Death Benefit...........................    Death Benefit

10.    Purchases and Contract Values
       (a)     Purchases.......................    Purchase Payments

       (b)     Valuation.......................    Fixed Account Value; Variable
                                                   Account Value

       (c)     Daily Calculation...............    Accumulation Unit Value; Net
                                                   Investment Factor

       (d)     Underwriter.....................    Distribution of the Contract

11.    Redemptions
       (a)     By Owner........................    Surrender Value; Systematic
                                                   Withdrawal Option

               By Annuitant....................    Not Applicable

       (b)     Texas ORP.......................    Texas Optional Retirement
                                                   Program

       (c)     Check Delay.....................    Suspension or Delay in
                                                   Payment of Surrender Value

       (d)     Free Look.......................    Right to Cancel

12.    Taxes...................................    Federal Tax Matters

13.    Legal Proceedings.......................    Legal Proceedings

14.    Table of Contents for the Statement of      Statement of Additional
       Additional Information .................    Information

                                      PART B
                                      ------

                                                   Statement of Additional
       Item Of Form N-4                            Information Caption
       ----------------                            -------------------

15.    Cover Page..............................    Cover Page

16.    Table of Contents.......................    Table of Contents

17.    General Information and History.........    General Information and
                                                   History

18.    Services
       (a)     Fees and Expenses of               (Prospectus) Summary of
               Registrant......................   Expenses

       (b)     Management Contracts............    Not Applicable

       (c)     Custodian.......................    Not Applicable

               Independent Auditors............    Experts

       (d)     Assets of Registrant............    Not Applicable

       (e)     Affiliated Person...............    Not Applicable

       (f)     Principal Underwriter...........    Not Applicable

19.    Purchase of Securities Being Offered....   (Prospectus) Distribution of
                                                   the Contract

       Offering Sales Load.....................    (Prospectus) Contingent
                                                   Deferred Sales Charge

20.    Underwriters............................    Distribution of the Contract

21.    Calculation of Performance Data
       (a)     Money Market Funded                 Money Market Sub-Account
               Sub-Accounts....................    Standardized Yield
                                                   Calculation

       (b)     Other Sub-Accounts..............    Other Sub-Account
                                                   Standardized Yield
                                                   Calculations

22.    Annuity Payments........................    (Prospectus) Fixed Dollar
                                                   Benefit; Variable Dollar
                                                   Benefit; (SAI) Annuity
                                                   Payments--Settlement Option
                                                   Tables

23.    Financial Statements....................    Financial Statements


                                      PART C
                                      ------


       Item Of Form N-4                            Part C Caption
       ----------------                            --------------

24.    Financial Statements and Exhibits.......    Financial Statements and
                                                   Exhibits

       (a)     Financial Statements............    Financial Statements

       (b)     Exhibits........................    Exhibits

25.    Directors and Officers of the               Directors and Officers of
       Depositor...............................    Annuity Investors Life
                                                   Insurance Company[REGISTERED]

26.    Persons Controlled By or Under Common       Persons Controlled By Or
       Control With the Registrant.............    Under Common Control With the
       Registrant..............................    Depositor or Registrant

27.    Number of Owners........................    Number of Owners

28.    Indemnification.........................    Indemnification

29.    Principal Underwriters..................    Principal Underwriter

30.    Location of Accounts and                    Location of Accounts and
       Records.................................    Records

31.    Management Services.....................    Management Services

32.    Undertakings............................    Undertakings

       Signature Page..........................    Signature Page

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


                     ANNUITY INVESTORS(REGISTERED) VARIABLE ACCOUNT B
                                       OF
                   ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED)
                                   PROSPECTUS
                                       FOR
                            THE COMMODORE NAVIGATOR(SERVICEMARK)
            INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES
                                    ISSUED BY
                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
           P.O. BOX 5423, CINCINNATI, OHIO 45201-5423, (800) 789-6771


This Prospectus describes The Commodore Navigator(SERVICEMARK) Individual and Group Flexible Premium Deferred Annuity Contracts (the "Contracts") issued by Annuity Investors Life Insurance Company(REGISTERED) (the "Company").


The Commodore Navigator(SERVICEMARK) is available in connection with arrangements that qualify for favorable tax treatment ("Qualified Contract(s)") under Sections 401, 403, 408 and 457(g) of the Code and for non-tax-qualified annuity purchases ("Non-Qualified Contract(s)"), including Contracts purchased by an employer in connection with a Code Section 457 (other than 457(g)) or non-qualified deferred compensation plan.


The Contracts provide for the accumulation of an Account Value on a fixed or variable basis, or a combination of both. The Contracts also provide for the payment of periodic annuity payments on a fixed or variable basis, or a combination of both. If the variable basis is chosen, Annuity Benefit values will be held in Annuity Investors(REGISTERED) Variable Account B (the "Separate Account") and will vary according to the investment performance of the mutual funds in which the Separate Account invests. If the fixed basis is chosen, periodic annuity payments from the Company's general account will be fixed and will not vary.


The Separate Account is divided into Sub-Accounts. The Separate Account uses its assets to purchase, at their net asset value, shares of designated registered investment companies or portfolios thereof (each, a "Fund"). The Funds available for investment in the Separate Account under the Contract are as follows: (1) Janus Aspen Series Aggressive Growth Portfolio; (2) Janus Aspen Series Worldwide Growth Portfolio; (3) Janus Aspen Series Balanced Portfolio; (4) Janus Aspen Series Growth Portfolio; (5) Janus Aspen Series International Growth Portfolio;
(6) Dreyfus Variable Investment Fund-Capital Appreciation Portfolio; (7) Dreyfus Variable Investment Fund-Money Market Portfolio; (8) Dreyfus Variable Investment Fund-Growth and Income Portfolio; (9) Dreyfus Variable Investment Fund-Small Cap Portfolio; (10) The Dreyfus Socially Responsible Growth Fund, Inc.; (11) Dreyfus Stock Index Fund; (12) Strong Opportunity Fund II, Inc.; (13) Strong Variable Insurance Funds, Inc.-Strong Growth Fund II; (14) INVESCO VIF-Industrial Income Fund; (15) INVESCO VIF-Total Return Fund; (16) INVESCO VIF-High Yield Fund; (17) Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio; (18) Morgan Stanley Universal Funds Inc.-Value Portfolio; (19) Morgan Stanley Universal
Funds Inc.-Emerging Markets Equity Portfolio; (20) Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio; (21) Morgan Stanley Universal Funds Inc.-Mid Cap Value Portfolio; (22) PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio; (23) PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio; and (24) PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------



This Prospectus sets forth the basic information that a prospective investor should know before investing. A "Statement of Additional Information" containing more detailed information about the Contracts is available free of charge by writing to the Company's Administrative Office at P.O. Box 5423, Cincinnati, Ohio 45201-5423. Alternatively, you may access the Statement of Additional Information (as well as all other documents filed with the Securities and Exchange Commission with respect to the Contracts or the Company) at the Securities and Exchange Commission's Web site http://www.sec.gov. The Statement of Additional Information, which has the same date as this Prospectus, as it may be supplemented from time to time, has been filed with the Securities and Exchange Commission and is incorporated herein by reference. The table of contents of the Statement of Additional Information is included at the end of this Prospectus.


                                  * * *
            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                     THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES REGULATORY AUTHORITIES
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                    Please Read this Prospectus Carefully and
                         Retain It for Future Reference.
                   The Date of this Prospectus is May 1, 1998.



     This Prospectus may be supplemented from time to time. The Company may make the Prospectus and/or any supplements thereto available in one or more formats at any given time, including in electronic format.


                  --------------------------------------------

This Prospectus Does Not Constitute An Offering In Any Jurisdiction In Which Such Offering May Not Lawfully Be Made. No Dealer, Salesperson, Or Other Person Is Authorized To Give Any Information Or Make Any Representations In Connection With This Offering Other Than Those Contained In This Prospectus, And, If Given Or Made, Such Other Information Or Representations Must Not Be Relied Upon.


                  --------------------------------------------

Variable Annuity Contracts Are Not Deposits Or Obligations Of, Or Endorsed Or Guaranteed By, Any Financial Institution, Nor Are They Federally Insured Or Otherwise Protected By The Federal Deposit Insurance Corporation, The Federal Reserve Board, Or Any Other Agency; They Are Subject To Investment Risks, Including Possible Loss Of Principal Investment.


This Prospectus Is Valid Only When Accompanied By The Current Prospectus For Each Underlying Fund. Both This Prospectus And The Underlying Fund Prospectuses Should Be Read And Retained For Future Reference.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS

--------------------------------------------------------------------------------
                                TABLE OF CONTENTS


                                                                          PAGE
                                                                          ----

DEFINITIONS.................................................................6

HIGHLIGHTS..................................................................9
      The Contract..........................................................9
      The Separate Account..................................................9
      The Fixed Account....................................................10
      Transfers Before the Annuity Commencement Date.......................10
      Surrenders...........................................................10
      Contingent Deferred Sales Charge ("CDSC")............................10
      Other Charges and Deductions.........................................10
      Annuity Benefits.....................................................11
      Death Benefit........................................................11
      Federal Income Tax Consequences......................................11
      Right to Cancel......................................................11
      Contacting the Company...............................................11

CONDENSED FINANCIAL INFORMATION............................................12

SUMMARY OF EXPENSES........................................................15
      Owner Transaction Expenses...........................................15
      Annual Expenses......................................................15
      Examples.............................................................20

FINANCIAL STATEMENTS FOR THE COMPANY.......................................22

THE FUNDS..................................................................23
      Janus Aspen Series...................................................23
            Aggressive Growth Portfolio....................................23
            Worldwide Growth Portfolio.....................................23
            Balanced Portfolio.............................................23
            Growth Portfolio...............................................23
            International Growth Portfolio.................................23
      Dreyfus Funds........................................................23
            Capital Appreciation Portfolio (Dreyfus Variable
               Investment Fund)............................................23
            Money Market Portfolio (Dreyfus Variable Investment Fund)......24
            Growth and Income Portfolio (Dreyfus Variable
               Investment Fund)............................................24
            Small Cap Portfolio (Dreyfus Variable Investment Fund).........24
            The Dreyfus Socially Responsible Growth Fund, Inc..............24
            Dreyfus Stock Index Fund.......................................24
      Strong Funds.........................................................24
            Strong Opportunity Fund II, Inc................................24
            Strong Growth Fund II (Strong Variable Insurance
               Funds, Inc.).......25
      INVESCO Variable Investment Funds, Inc...............................25
            Industrial Income Fund.........................................25
            Total Return Fund..............................................25
            High Yield Fund................................................25
      Morgan Stanley Universal Funds Inc...................................25
            U.S. Real Estate Portfolio.....................................25
            Value Portfolio................................................25
            Emerging Markets Equity Portfolio..............................25
            Fixed Income Portfolio.........................................26
            Mid Cap Value Portfolio........................................26
      PBHG Insurance Series Fund, Inc......................................26
            PBHG Growth II Portfolio.......................................26


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

            PBHG Large Cap Growth Portfolio................................26
            PBHG Technology & Communications Portfolio.....................26
      Additions, Deletions, or Substitutions...............................27

PERFORMANCE INFORMATION....................................................27
      Yield Data...........................................................27
      Total Return Data....................................................28

ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED) AND THE SEPARATE
   ACCOUNT.................................................................28
      Annuity Investors Life Insurance Company.............................28
      Published Ratings....................................................28
      The Separate Account.................................................30

THE FIXED ACCOUNT..........................................................30
      Fixed Account Options................................................30
      Renewal of Fixed Account Options.....................................31

THE CONTRACT...............................................................31
      Right to Cancel......................................................31

PURCHASE PAYMENTS..........................................................32
      Purchase Payments....................................................32
      Allocation of Purchase Payments......................................32

ACCOUNT VALUE..............................................................32
      Fixed Account Value..................................................32
      Variable Account Value...............................................33
      Accumulation Unit Value..............................................33
      Net Investment Factor................................................33

TRANSFERS..................................................................35
      Telephone Transfers..................................................35
      Dollar Cost Averaging................................................35
      Portfolio Rebalancing................................................36
      Interest Sweep.......................................................36
      Principal Guarantee Option...........................................37
      Changes By the Company...............................................37

SURRENDERS.................................................................37
      Surrender Value......................................................37
      Suspension or Delay in Payment of Surrender Value....................38
      Free Withdrawal Privilege............................................38
      Systematic Withdrawal................................................38

CONTRACT LOANS.............................................................39

DEATH BENEFIT..............................................................39
      When A Death Benefit Will Be Paid....................................39
      Death Benefit Values.................................................39
      Death Benefit Commencement Date......................................40
      Form of Death Benefit................................................40
      Beneficiary..........................................................40

CHARGES AND DEDUCTIONS.....................................................40
      Contingent Deferred Sales Charge ("CDSC")............................40
      Maintenance and Administration Charges...............................41
      Mortality and Expense Risk Charge....................................42
      Premium Taxes........................................................43
      Transfer Fee.........................................................43
      Fund Expenses........................................................43
      Reduction or Elimination of Contract Charges.........................43


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

SETTLEMENT OPTIONS.........................................................44
      Annuity Commencement Date............................................44
      Election of Settlement Option........................................44
      Benefit Payments.....................................................44
      Fixed Dollar Benefit.................................................44
      Variable Dollar Benefit..............................................44
      Transfers After the Annuity Commencement Date........................45
      Annuity Transfer Formula.............................................45
      Settlement Options...................................................46
      Minimum Amounts......................................................47
      Settlement Option Tables.............................................47

GENERAL PROVISIONS.........................................................47
      Non-participating....................................................47
      Misstatement.........................................................47
      Proof of Existence and Age...........................................47
      Discharge of Liability...............................................47
      Transfer of Ownership................................................47
            Non-Qualified Contract.........................................47
            Qualified Contract.............................................48
      Assignment...........................................................48
            Non-Qualified Contract.........................................48
            Qualified Contract.............................................48
      Annual Report........................................................48
      Incontestability.....................................................48
      Entire Contract......................................................48
      Changes -- Waivers...................................................48
      Notices and Directions...............................................48

FEDERAL TAX MATTERS........................................................50
      Introduction.........................................................50
      Taxation of Annuities In General.....................................50
      Surrenders...........................................................50
            Qualified Contracts............................................50
            Non-Qualified Contracts........................................50
      Annuity Benefit Payments.............................................51
      Penalty Tax..........................................................51
      Taxation of Death Benefit Proceeds...................................51
      Transfers, Assignments, or Exchanges of the Contract.................51
      Qualified Contracts - General........................................51
      Individual Retirement Annuities......................................51
      Tax-Sheltered Annuities..............................................51
      Texas Optional Retirement Program....................................53
      Pension and Profit Sharing Plans.....................................53
      Certain Deferred Compensation Plans..................................53
      Withholding..........................................................53
      Possible Changes in Taxation.........................................53
      Other Tax Consequences...............................................53
      General..............................................................53

DISTRIBUTION OF THE CONTRACT...............................................54

LEGAL PROCEEDINGS..........................................................54

VOTING RIGHTS..............................................................54

AVAILABLE INFORMATION......................................................55

STATEMENT OF ADDITIONAL INFORMATION........................................56


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                                  DEFINITIONS

ACCOUNT(S):  The Sub-Account(s) and/or the Fixed Account options.

ACCOUNT VALUE: The aggregate value of the Owner's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of the Owner's interest in all Sub-Accounts is the "Variable Account Value," and the value of the Owner's interest in all Fixed Account options is the "Fixed Account Value."

ACCUMULATED EARNINGS: The Account Value in excess of Purchase Payments received by the Company which have not been returned to the Owner.

ACCUMULATION PERIOD:  The period prior to the applicable Commencement Date.


ACCUMULATION UNIT: The unit of measure used to calculate the value of the Sub-Account(s) prior to the applicable Commencement Date. The value of an
Accumulation Unit is referred to as an "Accumulation Unit Value" or "Accumulation UV".


ADMINISTRATIVE OFFICE: The home office of the Company or any other place of business the Company may designate for administration.

AGE:  Age as of most recent birthday.

ANNUITANT: A natural person whose life is used to determine the duration of annuity payments involving life contingencies.

ANNUITY BENEFIT: Periodic payments under a settlement option, which commence on or after the Annuity Commencement Date.

ANNUITY COMMENCEMENT DATE: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made under a settlement option.

BENEFICIARY: A person entitled to the Death Benefit under the Contract upon the death of an Owner. If there is a surviving joint Owner, that person will be deemed the Beneficiary.


BENEFIT PAYMENT: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar
Benefit payments remain constant except under certain joint and survivor settlement options.

BENEFIT PAYMENT PERIOD: The period starting with the Commencement Date during which Benefit Payments are to be made under the Contract.


BENEFIT UNIT: The unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by the Company. The value of a Benefit Unit is referred to as a "Benefit Unit Value."

CERTIFICATE: The document issued to a Participant evidencing his or her participation under a group Contract.

CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.

COMMENCEMENT DATE: The Annuity Commencement Date if an Annuity Benefit is payable under the Contract, or the Death Benefit Commencement Date if a Death Benefit is payable under the Contract.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

CONTRACT ANNIVERSARY:  An annual anniversary of the Contract Effective Date.

CONTRACT EFFECTIVE DATE:  The date shown on the Contract Specifications page.

CONTRACT YEAR: Any period of twelve months commencing on the Contract Effective Date and on each Contract Anniversary thereafter.

DEATH BENEFIT: The benefit described in the Benefit on Death of Owner Section of the Contract.

DEATH BENEFIT COMMENCEMENT DATE: The first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option, or the date a Death Benefit is to be paid in a lump sum.

DEATH BENEFIT VALUATION DATE: The date that Due Proof of Death has been received by the Company and the earlier to occur of:


      1) the Company's receipt of a Written Request with instructions as to the form of Death Benefit; or
      2)  the Death Benefit Commencement Date.


DUE PROOF OF DEATH: Any of the following: (1) a certified copy of a death certificate; (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (3) any other proof satisfactory to the Company.

FUND: A management investment company, or a portfolio thereof, registered under the Investment Company Act of 1940, as amended, in which a Sub-Account of the Separate Account invests.

NET ASSET VALUE: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.

OWNER:  The person(s) identified as such on the Contract Specifications page.

PARTICIPANT:  A person who participates in the benefits of a group Contract.

PAYMENT INTERVAL: A monthly, quarterly, annual or other regular interval during the Benefit Payment Period.

PERSON CONTROLLING PAYMENTS:

   NON-QUALIFIED   CONTRACTS:   The  "Person  Controlling  Payments"  means  the
   following, as the case may be:

       1)with respect to Annuity Benefit payments,
              a)  the Owner, if the Owner has the right to change the payee; or
              b)  in all other cases, the payee; and
       2)with respect to Death Benefit payments, a) the Beneficiary; or b) if the Beneficiary is deceased, the payee.

   QUALIFIED CONTRACTS: The "Person Controlling Payments" means the following, as the case may be:

       1) with respect to Annuity Benefit payments, the Owner; and

       2) with respect to Death Benefit  payments,
          a) the Beneficiary;  or
          b) if the Beneficiary is deceased, the payee.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

PURCHASE PAYMENT: A contribution amount paid to the Company in consideration for the Contract, after the deduction of any and all of the following that may apply:


     1)   any fee charged by the person remitting payments for the Owner;
     2)   premium taxes; and/or
     3)   other taxes.


SEPARATE ACCOUNT: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of Ohio.


SUB-ACCOUNT: The Separate Account is divided into Sub-Accounts, each of which is invested in the shares of a designated Fund.


SURRENDER VALUE: The amount payable under a Contract if the Contract is surrendered.

VALUATION PERIOD: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.

WRITTEN REQUEST: Information provided, or a request made, that is complete and satisfactory to the Company, that is sent to the Company on the Company's form or in a manner satisfactory to the Company, which may, at the Company's discretion, be telephonic, and that is received by the Company at the Administrative Office. A Written Request is subject to any payment made or any action the Company takes before the Written Request is acknowledged by the Company. The Company will deem a Written Request a standing order which may be modified or revoked only by a subsequent Written Request, when permitted by the terms of the Contract. An Owner may be required to return his or her Contract to the Company in connection with a Written Request.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


                                   HIGHLIGHTS


THE CONTRACT. The Commodore Navigator(SERVICEMARK) Contracts described in this Prospectus are available for use in connection with certain non-tax-qualified annuity purchases, including Contracts purchased by an employer in connection with a Code Section 457 (other than 457(g)) or non-qualified deferred compensation plan, and are also available for arrangements that qualify for favorable tax treatment under Section 401, 403, 408 or 457(g) of the Code.



Participation in a group Contract will be evidenced by the issuance of a Certificate describing the Participant's interest under the group Contract. Participation in an individual Contract will be evidenced by the issuance of an individual Contract. References to "Contract" throughout this Prospectus shall also mean Certificates under group Contracts except where noted. For such group Contracts, references to "Owner" shall also mean the Participant unless the Contract and Certificate otherwise require the Owner to exercise Contractual rights. Unless changed by endorsement, or otherwise noted herein, group Contract provisions are identical to Qualified Contract provisions described in this Prospectus.


The Owner is the person or persons designated as such on the Contract Specifications page. Subject to the terms of the Contract and unless the Owner dies before the Annuity Commencement Date, the Account Value, after certain adjustments, will be applied to the payment of an Annuity Benefit under the Settlement Option elected by the Owner.


The Account Value will depend on the investment experience of the amounts allocated to each Sub-Account of the Separate Account elected by the Owner and/or interest credited on amounts allocated to the Fixed Account option(s) elected. All Annuity Benefits and other values provided under the Contract when based on the investment experience of the Separate Account Sub-Accounts are variable and are not guaranteed as to dollar amount. Therefore, the Owner bears the entire investment risk with respect to amounts allocated to the Separate Account Sub-Accounts under the Contract.


THERE IS NO GUARANTEED OR MINIMUM SURRENDER VALUE WITH RESPECT TO AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT, SO THE PROCEEDS OF A SURRENDER COULD BE LESS THAN THE TOTAL PURCHASE PAYMENTS.


THE SEPARATE ACCOUNT. Annuity Investors(REGISTERED) Variable Account B is a Separate Account of the Company that is divided into Sub-Accounts. (See "The Separate Account," page ____.) The Separate Account uses its assets to purchase, at their Net Asset Value, shares of a Fund. The Funds available for investment in the Separate Account under the Contracts are as follows: (1) Janus Aspen Series Aggressive Growth Portfolio; (2) Janus Aspen Series Worldwide Growth Portfolio; (3) Janus Aspen Series Balanced Portfolio; (4) Janus Aspen Series Growth Portfolio; (5) Janus Aspen Series International Growth Portfolio; (6) Dreyfus Variable Investment Fund-Capital Appreciation Portfolio; (7) Dreyfus Variable Investment Fund-Money Market Portfolio; (8) Dreyfus Variable Investment Fund-Growth and Income Portfolio; (9) Dreyfus Variable Investment Fund-Small Cap Portfolio; (10) The Dreyfus Socially Responsible Growth Fund, Inc.; (11) Dreyfus Stock Index Fund; (12) Strong Opportunity Fund II, Inc.; (13) Strong Variable Insurance Funds, Inc.-Strong Growth Fund II; (14) INVESCO VIF-Industrial Income Fund; (15) INVESCO VIF-Total Return Fund; (16) INVESCO VIF-High Yield Fund; (17) Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio; (18) Morgan Stanley Universal Funds Inc.-Value Portfolio; (19) Morgan Stanley Universal
Funds Inc.-Emerging Markets Equity Portfolio; (20) Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio; (21) Morgan Stanley Universal Funds Inc.-Mid Cap Value Portfolio; (22) PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio; (23) PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio; and (24) PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio.


Each Fund pays its investment adviser and other service providers certain fees charged against the assets of the Fund. The Account Value of a Contract and the amount of any Annuity Benefits will vary to reflect the investment performance of all the Sub-Accounts elected by the Owner and the deduction of the charges

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

described under "CHARGES AND DEDUCTIONS," page ____. For more information about the Funds, see "THE FUNDS," page ____ and the accompanying Fund prospectuses.



THE FIXED ACCOUNT. The Fixed Account is an account within the Company's general account. There are currently five Fixed Account options available under the Fixed Account: a Fixed Accumulation Account Option and four fixed term options. Purchase Payments allocated or amounts transferred to the Fixed Account options are credited with interest at a rate declared by the Company's Board of Directors, but in any event at a minimum guaranteed annual rate of 3.0% corresponding to a daily rate of 0.0081%. (See "THE FIXED ACCOUNT," page ____.)



TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE. Prior to the Annuity Commencement Date, the Owner may transfer values between the Separate Account and the Fixed Account, within the Fixed Account and between the Sub-Accounts, by Written Request to the Company or by telephone in accordance with the Company's telephone transfer rules. (See "TRANSFERS," page ____.)



The Company currently charges a fee of $25 for each transfer ("Transfer Fee") in excess of twelve made during the same Contract Year. (See "TRANSFERS," page ____.)



SURRENDERS. All or part of the Surrender Value of a Contract may be surrendered by the Owner on or before the Annuity Commencement Date by Written Request to the Company. Purchase Payments surrendered may be subject to a Contingent Deferred Sales Charge ("CDSC") depending upon how long the Purchase Payments to be withdrawn have been held under the Contract. Amounts withdrawn also may be subject to a premium tax or similar tax, depending upon the jurisdiction in which the Owner lives. Surrenders may be subject to a 10% premature distribution penalty tax if made before the Owner reaches age 59 1/2. Surrenders may further be subject to federal, state or local income taxes or significant tax law restrictions. (See "FEDERAL TAX MATTERS," page ____.)



CONTINGENT DEFERRED SALES CHARGE ("CDSC"). A CDSC may be imposed on amounts surrendered. The maximum CDSC is 7% for each Purchase Payment. That percentage decreases by 1% annually to 0% after year seven.



The CDSC may be reduced or waived under certain circumstances. (See "CHARGES AND DEDUCTIONS," page ____.)



OTHER CHARGES AND DEDUCTIONS. The Company deducts a daily charge ("Mortality and Expense Risk Charge") at an effective annual rate of 1.25% of the daily Net Asset Value of each Sub-Account. In connection with certain Contracts that allow the Company to incur reduced sales and servicing expenses, such as Contracts offered to active employees of the Company or any of its subsidiaries and/or affiliates, the Company may offer a Contract with a Mortality and Expense Risk Charge at an effective annual rate of 0.95% of the daily Net Asset Value of each Sub-Account ("Enhanced Contract"). The Mortality and Expense Risk Charge is not assessed against Fixed Account options. (See "CHARGES AND DEDUCTIONS," page ____.)



The Company also deducts a Contract maintenance charge each year ("Contract Maintenance Fee"). This Fee is currently $30 and is deducted from an Owner's Variable Account Value on each Contract Anniversary. The Contract Maintenance Fee may be waived under certain circumstances. The Contract Maintenance Fee is not assessed against Fixed Account options. (See "CHARGES AND DEDUCTIONS," page ____.)


Additionally, the Company deducts a charge to help cover the costs of administering the Contracts and the Separate Account ("Administration Charge"). The Administration Charge is computed at an effective annual rate of 0.15% of the daily Net Asset Value of each Sub-Account. This Administration Charge is not assessed against Fixed Account options.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


Charges for premium taxes may be imposed in some jurisdictions. Depending on the applicability of such taxes, the charges may be deducted from Purchase Payments, from surrenders, and from other payments made under the Contract. (See "CHARGES AND DEDUCTIONS," page ____.)



ANNUITY BENEFITS. Annuity Benefits are paid on a fixed or variable basis, or a combination of both. (See "Benefit Payments," page ____.)



DEATH BENEFIT. The Contract provides for the payment of a Death Benefit if the Owner dies prior to the Annuity Commencement Date. The Death Benefit may be paid in one lump sum or pursuant to any available settlement option offered under the Contract. (See "DEATH BENEFIT," page ____.)



FEDERAL INCOME TAX CONSEQUENCES. An Owner generally should not be taxed on increases in the Account Value until a distribution under the Contract occurs (E.G., a surrender or Annuity Benefit) or is deemed to occur (E.G., a loan in default). Generally, a portion (up to 100%) of any distribution or deemed distribution is taxable as ordinary income. The taxable portion of distributions is generally subject to income tax withholding unless the recipient elects otherwise. In addition, a 10% federal penalty tax may apply to certain distributions. (See "FEDERAL TAX MATTERS," page ____.)



RIGHT TO CANCEL  (INDIVIDUAL  CONTRACTS ONLY, UNLESS OTHERWISE REQUIRED BY STATE
LAW). An Owner may cancel the Contract by giving the Company written notice of cancellation and returning the Contract before midnight of the twentieth day (or longer if required by state law) after receipt. (See "Right to Cancel," page ____.)



CONTACTING THE COMPANY. All Written Requests and any questions or inquiries should be directed to the Company's Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423, (800) 789-6771. All inquiries should include the Contract Number and the Owner's name.


NOTE: THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION IN THE REMAINDER OF THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUSES FOR THE FUNDS. PLEASE REFER TO THE FUND PROSPECTUSES FOR DETAILED INFORMATION ABOUT THE FUNDS. THE REQUIREMENTS OF A PARTICULAR RETIREMENT PLAN, AN ENDORSEMENT TO A CONTRACT OR LIMITATIONS OR PENALTIES IMPOSED BY THE CODE OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, MAY IMPOSE
ADDITIONAL LIMITS OR RESTRICTIONS ON PURCHASE PAYMENTS, SURRENDERS, DISTRIBUTIONS, BENEFITS, OR OTHER PROVISIONS OF THE CONTRACT. THIS PROSPECTUS DOES NOT DESCRIBE SUCH LIMITATIONS OR RESTRICTIONS. (SEE "FEDERAL TAX MATTERS," PAGE ____.)


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


                         CONDENSED FINANCIAL INFORMATION

The following table gives per unit information about the financial history of each Sub-Account of the Separate Account from inception to December 31, 1997.
This information should be read in conjunction with the Separate Account financial statements (including the notes thereto) included in the Statement of Additional Information. No Enhanced Contracts were issued as of December 31, 1997.

JANUS ASPEN SERIES                                                   1997
------------------                                                   ----

    AGGRESSIVE GROWTH
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    WORLDWIDE GROWTH
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    BALANCED
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    GROWTH
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    INTERNATIONAL GROWTH
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

DREYFUS VARIABLE INVESTMENT FUND
--------------------------------

    CAPITAL APPRECIATION
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    MONEY MARKET
    Accumulation UV - beginning                                 1.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    GROWTH AND INCOME
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end



-------------------
1 Effective July 15, 1997 on Separate Account commencement date.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

DREYFUS VARIABLE INVESTMENT FUND, CONT.                              1997
---------------------------------------                              ----

    SMALL CAP
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
Accumulation UV - beginning                                    10.000000 1/
Accumulation UV - ending
Accumulated units at year end

DREYFUS STOCK INDEX FUND
Accumulation UV - beginning                                    10.000000 1/
Accumulation UV - ending
Accumulated units at year end

STRONG OPPORTUNITY FUND II, INC.
Accumulation UV - beginning                                    10.000000 1/
Accumulation UV - ending
Accumulated units at year end

STRONG VARIABLE INSURANCE FUNDS, INC.

    STRONG GROWTH FUND II
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

INVESCO VARIABLE INVESTMENT FUNDS, INC.

    INDUSTRIAL INCOME FUND
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end/

    TOTAL RETURN FUND
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    HIGH YIELD FUND
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

MORGAN STANLEY UNIVERSAL FUNDS INC.

    U.S. REAL ESTATE PORTFOLIO
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

MORGAN STANLEY UNIVERSAL FUNDS INC., CONT.                           1997
------------------------------------------                           ----

    VALUE PORTFOLIO
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    EMERGING MARKETS EQUITY PORTFOLIO
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    FIXED INCOME PORTFOLIO
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    MID CAP VALUE
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

PBHG INSURANCE SERIES FUND, INC.

    PBHG GROWTH II PORTFOLIO
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    PBHG LARGE CAP GROWTH
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end

    PBHG TECHNOLOGY & COMMUNICATIONS
    Accumulation UV - beginning                                10.000000 1/
    Accumulation UV - ending
    Accumulated units at year end



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                               SUMMARY OF EXPENSES

OWNER TRANSACTION EXPENSES.


----------------------------------------------------------------------------------------------- ------------------------------------
 Sales Load Imposed on Purchase Payments                                                                         NONE
------------------------------------------------------------------------------------------------------------------------------------
 Contingent Deferred Sales Charge (as a percentage of Purchase Payments surrendered)
----------------------------------------------------------------------------------------------- ------------------------------------
 Contract Years elapsed since receipt of Purchase Payment
----------------------------------------------------------------------------------------------- ------------------------------------
         less than 1 year                                                                                         7%
----------------------------------------------------------------------------------------------- ------------------------------------
         1 year but less than 2 years                                                                             6%
----------------------------------------------------------------------------------------------- ------------------------------------
         2 years but less than 3 years                                                                            5%
----------------------------------------------------------------------------------------------- ------------------------------------
         3 years but less than 4 years                                                                            4%
----------------------------------------------------------------------------------------------- ------------------------------------
         4 years but less than 5 years                                                                            3%
----------------------------------------------------------------------------------------------- ------------------------------------
         5 years but less than 6 years                                                                            2%
----------------------------------------------------------------------------------------------- ------------------------------------
         6 years but less than 7 years                                                                            1%
----------------------------------------------------------------------------------------------- ------------------------------------
         7 years or more                                                                                          0%
----------------------------------------------------------------------------------------------- ------------------------------------
 Surrender Fees                                                                                                  NONE
----------------------------------------------------------------------------------------------- ------------------------------------
 Transfer Fee 2/                                                                                                    $25
----------------------------------------------------------------------------------------------- ------------------------------------
 Annual Contract Maintenance Fee 3/                                                                                 $30
----------------------------------------------------------------------------------------------- ------------------------------------



ANNUAL EXPENSES. The purpose of these tables is to assist an Owner in understanding the various costs and expenses that the Owner will bear directly and indirectly with respect to investment in the Separate Account. The tables reflect expenses of each Sub-Account as well as of the Fund in which the Sub-Account invests. See "CHARGES AND DEDUCTIONS," page ____ of this Prospectus and the accompanying prospectus for the applicable Fund for a more complete description of the various costs and expenses. Information regarding each underlying Fund has been provided to the Company by each Fund, and the Company has not independently verified such information. In addition to the expenses listed above, premium taxes may be applicable. The dollar figures should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.


----------------


2 The first twelve transfers in a Contract Year are free. Thereafter, a $25 fee will be charged on each subsequent transfer.

3 The Company will waive the Contract Maintenance Fee if the Account Value is equal to or greater than $40,000 on the date the Contract Maintenance Fee would otherwise be assessed.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
SEPARATE ACCOUNT ANNUAL               JANUS A.S.         JANUS A.S.        JANUS A.S.       JANUS A.S.        JANUS A.S.
Expenses4 (as a percentage of         AGGRESSIVE         WORLDWIDE          BALANCED          GROWTH        INTERNATIONAL
average Separate Account assets)        GROWTH             GROWTH          PORTFOLIO5       PORTFOLIO5          GROWTH
                                      PORTFOLIO5         PORTFOLIO5                                           Portfolio5
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Mortality and Expense Risk
  Charge                                1.25%              1.25%              1.25%            1.25%            1.25%
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Administration Charge                 0.15%              0.15%              0.15%            0.15%            0.15%
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Other Fees and Expenses of
  the Separate Account
                                        0.00%              0.00%              0.00%            0.00%            0.00%
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Total Separate Account Annual
  Expenses                              1.40%              1.40%              1.40%            1.40%            1.40%
----------------------------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES6
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Management Fees
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Other Expenses
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------
  Total Fund Annual Expenses
--------------------------------- ------------------ ------------------ ----------------- --------------- ------------------



--------------------

4 Annual expenses are anticipated to be the same for each Sub-Account. These expenses are based on estimated amounts for the current fiscal year.

5 The fees and expenses in the table above are based on gross expenses before expense offset arrangements for the fiscal year ended December 31, 1997. The information for each Portfolio is net of fee waivers or reduction from Janus Capital Corporation. Fee reductions for the Aggressive Growth, Worldwide Growth, Balanced, Growth and International Growth Portfolios reduce the management fee to the level of the corresponding Janus retail fund. Other waivers, if applicable, are first applied against the management fee and then against other expenses. Without such waivers or reductions, the Management Fee, Other Expenses and Total Operating Expenses would have been ____%, ____% and ____%, respectively for the International Growth Portfolio; ____%, ____% and ____%, respectively for the Growth Portfolio; ____%, ____%, and ____%, respectively for Aggressive Growth Portfolio; ____%, ____% and ____%, respectively for Worldwide Growth Portfolio and ____%, ____% and ____%, respectively for the Balanced Portfolio. Janus Capital Corporation may modify or terminate the waivers or reductions at any time upon at least 90 days notice to the Trustees.

6 Data for each Fund are for its fiscal year ended December 31, 1997. Actual expenses in future years may be higher or lower.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
SEPARATE ACCOUNT ANNUAL             DREYFUS V.I.F.      DREYFUS        DREYFUS        DREYFUS        THE DREYFUS        DREYFUS
Expenses4 (as a percentage of           CAPITAL          V.I.F.        V.I.F.       V.I.F. SMALL       SOCIALLY       STOCK INDEX
average Separate Account assets)     APPRECIATION        MONEY        GROWTH &     CAP PORTFOLIO     RESPONSIBLE         FUND
                                       PORTFOLIO         MARKET        INCOME                        GROWTH FUND,
                                                       PORTFOLIO      PORTFOLIO                         INC.7
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Mortality and Expense Risk
  Charge                                 1.25%           1.25%          1.25%          1.25%            1.25%            1.25%
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Administration Charge                  0.15%           0.15%          0.15%          0.15%            0.15%            0.15%
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Other Fees and Expenses of the
  Separate Account                       0.00%           0.00%          0.00%          0.00%            0.00%            0.00%
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Total Separate Account Annual
  Expenses                               1.40%           1.40%          1.40%          1.40%            1.40%            1.40%
-----------------------------------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES6
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Management Fees
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Other Expenses
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------
  Total Fund Annual Expenses
---------------------------------- ------------------ ------------- -------------- --------------- ----------------- --------------


-------------------------------- -------------------------------- ------------------------------
SEPARATE ACCOUNT ANNUAL                STRONG OPPORTUNITY                STRONG V.I.F.-
EXPENSES 4/ (as a percentage of             FUND II, INC.                   STRONG GROWTH
average Separate Account                                                     FUND II
assets)
-------------------------------- -------------------------------- ------------------------------
  Mortality and Expense Risk
  Charge                                      1.25%                           1.25%
-------------------------------- -------------------------------- ------------------------------
  Administration Charge                       0.15%                           0.15%
-------------------------------- -------------------------------- ------------------------------
  Other Fees and Expenses of
  the Separate Account
                                              0.00%                           0.00%
-------------------------------- -------------------------------- ------------------------------
  Total Separate Account
  Annual Expenses                             1.40%                           1.40%
------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES 8/
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
-------------------------------- -------------------------------- ------------------------------
  Management Fees
-------------------------------- -------------------------------- ------------------------------
  Other Expenses
-------------------------------- -------------------------------- ------------------------------
  Total Fund Annual Expenses
-------------------------------- -------------------------------- ------------------------------



7 Fund expenses are net of management fees and other expenses waived and/or reimbursed. In the absence of such fee waivers and/or expense reimbursements, Management Fees, Other Expenses and Total Portfolio Expenses would have been as follows for the fiscal year ended December 31, 1997: ___%, ____% and ____%, respectively, for The Dreyfus Socially Responsible Growth Fund, Inc.

8 The Advisor has voluntarily agreed to waive or limit advisory fees or assume Other Expenses of the Strong Growth Fund II in order to limit total expenses to not more than 1.20% of average daily net assets. Absent such fee waiver/expense reimbursements, Management Fees would have been 1.00%, and "Other Expenses" would have been estimated at 1.00% because the Fund did not commence operations until December 31, 1996.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

SEPARATE ACCOUNT ANNUAL EXPENSES4       INVESCO VIF-           INVESCO VIF-             INVESCO VIF-
(as a percentage of average           INDUSTRIAL INCOME     TOTAL RETURN FUND9,      HIGH YIELD FUND 9/, 12/
Separate Account assets)                  FUND 9/, 10/                 11/
----------------------------------- ---------------------- ---------------------- --------------------------
  Mortality and Expense Risk
  Charge                                    1.25%                  1.25%                    1.25%
----------------------------------- ---------------------- ---------------------- --------------------------
  Administration Charge                     0.15%                  0.15%                    0.15%
----------------------------------- ---------------------- ---------------------- --------------------------
  Other Fees and Expenses of the
  Separate Account                          0.00%                  0.00%                    0.00%
----------------------------------- ---------------------- ---------------------- --------------------------
  Total Separate Account Annual
  Expenses                                  1.40%                  1.40%                    1.40%
------------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES6
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
----------------------------------- ---------------------- ---------------------- --------------------------
  Management Fees
----------------------------------- ---------------------- ---------------------- --------------------------
  Other Expenses
----------------------------------- ---------------------- ---------------------- --------------------------
  Total Fund Annual Expenses
----------------------------------- ---------------------- ---------------------- --------------------------


----------------------


9 In accordance with a Sub-Advisory Agreement between INVESCO Funds Group, Inc. ("IFG") and INVESCO Trust Company ("ITC"), a wholly owned subsidiary of IFG, investment decisions of High Yield and Industrial Income Funds are made by ITC. A separate Sub-Advisory Agreement between IFG and INVESCO Capital Management, Inc. ("ICM"), an affiliate of IFG, provides that investment decisions of Total Return Fund are made by ICM. Fees for such sub-advisory services are paid by IFG.

10 Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____%, and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangements.


11 Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____% and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangement.



12 Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____% and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangements.







--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS
--------------------------------------------------------------------------------

--------------------------------- ------------------------------- ----------------------------
SEPARATE ACCOUNT ANNUAL              MORGAN STANLEY UNIVERSAL      MORGAN STANLEY UNIVERSAL
Expenses4 as a percentage of         FUNDS INC.-MID CAP VALUE        FUNDS INC.-U.S. REAL
average Separate Account assets)            PORTFOLIO                  ESTATE PORTFOLIO
--------------------------------- ------------------------------- ----------------------------
  Mortality and Expense Risk
  Charge                                      1.25%                          1.25%
--------------------------------- ------------------------------- ----------------------------
  Administration Charge                       0.15%                          0.15%
--------------------------------- ------------------------------- ----------------------------
  Other Fees and Expenses of
  the Separate Account
                                              0.00%                          0.00%
--------------------------------- ------------------------------- ----------------------------
  Total Separate Account Annual
  Expenses                                    1.40%                          1.40%
----------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES13
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------- ------------------------------- ----------------------------
  Management Fees
--------------------------------- ------------------------------- ----------------------------
  Other Expenses
--------------------------------- ------------------------------- ----------------------------
  Total Fund Annual Expenses
--------------------------------- ------------------------------- ----------------------------



------------------------------------ ------------------------- ------------------------ ---------------------------
SEPARATE ACCOUNT ANNUAL EXPENSES 4/        MORGAN STANLEY           MORGAN STANLEY        MORGAN STANLEY UNIVERSAL
(as a percentage of average                 UNIVERSAL                 UNIVERSAL                FUNDS INC.-
Separate Account assets)                   FUNDS INC.-           FUNDS INC.-EMERGING      FIXED INCOME PORTFOLIO
                                         VALUE PORTFOLIO           MARKETS EQUITY
                                                                      PORTFOLIO
------------------------------------ ------------------------- ------------------------ ---------------------------
  Mortality and Expense Risk Charge           1.25%                     1.25%                     1.25%
------------------------------------ ------------------------- ------------------------ ---------------------------
  Administration Charge                       0.15%                     0.15%                     0.15%
------------------------------------ ------------------------- ------------------------ ---------------------------
  Other Fees and Expenses of the
  Separate Account                            0.00%                     0.00%                     0.00%
------------------------------------ ------------------------- ------------------------ ---------------------------
  Total Separate Account Annual
  Expenses                                    1.40%                     1.40%                     1.40%
-------------------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES 13
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
------------------------------------ ------------------------- ------------------------ ---------------------------
  Management Fees
------------------------------------ ------------------------- ------------------------ ---------------------------
  Other Expenses
------------------------------------ ------------------------- ------------------------ ---------------------------
  Total Fund Annual Expenses
------------------------------------ ------------------------- ------------------------ ---------------------------


-------------------------

13 Morgan Stanley Asset Management Inc. and Miller Anderson & Sherrard, LLP have agreed to a reduction in their management fees and to reimburse the Portfolios for which they act as investment adviser if such fees would cause "Total Fund Annual Expenses" to exceed the amounts set forth in the tables above. The only Portfolio of Morgan Stanley Universal Funds that was operational on December 31, 1997 is the Emerging Markets Portfolio, with respect to which Morgan Stanley Asset Management Inc. has agreed to a reduction in its management fee and to reimburse the Portfolio if such fees would cause "Total Fund Annual Expenses" to exceed ____% of average daily net assets. Absent such reductions, it is estimated that annualized "Management Fees" and "Total Fund Annual Expenses" for the Emerging Markets Equity Portfolio would have been ____% and ____%, respectively for the year ended December 31, 1996. "Other Expenses" for the Mid Cap Value Portfolio, U.S. Real Estate Portfolio, Value Portfolio and Fixed Income Portfolio are estimated.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


---------------------------------- ------------------------- ------------------------- --------------------------
SEPARATE ACCOUNT ANNUAL             PBHG INSURANCE SERIES     PBHG INSURANCE SERIES      PBHG INSURANCE SERIES
Expenses 4/ (as a percentage of       FUND, INC.-PBHG GROWTH    FUND, INC.-PBHG LARGE         FUND, INC.-PBHG
average Separate Account assets)        II PORTFOLIO 14/        CAP GROWTH PORTFOLIO 14/      TECHNOLOGY &
                                                                                            COMMUNICATIONS
                                                                                              Portfolio 14/
---------------------------------- ------------------------- ------------------------- --------------------------
  Mortality and Expense Risk
  Charge                                    1.25%                     1.25%                      1.25%
---------------------------------- ------------------------- ------------------------- --------------------------
  Administration Charge                     0.15%                     0.15%                      0.15%
---------------------------------- ------------------------- ------------------------- --------------------------
  Other Fees and Expenses of the
  Separate Account                          0.00%                     0.00%                      0.00%
---------------------------------- ------------------------- ------------------------- --------------------------
  Total Separate Account Annual
  Expenses                                  1.40%                     1.40%                      1.40%
-----------------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
---------------------------------- ------------------------- ------------------------- --------------------------
  Management Fees
---------------------------------- ------------------------- ------------------------- --------------------------
  Other Expenses
---------------------------------- ------------------------- ------------------------- --------------------------
  Total Fund Annual Expenses
---------------------------------- ------------------------- ------------------------- --------------------------



EXAMPLES. The purpose of the examples is to assist an Owner in understanding the various costs and expenses that the Owner will bear directly and indirectly with respect to investment in the Separate Account. The table reflects expenses of the Separate Account as well as of the Funds in which the Separate Account invests. See "CHARGES AND DEDUCTIONS" on page ____ of this Prospectus and the accompanying prospectus for the applicable Fund for a more complete description of the various costs and expenses.



THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN OF ANY FUND. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR THE PURPOSE OF THE EXAMPLES. THE $30 CONTRACT MAINTENANCE FEE IS REFLECTED IN THE EXAMPLES AS A CHARGE OF $1.00.



The examples assume the reinvestment of all dividends and distributions, no transfers among Sub-Accounts or between Accounts and a 5% annual rate of return as mandated by Securities and Exchange Commission regulations. Annual Contract Maintenance Fees are based on an estimated average Account Value for the current fiscal year. The fee tables and examples do not include charges to the Owner for premium taxes.

--------------------


14 The Adviser has voluntarily agreed to waive or limit advisory fees or assume Other Expenses of the Portfolios in order to limit total expenses to not more than: 1.20% of the average daily net assets of the PBHG Insurance Series Fund, Inc. - PBHG Growth II Portfolio and PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio through December 31, 1997; and 1.10% of the PBHG Insurance Series Fund, Inc. - PBHG Large Cap Growth Portfolio. Such waiver of advisory fees is subject to a possible reimbursement by the Portfolio in future years if such reimbursement can be achieved within the foregoing annual expense limits. Absent such fee waiver/expense reimbursements, the advisory fees and estimated Total Operating Expenses for the PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio would be ____% and ____%; for the PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio would be ____% and ____%. Given the projected asset size of the Growth II Portfolio, it is not anticipated that a fee waiver or expense reimbursement will be necessary with respect to that Portfolio.



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------



If the Owner surrenders his or her Contract at the end of the applicable time period, the following expenses will be charged on a $1,000 investment, assuming a 5% annual return on assets:


------------------------------------------------------------------------------------ ------------- ------------
SUB-ACCOUNT                                                                             1 YEAR       3 YEARS
------------------------------------------------------------------------------------ ------------- ------------
Janus A.S. Aggressive Growth Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Janus A.S. Worldwide Growth Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Janus A.S. Balanced Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Janus A.S. Growth Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Janus A.S. International Growth Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Dreyfus V.I.F. Capital Appreciation Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Dreyfus V.I.F. Money Market Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Dreyfus V.I.F. Growth and Income Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Dreyfus V.I.F. Small Cap Portfolio
------------------------------------------------------------------------------------ ------------- ------------
The Dreyfus Socially Responsible Growth Fund, Inc.
------------------------------------------------------------------------------------ ------------- ------------
Dreyfus Stock Index Fund
------------------------------------------------------------------------------------ ------------- ------------
Strong Opportunity Fund II, Inc.
------------------------------------------------------------------------------------ ------------- ------------
Strong Variable Insurance Funds, Inc.-Strong Growth Fund II
------------------------------------------------------------------------------------ ------------- ------------
INVESCO VIF-Industrial Income Fund
------------------------------------------------------------------------------------ ------------- ------------
INVESCO VIF-Total Return Fund
------------------------------------------------------------------------------------ ------------- ------------
INVESCO VIF-High Yield Fund
------------------------------------------------------------------------------------ ------------- ------------
Morgan Stanley Universal Funds Inc.-Mid-Cap Value Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Morgan Stanley Universal Funds Inc.-Value Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Morgan Stanley Universal Funds Inc.-Emerging Markets Equity Portfolio
------------------------------------------------------------------------------------ ------------- ------------
Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio
------------------------------------------------------------------------------------ ------------- ------------
PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio
------------------------------------------------------------------------------------ ------------- ------------
PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio
------------------------------------------------------------------------------------ ------------- ------------
PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio
------------------------------------------------------------------------------------ ------------- ------------



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

If the Owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period, assuming a 5% annual return on assets:


------------------------------------------------------------------------------------- ------------ ------------
SUB-ACCOUNT                                                                             1 YEAR       3 YEARS
------------------------------------------------------------------------------------- ------------ ------------
Janus A.S. Aggressive Growth Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Janus Worldwide Growth Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Janus A.S. Balanced Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Janus A.S. Growth Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Janus A.S. International Growth Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Dreyfus V.I.F. Capital Appreciation Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Dreyfus V.I.F. Money Market Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Dreyfus V.I.F. Growth and Income Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Dreyfus V.I.F. Small Cap Portfolio
------------------------------------------------------------------------------------- ------------ ------------
The Dreyfus Socially Responsible Growth Fund, Inc.
------------------------------------------------------------------------------------- ------------ ------------
Dreyfus Stock Index Fund
------------------------------------------------------------------------------------- ------------ ------------
Strong Opportunity Fund II, Inc.
------------------------------------------------------------------------------------- ------------ ------------
Strong Variable Insurance Funds, Inc.-Strong Growth Fund II
------------------------------------------------------------------------------------- ------------ ------------
INVESCO VIF-Industrial Income Fund
------------------------------------------------------------------------------------- ------------ ------------
INVESCO VIF-Total Return Fund
------------------------------------------------------------------------------------- ------------ ------------
INVESCO VIF-High Yield Fund
------------------------------------------------------------------------------------- ------------ ------------
Morgan Stanley Universal Funds Inc.-Mid-Cap Value Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Morgan Stanley Universal Funds Inc.-Value Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Morgan Stanley Universal Funds Inc.-Emerging Markets Equity Portfolio
------------------------------------------------------------------------------------- ------------ ------------
Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio
------------------------------------------------------------------------------------- ------------ ------------
PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio
------------------------------------------------------------------------------------- ------------ ------------
PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio
------------------------------------------------------------------------------------- ------------ ------------
PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio
------------------------------------------------------------------------------------- ------------ ------------


                      FINANCIAL STATEMENTS FOR THE COMPANY


The financial statements and reports of independent public accountants for the Company and the Separate Account are contained in the Statement of Additional Information.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


                                    THE FUNDS



The Separate Account currently has twenty-four Funds that are available for investment under the Contracts. Each Fund has separate investment objectives and policies. As a result, each Fund operates as a separate investment portfolio and the investment performance of one Fund has no effect on the investment performance of any other Fund. There is no assurance that any of these Funds will achieve their stated objectives. The Securities and Exchange Commission does not supervise the management or the investment practices and/or policies of any of the Funds.


The Separate Account invests exclusively in shares of the Funds listed below (followed by a brief overview of each Fund's investment objective(s) and policies):

JANUS ASPEN SERIES


         AGGRESSIVE GROWTH PORTFOLIO. A nondiversified portfolio that seeks long-term growth of capital by investing primarily in common stocks with an emphasis on securities issued by medium-sized companies. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.



         WORLDWIDE GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks of foreign and domestic issuers. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.



         BALANCED PORTFOLIO. A diversified portfolio that seeks long-term growth of capital balanced by current income. The Fund normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


         GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks, with an emphasis on companies with larger market capitalizations.


         INTERNATIONAL GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks of foreign issuers. International investing may present special risks, including currency fluctuations and social and political developments. For further discussion of the risks associated with international investing, please see the attached Janus Aspen Series prospectus.


        Janus Capital Corporation serves as the investment adviser to each of these Portfolios.

DREYFUS FUNDS:


         CAPITAL APPRECIATION PORTFOLIO. The Capital Appreciation Portfolio's primary investment objective is to provide long-term capital growth consistent with the preservation of capital. Current income is a secondary goal. It seeks to achieve its goals by investing principally in common stocks of domestic and foreign issuers, common stocks with warrants attached and debt securities of foreign governments.


         The Dreyfus Corporation serves as the investment adviser and Fayez Sarofim & Co. serves as the sub-investment adviser to this Portfolio.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

         MONEY MARKET PORTFOLIO (Dreyful Variable Investment Fund). The Money Market Portfolio's goal is to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. This Portfolio invests in short-term money market instruments. An investment in the Money Market Portfolio is neither insured nor guaranteed by the U.S. Government. There can be no assurance that the Money Market Portfolio will be able to maintain a stable net asset value of $1.00 per share.



         GROWTH AND INCOME PORTFOLIO (Dreyfus Variable Investment Fund). The Growth and Income Portfolio's goal is to provide long-term capital growth, current income and growth of income, consistent with reasonable investment risk. This Portfolio invests primarily in equity securities, debt securities and money market instruments of domestic and foreign issuers.


         SMALL CAP PORTFOLIO (Dreyfus Variable Investment Fund). The Small Cap Portfolio's goal is to maximize capital appreciation. This Portfolio invests primarily in common stocks of domestic and foreign issuers. This Portfolio will be particularly alert to companies that The Dreyfus Corporation considers to be emerging smaller-sized companies which are believed to be characterized by new or innovative products, services or processes which should enhance prospects for growth in future earnings.

         The Dreyfus Corporation serves as investment adviser to the Money Market, Growth and Income, and Small Cap Portfolios.

         THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. The Dreyfus Socially Responsible Growth Fund, Inc.'s primary goal is to provide capital growth. It seeks to achieve this goal by investing principally in common stocks, or securities convertible into common stock, of companies which, in the opinion of the Fund's management, not only meet traditional investment standards, but also show evidence that they conduct their business in a manner that contributes to the enhancement of the quality of life in America. Current income is a secondary goal.

         The Dreyfus Corporation serves as the investment adviser and NCM Capital Management Group, Inc. serves as the sub-investment adviser to this Fund.

         DREYFUS STOCK INDEX FUND. The Dreyfus Stock Index Fund's investment objective is to provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Stock Index Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.

         The Dreyfus Corporation acts as the Fund manager and Mellon Equity Associates, an affiliate of Dreyfus, is the index manager.


STRONG FUNDS:


         STRONG OPPORTUNITY FUND II, INC. The investment objective of the Strong Opportunity Fund II is to seek capital growth. It currently emphasizes medium-sized companies that the Fund's adviser believes are under-researched and attractively valued.

         Strong Capital Management, Inc. serves as the investment adviser to this Fund.




         STRONG GROWTH FUND II (Strong Variable Insurance Funds, Inc.). The investment objective of the Strong Growth Fund II is to seek capital growth. It invests primarily in equity securities that the Fund's adviser believes have above-average growth prospects.


         Strong Capital Management, Inc. serves as the investment adviser to this Fund.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

INVESCO VARIABLE INVESTMENT FUNDS, INC.:

         INDUSTRIAL INCOME FUND. The investment objective of the Industrial Income Fund is to seek the best possible current income while following sound investment practices. Capital growth potential is an additional, but secondary, consideration in the selection of portfolio securities.

         TOTAL RETURN FUND. The investment objective of the Total Return Fund is to seek a high total return on investment through capital appreciation and current income. The Total Return Fund seeks to accomplish its objective by investing in a combination of equity securities
         (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.

         HIGH YIELD FUND. The investment objective of the High Yield Fund is to seek a high level of current income by investing substantially all of its assets in lower rated bonds and other debt securities and in preferred stock. The Fund pursues its investment objective through investment in a variety of long-term, intermediate-term, and short-term bonds. Potential capital appreciation is a factor in the selection of investments, but is secondary to the Fund's primary objective. For further discussion of the risks associated with investment in lower rated bonds, please see the attached INVESCO Variable Investment Funds, Inc. prospectus.

         INVESCO Funds Group, Inc. serves as the investment adviser to each of these Funds.

MORGAN STANLEY UNIVERSAL FUNDS INC.:

         U.S. REAL ESTATE PORTFOLIO. The investment objective of the U.S. Real Estate Portfolio is above-average current income and long-term capital appreciation by investing primarily in equity securities of U.S. and non-U.S. companies principally engaged in the U.S. real estate industry, including Real Estate Investment Trusts (REITs).

         Morgan Stanley Asset Management Inc. serves as the investment adviser to this Portfolio.

         VALUE PORTFOLIO. The investment objective of the Value Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of common stocks and other equity securities deemed by the adviser to be undervalued based on various measures such as price-earnings ratios and price/book ratios.

         Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.

         EMERGING MARKETS EQUITY PORTFOLIO. The investment objective of the Emerging Markets Equity Portfolio is long-term capital appreciation by investing primarily in equity securities of emerging market country issuers with a focus on those in which the adviser believes the economies are developing strongly and in which the markets are becoming more sophisticated.

         Morgan Stanley Asset Management Inc. serves as the investment adviser to this Portfolio.

         FIXED INCOME PORTFOLIO. The investment objective of the Fixed Income Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of securities issued by the U.S. Government and its Agencies, Corporate Bonds, Mortgage-Backed Securities, Foreign Bonds, and other Fixed Income Securities.

         Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

         MID CAP VALUE PORTFOLIO. The Mid Cap Value Portfolio seeks above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities of issuers with equity capitalizations in the range of the companies represented in the S&P MidCap 400 Index. Such range is currently $100 million to $8 billion but the range fluctuates over time with changes in the equity market.

         Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.

PBHG INSURANCE SERIES FUND, INC.:

         PBHG GROWTH II PORTFOLIO. The investment objective of the PBHG Insurance Series Growth II Portfolio is to seek capital appreciation by investing primarily in common stocks and convertible securities of small and medium sized growth companies (market capitalization or annual revenues up to $4 billion) that are considered to have an outlook for strong earnings growth.

         PBHG LARGE CAP GROWTH PORTFOLIO. The investment objective of the PBHG Insurance Series Large Cap Growth Portfolio is to seek long-term growth of capital by investing primarily in common stocks of large capitalization companies (market capitalization in excess of $1 billion) that are considered to have an outlook for strong growth in earnings and potential for capital appreciation.

         PBHG TECHNOLOGY & COMMUNICATIONS PORTFOLIO. The investment objective of the PBHG Insurance Series Technology & Communications Portfolio is to seek long-term growth of capital by investing primarily in common stocks of companies which rely extensively on technology or communications in their product development or operations, or which are expected to benefit from technological advances and improvements, and that may be experiencing exceptional growth in sales and earnings driven by technology or communications-related products and services.

         Pilgrim Baxter & Associates, Ltd. serves as the investment advisor to each of these Portfolios.

THERE IS NO ASSURANCE THAT ANY OF THESE FUNDS WILL ACHIEVE THEIR STATED OBJECTIVES.

Investments in these Funds are neither insured nor guaranteed by the U.S. Government or any other entity or person.


Since each of the Funds is available to separate accounts of other insurance companies offering variable annuity and variable life products, and certain Funds may be available to qualified pension and retirement plans, there is a possibility that a material conflict may arise between the interests of the Separate Account and one or more other separate accounts or plans investing in the Fund. In the event of a material conflict, the affected insurance companies and plans will take any necessary steps to resolve the matter, including discontinuing investment in the particular Fund. See the Fund prospectuses for greater detail.



The current Fund prospectuses which accompany this Prospectus contain additional information concerning the investment objectives and policies of each Fund, the investment advisory services and administrative services of each Fund and the charges of each Fund. THE APPROPRIATE FUND PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE CONCERNING THE ALLOCATION OF PURCHASE PAYMENTS TO, OR TRANSFERS AMONG, THE SUB-ACCOUNTS.


ADDITIONS, DELETIONS, OR SUBSTITUTIONS. The Company does not control the Funds and cannot guarantee that any of the Sub-Accounts or any of the Funds will always be available for allocation of Purchase Payments or transfers. The Company retains the right to make changes in the Separate Account and its investments.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

The Company reserves the right to eliminate the shares of any Fund held by a Sub-Account and to substitute shares of another investment company for the shares of any Fund, if the shares of that Fund are no longer available for investment or if, in the Company's judgment, investment in any Fund would be inappropriate in view of the purposes of the Separate Account. To the extent required by the Investment Company Act of 1940, as amended ("1940 Act"), or other applicable law, a substitution of shares attributable to the Owner's interest in a Sub-Account will not be made without prior notice to the Owner and the prior approval of the Securities and Exchange Commission. Nothing contained herein shall prevent the Separate Account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable policies on the basis of requests made by Owners.

New Sub-Accounts may be established when, in the sole discretion of the Company, marketing, tax, investment or other conditions so warrant. Any new Sub-Accounts will be made available to existing Owners on a basis to be determined by the Company. Each additional Sub-Account will purchase shares in a Fund or in another mutual fund or investment vehicle. The Company may also eliminate one or more Sub-Accounts, if in its sole discretion, marketing, tax, investment or other conditions so warrant. In the event any Sub-Account is eliminated, the Company will notify Owners and request a re-allocation of the amounts invested in the eliminated Sub-Account.

In the event of any substitution or change, the Company may make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the Contracts, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more separate accounts.

                             PERFORMANCE INFORMATION


From time to time, the Company may advertise yields and/or total returns for the Sub-Accounts. THESE FIGURES ARE BASED ON HISTORICAL INFORMATION AND ARE NOT INTENDED TO INDICATE FUTURE PERFORMANCE. For performance data and a description of the methods used to determine yield and total return, see the Statement of Additional Information.


YIELD DATA. The yield of the Money Market Sub-Account refers to the annualized income generated by an investment in that Sub-Account over a specified seven-day period. The Company may also advertise the effective yield of the Money Market Sub-Account which is calculated similarly but, when annualized, the income earned by an investment in that Sub-Account is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.


The yield of a Sub-Account other than the Money Market Sub-Account refers to the annualized income generated by an investment in the Sub-Account over a specified 30-day period. The yield calculations do not reflect the effect of any CDSC or premium taxes that may be applicable to a particular Contract which would reduce the yield with respect to that Contract.


TOTAL RETURN DATA. The average annual total return of a Sub-Account refers to return quotations assuming an investment has been held in the Sub-Account for various periods of time including, but not limited to, a period measured from the date the Sub-Account commenced operations. When a Sub-Account has been in operation for one, five and ten years, respectively, the average annual total return presented will be presented for these periods, although other periods may also be provided. The standardized average annual total return quotations reflect the deduction of all applicable charges except for premium taxes. In addition to the standardized average annual total return for a Sub-Account, the Company may provide cumulative total return and/or other non-standardized total return for the Sub-Account. Total return data that does not reflect the CDSC and other charges will be higher than the total return realized by an investor who incurs the charges.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

Reports and promotional literature may contain the ranking of any Sub-Account derived from rankings of variable annuity separate accounts or their investment products tracked by Lipper Analytical Services, Inc., VARDS, IBC/Donoghue's Money Fund Report, Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard & Poor's Indices, Dow Jones Industrial Average, and other rating services, companies, publications, or other persons who rank separate accounts or other investment products on overall performance or other criteria. The Company may compare the performance of a Sub-Account with applicable indices and/or industry averages. Performance information may present the effects of tax-deferred compounding on Sub-Account investment returns, or returns in general, which may be illustrated by graphs, charts, or otherwise, and which may include comparisons of investment return on a tax-deferred basis with currently taxable investment return.

The Company may also advertise performance figures for the Sub-Accounts based on the performance of a Fund prior to the time the Separate Account commenced operations.

      ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED) AND THE SEPARATE
                                     ACCOUNT


ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED). Annuity Investors Life Insurance Company(REGISTERED) (the "Company") is a stock life insurance company. It was incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of fixed and variable annuity policies.


The Company is a wholly owned subsidiary of Great American(REGISTERED) Life Insurance Company which is a wholly owned subsidiary of American Annuity Group(SERVICEMARK), Inc., ("AAG") a publicly traded insurance holding company (NYSE symbol: AAG). AAG is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE symbol: AFG).

The home office of the Company is located at 250 East Fifth Street, Cincinnati, Ohio 45202.

PUBLISHED RATINGS. The Company may from time to time publish in advertisements, sales literature and reports to Owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's, and Duff & Phelps. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of the Company and should not be considered as reflecting on the investment performance of assets held in the Separate Account. Each year the A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. In addition, the claims-paying ability of the Company as measured by Standard & Poor's or Duff & Phelps may be referred to in advertisements or sales literature or in reports to Owners. These ratings are opinions of those agencies as to an operating insurance company's financial capacity to meet the obligations of its insurance and annuity policies in accordance with their terms. Such ratings do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

THE SEPARATE ACCOUNT. Annuity Investors(REGISTERED) Variable Account B was established by the Company as an insurance company separate account under the laws of the State of Ohio on December 19, 1996, pursuant to resolutions of the Company's Board of Directors. The Separate Account is registered with the Securities and Exchange Commission under the 1940 Act as a unit investment trust. However, the Securities and Exchange Commission does not supervise the management or the investment practices or policies of the Separate Account.

The assets of the Separate Account are owned by the Company but they are held separately from the other assets of the Company. The Ohio Revised Code provides that the assets of a separate account are not chargeable with liabilities incurred in any other business operation of the Company. Income, gains and losses incurred on the assets in the Separate Account, whether or not realized, are credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company. Therefore, the investment performance of the Separate Account is entirely independent of the investment performance of the Company's general account assets or any other separate account maintained by the Company.

Under Ohio law, the assets of the Separate Account will be held for the exclusive benefit of Owners of, and the persons entitled to payment under, the Contracts offered by this Prospectus and under all other contracts which provide for accumulated values or dollar amount payments to reflect investment results of the Separate Account. The obligations arising under the Contracts are obligations of the Company.

The Separate Account is divided into Sub-Accounts, each of which invests solely in a specific corresponding Fund. (See "THE FUNDS," page ____.) Changes to the Sub-Accounts may be made at the discretion of the Company. (See "Additions, Deletions, or Substitutions," page ____.)

                                THE FIXED ACCOUNT

The Fixed Account is a part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933, nor is the general account registered as an investment company under the 1940 Act. Accordingly, neither the general account nor any interest therein is generally subject to the provisions of these Acts, and the staff of the Securities and Exchange Commission does not generally review the disclosures in the Prospectus relating to the Fixed Account. Disclosures regarding the Fixed Account and the general account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in a prospectus.


The Company has sole discretion to invest the assets of the Fixed Account, subject to applicable law. The Company delegates the investment of the assets of the Fixed Account to American Money Management Corporation. Allocation of any amounts to the Fixed Account does not entitle Owners to share directly in the investment experience of these assets. The Company assumes the risk of investment gain or loss on the portion of the Account Value allocated to the Fixed Account. All assets held in the general account are subject to the Company's general liabilities from business operations.

FIXED ACCOUNT OPTIONS. There are currently five options under the Fixed Account: the Fixed Accumulation Account Option; and the guarantee period options referred to in the Contract as the Fixed Account options One-Year, Three-Year, Five-Year, and Seven-Year Guarantee Period, respectively. Different Fixed Account options may be offered by the Company at any time. Purchase Payments allocated and amounts transferred to the Fixed Account options accumulate interest at the applicable current interest rate declared by the Company's Board of Directors, and if applicable, for the duration of the guarantee period selected.

The Company guarantees a minimum rate of interest for the Fixed Account options. The guaranteed rate is 3% per year, compounded annually.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

RENEWAL OF FIXED ACCOUNT OPTIONS. The following provisions apply to all Fixed Account options except the Fixed Accumulation Account Option.

At the end of a guarantee period, and for the thirty days immediately preceding the end of such guarantee period, the Owner may elect a new option to replace the Fixed Account option that is then expiring. The entire amount maturing may be reallocated to any of the then-current options under the Contract (including the various Sub-Accounts within the Separate Account), except that a Fixed Account option with a guarantee period that would extend past the Annuity Commencement Date may not be selected. In particular, in the case of renewals occurring within one year of such Commencement Date, the only Fixed Account option available is the Fixed Accumulation Account Option.

If the Owner does not specify a new Fixed Account option in accordance with the preceding paragraph, the Owner will be deemed to have elected the same Fixed Account option as is expiring, so long as the guarantee period of such option does not extend beyond the Annuity Commencement Date. In the event that such a period would extend beyond the Annuity Commencement Date, the Owner will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to the Annuity Commencement Date, or failing that, the Fixed Accumulation Account Option.


                                  THE CONTRACTS



The Contracts described herein are individual and group flexible premium deferred annuities. The rights and benefits are described below and in the Contracts. References to "Contracts" throughout this Prospectus shall also mean Certificates issued under group Contracts, except where noted. The Company reserves the right to make any modification to conform the Contracts to, or give the Owner the benefit of, any applicable law. The obligations under the Contracts are obligations of the Company.


The Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate. The availability of certain Contract rights and provisions depends on state approval and/or filing and review processes in each such jurisdiction. Where required by law or regulation, the Contracts will be modified accordingly.


Fixed Account Values, Variable Account Values, benefits and charges are calculated separately for each Contract. The various administrative rules described below apply separately to each Contract, unless otherwise noted. The Company reserves the right to terminate any Contract at any time the Surrender Value is less than $500, in which case a surrender will be deemed to have been made and the Company will pay the Owner the Surrender Value. A group Contract may be terminated on 60 days advance notice, in which case Participants will be entitled to continue their interests on a deferred, paid-up basis, subject to the Company's right to terminate as described above.



RIGHT TO CANCEL  (INDIVIDUAL  CONTRACTS ONLY UNLESS OTHERWISE  REQUIRED BY STATE
LAW). The Owner may cancel the Contract by giving the Company written notice of cancellation and returning the Contract before midnight of the twentieth day following the date the Owner receives the Contract. The Contract must be returned to the Company, and the required notice must be given in person, or to the agent who sold it to the Owner, or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If the Owner cancels the Contract as set forth above, the Contract will be void and the Company will refund the Purchase Payment(s) plus or minus any investment gains or losses under the Contract as of the end of the Valuation Period during which the returned Contract is received by the Company. Where required by state or federal law, the Right to Cancel provision of a Contract will provide that the Company will refund Purchase Payment(s) during the minimum refund period required. Where required by state law, the Right to Cancel provision of a Contract may provide for refund of a different amount or a right to cancel for a different time period than described above.

The Company may require that Purchase Payment(s) be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------



                                PURCHASE PAYMENTS


PURCHASE PAYMENTS. Currently, the minimum initial Purchase Payment for Qualified Contracts purchased under a periodic payment program is $50; for other Qualified Contracts, $2,000; for Non-Qualified Contracts purchased under a periodic payment program, $100; and for other Non-Qualified Contracts, $5,000. Subsequent Purchase Payments (Purchase Payments other than periodic payments or initial Purchase Payments) must be at least $50. Purchase Payments and tax-free transfers or rollovers may be sent to the Company at its Administrative Office at any time before the Annuity Commencement Date so long as the Contract has not been fully surrendered and the Owner is still living. The Company reserves the right to increase the minimum allowable Purchase Payment under a periodic payment program, or the minimum allowable subsequent Purchase Payment, at its discretion and at any time, where permitted by law



Each Purchase Payment will be applied by the Company to the credit of the Owner's Account. If the application form is in good order, the Company will apply the initial Purchase Payment to an Account for the Owner within two business days of receipt of the Purchase Payment at the Administrative Office. If the application form is not in good order, the Company will attempt to get the application form in good order within five business days. If the application form is not in good order at the end of this period, the Company will inform the Owner of the reason for the delay and that the Purchase Payment will be returned immediately unless he or she specifically consents to the Company keeping the Purchase Payment until the application form is in good order. Once the application form is in good order, the Purchase Payment will be applied to the Owner's Account within two business days.

Each additional Purchase Payment is credited to a Contract as of the next Valuation Date following the receipt of such additional Purchase Payment.

No Purchase Payment for any Contract may exceed $500,000 without prior approval of the Company.


ALLOCATION OF PURCHASE PAYMENTS. The Company will allocate Purchase Payments to the Fixed Account options and/or to the Sub-Accounts according to instructions received by Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to the Fixed Accumulation Account Option or to a Sub-Account is $10. The minimum amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account Option is $2,000. The Company may require that Purchase Payments be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.


                                  ACCOUNT VALUE

The Account Value is equal to the aggregate value of the Owner's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of the Owner's interest in all Sub-Accounts is the "Variable Account Value," and the value of the Owner's interest in all Fixed Account options is the "Fixed Account Value."

FIXED ACCOUNT VALUE. The Fixed Account Value for a Contract at any time is equal to: (a) the Purchase Payment(s) allocated to the Fixed Account; plus (b) amounts transferred to the Fixed Account; plus (c) interest credited to the Fixed Account; less (d) any charges, surrenders, deductions, amounts transferred from the Fixed Account or other adjustments made in accordance with the provisions of the Contract.


VARIABLE ACCOUNT VALUE. The Variable Account Value for a Contract as of the end of any given Valuation Period is the sum of the Accumulation Units allocated to the Owner for each Sub-Account multiplied by the appropriate Accumulation Unit Value. Purchase Payments may be allocated among, and amounts may be transferred to, the various Sub-Accounts within the Separate Account, subject to the provisions of the Contract governing transfers. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period on which the Purchase Payment(s) or transferred amount is received.


The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:

     1)   transfer from a Sub-Account;
     2)   full or partial surrender of the Variable Account Value;
     3)   payment of a Death Benefit;
     4)   application of the Variable Account Value to a Settlement Option;
     5)   deduction of the Contract Maintenance Fee; or
     6)   deduction of any Transfer Fee.


Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or an applicable Commencement Date, or the end of the Valuation Period on which the Contract Maintenance Fee or a Transfer Fee is due, as the case may be.



The Variable Account Value for a Contract at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to that Contract multiplied by the Accumulation Unit Value for the applicable Sub-Account at the end of the preceding Valuation Period.


ACCUMULATION UNIT VALUE. The initial Accumulation Unit Value for each Sub-Account, with the exception of the Money Market Sub-Account, was set at $10. The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation
Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.

NET INVESTMENT FACTOR. The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the Accumulation Unit Value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:

         (1)       is equal to:
                  (a) the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus
                  (b) the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus
                  (c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;
         (2)      is the Net  Asset  Value  per  share of the  Fund  held in the
                  Sub-Account, determined at the end of the immediately preceding Valuation Period; and
         (3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                                    TRANSFERS


Prior to the applicable Commencement Date, the Owner may transfer amounts in a Sub-Account to a different Sub-Account and/or one or more of the Fixed Account options. After the first Contract Anniversary, and prior to the applicable Commencement Date, the Owner may transfer amounts from any Fixed Account option to any other Fixed Account option and/or one or more of the Sub-Accounts. If a transfer is being made from a Fixed Account option pursuant to the "Renewal" provision of the Contract, then the entire amount of that Fixed Account option subject to renewal at that time may be transferred. In any other case, transfers from a Fixed Account option are subject to a cumulative limit during each Contract Year of twenty percent (20%) of the Fixed Account option's value as of the most recent Contract Anniversary. Amounts previously transferred from Fixed Account options to the Sub-Accounts may not be transferred back to the Fixed Account options for a period of six (6) months from the date of transfer. The minimum transfer amount for any transfer is $500.


The Company currently charges a Transfer Fee of $25 for each transfer in excess of twelve during the same Contract Year.

TELEPHONE TRANSFERS. An Owner may place a request for all or part of the Account Value to be transferred by telephone. All transfers must be in accordance with the terms of the Contract. Transfer instructions are currently accepted on each Valuation Date between 9:30 a.m. and 4:00 p.m. Eastern Time at (800) 789-6771. Once instructions have been accepted, they may not be rescinded; however, new telephone instructions may be given the following day.


The Company will not be liable for complying with telephone instructions which the Company reasonably believes to be genuine, or for any loss, damage, cost or expense in acting on such telephone instructions. The Owner or Person Controlling Payments will bear the risk of such loss. The Company will employ reasonable procedures to determine that telephone instructions are genuine. If the Company does not employ such procedures, the Company may be liable for losses due to unauthorized or fraudulent instructions. These procedures may include, among others, tape recording telephone instructions.



DOLLAR COST AVERAGING. Prior to the applicable Commencement Date, the Owner may establish automatic transfers from the Money Market Sub-Account to any other
Sub-Account(s),   or  from  the  Fixed   Accumulation   Account  Option  to  any
Sub-Account(s), on a monthly or quarterly basis, by submitting to the Administrative Office a Dollar Cost Averaging Authorization Form. No Dollar Cost Averaging transfers may be made to any of the Fixed Account options. The Dollar Cost Averaging transfers will take place on the last Valuation Date of each calendar month or quarter as requested by the Owner.



In order to be eligible for Dollar Cost Averaging, the value of the source of funds (the Money Market Sub-Account or the Fixed Accumulation Account Option) must be at least $10,000, and the minimum amount that may be transferred is $500 per month.



Dollar Cost Averaging will automatically terminate if any Dollar Cost Averaging transfer would cause the account balance of the source of the funds (the Money Market Sub-Account or the Fixed Accumulation Account Option) to fall below $500. At that time, the Company will then transfer the account balance of the source of the funds to the designated Sub-Account(s) in the same percentage distribution as directed in the Dollar Cost Averaging Authorization Form.



Currently, the Transfer Fee does not apply to Dollar Cost Averaging transfers, and Dollar Cost Averaging transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


Before electing Dollar Cost Averaging, an Owner should consider the risks involved in switching between investments available under the Contract. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels and does not guarantee profits or prevent losses in a declining market.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

An Owner should consider his or her financial ability to continue Dollar Cost Averaging transfers through periods of changing price levels.

The Owner may terminate Dollar Cost Averaging services at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are currently in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Dollar Cost Averaging services.

PORTFOLIO REBALANCING. In connection with the allocation of Purchase Payments to the Sub-Accounts, and/or the Fixed Accumulation Account, the Owner may elect to have the Company perform Portfolio Rebalancing services. The election of Portfolio Rebalancing instructs the Company to automatically transfer amounts between the Sub-Accounts and the Fixed Accumulation Account Option to maintain the percentage allocations selected by the Owner.


Prior to the applicable Commencement Date, the Owner may elect Portfolio Rebalancing by submitting to the Administrative Office a Portfolio Rebalancing
Authorization Form. In order to be eligible for the Portfolio Rebalancing program, the Owner must have a minimum Account Value of $10,000. Portfolio Rebalancing transfers will take place on the last Valuation Date of each calendar quarter. Portfolio Rebalancing will not be available if the Dollar Cost Averaging program or an Interest Sweep from the Fixed Accumulation Account Option is being utilized.



Currently, the Transfer Fee does not apply to Portfolio Rebalancing transfers, and Portfolio Rebalancing transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


The Owner may terminate Portfolio Rebalancing services at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Portfolio Rebalancing services.


INTEREST SWEEP. Prior to the applicable Commencement Date, the Owner may elect automatic transfers of the income from any Fixed Account option(s) to any Sub-Account(s), by submitting to the Administrative Office an Interest Sweep Authorization Form. Interest Sweep transfers will take place on the last Valuation Date of each calendar quarter.



In order to be eligible for the Interest Sweep program, the value of each Fixed Account option selected must be at least $5,000. The maximum amount that may be transferred from each Fixed Account option selected is 20% of such Fixed Account option's value per year. Any amounts transferred under the Interest Sweep program will reduce the 20% maximum transfer amount otherwise allowed.



Currently, the Transfer Fee does not apply to Interest Sweep transfers, and Interest Sweep transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


The Owner may terminate the Interest Sweep program, at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Interest Sweep services.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

PRINCIPAL GUARANTEE OPTION. The Owner may elect to have the Company allocate a portion of a Purchase Payment to the Fixed Account Seven-Year Guarantee Period such that, at the end of the Seven-Year Guarantee Period, that account will grow to an amount equal to the total Purchase Payment. The Company determines the portion of the Purchase Payment which must be allocated to the Fixed Account Seven-Year Guarantee Period such that, based on the interest rate then in effect, the Seven-Year Guarantee Period account will grow to equal the full amount of the Purchase Payment after seven years. The remainder of the Purchase Payment will be allocated according to the Owner's instructions. The minimum Purchase Payment eligible for the Principal Guarantee program is $5,000.

CHANGES BY THE COMPANY. The Company reserves the right, in the Company's sole discretion and at any time, to terminate, suspend or modify any aspect of the privileges described above without prior notice to Owners, as permitted by applicable law. The Company may also impose an annual fee or increase the current annual fee, as applicable, for any of the foregoing services in such amount(s) as the Company may then determine to be reasonable for participation in the service.

                                   SURRENDERS

SURRENDER VALUE. The Owner may surrender a Contract in full for the Surrender Value, or partial surrenders may be made for a lesser amount, by Written Request at any time prior to the Annuity Commencement Date. The amount of any partial surrender must be at least $500. A partial surrender cannot reduce the Surrender Value to less than $500. Surrenders will be deemed to be withdrawn first from the portion of the Account Value that represents Accumulated Earnings and then from Purchase Payments. For purposes of the Contract, Purchase Payments are deemed to be withdrawn on a "first-in, first-out" basis.

The amount available for surrender will be the Surrender Value at the end of the Valuation Period in which the Written Request is received.

The Surrender Value at any time is an amount equal to:

     1)    the Account Value as of the end of the applicable  Valuation  Period;
           less
     2)    any applicable CDSC; less
     3)    any outstanding loans; and less
     4)    any applicable premium tax or other taxes not previously deducted.

On full surrender, a full Contract Maintenance Fee will also be deducted as part of the calculation of the Surrender Value. The Contract Maintenance Fee will be deducted before the application of any CDSC.

A full or partial surrender may be subject to a CDSC as set forth in this Prospectus. (See "Contingent Deferred Sales Charge ("CDSC")," page ____.)

Surrenders will result in the cancellation of Accumulation Units from each applicable Sub-Account(s) and/or a reduction of the Fixed Account Value. In the case of a full surrender, the Contract will be terminated.

Surrenders may be subject to a 10% premature distribution penalty tax if made before the Owner reaches age 59 1/2, and may further be subject to federal, state or local income tax, as well as significant tax law restrictions in the case of Qualified Contracts. (See "FEDERAL TAX MATTERS," page ___.)


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

SUSPENSION OR DELAY IN PAYMENT OF SURRENDER VALUE. The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:

         1) when the New York Stock Exchange ("NYSE") is closed or trading on the NYSE is restricted;
         2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which (a) the disposal of securities in the Separate Account is not reasonably practicable or
            (b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or
         3) when the Securities and Exchange Commission so permits for the protection of security holders.

The Company further reserves the right to delay payment of any partial or full surrender of the Fixed Account Value for up to six months after the receipt of a Written Request.

A surrender request will be effective when all appropriate surrender request forms are received. Payments of any amounts derived from a Purchase Payment paid by check may be delayed until the check has cleared.

SINCE THE OWNER ASSUMES THE INVESTMENT RISK AND BECAUSE CERTAIN SURRENDERS ARE SUBJECT TO A CDSC, THE TOTAL AMOUNT PAID UPON SURRENDER OF THE CONTRACT (TAKING INTO ACCOUNT ANY PRIOR SURRENDERS) MAY BE MORE OR LESS THAN THE TOTAL PURCHASE PAYMENTS.

When Contracts offered by this Prospectus are issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408 or 457 of the Code, as applicable, reference should be made to the terms of the particular plans for any additional limitations or restrictions on surrenders.

FREE WITHDRAWAL PRIVILEGE. Subject to the provisions of the Contract, the Company will waive the CDSC, to the extent applicable, on full or partial surrenders as follows:

         1) during the first Contract Year, on an amount equal to not more than 10% of all Purchase Payments received; and

         2) during the second and succeeding Contract Years, on an amount equal to not more than the greater of: (a) Accumulated Earnings (Account Value in excess of Purchase Payments); or (b) 10% of the Account Value as of the last Contract Anniversary.

If the Free Withdrawal Privilege is not exercised during a Contract Year, it does not carry over to the next Contract Year. The Free Withdrawal Privilege may not be available under some group Contracts.

SYSTEMATIC WITHDRAWAL. Prior to the applicable Commencement Date, the Owner, by Written Request to the Administrative Office, may elect to automatically withdraw money from the Fixed Account and/or the Sub-Accounts. To be eligible for the Systematic Withdrawal program, the Account Value must be at least $10,000 at the time of election. The minimum monthly amount that can be withdrawn is $100. Systematic withdrawals will be subject to the CDSC to the extent the amount withdrawn exceeds the Free Withdrawal Privilege (See "CHARGES AND DEDUCTIONS," page ____.) The Owner may begin or discontinue systematic withdrawals at any time by Written Request to the Company, but at least 30 days notice must be given to change any systematic withdrawal instructions that are currently in place. The Company reserves the right to discontinue offering systematic withdrawals at any time. Currently, the Company does not charge a fee for Systematic Withdrawal services. However, the Company reserves the right to impose an annual fee in such amount as the Company may then determine to be reasonable for participation in the Systematic Withdrawal program.

Systematic withdrawals may have tax consequences or may be limited by tax law restrictions. (See "FEDERAL TAX MATTERS," page ----.)

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                                 CONTRACT LOANS

If permitted under the Contract, an Owner may obtain a loan using his or her interest under such Contract as the only security for the loan. Loans are subject to provisions of the Code. A tax adviser should be consulted prior to exercising loan privileges.
Loan provisions are described in the loan endorsement to the Contract.


The amount of any outstanding loan will be deducted from any Death Benefit. In addition, a loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of the investment options will only apply to the unborrowed portion of the Account Value. The longer the loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the investment results are greater than the rate being credited on amounts held in the loan account while the loan is outstanding, the Account Value will not increase as rapidly as it would if no loan were outstanding. If investment results are below that rate, the Account Value will be higher than it would have been if no loan had been outstanding.


                                  DEATH BENEFIT

WHEN A DEATH BENEFIT WILL BE PAID. A Death Benefit will be paid under the Contract if:

     1) the Owner or the joint owner, if any, dies before the Annuity Commencement Date and before the Contract is fully surrendered;
     2)  the Death Benefit Valuation Date has occurred; and
     3)  a spouse does not become the Successor Owner.

If a Death Benefit becomes payable:

     1)   it will be in lieu of all other benefits under the Contract; and
     2) all other rights under the Contract will be terminated except for rights related to the Death Benefit.

Only one Death Benefit will be paid under the Contract.


DEATH BENEFIT VALUES. If the Owner dies before his or her 80th birthday and before the Annuity Commencement Date, the Death Benefit is an amount equal to the greatest of:


     1)   the Account Value on the Death Benefit Valuation Date;
     2) the total Purchase Payment(s), with interest at three percent (3%) per year, compounded annually, less any partial surrenders and any CDSC that applied to those amounts; or
     3) the largest Account Value on any Contract Anniversary after the fourth Contract Anniversary and prior to the Death Benefit Valuation Date, less any partial surrenders and any CDSC that applied to those amounts.


 If the Owner dies on or after his or her 80th birthday and before the Annuity Commencement Date, the Death Benefit is an amount equal to the greatest of:


     1)   the Account Value on the Death Benefit Valuation Date;
     2) the total Purchase Payment(s), with interest at 3% per year, compounded annually, through the Contract Anniversary prior to the Owner's 80th birthday, less any partial surrenders, and any CDSC that applied to those amounts; or
     3) the largest Account Value on any Contract Anniversary after the fourth Contract Anniversary and prior to the Owner's 80th birthday, less any partial surrenders and any CDSC that applied to those amounts.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


In any event, if the Contract is issued on or after the eldest Owner's 80th birthday, and any Owner dies before the Annuity Commencement Date, the amount of the Death Benefit will be the greater of:


     1)   the Account Value on the Death Benefit Valuation Date; or
     2) the total Purchase Payment(s), less any partial surrenders and any CDSC that applied to those amounts.

Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the Death Benefit amount described above.

DEATH BENEFIT COMMENCEMENT DATE. The Beneficiary may designate the Death Benefit Commencement Date by Written Request within one year of the Owner's death. If no designation is made, then the Death Benefit Commencement Date will be one year after the Owner's death.


FORM OF DEATH BENEFIT. Death Benefit payments will be Fixed Dollar Benefit payments made monthly in accordance with the terms of Option A with a period certain of 48 months under the "SETTLEMENT OPTIONS" section of this Prospectus. (See page ____.)


In lieu of that, the Owner may elect at any time before his or her death to have Death Benefit payments made in one lump sum or pursuant to any available settlement option under the "SETTLEMENT OPTIONS" section of this Prospectus. If the Owner does not make any such election, the Beneficiary may make that election at any time after the Owner's death and before the Death Benefit Commencement Date.

BENEFICIARY. Non-Qualified Contracts may be jointly owned by two people. If there is a joint owner and that joint owner survives the Owner, the joint owner is the Beneficiary, regardless of any designation made by the Owner. If there is no surviving joint owner, and in the case of Qualified Contracts, the Beneficiary is the person or persons so designated in the application, if any, or under the Change of Beneficiary provision of the Contract. If the Owner has not designated a Beneficiary, or if no Beneficiary designated by the Owner survives the Owner, then the Beneficiary will be the Owner's estate.

                             CHARGES AND DEDUCTIONS

There are two types of charges and deductions. First, there are charges assessed under the Contract. These charges include the CDSC, the Administration Charge, the Mortality and Expense Risk Charge, Premium Taxes and Transfer Fees. All of these charges are described below, and some may not be applicable to every Contract. Second, there are Fund expenses for fund management fees and administration expenses. These fees are described in the prospectus and statement of additional information for each Fund.

CONTINGENT DEFERRED SALES CHARGES ("CDSC"). No deduction for front-end sales charges is made from Purchase Payments. However, the Company may deduct a CDSC of up to 7% of Purchase Payments on certain surrenders to partially cover certain expenses incurred by the Company relating to the sale of the Contract, including commissions paid, the costs of preparation of sales literature and other promotional costs and acquisition expenses.

The CDSC applies to and is calculated separately for each Purchase Payment. The CDSC percentage varies according to the number of full years elapsed between the date of receipt of a Purchase Payment and the date a Written Request for surrender is made. The amount of the CDSC is determined by multiplying the amount withdrawn subject to the CDSC by the CDSC percentage in accordance with the following table. Surrenders will be deemed withdrawn first from Accumulated Earnings (which may be surrendered without charge) and then to Purchase Payments on a first-in, first-out basis.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


           ------------------------------------------------------------- -----------------------------------------------------------
             Number of Full Years Elapsed Between Date of Receipt of                  Contingent Deferred Sales Charge
             Purchase Payment and Date Written Request for Surrender               as a Percentage of Associated Purchase
                                     Received                                                Payment Surrendered
           ------------------------------------------------------------- -----------------------------------------------------------
                                        0                                                            7%
           ------------------------------------------------------------- -----------------------------------------------------------
                                        1                                                            6%
           ------------------------------------------------------------- -----------------------------------------------------------
                                        2                                                            5%
           ------------------------------------------------------------- -----------------------------------------------------------
                                        3                                                            4%
           ------------------------------------------------------------- -----------------------------------------------------------
                                        4                                                            3%
           ------------------------------------------------------------- -----------------------------------------------------------
                                        5                                                            2%
           ------------------------------------------------------------- -----------------------------------------------------------
                                        6                                                            1%
           ------------------------------------------------------------- -----------------------------------------------------------
                                     7 or more                                                       0%
           ------------------------------------------------------------- -----------------------------------------------------------

In no event shall the CDSC assessed against the Contract exceed 7% of the aggregate Purchase Payment(s).

Any Purchase Payments that have been held by the Company for at least seven years may be surrendered free of any CDSC. The CDSC will not be imposed on amounts surrendered under the Free Withdrawal Privilege. (See "Free Withdrawal Privilege," page ___.)

No CDSC is assessed upon payment of the Death Benefit.

The CDSC will be waived upon surrender if the Contract is modified by the Long-Term Care Waiver Rider and the Owner is confined in a licensed Hospital or Long-Term Care Facility, as those terms are defined in the Rider, for at least 90 days beginning on or after the first Contract Anniversary. This Rider may not be available in all jurisdictions. Also, the CDSC will be waived if the Owner has been determined by the Social Security Administration to be "disabled" as that term is defined in the Social Security Act of 1935, as amended.

The CDSC may be reduced or waived in connection with certain Contracts where the Company incurs reduced sales and servicing expenses, such as Contracts offered to active employees of the Company or any of its subsidiaries and/or affiliates.

The CDSC arising from a surrender of a Contract will be waived for Contracts which are issued with an Employer Plan Endorsement or a Deferred Compensation Endorsement if the Owner of an individual Contract or Participant under a group Contract incurs a separation from service.

The CDSC arising from a surrender of a Contract will be waived for Contracts which are issued with a Tax Sheltered Annuity Endorsement (and without an Employer Plan Endorsement) if the Owner of an individual Contract or Participant under a group Contract: (i) incurs a separation from service, has attained age 55 and has held the Contract for at least seven years; or (ii) has held the Contract for fifteen years or more.

The Company reserves the right to terminate, suspend or modify waivers of the CDSC, without prior notice to Owners, as permitted by applicable law.

The CDSC may be reduced or waived on partial or full surrenders from a Fixed Account option to the extent required to satisfy state law.

MAINTENANCE AND ADMINISTRATION CHARGES. On each Contract Anniversary, the Company deducts an annual Contract Maintenance Fee as partial compensation for expenses relating to the issuance and maintenance of the Contracts and the Separate Account. The annual Contract Maintenance Fee is $30. This Contract Maintenance Fee is not assessed against Fixed Account options. If the Contract is surrendered in full on any day other than on the Contract Anniversary, the Contract Maintenance Fee will be deducted in full at the time of such surrender.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

If a Variable Annuity Benefit is elected, a portion of the $30 annual Contract Maintenance Fee will be deducted from each Benefit Payment.


The Company will waive the Contract Maintenance Fee if the Account Value is equal to or greater than $40,000 on the date of the assessment of the charge. The Company will waive the Contract Maintenance Fee after the applicable Commencement Date if the amount applied to a Variable Dollar Benefit exceeds $40,000. The Company may waive the Contract Maintenance Fee in connection with Contracts offered to active employees of the Company, or any of its subsidiaries and/or affiliates. The Company may waive the Contract Maintenance Fee in certain situations where the Company expects to realize significant economies of scale with respect to sales of Contracts and Certificates. This is possible because sales costs do not increase in proportion to the Purchase Payments under the Contracts and Certificates sold; for example, the per dollar transaction cost for a sale of a Contract and Certificates with $500,000 of Purchase Payments is generally much higher than the per dollar cost for a sale of a Contract and Certificates with $1,000,000 of Purchase Payments. Thus, the applicable sales costs decline as a percentage of the Purchase Payments as the amount of Purchase Payments increases. In such a situation, the Company may be designated as a preferred variable annuity contract provider by an employer or trustee of an employee benefit plan.


The Company imposes an Administration Charge to reimburse the Company for those administrative expenses attributable to the Contract and the Separate Account which exceed the revenues received from the Contract Maintenance Fee and any Transfer Fee. For this Administration Charge, the Company makes a daily charge equal to .000411% corresponding to an effective annual rate of 0.15% of the daily Net Asset Value of each Sub-Account in the Separate Account. This Administration Charge is not assessed against Fixed Account options.


The Company has set the Administration Charge and the Contract Maintenance Fee at levels such that the Company will recover no more than the anticipated and estimated costs associated with administering the Contract and Separate Account. The Company does not expect to make a profit from either the Administration Charge or the Contract Maintenance Fee. The Company guarantees that it will not increase the Administration Charge or the Contract Maintenance Fee for a Contract after it has been issued.

MORTALITY AND EXPENSE RISK CHARGE. The Company imposes a Mortality and Expense Risk Charge as compensation for bearing certain mortality and expense risks under the Contract. For assuming these risks, the Company makes a daily charge equal to .003403% corresponding to an effective annual rate of 1.25% of the daily Net Asset Value of each Sub-Account in the Separate Account. The Company estimates that the mortality risk component of this charge is 0.75% of the daily Net Asset Value of each Sub-Account and the expense risk component is 0.50%. In connection with certain Contracts that allow the Company to incur reduced sales and servicing expenses, such as Contracts offered to active employees of the Company or any of its subsidiaries and/or affiliates, the Company may offer an Enhanced Contract with a Morality and Expense Risk Charge equal to an effective annual rate of 0.95%. This is equal to a daily charge of 0.002590%. The Company estimates that for these Contracts, the mortality risk component of this charge is 0.75% of the daily Net Asset Value of each Sub-Account and the expense risk component is 0.20%. The Company's decision to offer an Enhanced Contract will be based primarily on whether the Company is designated as a preferred variable annuity contract provider by an employer or by the trustee of an employee benefit plan or on whether the initial Purchase Payment is large enough to significantly reduce administrative expenses as a percentage of assets. Where the Company is so designated, or the initial Purchase Payment is large enough, the Company anticipates that it will recognize administrative expense savings from various economies of scale and routine operations. The Mortality and Expense Risk Charge is imposed before the Annuity Commencement Date and after the Annuity Commencement Date if a Variable Annuity Benefit is selected. The Company guarantees that the Mortality and Expense Risk Charge will never increase for a Contract after it has been issued. The Mortality and Expense Risk Charge is reflected in the Accumulation Unit values for each Sub-Account. The Mortality and Expense Risk Charge is not assessed against Fixed Account options.



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------


The  mortality   risks  assumed  by  the  Company  arise  from  its  contractual obligations to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the Contract).



The Company also bears substantial risk in connection with payment of the Death Benefit before the Annuity Commencement Date, since in certain circumstances the Company may be obligated to pay a larger Death Benefit amount than the then-existing Account Value of the Contract.


The expense risk assumed by the Company is the risk that the Company's actual expenses in administering the Contracts and the Separate Account will exceed the amount recovered through the Contract Maintenance Fees and Transfer Fees.

If the Mortality and Expense Risk Charge is insufficient to cover actual costs and risks assumed, the loss will fall on the Company. Conversely, if this charge is more than sufficient, any excess will be profit to the Company. Currently, the Company expects a profit from this charge.

The Company recognizes that the CDSC may not generate sufficient funds to pay the cost of distributing the Contracts. To the extent that the CDSC is insufficient to cover the actual cost of Contract distribution, the deficiency will be met from the Company's general corporate assets which may include amounts, if any, derived from the Mortality and Expense Risk Charge.

PREMIUM TAXES. Certain state and local governments impose premium taxes. These taxes currently range up to 5.0% depending upon the jurisdiction. The Company, in its sole discretion and in compliance with any applicable state law, will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Account Value either upon death, surrender, annuitization, or at the time Purchase Payments are made to the Contract, but no earlier than when the Company has a tax liability under state law.


TRANSFER FEE. The Company currently imposes a $25 fee for each transfer in excess of twelve in a single Contract Year. The Company will deduct the charge from the amount transferred. Currently, transfers associated with Dollar Cost Averaging, Interest Sweep and Portfolio Rebalancing programs do not incur a Transfer Fee and do not count toward the twelve annual transfers currently permitted under the Contract without a Transfer Fee.


FUND EXPENSES. The value of the assets in the Separate Account reflects the value of Fund shares and therefore the fees and expenses paid by each Fund. The annual expenses of each Fund are set out in the "Summary of Expenses" tables at the front of this Prospectus. A complete description of the fees, expenses, and deductions from the Funds are found in the respective prospectuses for the Funds. (See "THE FUNDS," page ____.)


REDUCTION OR ELIMINATION OF CONTRACT CHARGES (GROUP CONTRACTS ONLY). The CDSC and administrative charges under the Contract may be reduced or eliminated when certain sales of the Contract result in savings or reduction of sales expenses. The entitlement to such a reduction in the CDSC or the administrative charges will be based on the following: (1) the size and type of the group to which sales are to be made; (2) the total amount of Purchase Payments to be received; and (3) any prior or existing relationship with the Company. The CDSC and administrative charges may be reduced or waived in connection with a Contract offered to a group of employees of the Company, its subsidiaries and/or affiliates. There may be other circumstances, of which the Company is not presently aware, which could result in fewer sales expenses. In no event will reduction or elimination of the CDSC or the administrative charge be permitted where such reduction or elimination would be unfairly discriminatory to any person.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                               SETTLEMENT OPTIONS

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date is shown on the Contract Specifications page. The Owner may change the Annuity Commencement Date by Written Request made at least 30 days prior to the date that Annuity Benefit payments are scheduled to begin. Unless the Company agrees otherwise, the Annuity Commencement Date cannot be later than the Contract Anniversary following the 85th birthday of the eldest Owner, or five years after the Contract Effective Date, whichever is later.

ELECTION OF SETTLEMENT OPTION. If the Owner is alive on the Annuity Commencement Date and unless otherwise directed, the Company will apply the Account Value, less premium taxes, if any, according to the Settlement Option elected.

If no election has been made on the Annuity Commencement Date, the Company will begin payments based on Settlement Option B (Life Annuity with Payments for at Least a Fixed Period), described below, with a fixed period of 120 monthly payments assured.

BENEFIT PAYMENTS. Benefit Payments may be calculated and paid: (1) as a Fixed Dollar Benefit; (2) as a Variable Dollar Benefit; or (3) as a combination of both.


If only a Fixed Dollar Benefit is to be paid, the Company will transfer all of the Account Value to the Company's general account on the applicable
Commencement Date, or on the Death Benefit Valuation Date (if applicable). Similarly, if only a Variable Dollar Benefit is elected, the Company will transfer all of the Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the applicable Commencement Date; the Company will allocate the amount applied to a Variable Dollar Benefit among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve months, the Person Controlling Payments may, no more than once each twelve months thereafter, transfer all or part of the Benefit Units upon which the Variable Dollar Benefit is based from the Sub-Account(s) then held, to Benefit Units in different Sub-Account(s).


If a Variable Dollar Benefit is elected, the amount to be applied under that benefit is the Variable Account Value as of the end of the Valuation Period immediately preceding the applicable Commencement Date. If a Fixed Dollar Benefit is to be paid, the amount to be applied under that benefit is the Fixed Account Value as of the applicable Commencement Date, or as of the Death Benefit Valuation Date (if applicable).

FIXED DOLLAR BENEFIT. Fixed Dollar Benefit payments are determined by multiplying the Fixed Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the settlement option elected. Fixed Dollar Benefit payments will remain level for the duration of the payment period.

If at the time a Fixed Dollar Benefit is elected, the Company has available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and shall not change for as long as that election remains in force.

VARIABLE DOLLAR BENEFIT. The first monthly Variable Dollar Benefit payment is equal to the Owner's Variable Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax not previously deducted) as of the end of the Valuation Period immediately preceding the applicable Commencement Date multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Benefit Payment option elected less the pro rata portion of the Contract Maintenance Fee.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

The number of Benefit Units in each Sub-Account held by the Owner is determined by dividing the dollar amount of the first monthly Variable Dollar Benefit payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the applicable Commencement Date. The number of Benefit Units remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts after the applicable Commencement Date.

The dollar amount of the second and any subsequent Variable Dollar Benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from month to month. The total amount of the second and any subsequent Variable Dollar Benefit payment will be equal to the sum of the payments from each Sub-Account less a pro rata portion of the Contract Maintenance Fee. Where an Owner elects a Variable Dollar Benefit, there is a risk that only one Benefit Payment will be made under any settlement option, if:
(i) at the end of the applicable Valuation Period, the Owner's Variable Account Value has declined to zero; or (ii) the person on whose life Benefit Payments are based dies prior to the second Benefit Payment.

The payment from each Sub-Account is found by multiplying the number of Benefit Units held in each Sub-Account by the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.


The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. Thereafter, the Benefit Unit Value for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as set forth above under "Net Investment Factor", for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of 3% per year, compounded annually, that is reflected in the Settlement Option Tables.



TRANSFER AFTER THE COMMENCEMENT DATE. After the applicable Commencement Date, no transfers between the Fixed Account and the Separate Account are permitted. However, after a Variable Dollar Benefit has been paid for at least twelve months, the Participant may, by Written Request to the Administrative Office, transfer Benefit Units between Sub-Accounts no more than once during a twelve-month period.






TRANSFER  FORMULA.   Transfers  after  the  applicable   Commencement  Date  are
implemented according to the following formulas:



         (1) Determine the number of units to be transferred from the Sub-Account as follows: AT/BUV1
         (2) Determine the number of Benefit Units remaining in such Sub-Account (after the transfer): UNIT1 - AT/BUV1
         (3) Determine the number of Benefit Units in the Transferee Sub-Account (after the transfer): UNIT2 + AT/BUV2
         (4) Subsequent Variable Dollar Benefit payments will reflect the changes in Benefit Units in each Sub-Account as of the next Variable Dollar Benefit payment's due date.


         Where:


                (BUV1) is the Benefit Unit Value of the Sub-Account that the transfer is being made from as of the end of the Valuation Period in which the transfer request was received. (BUV2) is the Benefit Unit Value of the Sub-Account that the transfer is being made to as of the end of the Valuation Period in which the transfer request was received.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

         (UNIT1) is the number of Benefit Units in the Sub-Account that the transfer is being made from, before the transfer. (UNIT2) is the number of Benefit Units in the Sub-Account that the transfer is being made to, before the transfer. (AT) is the dollar amount being transferred from the Sub-Account.


SETTLEMENT OPTIONS

         OPTION A:         INCOME FOR A FIXED PERIOD


                           The Company will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial Payment Interval. The maximum time over which payments will be made by the Company or money will be held by the Company is 30 years. The Option A Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


         OPTION B:         LIFE  ANNUITY  WITH  PAYMENTS FOR AT LEAST A FIXED
                           PERIOD


                           The Company will make periodic payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then the Company will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


         OPTION C:         JOINT AND ONE-HALF SURVIVOR ANNUITY


                           The Company will make periodic payments until the death of the primary person on whose life Benefit Payments are based; thereafter, the Company will make one-half of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The Company will require Due Proof of Death of the primary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


         OPTION D:         LIFE ANNUITY


                           The Company will make periodic payments until the death of the person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option D Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this option.


         OPTION E:         ANY OTHER FORM


                           The Company will make periodic payments in any other form of settlement option which is acceptable to it at the time of an election.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

MINIMUM AMOUNTS. Presently, the minimum amount of a Benefit Payment under any settlement option is $50. If an Owner selects a Payment Interval under which a Benefit Payment would be less than $50, the Company will advise the Owner that a new Payment Interval must be selected so that the Benefit Payment will be at least $50. Generally, monthly, quarterly, semi-annual and annual Payment Intervals are available. From time to time, the Company may require Benefit Payments to be made by direct deposit or wire transfer to the account of a designated payee.

Minimum amounts, Payment Intervals and other terms and conditions may be modified by the Company at any time without prior notice to Owners, as permitted by applicable law. If the Company changes the minimum amounts, the Company may change any current or future payment amounts and/or Payment Intervals to conform with the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.

All factors, values, benefits and reserves under the Contract will not be less than those required by the law of the state in which the Contract is delivered.


SETTLEMENT OPTION TABLES. The Settlement Option Tables set forth in the Statement of Additional Information and in the Contracts show the guaranteed payments that the Company will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate of three percent (3%) per year, compounded annually.


Rates for monthly payments for ages or fixed periods not shown in the Settlement Option Tables will be calculated on the same basis as those shown and may be obtained from the Company. Fixed periods shorter than five years are not available, except as a Death Benefit Settlement Option.

                               GENERAL PROVISIONS

NON-PARTICIPATING. The Contract does not pay dividends or share in the Company's divisible surplus.

MISSTATEMENT. If the age and/or sex of a person on whose life Benefit Payments are based is misstated, the payments or other benefits under the Contract shall be adjusted to the amount which would have been payable based on the correct age and/or sex. If the Company made any underpayments based on any misstatement, the amount of any underpayment with interest shall be immediately paid in one sum. In addition to any other remedies that may be available at law or at equity, the Company may deduct any overpayments made, with interest, from any succeeding payment(s) due under the Contract.


PROOF OF EXISTENCE AND AGE. The Company may require proof of age and/or sex of any person on whose life Benefit Payments are based. If payment under a settlement option depends on whether a specified person is still alive, the Company may at any time require proof that any such person is still living.


DISCHARGE OF LIABILITY. Upon payment of any partial or full surrender, or any Benefit Payment, the Company shall be discharged from all liability to the extent of each such payment.

TRANSFER OF OWNERSHIP.

    NON-QUALIFIED CONTRACT. The Owner of a Non-Qualified Contract may transfer ownership at any time during his or her lifetime. Any such transfer is subject to the following:

       1)  it must be made by Written Request; and
       2) unless otherwise elected or required by law, it will not cancel a designation of an Annuitant or Beneficiary or any settlement option election previously made.

    QUALIFIED CONTRACT. The Owner of a Qualified Contract may not transfer ownership.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

ASSIGNMENT.

     NON-QUALIFIED CONTRACT. The Owner of a Non-Qualified Contract may assign all or any part of his or her rights under the Contract except rights to:
         1)  designate  or  change a  Beneficiary;
         2)  designate or change an  Annuitant;
         3) transfer ownership; and
         4) elect a settlement option.

     The person to whom an assignment is made is called an assignee.

     The Company is not responsible for the validity of any assignment. An assignment must be in writing and must be received at the Administrative Office of the Company. The Company will not be bound by an assignment until the Company acknowledges it. An assignment is subject to any payment made or any action the Company takes before the Company acknowledges it. An assignment may be ended only by the assignee or as provided by law.

     QUALIFIED CONTRACT. The Owner of a Qualified Contract may not assign or in any way alienate his or her interest under the Contract.

ANNUAL REPORT. At least once each Contract Year, the Company will provide a report of the Contract's current values and any other information required by law, until the first to occur of the following:

     1)   the date the Contract is fully surrendered;
     2)   the Annuity Commencement Date; or
     3)   the Death Benefit Commencement Date.

INCONTESTABILITY.  No Contract shall be contestable by the Company.

ENTIRE CONTRACT. The Company issues the Contract in consideration and acceptance of the payment of the initial Purchase Payment. In those states that require a written application, a copy of the application will be attached to and become part of the Contract. Only statements in the application, if any, or made elsewhere by the Owner in consideration for the Contract will be used to void the Owner's interest under the Contract, or to defend a claim based on it. Such statements are representations and not warranties.


CHANGES - WAIVERS. No changes or waivers of the terms of the Contract are valid unless made in writing by the Company's President, Vice President, or Secretary. The Company reserves the right both to administer and to change the provisions of the Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.


NOTICES AND DIRECTIONS. The Company will not be bound by any authorization, election or notice which is not made by Written Request.

Any written notice requirement by the Company to the Owner will be satisfied by the mailing of any such required written notice, by first-class mail, to the Owner's last known address as shown on the Company's records.



--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                               FEDERAL TAX MATTERS

INTRODUCTION. The following discussion is a general description of federal tax considerations relating to the Contracts and is not intended as tax advice. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under a Contract. Any person concerned about tax implications should consult a competent tax advisor before initiating any transaction. This discussion is based upon the Company's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.


A Contract may be purchased on a tax-qualified or non-tax-qualified basis. Qualified Contracts are designed for use in connection with plans entitled to special income tax treatment under Section 401, 403, 408 or 457(g) of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on Benefit Payments, and on the economic benefit to the Owner or the Beneficiary may depend on the type of Contract and the tax status of the individual concerned. Certain requirements must be satisfied in purchasing a Qualified Contract and receiving distributions from such a Contract in order to continue to receive favorable tax treatment. The Company makes no attempt to provide more than general information about use of Contracts with the various types of tax-qualified arrangements. Owners and Beneficiaries are cautioned that the rights of any person to any benefits may be subject to the terms and conditions of the tax-qualified arrangement, regardless of the terms and conditions of the applicable Contract. Some tax-qualified arrangements are subject to distribution and other requirements that are not incorporated in the administration of the Contract. Owners are responsible for determining that contributions, distributions and other transactions with respect to Qualified Contracts satisfy applicable law. Therefore, purchasers of Qualified Contracts should seek competent legal and tax advice regarding the suitability of a Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of a Contract. The Statement of Additional Information discusses the requirements for qualifying as an annuity.


TAXATION OF ANNUITIES IN GENERAL. Section 72 of the Code governs taxation of annuities in general. The Company believes that the Owner who is a natural person generally is not taxed on increases in the value of an Account until distribution occurs by withdrawing all or part of the Account Value (E.G., surrenders or annuity payments under the Settlement Option elected.) The taxable portion of a distribution (in the form of a single sum payment or an annuity) is generally taxable as ordinary income.

The following discussion generally applies to a Contract owned by a natural person.


SURRENDERS.



         QUALIFIED CONTRACTS. In the case of a surrender under a Contract, a pro rata portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total accrued benefit under the annuity. The "investment in the contract" generally equals the amount of any non-deductible and/or non-excludable Purchase Payments paid by or on behalf of any individual. Special tax rules may be available for certain distributions from a Qualified Contract.



         NON-QUALIFIED CONTRACTS. In the case of a partial surrender under a Non-Qualified Contract, the amount recovered is taxable to the extent that the Account Value immediately before the surrender exceeds the "investment in the contract" at such time. In the case of a full surrender under a Non-Qualified Contract, the amount recovered is taxable to the extent it exceeds the "investment in the contract" at such time.


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------




BENEFIT PAYMENTS. Although the tax consequences may vary depending on the Settlement Option elected under the Contract, in general, only the portion of a Benefit Payment that exceeds the allocable share of the "investment in the contract" will be taxed; after the "investment in the contract" is recovered, the full amount of any additional Benefit Payments is taxable. For Variable Dollar Benefit Payments, the taxable portion is generally determined by an equation that establishes a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the "investment in the contract" by the total number of expected periodic payments. For Fixed Dollar Benefit Payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the Benefit Payments for the term of the payments; however, the remainder of each Benefit Payment is taxable. Special allocation rules apply if Benefit Payments are made for life with a minimum number of payments guaranteed. In any case, once the "investment in the contract" has been fully recovered, the full amount of any additional Benefit Payments is taxable. If Benefit Payments cease before full recovery of the "investment in the contract," in some circumstances the unrecovered amount may be claimed as a tax deduction.



PENALTY TAX. In general, a 10% premature distribution penalty tax applies to the taxable portion of a distribution from a Contract prior to age 59 1/2. Exceptions to this penalty tax are available for distributions made on account of disability, death, and certain payments for life and life expectancy. Certain other exceptions may apply depending on the tax-qualification of the Contract involved. The premature distribution penalty tax is increased to 25% for distributions from a Savings Incentive Match Plan for Employees (SIMPLE) IRA
described in Section 408(p) of the Code during the first 2 years of participation in the plan.



TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed under a Contract because of the death of an Owner. Generally such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender as described above, or (2) if distributed under a Settlement Option, they are taxed in the same manner as Annuity Benefit payments, as described above.



TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF CONTRACTS. When permitted, a transfer of ownership or an assignment of a Contract, the designation of an Annuitant who is not also the Owner, or the exchange of a Contract may result in certain tax consequences to the Owner that are not discussed herein.



QUALIFIED CONTRACTS - GENERAL. Qualified Contracts are designed for use with several types of retirement plans. The tax rules applicable to Owner and Beneficiaries in retirement plans vary according to the type of plan and the terms and conditions of the plan.





         INDIVIDUAL RETIREMENT ANNUITIES. Code Sections 219 and 408 permit individuals or their employers to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA". Under applicable limitations, certain amounts may be contributed to an IRA that are deductible from an individual's gross income. Employers also may establish a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) to provide IRA contributions on behalf of their employees.

         TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in
         Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Subject to certain limits, such contributions are not includable in the gross income of the employee until the employee receives distributions under the Contract. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1/2, separates from service, becomes disabled, incurs a hardship, or dies.

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

         TEXAS  OPTIONAL  RETIREMENT  PROGRAM.  The  Texas  Optional  Retirement
         Program ("ORP") provides for the purchase of tax sheltered annuities. In addition to the normal rules and restrictions of Section 403(b),
         Section 830.105 of the Texas Government Code permits ORP participants to withdraw their interests in a Contract issued under the ORP only upon: (1) termination of employment in the Texas public institutions of higher education; (2) retirement; (3) attainment of age 70 1/2; or (4) death. Section 830.205 of the Texas Government Code provides that ORP benefits vest after one year of participation. Accordingly, an Account Value cannot be withdrawn or distributed without written certification from the employer of the ORP participant's vesting status and, if the participant is living and under age 70 1/2, the participant's retirement or other termination from employment.


         PENSION AND PROFIT SHARING PLANS. Code section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish retirement plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans.

         Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the proposed plan documents and the Contract to their specific needs.


CERTAIN DEFERRED COMPENSATION PLANS. Governmental and other tax-exempt employers may invest in annuity contracts in connection with deferred compensation plans established for the benefit of their employees under Section 457 of the Code. Other employers may invest in annuity contracts in connection with non-qualified deferred compensation plans established for the benefit of their employees. In most cases, these plans are designed so that contributions made for the benefit of the employees generally will not be includable in the employees' gross income until distributed from the plan.


WITHHOLDING. Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Federal withholding at a flat 20% of the taxable part of the distribution is required if the distribution is eligible for rollover and the distribution is not paid as a direct rollover. In other cases, recipients generally are provided the opportunity to elect not to have tax withheld from distributions.

POSSIBLE CHANGES IN TAXATION. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).

OTHER TAX CONSEQUENCES. As noted above, the foregoing discussion of the federal income tax consequences is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect the Company's understanding of current law and the law may change. Federal estate and gift tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under the Contract depend on the circumstances of each Owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

GENERAL. At the time the initial Purchase Payment is paid, a prospective purchaser must specify whether the purchase is a Qualified Contract or a Non-Qualified Contract. If the initial Purchase Payment is derived from an exchange or surrender of another annuity contract, the Company may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity contract. The Company will require that persons purchase separate Contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate Contract will require the minimum initial Purchase Payment stated above. Additional Purchase Payments under a Contract must qualify for the same federal income tax treatment as the initial Purchase Payment under the Contract; the Company will not accept an additional Purchase Payment under a Contract if the federal income

--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

tax treatment of such Purchase Payment would be different from that of the initial Purchase Payment.



                          DISTRIBUTION OF THE CONTRACTS



AAG Securities, Inc. ("AAG Securities"), an affiliate of the Company, is the principal underwriter and distributor of the Contracts. AAG Securities may also serve as an underwriter and distributor of other contracts issued through the Separate Account and certain other separate accounts of the Company and any affiliates of the Company. AAG Securities is a wholly owned subsidiary of American Annuity Group(SERVICEMARK), Inc., a publicly traded company which is an indirect subsidiary of American Financial Group, Inc. AAG Securities is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202. The Company pays AAG Securities for acting as underwriter under a distribution agreement.


AAG  Securities  sells  Contracts  through its  registered  representatives.  In addition, AAG Securities may enter into sales agreements with other broker-dealers to solicit applications for the Contracts through registered representatives who are licensed to sell securities and variable insurance products. These agreements provide that applications for the Contracts may be solicited by registered representatives of the broker-dealers appointed by the Company to sell its variable life insurance and variable annuities. These broker-dealers are registered with the Securities and Exchange Commission and are members of the NASD. The registered representatives are authorized under applicable state regulations to sell variable annuities.

The Company or AAG Securities may pay commissions to registered representatives of AAG Securities and other broker-dealers of up to 8.5% of Purchase Payments made under the Contracts ("Commissions"). These Commissions are reduced by one-half for Contracts issued to Owners over age 75. When permitted by state law and in exchange for lower initial Commissions, AAG Securities and/or the Company may pay trail commissions to registered representatives of AAG Securities and to other broker-dealers. Trail commissions are not expected to exceed 1% of the Account Value of a Contract on an annual basis. To the extent permissible under current law, the Company and/or AAG Securities may pay production, persistency and managerial bonuses as well as other promotional incentives, in cash or other compensation, to registered representatives of AAG Securities and/or other broker-dealers.

                                LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Separate Account or AAG Securities. The Company is involved in various kinds of routine litigation which, in management's judgment, are not of material importance to the Company's assets or the Separate Account.

                                  VOTING RIGHTS

To the extent required by applicable law, all Fund shares held in the Separate Account will be voted by the Company at regular and special shareholder meetings of the respective Funds in accordance with instructions received from persons having voting interests in the corresponding Sub-Account. If, however, the 1940 Act or any regulation thereunder should be amended, or if the present interpretation thereof should change, or if the Company determines that it is allowed to vote all shares in its own right, the Company may elect to do so.

The person with the voting interest is the Owner, or the Person Controlling Payments, if different from the Owner. The number of votes which are available will be calculated separately for each Sub-Account. Before the Annuity Commencement Date, that number will be determined by applying the Owner's percentage interest, if any, in a particular Sub-Account to the total number of votes attributable to that Sub-Account. The Owner, or the Person Controlling Payments, if different from the Owner, holds a voting interest in each Sub-Account to which the Account Value is allocated. After the Annuity


--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

Commencement Date, the number of votes decreases as Annuity Benefit payments are made and as the number of Accumulation Units for a Contract decreases.

The number of votes of a Fund will be determined as of the date coincident with the date established by that Fund for shareholders eligible to vote at the meeting of the Fund. Voting instructions will be solicited by written communication prior to such meeting in accordance with procedures established by the respective Funds.

Shares as to which no timely instructions are received and shares held by the Company as to which Owners have no beneficial interest will be voted in proportion to the voting instructions which are received with respect to all Contracts participating in the Sub-Account. Voting instructions to abstain on any item will be applied on a pro rata basis to reduce the votes eligible to be cast.

Each person or entity having a voting interest in a Sub-Account will receive proxy material, reports and other material relating to the appropriate Fund.

It should be noted that the Funds are not required to hold annual or other regular meetings of shareholders.

                              AVAILABLE INFORMATION


The Company has filed a registration statement (the Registration Statement) with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company or the Contracts. Statements contained in this Prospectus, as to the content of the Contracts and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments filed as exhibits to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Commission, located at 450 Fifth Street, N.W., Washington, D.C., and may also be accessed at the Commission's Web site http:\\www.sec.gov.




--------------------------------------------------------------------------------

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES             PROSPECTUS

--------------------------------------------------------------------------------

                       STATEMENT OF ADDITIONAL INFORMATION

A Statement of Additional Information is available which contains more details concerning the subjects discussed in this Prospectus. The following is the Table of Contents for that Statement:

                                TABLE OF CONTENTS
                      ------------------------------------
                                                                            Page

ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED)...........................3
General Information and History................................................3
         State Regulation......................................................3

SERVICES.......................................................................4
         Safekeeping of Separate Account Assets................................4
         Records and Reports...................................................4
         Experts...............................................................4

DISTRIBUTION OF THE CONTRACTS..................................................4

CALCULATION OF PERFORMANCE INFORMATION.........................................5
         Money Market Sub-Account Standardized Yield Calculation...............5
         Other Sub-Account Standardized Yield Calculation......................6
         Standardized Total Return Calculation.................................7
         Hypothetical Performance Data.........................................7
         Other Performance Data................................................8


ANNUITY PAYMENTS-SETTLEMENT OPTION TABLES.....................................__


FEDERAL TAX MATTERS...........................................................10
         Taxation of the Company..............................................10
         Tax Status of the Contract...........................................11

FINANCIAL STATEMENTS..........................................................12


-  -  -  - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -



Copies of the Statement of Additional Information dated May 1, 1998 are available without charge. To request a copy, please clip this coupon on the dotted line above, enter your name and address in the spaces provided below, and mail to: Annuity Investors Life Insurance Company(REGISTERED), P.O. Box 5423, Cincinnati, Ohio 45201-5423.

Name:___________________________________________________________________________


Address:________________________________________________________________________


City:___________________________________________________________________________


State:__________________________________________________________________________


Zip:____________________________________________________________________________




--------------------------------------------------------------------------------

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



                ANNUITY INVESTORS[REGISTERED] VARIABLE ACCOUNT B
                                       OF
              ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED]
                                   PROSPECTUS
                                       FOR
                     THE COMMODORE INDEPENDENCE[SERVICEMARK]
                 INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES
                                    ISSUED BY
                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
           P.O. BOX 5423, CINCINNATI, OHIO 45201-5423, (800) 789-6771



This Prospectus describes The Commodore Independence[SERVICEMARK] Individual Flexible Premium Deferred Annuity Contracts (the "Contracts") issued by Annuity Investors Life Insurance Company[REGISTERED] (the "Company").


The Commodore Independence[SERVICEMARK] is available in connection with arrangements that qualify for favorable tax treatment ("Qualified Contract(s)") under Sections 401, 403, 408 or 457(g) of the Code and for non-tax-qualified annuity purchases ("Non-Qualified Contract(s)"), including Contracts purchased by an employer in connection with a Code Section 457 (other than 457(g)) or non-qualified deferred compensation plan.


The Contracts provide for the accumulation of an Account Value on a fixed or variable basis, or a combination of both. The Contracts also provide for the payment of periodic annuity payments on a fixed or variable basis, or a combination of both. If the variable basis is chosen, Annuity Benefit values will be held in Annuity Investors[REGISTERED] Variable Account B (the "Separate Account") and will vary according to the investment performance of the mutual funds in which the Separate Account invests. If the fixed basis is chosen, periodic annuity payments from the Company's general account will be fixed and will not vary.


The Separate Account is divided into Sub-Accounts. The Separate Account uses its assets to purchase, at their net asset value, shares of designated registered investment companies or portfolios thereof (each, a "Fund"). The Funds available for investment in the Separate Account under the Contract are as follows: (1) Janus Aspen Series Aggressive Growth Portfolio; (2) Janus Aspen Series Worldwide Growth Portfolio; (3) Janus Aspen Series Balanced Portfolio; (4) Janus Aspen Series Growth Portfolio; (5) Janus Aspen Series International Growth Portfolio;
(6) Dreyfus Variable Investment Fund-Capital Appreciation Portfolio; (7) Dreyfus Variable Investment Fund-Money Market Portfolio; (8) Dreyfus Variable Investment Fund-Growth and Income Portfolio; (9) Dreyfus Variable Investment Fund-Small Cap Portfolio; (10) The Dreyfus Socially Responsible Growth Fund, Inc.; (11) Dreyfus Stock Index Fund; (12) Strong Opportunity Fund II, Inc.; (13) Strong Variable Insurance Funds, Inc.-Strong Growth Fund II; (14) INVESCO VIF-Industrial Income Fund; (15) INVESCO VIF-Total Return Fund; (16) INVESCO VIF-High Yield Fund; (17) Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio; (18) Morgan Stanley Universal Funds Inc.-Value Portfolio; (19) Morgan Stanley Universal
Funds Inc.-Emerging Markets Equity Portfolio; (20) Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio; (21) Morgan Stanley Universal Funds Inc.-Mid Cap Value Portfolio; (22) PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio; (23) PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio; and (24) PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio.


________________________________________________________________________________
                                     Page 1

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



This Prospectus sets forth the basic information that a prospective investor should know before investing. A "Statement of Additional Information" containing more detailed information about the Contracts is available free of charge by writing to the Company's Administrative Office at P.O. Box 5423, Cincinnati, Ohio 45201-5423. Alternatively, you may access the Statement of Additional Information (as well as all other documents filed with the Securities and Exchange Commission with respect to the Contracts or the Company) at the Securities and Exchange Commission's Web site http://www.sec.gov. The Statement of Additional Information, which has the same date as this Prospectus, as it may be supplemented from time to time, has been filed with the Securities and Exchange Commission and is incorporated herein by reference. The table of contents of the Statement of Additional Information is included at the end of this Prospectus.


                                    * * *


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                     THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES REGULATORY AUTHORITIES
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.



                    Please Read this Prospectus Carefully and
                         Retain It for Future Reference.
                   The Date of this Prospectus is May 1, 1998.





   This Prospectus may be supplemented from time to time. The Company may make the Prospectus and/or any supplements thereto available in one or more formats at any given time, including in electronic format.

                 --------------------------------------------


This Prospectus Does Not Constitute An Offering In Any Jurisdiction In Which Such Offering May Not Lawfully Be Made. No Dealer, Salesperson, Or Other Person Is Authorized To Give Any Information Or Make Any Representations In Connection With This Offering Other Than Those Contained In This Prospectus, And, If Given Or Made, Such Other Information Or Representations Must Not Be Relied Upon.


                 --------------------------------------------

Variable Annuity Contracts Are Not Deposits Or Obligations Of, Or Endorsed Or Guaranteed By, Any Financial Institution, Nor Are They Federally Insured Or Otherwise Protected By The Federal Deposit Insurance Corporation, The Federal Reserve Board, Or Any Other Agency; They Are Subject To Investment Risks, Including Possible Loss Of Principal Investment.


This Prospectus Is Valid Only When Accompanied By The Current Prospectus For Each Underlying Fund. Both This Prospectus And The Underlying Fund Prospectuses Should Be Read And Retained For Future Reference.




________________________________________________________________________________
                                     Page 2

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                 TABLE OF CONTENTS
                                 -----------------



                                                                            Page
                                                                            ----

DEFINITIONS...................................................................6

HIGHLIGHTS....................................................................9
      The Contract............................................................9
      The Separate Account....................................................9
      The Fixed Account.......................................................9
      Transfers Before The Annuity Commencement Date.........................10
      Surrenders.............................................................10
      Charges And Deductions.................................................10
      Annuity Benefits.......................................................10
      Death Benefit..........................................................10
      Federal Income Tax Consequences........................................10
      Right To Cancel........................................................11
      Contacting The Company.................................................11

CONDENSED FINANCIAL INFORMATION..............................................12

SUMMARY OF EXPENSES..........................................................14
      Owner Transaction Expenses.............................................14
      Annual Expenses........................................................15
      Examples...............................................................19

FINANCIAL STATEMENTS FOR THE COMPANY.........................................21

THE FUNDS....................................................................22
      Janus Aspen Series.....................................................22
            Aggressive Growth Portfolio......................................22
            Worldwide Growth Portfolio.......................................22
            Balanced Portfolio...............................................22
            Growth Portfolio.................................................22
            International Growth Portfolio...................................22
      Dreyfus Funds..........................................................22
            Capital Appreciation Portfolio (Dreyfus Variable
               Investment Fund)..............................................22
            Money Market Portfolio (Dreyfus Variable
               Investment Fund)..............................................23
            Growth And Income Portfolio (Dreyfus Variable
               Investment Fund)..............................................23
               Small Cap Portfolio (Dreyfus Variable
               Investment Fund)..............................................23
            The Dreyfus Socially Responsible Growth Fund, Inc................23
            Dreyfus Stock Index Fund.........................................23
      Strong Funds...........................................................23
            Strong Opportunity Fund II, Inc..................................23
            Strong Growth Fund II (Strong Variable Insurance
               Funds, Inc.)..................................................23
      INVESCO Variable Investment Funds, Inc.................................24
            Industrial Income Fund...........................................24
            Total Return Fund................................................24
            High Yield Fund..................................................24
      Morgan Stanley Universal Funds Inc.....................................24
            U.S. Real Estate Portfolio.......................................24
            Value Portfolio..................................................24
            Emerging Markets Equity Portfolio................................24
            Fixed Income Portfolio...........................................24
            Mid Cap Value Portfolio..........................................25
      PBHG Insurance Series Fund, Inc........................................25
            PBHG Growth II Portfolio.........................................25
            PBHG Large Cap Growth Portfolio..................................25
            PBHG Technology & Communications Portfolio.......................25


________________________________________________________________________________
                                     Page 3

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



      Additions, Deletions, Or Substitutions.................................26

PERFORMANCE INFORMATION......................................................26
      Yield Data.............................................................26
      Total Return Data......................................................27

ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED] AND THE
          SEPARATE ACCOUNT...................................................27
      Annuity Investors Life Insurance Company...............................27
      Published Ratings......................................................27
      The Separate Account...................................................28

THE FIXED ACCOUNT............................................................28
      Fixed Account Options..................................................28
      Renewal Of Fixed Account Options.......................................29

THE CONTRACTS................................................................29
      Right To Cancel........................................................29

PURCHASE PAYMENTS............................................................30
      Purchase Payments......................................................30
      Allocation Of Purchase Payments........................................30

ACCOUNT VALUE................................................................30
      Fixed Account Value....................................................30
      Variable Account Value.................................................30
      Accumulation Unit Value................................................31
      Net Investment Factor..................................................31

TRANSFERS....................................................................32
      Telephone Transfers....................................................32
      Dollar Cost Averaging..................................................32
      Portfolio Rebalancing..................................................33
      Interest Sweep.........................................................33
      Principal Guarantee Option.............................................34
      Changes By The Company.................................................34

SURRENDERS...................................................................34
      Amount Available For Surrender.........................................34
      Suspension Or Delay In Payment Of Surrender............................34
      Systematic Withdrawal..................................................35

CONTRACT LOANS...............................................................35

DEATH BENEFIT................................................................36
      When A Death Benefit Will Be Paid......................................36
      Death Benefit Values...................................................36
      Death Benefit Commencement Date........................................36
      Form Of Death Benefit..................................................36
      Beneficiary............................................................36

CHARGES AND DEDUCTIONS.......................................................37
      Maintenance And Administration Charges.................................37
      Mortality And Expense Risk Charge......................................37
      Premium Taxes..........................................................38
      Transfer Fee...........................................................38
      Fund Expenses..........................................................38

SETTLEMENT OPTIONS...........................................................38
      Annuity Commencement Date..............................................38
      Election Of Settlement Option..........................................38
      Benefit Payments.......................................................38
      Fixed Dollar Benefit...................................................39
      Variable Dollar Benefit................................................39


________________________________________________________________________________
                                     Page 4

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



      Transfers After The Commencement Date..................................40
      Transfer Formula.......................................................40
      Settlement Options.....................................................40
      Minimum Amounts........................................................41
      Settlement Option Tables...............................................41

GENERAL PROVISIONS...........................................................42
      Non-participating......................................................42
      Misstatement...........................................................42
      Proof Of Existence And Age.............................................42
      Discharge Of Liability.................................................42
      Transfer Of Ownership..................................................42
            Non-qualified Contract...........................................42
            Qualified Contract...............................................42
      Assignment.............................................................42
            Non-qualified Contract...........................................42
            Qualified Contract...............................................42
      Annual Report..........................................................43
      Incontestability.......................................................43
      Entire Contract........................................................43
      Changes -- Waivers.....................................................43
      Notices And Directions.................................................43

FEDERAL TAX MATTERS..........................................................43
      Taxation Of Annuities In General.......................................44
      Surrenders.............................................................44
            Qualified Contracts..............................................44
            Non-qualified Contracts..........................................44
      Benefit Payments.......................................................44
      Penalty Tax............................................................44
      Taxation Of Death Benefit Proceeds.....................................45
      Transfers, Assignments, Or Exchanges Of Contracts......................45
      Qualified Contracts - General..........................................45
            Individual Retirement Annuities..................................45
            Tax-sheltered Annuities..........................................45
            Texas Optional Retirement Program................................45
            Pension And Profit Sharing Plans.................................45
      Certain Deferred Compensation Plans....................................45
      Withholding............................................................46
      Possible Changes In Taxation...........................................46
      Other Tax Consequences.................................................46
      General................................................................46

DISTRIBUTION OF THE CONTRACTS................................................46

LEGAL PROCEEDINGS............................................................47

VOTING RIGHTS................................................................47

AVAILABLE INFORMATION........................................................47

STATEMENT OF ADDITIONAL INFORMATION..........................................48



________________________________________________________________________________
                                     Page 5

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                   DEFINITIONS


ACCOUNT(S):  The Sub-Account(s) and/or the Fixed Account options.


ACCOUNT VALUE: The aggregate value of the Owner's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of the Owner's interest in all Sub-Accounts is the "Variable Account Value," and the value of the Owner's interest in all Fixed Account options is the "Fixed Account Value."


ACCUMULATED EARNINGS: The Account Value in excess of Purchase Payments received by the Company which have not been returned to the Owner.


ACCUMULATION PERIOD:  The period prior to the applicable Commencement Date.


ACCUMULATION UNIT: The unit of measure used to calculate the value of the Sub-Account(s) prior to the applicable Commencement Date. The value of an
Accumulation Unit is referred to as an "Accumulation Unit Value" or "Accumulation UV."


ADMINISTRATIVE OFFICE: The home office of the Company or any other place of business the Company may designate for administration.


AGE:  Age as of most recent birthday.


ANNUITANT: A natural person whose life is used to determine the duration of annuity payments involving life contingencies.


ANNUITY BENEFIT: Periodic payments under a settlement option, which commence on or after the Annuity Commencement Date.


ANNUITY COMMENCEMENT DATE: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made under a settlement option.


BENEFICIARY: A person entitled to the Death Benefit under the Contract upon the death of an Owner. If there is a surviving joint Owner, that person will be deemed the Beneficiary.


BENEFIT PAYMENT: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar
Benefit payments remain constant except under certain joint and survivor settlement options.


BENEFIT PAYMENT PERIOD: The period starting on the Commencement Date during which Benefit Payments are to be made under the Contract.


BENEFIT UNIT: The unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by the Company. The value of a Benefit Unit is referred to as a "Benefit Unit Value."


CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.


COMMENCEMENT DATE: The Annuity Commencement Date if an Annuity Benefit is payable under the Contract, or the Death Benefit Commencement Date if a Death Benefit is payable under the Contract.


CONTRACT ANNIVERSARY:  An annual anniversary of the Contract Effective Date.


________________________________________________________________________________
                                     Page 6

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



CONTRACT EFFECTIVE DATE:  The date shown on the Contract Specifications page.


CONTRACT YEAR: Any period of twelve consecutive months commencing on the Contract Effective Date and on each Contract Anniversary thereafter.


DEATH BENEFIT: The benefit described in the Benefit on Death of Owner section of the Contract.


DEATH BENEFIT COMMENCEMENT DATE: The first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option, or the date a Death Benefit is to be paid in a lump sum.


DEATH BENEFIT VALUATION DATE: The date that Due Proof of Death has been received by the Company and the earlier to occur of:


     1) the Company's receipt of a Written Request with instructions as to the form of Death Benefit; or
     2)  the Death Benefit Commencement Date.


DUE PROOF OF DEATH: Any of the following: (1) a certified copy of a death certificate; (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (3) any other proof satisfactory to the Company.


FUND: A management investment company, or a portfolio thereof, registered under the Investment Company Act of 1940, as amended, in which the Separate Account invests.


NET ASSET VALUE: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.


OWNER: The person(s) identified as such on the Contract Specifications page.


PAYMENT INTERVAL: A monthly, quarterly, annual or other regular interval during the Benefit Payment Period.


PERSON CONTROLLING PAYMENTS:


   NON-QUALIFIED   CONTRACTS:   The  "Person  Controlling  Payments"  means  the
   following, as the case may be:


     1)  with respect to Annuity Benefit payments,
         a) the Owner, if the Owner has the right to change the payee; or
         b) in all other cases, the payee; and
     2)  with respect to Death Benefit  payments,
         a) the Beneficiary;  or
         b) if the Beneficiary is deceased, the payee.


   QUALIFIED CONTRACTS: The "Person Controlling Payments" means the following, as the case may be:


     1)  with respect to Annuity Benefit payments, the Owner; and
     2)  with respect to Death Benefit payments,
         a) the Beneficiary; or
         b) if the Beneficiary is deceased, the payee.



________________________________________________________________________________
                                     Page 7

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



PURCHASE PAYMENT: A contribution amount paid to the Company in consideration for the Contract, after the deduction of any and all of the following that may apply:


     1)  any fee charged by the person remitting payments for the Owner;
     2)  premium taxes; and/or
     3)  other taxes.


SEPARATE ACCOUNT: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of Ohio.


SUB-ACCOUNT: The Separate Account is divided into Sub-Accounts, each of which is invested in the shares of a designated Fund.


VALUATION PERIOD: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.


WRITTEN REQUEST: Information provided, or a request made, that is complete and satisfactory to the Company, that is sent to the Company on the Company's form or in a manner satisfactory to the Company, which may, at the Company's discretion, be telephonic, and that is received by the Company at the Administrative Office. A Written Request is subject to any payment made or any action the Company takes before the Written Request is acknowledged by the Company. A Written Request may be modified or revoked only by a subsequent Written Request, when permitted by the terms of the Contract. An Owner may be required to return his or her Contract to the Company in connection with a Written Request.



















________________________________________________________________________________
                                     Page 8

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                   HIGHLIGHTS


THE CONTRACT. The Commodore Independence[SERVICEMARK] Contracts described in this Prospectus are available for use in connection with certain non-tax-qualified annuity purchases, including Contracts purchased by an employer  in  connection  with  a  Code  Section  457  (other  than  457(g))  or non-qualified deferred compensation plan, and are also available for arrangements that qualify for favorable tax treatment under Section 401, 403, 408 or 457(g) of the Code.


The Owner is the person or persons designated as such on the Contract Specifications page. Subject to the terms of the Contract and unless the Owner dies before the Annuity Commencement Date, the Account Value, after certain adjustments, will be applied to the payment of an Annuity Benefit under the Settlement Option elected by the Owner.


The Account Value will depend on the investment experience of the amounts allocated to each Sub-Account of the Separate Account elected by the Owner and/or interest credited on amounts allocated to the Fixed Account option(s) elected. All Annuity Benefits and other values provided under the Contract when based on the investment experience of amounts allocated to the Sub-Accounts are variable and are not guaranteed as to dollar amount. Therefore, the Owner bears the entire investment risk with respect to amounts allocated to the Separate Account Sub-Accounts under the Contract.


THERE IS NO GUARANTEED OR MINIMUM VALUE AVAILABLE FOR SURRENDER WITH RESPECT TO AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT, SO THE PROCEEDS OF A SURRENDER COULD BE LESS THAN THE TOTAL PURCHASE PAYMENTS.


THE SEPARATE ACCOUNT. Annuity Investors[REGISTERED] Variable Account B is a Separate Account of the Company that is divided into Sub-Accounts. (See "The Separate Account," page ____.) The Separate Account uses its assets to purchase, at their Net Asset Value, shares of a Fund. The Funds available for investment in the Separate Account under the Contract are as follows: (1) Janus Aspen Series Aggressive Growth Portfolio; (2) Janus Aspen Series Worldwide Growth Portfolio; (3) Janus Aspen Series Balanced Portfolio; (4) Janus Aspen Series Growth Portfolio; (5) Janus Aspen Series International Growth Portfolio; (6) Dreyfus Variable Investment Fund-Capital Appreciation Portfolio; (7) Dreyfus Variable Investment Fund-Money Market Portfolio; (8) Dreyfus Variable Investment Fund-Growth and Income Portfolio; (9) Dreyfus Variable Investment Fund-Small Cap Portfolio; (10) The Dreyfus Socially Responsible Growth Fund, Inc.; (11) Dreyfus Stock Index Fund; (12) Strong Opportunity Fund II, Inc.; (13) Strong Variable Insurance Funds, Inc.-Strong Growth Fund II; (14) INVESCO VIF-Industrial Income Fund; (15) INVESCO VIF-Total Return Fund; (16) INVESCO VIF-High Yield Fund; (17) Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio; (18) Morgan Stanley Universal Funds Inc.-Value Portfolio; (19) Morgan Stanley Universal
Funds Inc.-Emerging Markets Equity Portfolio; (20) Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio; (21) Morgan Stanley Universal Funds Inc.-Mid Cap Value Portfolio; (22) PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio; (23) PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio; and (24) PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio.


Each Fund pays its investment adviser and other service providers certain fees charged against the assets of the Fund. The Account Value of a Contract and the amount of a Variable Dollar Benefit will vary to reflect the investment performance of all the Sub-Accounts elected by the Owner and the deduction of the charges described under "CHARGES AND DEDUCTIONS," page ____. For more information about the Funds, see "THE FUNDS," page ____ and the accompanying Fund prospectuses.


THE FIXED ACCOUNT. The Fixed Account is an account within the Company's general account. There are currently five Fixed Account options available under the Fixed Account: a Fixed Accumulation Account Option and four fixed term options. Purchase Payments allocated or amounts transferred to the Fixed Account options are credited with interest at a rate declared by the Company's Board of



________________________________________________________________________________
                                     Page 9

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



Directors, but in any event at a minimum guaranteed annual rate of 3.0% corresponding to a daily rate of 0.0081%. (See "THE FIXED ACCOUNT," page ____.)


TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE. Prior to the Annuity Commencement Date, the Owner may transfer values between the Separate Account and the Fixed Account, within the Fixed Account and between the Sub-Accounts, by Written Request to the Company or by telephone in accordance with the Company's telephone transfer rules. (See "TRANSFERS," page ____.)


The Company currently charges a fee of $25 for each transfer ("Transfer Fee") in excess of twelve made during the same Contract Year. (See "TRANSFERS," page ____.)


SURRENDERS. All or part of the Account Value of a Contract may be surrendered by the Owner on or before the Annuity Commencement Date by Written Request to the Company. Amounts withdrawn also may be subject to a premium tax or similar tax, depending upon the jurisdiction in which the Owner lives. Surrenders may be subject to a 10% premature distribution penalty tax if made before the Owner reaches age 59 1/2. Surrenders may further be subject to federal, state or local income taxes or significant tax law restrictions. (See "FEDERAL TAX MATTERS," page ____.)


CHARGES AND DEDUCTIONS. The Company deducts a daily charge ("Mortality and Expense Risk Charge") at an effective annual rate of 1.25% of the daily Net Asset Value of each Sub-Account. The Mortality and Expense Risk Charge is not assessed against Fixed Account options. (See "CHARGES AND DEDUCTIONS," page ____.)


The Company also deducts a Contract maintenance charge each year ("Contract Maintenance Fee"). This Fee is currently $40 and is deducted from an Owner's Variable Account Value on each Contract Anniversary. The Contract Maintenance Fee may be waived under certain circumstances. The Contract Maintenance Fee is not assessed against Fixed Account options. (See "CHARGES AND DEDUCTIONS," page ___.)


Additionally, the Company deducts a charge to help cover the costs of administering the Contracts and the Separate Account ("Administration Charge"). The Administration Charge is computed at an effective annual rate of 0.15% of the daily Net Asset Value of each Sub-Account. This Administration Charge is not assessed against Fixed Account options.


Charges for premium taxes may be imposed in some jurisdictions. Depending on the applicability of such taxes, the charges may be deducted from Purchase Payments, from surrenders, and from other payments made under the Contract. (See "CHARGES AND DEDUCTIONS," page ____.)


ANNUITY BENEFITS. Annuity Benefits are paid on a fixed or variable basis, or a combination of both. (See "Benefit Payments," page ____.)


DEATH BENEFIT. The Contract provides for the payment of a Death Benefit if the Owner dies prior to the Annuity Commencement Date. The Death Benefit may be paid in one lump sum or pursuant to any available settlement option offered under the Contract. (See "DEATH BENEFIT," page ____.)


FEDERAL INCOME TAX CONSEQUENCES. An Owner generally should not be taxed on increases in the Account Value until a distribution under the Contract occurs (E.G., a surrender or Annuity Benefit) or is deemed to occur (E.G., a loan in default). Generally, a portion (up to 100%) of any distribution or deemed distribution is taxable as ordinary income. The taxable portion of distributions is generally subject to income tax withholding unless the recipient elects otherwise. In addition, a 10% federal penalty tax may apply to certain distributions. (See "FEDERAL TAX MATTERS," page ____.)


________________________________________________________________________________
                                     Page 10

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



RIGHT TO CANCEL. An Owner may cancel the Contract by giving the Company written notice of cancellation and returning the Contract before midnight of the twentieth day (or longer if required by state law) after receipt. (See "Right to Cancel," page ____.)


CONTACTING THE COMPANY. All Written Requests and any questions or inquiries should be directed to the Company's Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423, (800) 789-6771. All inquiries should include the Contract Number and the Owner's name.


NOTE: THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION IN THE REMAINDER OF THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUSES FOR THE FUNDS. PLEASE REFER TO THE FUND PROSPECTUSES FOR DETAILED INFORMATION ABOUT THE FUNDS. THE REQUIREMENTS OF A PARTICULAR RETIREMENT PLAN, AN ENDORSEMENT TO A CONTRACT OR LIMITATIONS OR PENALTIES IMPOSED BY THE CODE OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, MAY IMPOSE
ADDITIONAL LIMITS OR RESTRICTIONS ON PURCHASE PAYMENTS, SURRENDERS, DISTRIBUTIONS, BENEFITS, OR OTHER PROVISIONS OF THE CONTRACT. THIS PROSPECTUS DOES NOT DESCRIBE SUCH LIMITATIONS OR RESTRICTIONS. (SEE "FEDERAL TAX MATTERS," PAGE ____.)




















________________________________________________________________________________
                                     Page 11

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                         CONDENSED FINANCIAL INFORMATION


The following table gives per unit information about the financial history of each Sub-Account of the Separate Account from inception to December 31, 1997.
This information should be read in conjunction with the Separate Account financial statements (including the notes thereto) included in the Statement of Additional Information. No Commodore Independence Contracts were issued as of December 31, 1997.


JANUS ASPEN SERIES                                                         1997
------------------                                                         ----

   AGGRESSIVE GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   WORLDWIDE GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   BALANCED
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   INTERNATIONAL GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

DREYFUS VARIABLE INVESTMENT FUND
--------------------------------

   CAPITAL APPRECIATION
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   MONEY MARKET
   Accumulation UV - beginning                                      1.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   GROWTH AND INCOME
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

-----------------------------

(1) Effective July 15, 1997 on Separate Account commencement date.


________________________________________________________________________________
                                     Page 12

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


DREYFUS VARIABLE INVESTMENT FUND, CONT.                                  1997
---------------------------------------                                  ----


   SMALL CAP
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
Accumulation UV - beginning                                        10.000000(1)
Accumulation UV - ending
Accumulated units at year end

DREYFUS STOCK INDEX FUND
Accumulation UV - beginning                                        10.000000(1)
Accumulation UV - ending
Accumulated units at year end

STRONG OPPORTUNITY FUND II, INC.
Accumulation UV - beginning                                        10.000000(1)
Accumulation UV - ending
Accumulated units at year end

STRONG VARIABLE INSURANCE FUNDS, INC.
-------------------------------------

   STRONG GROWTH FUND II
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

INVESCO VARIABLE INVESTMENT FUNDS, INC.

   INDUSTRIAL INCOME FUND
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   TOTAL RETURN FUND
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   HIGH YIELD FUND
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

MORGAN STANLEY UNIVERSAL FUNDS INC.
-----------------------------------

   U.S. REAL ESTATE PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end


________________________________________________________________________________
                                     Page 13

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


MORGAN STANLEY UNIVERSAL FUNDS INC., CONT.                               1997
------------------------------------------                               ----

   VALUE PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   EMERGING MARKETS EQUITY PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   FIXED INCOME PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   MID CAP VALUE
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end


PBHG INSURANCE SERIES FUND, INC.
--------------------------------

   PBHG GROWTH II PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   PBHG LARGE CAP GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   PBHG TECHNOLOGY & COMMUNICATIONS
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end


                                   SUMMARY OF EXPENSES


OWNER TRANSACTION EXPENSES.


--------------------------------------------------------------------------------
 Sales Load Imposed on Purchase Payments                          NONE
--------------------------------------------------------------------------------
 Surrender Fees                                                   NONE
--------------------------------------------------------------------------------
 Transfer Fee(2)                                                  $25
--------------------------------------------------------------------------------
 Annual Contract Maintenance Fee(3)                               $40
--------------------------------------------------------------------------------

-----------------------------


(2) The first twelve transfers in a Contract Year are free. Thereafter, a $25 fee will be charged on each subsequent transfer.


(3) The Company will waive the Contract Maintenance Fee if the Account Value is equal to or greater than $40,000 on the date the Contract Maintenance Fee would otherwise be assessed.


________________________________________________________________________________
                                     Page 14

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


ANNUAL EXPENSES. The purpose of these tables is to assist an Owner in understanding the various costs and expenses that the Owner will bear directly and indirectly with respect to investment in the Separate Account. The tables reflect expenses of each Sub-Account as well as of the Funds in which the Separate Account invests. See "CHARGES AND DEDUCTIONS," page ____ of this Prospectus and the accompanying prospectus for the applicable Fund for a more complete description of the various costs and expenses. Information regarding each underlying Fund has been provided to the Company by each Fund, and the Company has not independently verified such information. In addition to the expenses listed above, premium taxes may be applicable. The dollar figures should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.


==================================================================================================
SEPARATE ACCOUNT
ANNUAL EXPENSES(4)           JANUS A.S.     JANUS A.S.                   JANUS        JANUS A.S.
(as a percentage of          AGGRESSIVE     WORLDWIDE     JANUS A.S.      A.S.      INTERNATIONAL
average Separate              GROWTH         GROWTH       BALANCED      GROWTH         GROWTH
Account assets)             PORTFOLIO(5)  PORTFOLIO(5)  PORTFOLIO(5)  PORTFOLIO(5)   PORTFOLIO(5)
--------------------------------------------------------------------------------------------------
  Mortality and
  Expense Risk Charge         1.25%        1.25%          1.25%          1.25%       1.25%
--------------------------------------------------------------------------------------------------
  Administration Charge       0.15%        0.15%          0.15%          0.15%       0.15%
--------------------------------------------------------------------------------------------------
  Other Fees and
  Expenses of the
  Separate Account            0.00%        0.00%          0.00%          0.00%       0.00%
--------------------------------------------------------------------------------------------------
  Total Separate Account
  Annual Expenses             1.40%        1.40%          1.40%          1.40%       1.40%
--------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(6)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------------------------
  Total Fund Annual
  Expenses
==================================================================================================


_________________________________


(4) Annual expenses are anticipated to be the same for each Sub-Account. These expenses are based on estimated amounts for the current fiscal year.
(5) The fees and expenses in the table above are based on gross expenses before expense offset arrangements for the fiscal year ended December 31, 1997. The information for each Portfolio is net of fee waivers or reduction from Janus Capital Corporation. Fee reductions for the Aggressive Growth, Worldwide Growth, Balanced, Growth and International Growth Portfolios reduce the management fee to the level of the corresponding Janus retail fund. Other waivers, if applicable, are first applied against the management fee and then against other expenses. Without such waivers or reductions, the Management Fee, Other Expenses and Total Operating Expenses would have been ____%, ____% and ____%, respectively for the International Growth Portfolio; ____%, ____% and ____%, respectively for the Growth Portfolio; ____%, ____%, and ____%, respectively for Aggressive Growth Portfolio; ____%, ____% and ____%, respectively for Worldwide Growth Portfolio and ____%, ____% and ____%, respectively for the Balanced Portfolio. Janus Capital Corporation may modify or terminate the waivers or reductions at any time upon at least 90 days notice to the Trustees.
(6) Data for each Fund are for its fiscal year ended December 31, 1997. Actual expenses in future years may be higher or lower.


________________________________________________________________________________
                                     Page 15

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


---------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT                 DREYFUS        DREYFUS    DREYFUS                THE DREYFUS
ANNUAL EXPENSES4 (as              V.I.F.        V.I.F.     V.I.F.     DREYFUS       SOCIALLY     DREYFUS
a percentage of                  CAPITAL        MONEY     GROWTH &     V.I.F.     RESPONSIBLE     STOCK
average Separate               APPRECIATION     MARKET     INCOME    SMALL CAP      GROWTH        INDEX
Account assets)                 PORTFOLIO     PORTFOLIO  PORTFOLIO   PORTFOLIO    FUND, INC.(7)   FUND
---------------------------------------------------------------------------------------------------------
  Mortality and Expense
  Risk Charge                    1.25%         1.25%       1.25%       1.25%         1.25%        1.25%
---------------------------------------------------------------------------------------------------------
  Administration Charge          0.15%         0.15%       0.15%       0.15%         0.15%        0.15%
---------------------------------------------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account        0.00%         0.00%       0.00%       0.00%         0.00%        0.00%
---------------------------------------------------------------------------------------------------------
  Total Separate Account
  Annual Expenses                1.40%         1.40%       1.40%       1.40%         1.40%        1.40%
---------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(6)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
---------------------------------------------------------------------------------------------------------
  Management Fees
---------------------------------------------------------------------------------------------------------
  Other Expenses
---------------------------------------------------------------------------------------------------------
  Total Fund Annual Expenses
=========================================================================================================


==================================================================
SEPARATE ACCOUNT
ANNUAL EXPENSES(4) (as
a percentage of                                  STRONG V.I.F.-
average Separate        STRONG OPPORTUNITY      STRONG GROWTH
Account assets)            FUND II, INC.           FUND II
------------------------------------------------------------------
  Mortality and
  Expense Risk Charge          1.25%                1.25%
------------------------------------------------------------------
  Administration Charge        0.15%                0.15%
------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account      0.00%                0.00%
------------------------------------------------------------------
  Total Separate Account
   Annual Expenses              1.40%                1.40%
------------------------------------------------------------------
FUND ANNUAL EXPENSES(8)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
------------------------------------------------------------------
  Management Fees
------------------------------------------------------------------
  Other Expenses
------------------------------------------------------------------
  Total Fund Annual Expenses
==================================================================

---------------------------------


7 Fund expenses are net of management fees and other expenses waived and/or reimbursed. In the absence of such fee waivers and/or expense reimbursements, Management Fees, Other Expenses and Total Portfolio Expenses would have been as follows for the fiscal year ended December 31, 1997: ____%, ____% and ____%, respectively, for The Dreyfus Socially Responsible Growth Fund, Inc.


8 The Advisor has voluntarily agreed to waive or limit advisory fees or assume Other Expenses of the Strong Growth Fund II in order to limit total expenses to not more than 1.20% of average daily net assets. Absent such fee waiver/expense reimbursements, Management Fees would have been 1.00%, and "Other Expenses" would have been estimated at 1.00% because the Fund did not commence operations until December 31, 1996.


________________________________________________________________________________
                                     Page 16

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


==========================================================================
SEPARATE ACCOUNT              INVESCO VIF-
ANNUAL EXPENSES(4) (as a       INDUSTRIAL     INVESCO VIF-   INVESCO VIF-
percentage of average            INCOME       TOTAL RETURN    HIGH YIELD
Separate Account assets)      Fund(9),(10)    FUND(9),(11)   FUND(9),(12)
==========================================================================
  Mortality and Expense
  Risk Charge                    1.25%          1.25%           1.25%
--------------------------------------------------------------------------
  Administration Charge          0.15%          0.15%           0.15%
--------------------------------------------------------------------------
  Other Fees and Expenses
   of the Separate Account       0.00%          0.00%           0.00%
-------------------------------------------------------------------------
  Total Separate
  Account Annual Expenses        1.40%          1.40%           1.40%
-------------------------------------------------------------------------
FUND ANNUAL EXPENSES(6)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
-------------------------------------------------------------------------
  Management Fees
-------------------------------------------------------------------------
  Other Expenses
-------------------------------------------------------------------------
  Total Fund Annual
  Expenses
=========================================================================


_______________________________

9 In accordance with a Sub-Advisory Agreement between INVESCO Funds Group, Inc. ("IFG") and INVESCO Trust Company ("ITC"), a wholly owned subsidiary of IFG, investment decisions of High Yield and Industrial Income Funds are made by ITC. A separate Sub-Advisory Agreement between IFG and INVESCO Capital
Management, Inc. ("ICM"), an affiliate of IFG, provides that investment decisions of Total Return Fund are made by ICM. Fees for such sub-advisory services are paid by IFG.


10 Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been 1.19%, and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangements.


11 Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____% and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangement.


12 Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____% and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangements.


________________________________________________________________________________
                                     Page 17

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


================================================================================
SEPARATE ACCOUNT                                              MORGAN STANLEY
ANNUAL EXPENSES(4) as a            MORGAN STANLEY         UNIVERSAL FUNDS INC.-
percentage of average          UNIVERSAL FUNDS INC.-       U.S. REAL ESTATE
Separate Account assets       MID CAP VALUE PORTFOLIO          PORTFOLIO
--------------------------------------------------------------------------------
  Mortality and Expense
  Risk Charge                         1.25%                        1.25%
--------------------------------------------------------------------------------
  Administration Charge               0.15%                        0.15%
--------------------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account             0.00%                        0.00%
--------------------------------------------------------------------------------
  Total Separate Account
  Annual Expenses                     1.40%                        1.40%
--------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(13)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------
  Total Fund Annual Expenses
================================================================================


================================================================================
                          MORGAN STANLEY    MORGAN STANLEY
SEPARATE ACCOUNT ANNUAL   MORGAN STANLEY       UNIVERSAL         UNIVERSAL
EXPENSES4 (as a              UNIVERSAL        FUNDS INC.-         FUNDS INC.-
percentage of average       FUNDS INC.-     EMERGING MARKETS     FIXED INCOME
Separate Account assets)  VALUE PORTFOLIO   EQUITY PORTFOLIO      PORTFOLIO
--------------------------------------------------------------------------------
  Mortality and Expense
  Risk Charge                  1.25%            1.25%             1.25%
--------------------------------------------------------------------------------
  Administration Charge        0.15%            0.15%             0.15%
--------------------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account      0.00%            0.00%             0.00%
--------------------------------------------------------------------------------
  Total Separate Account
   Annual Expenses             1.40%            1.40%             1.40%
--------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(13)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------
  Total Fund Annual Expenses
================================================================================


___________________________

13 Morgan Stanley Asset Management Inc. and Miller Anderson & Sherrard, LLP have agreed to a reduction in their management fees and to reimburse the Portfolios for which they act as investment adviser if such fees would cause "Total Fund Annual Expenses" to exceed the amounts set forth in the tables above. The only Portfolio of Morgan Stanley Universal Funds that was operational on December 31, 1996 is the Emerging Markets Portfolio, with respect to which Morgan Stanley Asset Management Inc. has agreed to a reduction in its management fee and to reimburse the Portfolio if such fees would cause "Total Fund Annual Expenses" to exceed ____% of average daily net assets. Absent such reductions, it is estimated that annualized "Management Fees" and "Total Fund Annual Expenses" for the Emerging Markets Equity Portfolio would have been ____% and ____%, respectively for the year ended December 31, 1997. "Other Expenses" for the Mid Cap Value Portfolio, U.S. Real Estate Portfolio, Value Portfolio and Fixed Income Portfolio are estimated.


________________________________________________________________________________
                                     Page 18

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


================================================================================
SEPARATE ACCOUNT         PBHG INSURANCE   PBHG INSURANCE      PBHG INSURANCE
ANNUAL EXPENSES4 (as a    SERIES FUND,     SERIES FUND,     SERIES FUND, INC.-
percentage of average      INC.-PBHG      INC.-PBHG LARGE   PBHG TECHNOLOGY &
Separate Account           GROWTH II        CAP GROWTH       COMMUNICATIONS
assets)                  PORTFOLIO(14)       PORTFOLIO(14)   PORTFOLIO(14)
--------------------------------------------------------------------------------
  Mortality and
  Expense Risk Charge        1.25%             1.25%             1.25%
--------------------------------------------------------------------------------
  Administration Charge      0.15%             0.15%             0.15%
--------------------------------------------------------------------------------
  Other Fees and
  Expenses of the
  Separate Account           0.00%             0.00%             0.00%
--------------------------------------------------------------------------------
  Total Separate Account
   Annual Expenses           1.40%             1.40%             1.40%

--------------------------------------------------------------------------------
FUND ANNUAL EXPENSES
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------
  Total Fund Annual
  Expenses
================================================================================


EXAMPLES. The purpose of the examples is to assist an Owner in understanding the various costs and expenses that the Owner will bear directly and indirectly with respect to investment in the Separate Account. The table reflects expenses of the Separate Account as well as of the Funds in which the Separate Account invests. See "CHARGES AND DEDUCTIONS" on page ____ of this Prospectus and the accompanying prospectus for the applicable Fund for a more complete description of the various costs and expenses.


THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN OF ANY FUND. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR THE PURPOSE OF THE EXAMPLES. THE $40 CONTRACT MAINTENANCE CHARGE IS INCLUDED IN THE EXAMPLES AS $1.


The examples assume the reinvestment of all dividends and distributions, no transfers among Sub-Accounts or between Accounts and a 5% annual rate of return as mandated by Securities and Exchange Commission regulations. Annual Contract Maintenance Fees are based on an estimated average Account Value for the current fiscal year. The fee table and examples do not include charges to the Owner for premium taxes.


__________________________

14 The Adviser has voluntarily agreed to waive or limit advisory fees or assume Other Expenses of the Portfolios in order to limit total expenses to not more than: 1.20% of the average daily net assets of the PBHG Insurance Series Fund, Inc. - PBHG Growth II Portfolio and PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio through December 31, 1997; and 1.10% of the PBHG Insurance Series Fund, Inc. - PBHG Large Cap Growth Portfolio. Such waiver of advisory fees is subject to a possible reimbursement by the Portfolio in future years if such reimbursement can be achieved within the foregoing annual expense limits. Absent such fee waiver/expense reimbursements, the advisory fees and estimated Total Operating Expenses for the PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio would be ____% and ____%; for the PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio would be ____% and ____%. Given the projected asset size of the Growth II Portfolio, it is not anticipated that a fee waiver or expense reimbursement will be necessary with respect to that Portfolio.


________________________________________________________________________________
                                     Page 19

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


If the Owner surrenders his or her Contract at the end of the applicable time period, the following expenses will be charged on a $1,000 investment, assuming a 5% annual return on assets:


================================================================================
SUB-ACCOUNT                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------

Janus A.S. Aggressive Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. Worldwide Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. Balanced Portfolio
--------------------------------------------------------------------------------
Janus A.S. Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. International Growth Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Capital Appreciation Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Money Market Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Growth and Income Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Small Cap Portfolio
--------------------------------------------------------------------------------
The Dreyfus Socially Responsible Growth Fund, Inc.
--------------------------------------------------------------------------------
Dreyfus Stock Index Fund
--------------------------------------------------------------------------------
Strong Opportunity Fund II, Inc.
--------------------------------------------------------------------------------
Strong Variable Insurance Funds,  Inc.-Strong
Growth Fund II
--------------------------------------------------------------------------------
INVESCO VIF-Industrial Income Fund
--------------------------------------------------------------------------------
INVESCO VIF-Total Return Fund
--------------------------------------------------------------------------------
INVESCO VIF-High Yield Fund
--------------------------------------------------------------------------------
Morgan  Stanley   Universal  Funds   Inc.-Mid-Cap
Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-U.S.
Real Estate Portfolio
--------------------------------------------------------------------------------
Morgan Stanley Universal Funds Inc.-Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-Emerging
Markets Equity Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley   Universal   Funds   Inc.-Fixed
Income Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG Growth II
Portfolio
--------------------------------------------------------------------------------
PBHG Insurance  Series Fund,  Inc.-PBHG  Large Cap
Growth Portfolio
--------------------------------------------------------------------------------
PBHG  Insurance  Series  Fund,   Inc.-PBHG
Technology & Communications Portfolio
================================================================================


________________________________________________________________________________
                                     Page 20

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


If the Owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period, assuming a 5% annual return on assets:


================================================================================
SUB-ACCOUNT                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
Janus A.S. Aggressive Growth Portfolio
--------------------------------------------------------------------------------
Janus Worldwide Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. Balanced Portfolio
--------------------------------------------------------------------------------
Janus A.S. Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. International Growth Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Capital Appreciation Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Money Market Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Growth and Income Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Small Cap Portfolio
--------------------------------------------------------------------------------
The Dreyfus Socially Responsible Growth Fund, Inc.
--------------------------------------------------------------------------------
Dreyfus Stock Index Fund
--------------------------------------------------------------------------------
Strong Opportunity Fund II, Inc.
--------------------------------------------------------------------------------
Strong Variable Insurance Funds,  Inc.-Strong
Growth Fund II
--------------------------------------------------------------------------------
INVESCO VIF-Industrial Income Fund
--------------------------------------------------------------------------------
INVESCO VIF-Total Return Fund
--------------------------------------------------------------------------------
INVESCO VIF-High Yield Fund
--------------------------------------------------------------------------------
Morgan  Stanley   Universal  Funds   Inc.-Mid-Cap
Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-U.S.
Real Estate Portfolio
--------------------------------------------------------------------------------
Morgan Stanley Universal Funds Inc.-Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-Emerging
Markets Equity Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley   Universal   Funds   Inc.-Fixed
Income Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth
Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG  Technology &
Communications Portfolio
================================================================================


                      FINANCIAL STATEMENTS FOR THE COMPANY


The financial statements and reports of independent public accountants for the Company and the Separate Account are contained in the Statement of Additional Information.


________________________________________________________________________________
                                     Page 21

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                    THE FUNDS


The Separate Account currently has twenty-four Funds that are available for investment under the Contract. Each Fund has separate investment objectives and policies. As a result, each Fund operates as a separate investment portfolio and the investment performance of one Fund has no effect on the investment performance of any other Fund. There is no assurance that any of these Funds will achieve their stated objectives. The Securities and Exchange Commission does not supervise the management or the investment practices and/or policies of any of the Funds.


The Separate Account invests exclusively in shares of the Funds listed below (followed by a brief overview of each Fund's investment objective(s) and policies):


JANUS ASPEN SERIES


      AGGRESSIVE GROWTH PORTFOLIO. A nondiversified portfolio that seeks long-term growth of capital by investing primarily in common stocks with an emphasis on securities issued by medium-sized companies. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


      WORLDWIDE GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks of foreign and domestic issuers. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


      BALANCED PORTFOLIO. A diversified portfolio that seeks long-term growth of capital balanced by current income. The Fund normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


      GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks, with an emphasis on companies with larger market capitalizations.


      INTERNATIONAL GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks of foreign issuers. International investing may present special risks, including currency fluctuations and social and political developments. For further discussion of the risks associated with international investing, please see the attached Janus Aspen Series prospectus.


      Janus Capital Corporation serves as the investment adviser to each of these Portfolios.


DREYFUS FUNDS


      CAPITAL  APPRECIATION  PORTFOLIO  (Dreyfus Variable  Investment Fund). The
      Capital Appreciation Portfolio's primary investment objective is to provide long-term capital growth consistent with the preservation of capital. Current income is a secondary goal. It seeks to achieve its goals by investing principally in common stocks of domestic and foreign issuers, common stocks with warrants attached and debt securities of foreign governments.


      The Dreyfus Corporation serves as the investment adviser and Fayez Sarofim & Co. serves as the sub-investment adviser to this Portfolio.


________________________________________________________________________________
                                     Page 22

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


      MONEY MARKET PORTFOLIO (Dreyfus Variable Investment fund). The Money Market Portfolio's goal is to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. This Portfolio invests in short-term money market instruments. An investment in the Money Market Portfolio is neither insured nor guaranteed by the U.S. Government. There can be no assurance that the Money Market Portfolio will be able to maintain a stable net asset value of $1.00 per share.


      GROWTH AND INCOME PORTFOLIO (Dreyfus Variable Investment Fund). The Growth and Income Portfolio's goal is to provide long-term capital growth, current income and growth of income, consistent with reasonable investment risk. This Portfolio invests primarily in equity securities, debt securities and money market instruments of domestic and foreign issuers.


      SMALL CAP PORTFOLIO (Dreyfus Variable Investment Fund). The Small Cap Portfolio's goal is to maximize capital appreciation. This Portfolio invests primarily in common stocks of domestic and foreign issuers. This Portfolio will be particularly alert to companies that The Dreyfus Corporation considers to be emerging smaller-sized companies which are believed to be characterized by new or innovative products, services or processes which should enhance prospects for growth in future earnings.


      The Dreyfus Corporation serves as investment adviser to the Money Market, Growth and Income, and Small Cap Portfolios.


      THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. The Dreyfus Socially Responsible Growth Fund, Inc.'s primary goal is to provide capital growth. It seeks to achieve this goal by investing principally in common stocks, or securities convertible into common stock, of companies which, in the opinion of the Fund's management, not only meet traditional investment standards, but also show evidence that they conduct their business in a manner that contributes to the enhancement of the quality of life in America. Current income is a secondary goal.


      The Dreyfus Corporation serves as the investment adviser and NCM Capital Management Group, Inc. serves as the sub-investment adviser to this Fund.


      DREYFUS STOCK INDEX FUND. The Dreyfus Stock Index Fund's investment objective is to provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Stock Index Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.


      The Dreyfus Corporation acts as the Fund manager and Mellon Equity Associates, an affiliate of Dreyfus, is the index manager.


STRONG FUNDS:


      STRONG OPPORTUNITY FUND II, INC. The investment objective of the Strong Opportunity Fund II is to seek capital growth. It currently emphasizes medium-sized companies that the Fund's adviser believes are under-researched and attractively valued.


      Strong Capital Management, Inc. serves as the investment adviser to this Fund.


      STRONG GROWTH FUND II (Strong Variable Insurance Funds, Inc.). The investment objective of the Strong Growth Fund II is to seek capital growth. It invests primarily in equity securities that the Fund's adviser believes have above-average growth prospects.


      Strong Capital Management, Inc. serves as the investment adviser to this Fund.


________________________________________________________________________________
                                     Page 23

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________



INVESCO VARIABLE INVESTMENT FUNDS, INC.:


      INDUSTRIAL INCOME FUND. The investment objective of the Industrial Income Fund is to seek the best possible current income while following sound investment practices. Capital growth potential is an additional, but secondary, consideration in the selection of portfolio securities.


      TOTAL RETURN FUND. The investment objective of the Total Return Fund is to seek a high total return on investment through capital appreciation and current income. The Total Return Fund seeks to accomplish its objective by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.


      HIGH YIELD FUND. The investment objective of the High Yield Fund is to seek a high level of current income by investing substantially all of its assets in lower rated bonds and other debt securities and in preferred stock. The Fund pursues its investment objective through investment in a variety of long-term, intermediate-term, and short-term bonds. Potential capital appreciation is a factor in the selection of investments, but is secondary to the Fund's primary objective. For further discussion of the risks associated with investment in lower rated bonds, please see the attached INVESCO Variable Investment Funds, Inc. prospectus.


      INVESCO Funds Group, Inc. serves as the investment adviser to each of these Funds.


MORGAN STANLEY UNIVERSAL FUNDS INC.


      U.S. REAL ESTATE PORTFOLIO. The investment objective of the U.S. Real Estate Portfolio is above-average current income and long-term capital appreciation by investing primarily in equity securities of U.S. and non-U.S. companies principally engaged in the U.S. real estate industry, including Real Estate Investment Trusts (REITs).


      Morgan Stanley Asset Management Inc. serves as the investment adviser to this Portfolio.


      VALUE PORTFOLIO. The investment objective of the Value Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of common stocks and other equity securities deemed by the adviser to be undervalued based on various measures such as price-earnings ratios and price/book ratios.


      Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


      EMERGING MARKETS EQUITY PORTFOLIO. The investment objective of the Emerging Markets Equity Portfolio is long-term capital appreciation by investing primarily in equity securities of emerging market country issuers with a focus on those in which the adviser believes the economies are developing strongly and in which the markets are becoming more sophisticated.


      Morgan Stanley Asset Management Inc. serves as the investment adviser to this Portfolio.


      FIXED INCOME PORTFOLIO. The investment objective of the Fixed Income Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of securities issued by the U.S. Government and its Agencies, Corporate Bonds, Mortgage-Backed Securities, Foreign Bonds, and other Fixed Income Securities.


      Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


________________________________________________________________________________
                                     Page 24

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


      MID CAP VALUE PORTFOLIO. The Mid Cap Value Portfolio seeks above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities of issuers with equity capitalizations in the range of the companies represented in the S&P MidCap 400 Index. Such range is currently $100 million to $8 billion but the range fluctuates over time with changes in the equity market.


      Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


PBHG INSURANCE SERIES FUND, INC.:


      PBHG GROWTH II PORTFOLIO. The investment objective of the PBHG Insurance Series Growth II Portfolio is to seek capital appreciation by investing primarily in common stocks and convertible securities of small and medium sized growth companies (market capitalization or annual revenues up to $4 billion) that are considered to have an outlook for strong earnings growth.


      PBHG LARGE CAP GROWTH PORTFOLIO. The investment objective of the PBHG Insurance Series Large Cap Growth Portfolio is to seek long-term growth of capital by investing primarily in common stocks of large capitalization companies (market capitalization in excess of $1 billion) that are considered to have an outlook for strong growth in earnings and potential for capital appreciation.


      PBHG TECHNOLOGY & COMMUNICATIONS PORTFOLIO. The investment objective of the PBHG Insurance Series Technology & Communications Portfolio is to seek long-term growth of capital by investing primarily in common stocks of companies which rely extensively on technology or communications in their product development or operations, or which are expected to benefit from technological advances and improvements, and that may be experiencing exceptional growth in sales and earnings driven by technology or communications-related products and services.


      Pilgrim Baxter & Associates, Ltd. serves as the investment advisor to each of these Portfolios.


THERE IS NO ASSURANCE THAT ANY OF THESE FUNDS WILL ACHIEVE THEIR STATED OBJECTIVES.


Investments in these Funds are neither insured nor guaranteed by the U.S. Government or any other entity or person.


Since each of the Funds is available to separate accounts of other insurance companies offering variable annuity and variable life products, and certain Funds may be available to qualified pension and retirement plans, there is a possibility that a material conflict may arise between the interests of the Separate Account and one or more other separate accounts or plans investing in the Fund. In the event of a material conflict, the affected insurance companies and plans will take any necessary steps to resolve the matter, including discontinuing investment in the particular Fund. See the Fund prospectuses for greater detail.


The current Fund prospectuses which accompany this Prospectus contain additional information concerning the investment objectives and policies of each Fund, the investment advisory services and administrative services of each Fund and the charges of each Fund. THE APPROPRIATE FUND PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE CONCERNING THE ALLOCATION OF PURCHASE PAYMENTS TO, OR TRANSFERS AMONG, THE SUB-ACCOUNTS.


________________________________________________________________________________
                                     Page 25

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


ADDITIONS, DELETIONS, OR SUBSTITUTIONS


The Company does not control the Funds and cannot guarantee that any of the Sub-Accounts or any of the Funds will always be available for allocation of Purchase Payments or transfers. The Company retains the right to make changes in the Separate Account and its investments.


The Company reserves the right to eliminate the shares of any Fund held by a Sub-Account and to substitute shares of another investment company for the shares of any Fund, if the shares of that Fund are no longer available for investment or if, in the Company's judgment, investment in any Fund would be inappropriate in view of the purposes of the Separate Account. To the extent required by the Investment Company Act of 1940, as amended ("1940 Act"), or other applicable law, a substitution of shares attributable to the Owner's interest in a Sub-Account will not be made without prior notice to the Owner and the prior approval of the Securities and Exchange Commission. Nothing contained herein shall prevent the Separate Account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable policies on the basis of requests made by Owners.


New Sub-Accounts may be established when, in the sole discretion of the Company, marketing, tax, investment or other conditions so warrant. Any new Sub-Accounts will be made available to existing Owners on a basis to be determined by the Company. For each additional Sub-Account, the Separate Account will purchase shares in a Fund or in another mutual fund or investment vehicle. The Company may also eliminate one or more Sub-Accounts, if in its sole discretion, marketing, tax, investment or other conditions so warrant. In the event any Sub-Account is eliminated, the Company will notify Owners and request a re-allocation of the amounts invested in the eliminated Sub-Account.


In the event of any substitution or change, the Company may make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the Contracts, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more separate accounts.


                             PERFORMANCE INFORMATION


From time to time, the Company may advertise yields and/or total returns for the Sub-Accounts. THESE FIGURES ARE BASED ON HISTORICAL INFORMATION AND ARE NOT INTENDED TO INDICATE FUTURE PERFORMANCE. For performance data and a description of the methods used to determine yield and total return, see the Statement of Additional Information.


YIELD DATA. The yield of the Money Market Sub-Account refers to the annualized income generated by an investment in that Sub-Account over a specified seven-day period. The Company may also advertise the effective yield of the Money Market Sub-Account which is calculated similarly but, when annualized, the income earned by an investment in that Sub-Account is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.


The yield of a Sub-Account other than the Money Market Sub-Account refers to the annualized income generated by an investment in the Sub-Account over a specified 30-day period. The yield calculations do not reflect the effect of any premium taxes that may be applicable to a particular Contract which would reduce the yield with respect to that Contract.


________________________________________________________________________________
                                     Page 26

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


TOTAL RETURN DATA. The average annual total return of a Sub-Account refers to return quotations assuming an investment has been held in the Sub-Account for various periods of time including, but not limited to, a period measured from the date the Sub-Account commenced operations. When a Sub-Account has been in operation for one, five and ten years, respectively, the average annual total return presented will be presented for these periods, although other periods may also be provided. The standardized average annual total return quotations reflect the deduction of all applicable charges except for premium taxes. In addition to the standardized average annual total return for a Sub-Account, the Company may provide cumulative total return and/or other non-standardized total return for the Sub-Account. Total return data that does not reflect other charges will be higher than the total return realized by an investor who incurs the charges.


Reports and promotional literature may contain the ranking of any Sub-Account derived from rankings of variable annuity separate accounts or their investment products tracked by Lipper Analytical Services, Inc., VARDS, IBC/Donoghue's Money Fund Report, Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard & Poor's Indices, Dow Jones Industrial Average, and other rating services, companies, publications, or other persons who rank separate accounts or other investment products on overall performance or other criteria. The Company may compare the performance of a Sub-Account with applicable indices and/or industry averages. Performance information may present the effects of tax-deferred compounding on Sub-Account investment returns, or returns in general, which may be illustrated by graphs, charts, or otherwise, and which may include comparisons of investment return on a tax-deferred basis with currently taxable investment return.


The Company may also advertise performance figures for the Sub-Accounts based on the performance of a Fund prior to the time the Separate Account commenced operations.


      ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED] AND THE SEPARATE
                                     ACCOUNT


ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED]. Annuity Investors Life Insurance Company[REGISTERED] (the "Company") is a stock life insurance company. It was incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of fixed and variable annuity policies.


The Company is a wholly owned subsidiary of Great American[REGISTERED] Life Insurance Company which is a wholly owned subsidiary of American Annuity Group[SERVICEMARK], Inc., ("AAG") a publicly traded insurance holding company (NYSE symbol: AAG). AAG is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE symbol: AFG).


The home office of the Company is located at 250 East Fifth Street, Cincinnati, Ohio 45202.


PUBLISHED RATINGS. The Company may from time to time publish in advertisements, sales literature and reports to Owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's, and Duff & Phelps. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of the Company and should not be considered as reflecting on the investment performance of assets held in the Separate Account. Each year the A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. In addition, the claims-paying ability of the Company as measured by Standard & Poor's or Duff & Phelps may be referred to in advertisements or sales literature or in reports to Owners. These ratings are opinions of those agencies as to an operating insurance company's financial capacity to meet the obligations of its insurance and annuity policies in accordance with their terms. Such ratings do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.


________________________________________________________________________________
                                     Page 27

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


THE SEPARATE ACCOUNT. Annuity Investors[REGISTERED] Variable Account B was established by the Company as an insurance company separate account under the laws of the State of Ohio on December 19, 1996, pursuant to resolution of the Company's Board of Directors. The Separate Account is registered with the Securities and Exchange Commission under the 1940 Act as a unit investment trust. However, the Securities and Exchange Commission does not supervise the management or the investment practices or policies of the Separate Account.


The assets of the Separate Account are owned by the Company but they are held separately from the other assets of the Company. The Ohio Revised Code provides that the assets of a separate account are not chargeable with liabilities incurred in any other business operation of the Company. Income, gains and losses incurred on the assets in the Separate Account, whether or not realized, are credited to or charged against the Separate Account, without regard to other income, gains or losses of the Company. Therefore, the investment performance of the Separate Account is entirely independent of the investment performance of the Company's general account assets or any other separate account maintained by the Company.


Under Ohio law, the assets of the Separate Account will be held for the exclusive benefit of Owners of, and the persons entitled to payment under, the Contracts offered by this Prospectus and under all other contracts which provide for accumulated values or dollar amount payments to reflect investment results of the Separate Account. The obligations arising under the Contracts are obligations of the Company.


The Separate Account is divided into Sub-Accounts, each of which invests solely in a specific corresponding Fund. (See "THE FUNDS," page ____.) Changes to the Sub-Accounts may be made at the discretion of the Company. (See "Additions, Deletions, or Substitutions," page ____.)


                                THE FIXED ACCOUNT


The Fixed Account is a part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933, nor is the general account registered as an investment company under the 1940 Act. Accordingly, neither the general account nor any interest therein is generally subject to the provisions of these Acts, and the staff of the Securities and Exchange Commission does not generally review the disclosures in the Prospectus relating to the Fixed Account. Disclosures regarding the Fixed Account and the general account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in a prospectus.


The Company has sole discretion to invest the assets of the Fixed Account, subject to applicable law. The Company delegates the investment of the assets of the Fixed Account to American Money Management Corporation. Allocation of any amounts to the Fixed Account does not entitle Owners to share directly in the investment experience of these assets. The Company assumes the risk of investment gain or loss on the portion of the Account Value allocated to the Fixed Account. All assets held in the general account are subject to the Company's general liabilities from business operations.


FIXED ACCOUNT OPTIONS. There are currently five options under the Fixed Account: the Fixed Accumulation Account Option; and the guarantee period options referred to in the Contract as the Fixed Account Options One-Year, Three-Year, Five-Year, and Seven-Year Guarantee Period, respectively. Different Fixed Account options may be offered by the Company at any time. Purchase Payments allocated and amounts transferred to the Fixed Account options accumulate interest at the applicable current interest rate declared by the Company's Board of Directors, and if applicable, for the duration of the guarantee period selected.


The Company guarantees a minimum rate of interest for the Fixed Account options. The guaranteed rate is 3% per year, compounded annually.


________________________________________________________________________________
                                     Page 28

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


RENEWAL OF FIXED ACCOUNT OPTIONS. The following provisions apply to all Fixed Account options except the Fixed Accumulation Account Option.


At the end of a guarantee period, and for the thirty days immediately preceding the end of such guarantee period, the Owner may elect a new option to replace the Fixed Account option that is then expiring. The entire amount maturing may be reallocated to any of the then-current options under the Contract (including the various Sub-Accounts within the Separate Account), except that a Fixed Account option with a guarantee period that would extend past the Annuity Commencement Date may not be selected. In particular, in the case of renewals occurring within one year of such Commencement Date, the only Fixed Account option available is the Fixed Accumulation Account Option.


If the Owner does not specify a new Fixed Account option in accordance with the preceding paragraph, the Owner will be deemed to have elected the same Fixed Account option as is expiring, so long as the guarantee period of such option does not extend beyond the Annuity Commencement Date. In the event that such a period would extend beyond the Annuity Commencement Date, the Owner will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to the Annuity Commencement Date, or failing that, the Fixed Accumulation Account Option.


                                  THE CONTRACTS


The Contracts described herein are individual flexible premium deferred annuities. The rights and benefits are described below and in the Contracts. The Company reserves the right to make any modification to conform the Contracts to, or give the Owner the benefit of, any applicable law. The obligations under the Contracts are obligations of the Company.


The Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate. The availability of certain Contract rights and provisions depends on state approval and/or filing and review processes in each such jurisdiction. Where required by law or regulation, the Contracts will be modified accordingly.


Fixed Account Values, Variable Account Values, benefits and charges will be calculated separately for each Contract. The various administrative rules described below will apply separately to each Contract, unless otherwise noted. The Company reserves the right to terminate any Contract at any time the Account Value is less than $500, in which case a surrender will be deemed to have been made and the Company will pay the Owner the Account Value less any and all fees, charges and deductions that apply on full surrender.


RIGHT TO CANCEL. The Owner may cancel the Contract by giving the Company written notice of cancellation and returning the Contract before midnight of the twentieth day following the date the Owner receives the Contract. The Contract must be returned to the Company, and the required notice must be given in person, or to the agent who sold it to the Owner, or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If the Owner cancels the Contract as set forth above, the Contract will be void and the Company will refund the Purchase Payment(s) plus or minus any investment gains or losses under the Contract as of the end of the Valuation Period during which the returned Contract is received by the Company. Where required by state or federal law, the Company will refund Purchase Payment(s) during the minimum refund period required. Where required by state law, the Right to Cancel provision of a Contract may provide for refund of a different amount or a right to cancel for a different time period than described above. The Company may require that Purchase Payment(s) be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.
>



________________________________________________________________________________
                                     Page 29

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                PURCHASE PAYMENTS


PURCHASE PAYMENTS. Currently, the minimum initial Purchase Payment is $20,000. Subsequent Purchase Payments must be at least $50 for Qualified Contracts and $100 for Non-Qualified Contracts. Purchase Payments and tax-free transfers or rollovers may be sent to the Company at its Administrative Office at any time before the Annuity Commencement Date so long as the Contract has not been fully surrendered and the Owner is still living. The Company reserves the right to increase the minimum allowable initial Purchase Payment or subsequent Purchase Payment, at its discretion and at any time, when permitted by law.


Each Purchase Payment will be applied by the Company to the credit of the Owner's Account. If the application form is in good order, the Company will apply the initial Purchase Payment to an Account for the Owner within two business days of receipt of the Purchase Payment at the Administrative Office. If the application form is not in good order, the Company will attempt to get the application form in good order within five business days. If the application form is not in good order at the end of this period, the Company will inform the Owner of the reason for the delay and that the Purchase Payment will be returned immediately unless he or she specifically consents to the Company keeping the Purchase Payment until the application form is in good order. Once the application form is in good order, the Purchase Payment will be applied to the Owner's Account within two business days.


Each additional Purchase Payment is credited to a Contract as of the next Valuation Date following the receipt of such additional Purchase Payment.


No Purchase Payment for any Contract may exceed $500,000 without prior approval of the Company.


ALLOCATION OF PURCHASE PAYMENTS. The Company will allocate Purchase Payments to the Fixed Account options and/or to the Sub-Accounts according to instructions received by Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to the Fixed Accumulation Account Option or to a Sub-Account is $10. The minimum amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account Option is $2,000. The Company may require that Purchase Payments be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.


                                  ACCOUNT VALUE


The Account Value is equal to the aggregate value of the Owner's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of the Owner's interest in all Sub-Accounts is the "Variable Account Value," and the value of the Owner's interest in all Fixed Account options is the "Fixed Account Value."


FIXED ACCOUNT VALUE. The Fixed Account Value for a Contract at any time is equal to: (a) the Purchase Payment(s) allocated to the Fixed Account; plus (b) amounts transferred to the Fixed Account; plus (c) interest credited to the Fixed Account; less (d) any charges, surrenders, deductions, amounts transferred from the Fixed Account or other adjustments made in accordance with the provisions of the Contract.


VARIABLE ACCOUNT VALUE. The Variable Account Value for the Contract as of the end of any given Valuation Period is the sum of the Accumulation Units allocated to the Owner for each Sub-Account multiplied by the appropriate Accumulation Unit Value. Purchase Payments may be allocated among, and amounts may be transferred to, the various Sub-Accounts within the Separate Account, subject to the provisions of the Contract governing transfers. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period on which the Purchase Payment(s) or transferred amount is received.


________________________________________________________________________________
                                     Page 30

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:


      1)  transfer from a Sub-Account;
      2)  full or partial surrender of the Variable Account Value;
      3)  payment of a Death Benefit;
      4)  application of the Variable Account Value to a Settlement Option;
      5)  deduction of the Contract Maintenance Fee; or
      6)  deduction of any Transfer Fee.


Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or an applicable Commencement Date, or the end of the Valuation Period on which the Contract Maintenance Fee or a Transfer Fee is due, as the case may be.


The Variable Account Value for a Contract at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to that Contract multiplied by the Accumulation Unit Value for the applicable Sub-Account at the end of the preceding Valuation Period.


ACCUMULATION UNIT VALUE. The initial Accumulation Unit Value for each Sub-Account, with the exception of the Money Market Sub-Account, was set at $10. The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation
Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.


NET INVESTMENT FACTOR. The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the Accumulation Unit Value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:


      (1)    is equal to:
            (a) the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus


            (b) the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus


            (c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;


      (2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the immediately preceding Valuation Period; and


      (3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.




________________________________________________________________________________

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                    TRANSFERS


Prior to the applicable Commencement Date, the Owner may transfer amounts in a Sub-Account to a different Sub-Account and/or one or more of the Fixed Account options. After the first Contract Anniversary, and prior to the applicable Commencement Date, the Owner may transfer amounts from any Fixed Account option to any other Fixed Account option and/or one or more of the Sub-Accounts. If a transfer is being made from a Fixed Account option pursuant to the "Renewal" provision of the Contract, then the entire amount of that Fixed Account option subject to renewal at that time may be transferred. In any other case, transfers from a Fixed Account option are subject to a cumulative limit during each Contract Year of twenty percent (20%) of the Fixed Account option's value as of the most recent Contract Anniversary. Amounts previously transferred from Fixed Account options to the Sub-Accounts may not be transferred back to the Fixed Account options for a period of six (6) months from the date of transfer. The minimum transfer amount for any transfer is $500.


The Company currently charges a Transfer Fee of $25 for each transfer in excess of twelve during the same Contract Year.


TELEPHONE TRANSFERS. An Owner may place a request for all or part of the Account Value to be transferred by telephone. All transfers must be in accordance with the terms of the Contract. Transfer instructions are currently accepted on each Valuation Date between 9:30 a.m. and 4:00 p.m. Eastern Time at (800) 789-6771. Once instructions have been accepted, they may not be rescinded; however, new telephone instructions may be given the following day.


The Company will not be liable for complying with telephone instructions which the Company reasonably believes to be genuine, or for any loss, damage, cost or expense in acting on such telephone instructions. The Owner or Person Controlling Payments will bear the risk of such loss. The Company will employ reasonable procedures to determine that telephone instructions are genuine. If the Company does not employ such procedures, the Company may be liable for losses due to unauthorized or fraudulent instructions. These procedures may include, among others, tape recording telephone instructions.


DOLLAR COST AVERAGING. Prior to the applicable Commencement Date, the Owner may establish automatic transfers from the Money Market Sub-Account to any other
Sub-Account(s),   or  from  the  Fixed   Accumulation   Account  Option  to  any
Sub-Account(s), on a monthly or quarterly basis, by submitting to the Administrative Office a Dollar Cost Averaging Authorization Form. No Dollar Cost Averaging transfers may be made to any of the Fixed Account options. The Dollar Cost Averaging transfers will take place on the last Valuation Date of each calendar month or quarter as requested by the Owner.


In order to be eligible for Dollar Cost Averaging, the value of the source of funds (the Money Market Sub-Account or the Fixed Accumulation Account Option) must be at least $10,000, and the minimum amount that may be transferred is $500 per month.


Dollar Cost Averaging will automatically terminate if any Dollar Cost Averaging transfer would cause the account balance of the source of the funds (the Money Market Sub-Account or the Fixed Accumulation Account Option) to fall below $500. At that time, the Company will then transfer the account balance of the source of the funds to the designated Sub-Account(s) in the same percentage distribution as directed in the Dollar Cost Averaging Authorization Form.


Currently, the Transfer Fee does not apply to Dollar Cost Averaging transfers, and Dollar Cost Averaging transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


________________________________________________________________________________
                                     Page 32

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


Before electing Dollar Cost Averaging, an Owner should consider the risks involved in switching between investments available under the Contract. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels and does not guarantee profits or prevent losses in a declining market. An Owner should consider his or her financial ability to continue Dollar Cost Averaging transfers through periods of changing price levels.


The Owner may terminate Dollar Cost Averaging services at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are currently in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Dollar Cost Averaging services.


PORTFOLIO REBALANCING. In connection with the allocation of Purchase Payments to the Sub-Accounts, and/or the Fixed Accumulation Account Option, the Owner may elect to have the Company perform Portfolio Rebalancing services. The election of Portfolio Rebalancing instructs the Company to automatically transfer amounts between the Sub-Accounts and the Fixed Accumulation Account Option to maintain the percentage allocations selected by the Owner.


Prior to the applicable Commencement Date, the Owner may elect Portfolio Rebalancing by submitting to the Administrative Office a Portfolio Rebalancing
Authorization Form. In order to be eligible for the Portfolio Rebalancing program, the Owner must have a minimum Account Value of $10,000. Portfolio Rebalancing transfers will take place on the last Valuation Date of each calendar quarter. Portfolio Rebalancing will not be available if the Dollar Cost Averaging program or an Interest Sweep from the Fixed Accumulation Account Option is being utilized.


Currently, the Transfer Fee does not apply to Portfolio Rebalancing transfers, and Portfolio Rebalancing transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


The Owner may terminate Portfolio Rebalancing services at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Portfolio Rebalancing services.


INTEREST SWEEP. Prior to the applicable Commencement Date, the Owner may elect automatic transfers of the income from any Fixed Account option(s) to any Sub-Account(s), by submitting to the Administrative Office an Interest Sweep Authorization Form. Interest Sweep transfers will take place on the last Valuation Date of each calendar quarter.


In order to be eligible for the Interest Sweep program, the value of each Fixed Account option selected must be at least $5,000. The maximum amount that may be transferred from each Fixed Account option selected is 20% of such Fixed Account option's value per year. Any amounts transferred under the Interest Sweep program will reduce the 20% maximum transfer amount otherwise allowed.


Currently, the Transfer Fee does not apply to Interest Sweep transfers, and Interest Sweep transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


The Owner may terminate the Interest Sweep program, at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Interest Sweep services.


________________________________________________________________________________
                                     Page 33

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


PRINCIPAL GUARANTEE OPTION. The Owner may elect to have the Company allocate a portion of a Purchase Payment to the Fixed Account Seven-Year Guarantee Period such that, at the end of the Seven-Year Guarantee Period, that account will grow to an amount equal to the total Purchase Payment. The Company determines the portion of the Purchase Payment which must be allocated to the Fixed Account Option Seven-Year Guarantee Period such that, based on the interest rate then in effect, the Seven-Year Guarantee Period account will grow to equal the full amount of the Purchase Payment after seven years. The remainder of the Purchase Payment will be allocated according to the Owner's instructions. The minimum Purchase Payment eligible for the Principal Guarantee program is $5,000.


CHANGES BY THE COMPANY. The Company reserves the right, in the Company's sole discretion and at any time, to terminate, suspend or modify any aspect of the privileges described above without prior notice to Owners, as permitted by applicable law. The Company may also impose an annual fee or increase the current annual fee, as applicable, for any of the foregoing services in such amount(s) as the Company may then determine to be reasonable for participation in the service.


                                   SURRENDERS


AMOUNT AVAILABLE FOR SURRENDER. The Owner may surrender a Contract in full for the Account Value, or partial surrenders may be made for a lesser amount, by Written Request at any time prior to the Annuity Commencement Date. The amount of any partial surrender must be at least $500. A partial surrender cannot reduce the Account Value to less than $500. Surrenders will be deemed to be withdrawn first from the portion of the Account Value that represents
Accumulated Earnings and then from Purchase Payments. For purposes of the Contract, Purchase Payments are deemed to be withdrawn on a "first-in, first-out" basis.


The amount available for surrender will be the Account Value at the end of the Valuation Period in which the Written Request is received. Any fees, charges, loans or applicable premium tax or other taxes not previously deducted, will be deducted as part of the calculation of the Account Value. A full Contract Maintenance Fee will also be deducted on a full surrender.


Surrenders will result in the cancellation of Accumulation Units from each applicable Sub-Account(s) and/or a reduction of the Fixed Account Value. In the case of a full surrender, the Contract will be terminated.


Surrenders may be subject to a 10% premature distribution penalty tax if made before the Owner reaches age 59 1/2, and may further be subject to federal, state or local income tax, as well as significant tax law restrictions in the case of Qualified Contracts. (See "FEDERAL TAX MATTERS," page ___.)


SUSPENSION OR DELAY IN PAYMENT OF SURRENDER. The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:


      1) when the New York Stock Exchange ("NYSE") is closed or trading on the NYSE is restricted;


      2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which (a) the disposal of securities in the Separate Account is not reasonably practicable or (b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or


      3) when the Securities and Exchange Commission so permits for the protection of security holders.


The Company further reserves the right to delay payment of any partial or full surrender of the Fixed Account Value for up to six months after the receipt of a Written Request.


________________________________________________________________________________
                                     Page 34

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


A surrender request will be effective when all appropriate surrender request forms are received. Payments of any amounts derived from a Purchase Payment paid by check may be delayed until the check has cleared.


SINCE THE OWNER ASSUMES THE INVESTMENT RISK THE TOTAL AMOUNT PAID UPON SURRENDER OF THE CONTRACT (TAKING INTO ACCOUNT ANY PRIOR SURRENDERS) MAY BE MORE OR LESS THAN THE TOTAL PURCHASE PAYMENTS.


When Contracts offered by this Prospectus are issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408 or 457 of the Code, as applicable, reference should be made to the terms of the particular plans for any additional limitations or restrictions on surrenders.


SYSTEMATIC WITHDRAWAL. Prior to the applicable Commencement Date, the Owner, by Written Request to the Administrative Office, may elect to automatically withdraw money from the Fixed Account and/or the Sub-Accounts. To be eligible for the Systematic Withdrawal program, the Account Value must be at least $10,000 at the time of election. The minimum monthly amount that can be withdrawn is $100. The Owner may begin or discontinue systematic withdrawals at any time by Written Request to the Company, but at least 30 days notice must be given to change any systematic withdrawal instructions that are currently in place. The Company reserves the right to discontinue offering systematic withdrawals at any time. Currently, the Company does not charge a fee for Systematic Withdrawal services. However, the Company reserves the right to impose an annual fee in such amount as the Company may then determine to be reasonable for participation in the Systematic Withdrawal program.


Systematic withdrawals may have tax consequences or may be limited by tax law restrictions. (See "FEDERAL TAX MATTERS," page ____.)


                                 CONTRACT LOANS


If permitted under the Contract, an Owner may obtain a loan using his or her interest under such Contract as the only security for the loan. Loans are subject to provisions of the Code. A tax adviser should be consulted prior to exercising loan privileges. Loan provisions are described in the loan endorsement to the Contract.


The amount of any outstanding loan will be deducted from any Death Benefit. In addition, a loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of the investment options will only apply to the unborrowed portion of the Account Value. The longer the loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the investment results are greater than the rate being credited on amounts held in the loan account while the loan is outstanding, the Account Value will not increase as rapidly as it would if no loan were outstanding. If investment results are below that rate, the Account Value will be higher than it would have been if no loan had been outstanding.




________________________________________________________________________________
                                     Page 35

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                                  DEATH BENEFIT


A Death Benefit will be paid under the Contract if:


      1) the Owner or the joint owner, if any, dies before the Annuity Commencement Date and before the Contract is fully surrendered;


      2)  the Death Benefit  Valuation  Date has occurred;  and


      3)  a spouse does not become the Successor Owner.


If a Death Benefit becomes payable:


      1)  it will be in lieu of all other benefits under the Contract; and


      2) all other rights under the Contract will be terminated except for rights related to the Death Benefit.


Only one Death Benefit will be paid under the Contract.


DEATH BENEFIT VALUES. The Death Benefit will be an amount equal to the greater of:


      1)  the Account Value as of the Death Benefit Valuation Date; or


      2) one hundred percent (100%) of the Purchase Payment(s) received by us, less any amounts returned to you.


Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the Death Benefit amount described above.


DEATH BENEFIT COMMENCEMENT DATE. The Beneficiary may designate the Death Benefit Commencement Date by Written Request within one year of the Owner's death. If no designation is made, then the Death Benefit Commencement Date will be one year after the Owner's death.


FORM OF DEATH BENEFIT. Death Benefit payments will be Fixed Dollar Benefit payments made monthly in accordance with the terms of Option A with a period certain of 48 months under the "SETTLEMENT OPTIONS" section of this Prospectus. (See page ____.)


In lieu of that, the Owner may elect at any time before his or her death to have Death Benefit payments made in one lump sum or pursuant to any available settlement option under the "SETTLEMENT OPTIONS" section of this Prospectus. If the Owner does not make any such election, the Beneficiary may make that election at any time after the Owner's death and before the Death Benefit Commencement Date.


BENEFICIARY. Non-Qualified Contracts may be jointly owned by two people. If there is a joint owner and that joint owner survives the Owner, the joint owner is the Beneficiary, regardless of any designation made by the Owner. If there is no surviving joint owner, and in the case of Qualified Contracts, the Beneficiary is the person or persons so designated in the application, if any, or under the Change of Beneficiary provision of the Contract. If the Owner has not designated a Beneficiary, or if no Beneficiary designated by the Owner survives the Owner, then the Beneficiary will be the Owner's estate.


________________________________________________________________________________
                                     Page 36

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                             CHARGES AND DEDUCTIONS


There are two types of charges and deductions. First, there are charges assessed under the Contract. These charges include the Administration Charge, the Mortality and Expense Risk Charge, Premium Taxes and Transfer Fees. All of these charges are described below, and some may not be applicable to every Contract. Second, there are Fund expenses for fund management fees and administration expenses. These fees are described in the prospectus and statement of additional information for each Fund.


MAINTENANCE AND ADMINISTRATION CHARGES. On each Contract Anniversary, the Company deducts an annual Contract Maintenance Fee as partial compensation for expenses relating to the issuance and maintenance of the Contract, and the Separate Account. The annual Contract Maintenance Fee is $40. This Contract Maintenance Fee is not assessed against Fixed Account options. If the Contract is surrendered in full on any day other than on the Contract Anniversary, the Contract Maintenance Fee will be deducted in full at the time of such surrender. If a Variable Annuity Benefit is elected, a portion of the $40 annual Contract Maintenance Fee will be deducted from each Benefit Payment.


The Company will waive the Contract Maintenance Fee if the Account Value is equal to or greater than $40,000 on the date of the assessment of the charge. The Company will waive the Contract Maintenance Fee after the applicable Commencement Date if the amount applied to a Variable Dollar Benefit exceeds $40,000.


The Company imposes an Administration Charge to reimburse the Company for those administrative expenses attributable to the Contract and the Separate Account which exceed the revenues received from the Contract Maintenance Fee and any Transfer Fee. For this Administration Charge, the Company makes a daily charge equal to .000411% corresponding to an effective annual rate of 0.15% of the daily Net Asset Value of each Sub-Account in the Separate Account. This Administration Charge is not assessed against Fixed Account options.


The Company has set the Administration Charge and the Contract Maintenance Fee at levels such that the Company will recover no more than the anticipated and estimated costs associated with administering the Contract and Separate Account. The Company does not expect to make a profit from either the Administration Charge or the Contract Maintenance Fee. The Company guarantees that it will not increase the Administration Charge or the Contract Maintenance Fee for a Contract after it has been issued.


MORTALITY AND EXPENSE RISK CHARGE. The Company imposes a Mortality and Expense Risk Charge as compensation for bearing certain mortality and expense risks under the Contract. For assuming these risks, the Company makes a daily charge equal to .003403% corresponding to an effective annual rate of 1.25% of the daily Net Asset Value of each Sub-Account in the Separate Account. The Company estimates that the mortality risk component of this charge is 0.75% of the daily Net Asset Value of each Sub-Account and the expense risk component is 0.50%. The Mortality and Expense Risk Charge is imposed before the Annuity Commencement Date and after the Annuity Commencement Date if a Variable Annuity Benefit is selected. The Company guarantees that the Mortality and Expense Risk Charge will never increase for a Contract after it has been issued. The Mortality and Expense Risk Charge is reflected in the Accumulation Unit Values for each Sub-Account. The Mortality and Expense Risk Charge is not assessed against Fixed Account options.


The  mortality   risks  assumed  by  the  Company  arise  from  its  contractual obligations to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the Contract).


The Company also bears substantial risk in connection with payment of the Death Benefit before the Annuity Commencement Date, since in certain circumstances the Company may be obligated to pay a larger Death Benefit amount than the then-existing Account Value of the Contract.


________________________________________________________________________________
                                     Page 37

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


The expense risk assumed by the Company is the risk that the Company's actual expenses in administering the Contracts and the Separate Account will exceed the amount recovered through the Contract Maintenance Fees and Transfer Fees.


If the Mortality and Expense Risk Charge is insufficient to cover actual costs and risks assumed, the loss will fall on the Company. Conversely, if this charge is more than sufficient, any excess will be profit to the Company. Currently, the Company expects a profit from this charge.


PREMIUM TAXES. Certain state and local governments impose premium taxes. These taxes currently range up to 5.0% depending upon the jurisdiction. The Company, in its sole discretion and in compliance with any applicable state law, will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Account Value either upon death, surrender, annuitization, or at the time Purchase Payments are made to the Contract, but no earlier than when the Company has a tax liability under state law.


TRANSFER FEE. The Company currently imposes a $25 fee for each transfer in excess of twelve in a single Contract Year. The Company will deduct the charge from the amount transferred. Currently, transfers associated with Dollar Cost Averaging, Interest Sweep and Portfolio Rebalancing programs do not incur a Transfer Fee and do not count toward the twelve annual transfers currently permitted under the Contract without a Transfer Fee.


FUND EXPENSES. The value of the assets in the Separate Account reflects the value of Fund shares and therefore the fees and expenses paid by each Fund. The annual expenses of each Fund are set out in the "Summary of Expenses" tables at the front of this Prospectus. A complete description of the fees, expenses, and deductions from the Funds are found in the respective prospectuses for the Funds. (See "THE FUNDS," page ____.)


                               SETTLEMENT OPTIONS


ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date is shown on the Contract Specifications page. The Owner may change the Annuity Commencement Date by Written Request made at least 30 days prior to the date that Annuity Benefit payments are scheduled to begin. Unless the Company agrees otherwise, the Annuity Commencement Date cannot be later than the Contract Anniversary following the 85th birthday of the eldest Owner, or five years after the Contract Effective Date, whichever is later.


ELECTION OF SETTLEMENT OPTION. If the Owner is alive on the Annuity Commencement Date and unless otherwise directed, the Company will apply the Account Value, less premium taxes, if any, according to the Settlement Option elected.


If no election has been made on the Annuity Commencement Date, the Company will begin payments based on Settlement Option B (Life Annuity with Payments for at Least a Fixed Period), described below, with a fixed period of 120 monthly payments assured.


BENEFIT PAYMENTS. Benefit Payments may be calculated and paid: (1) as a Fixed Dollar Benefit; (2) as a Variable Dollar Benefit; or (3) as a combination of both.


If only a Fixed Dollar Benefit is to be paid, the Company will transfer all of the Account Value to the Company's general account on the applicable
Commencement Date, or on the Death Benefit Valuation Date (if applicable). Similarly, if only a Variable Dollar Benefit is elected, the Company will transfer all of the Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the applicable Commencement Date; the


________________________________________________________________________________
                                     Page 38

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


Company will allocate the amount applied to a Variable Dollar Benefit among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve months, the Person Controlling Payments may, no more than once each twelve months thereafter, transfer all or part of the Benefit Units upon which the Variable Dollar Benefit is based from the Sub-Account(s) then held, to Benefit Units in different Sub-Account(s).


If a Variable Dollar Benefit is elected, the amount to be applied under that benefit is the Variable Account Value as of the end of the Valuation Period immediately preceding the applicable Commencement Date. If a Fixed Dollar Benefit is to be paid, the amount to be applied under that benefit is the Fixed Account Value as of the applicable Commencement Date, or as of the Death Benefit Valuation Date (if applicable).


FIXED DOLLAR BENEFIT. Fixed Dollar Benefit payments are determined by multiplying the Fixed Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the settlement option elected. Fixed Dollar Benefit payments will remain level for the duration of the payment period.


If at the time a Fixed Dollar Benefit is elected, the Company has available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and shall not change for as long as that election remains in force.


VARIABLE DOLLAR BENEFIT. The first monthly Variable Dollar Benefit payment is equal to the Owner's Variable Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax not previously deducted) as of the end of the Valuation Period immediately preceding the applicable Commencement Date multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Benefit Payment option elected less the pro rata portion of the Contract Maintenance Fee.


The number of Benefit Units in each Sub-Account held by the Owner is determined by dividing the dollar amount of the first monthly Variable Dollar Benefit payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the applicable Commencement Date. The number of Benefit Units remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts after the applicable Commencement Date.


The dollar amount of the second and any subsequent Variable Dollar Benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from month to month. The total amount of the second and any subsequent Variable Dollar Benefit payment will be equal to the sum of the payments from each Sub-Account less a pro rata portion of the Contract Maintenance Fee. Where an Owner elects a Variable Dollar Benefit, there is a risk that only one Benefit Payment will be made under any settlement option, if:
(i) at the end of the applicable Valuation Period, the Owner's Variable Account Value has declined to zero; or (ii) the person on whose life Benefit Payments are based dies prior to the second Benefit Payment.


The payment from each Sub-Account is found by multiplying the number of Benefit Units held in each Sub-Account by the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.


The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. Thereafter, the Benefit Unit Value for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as


________________________________________________________________________________
                                     Page 39

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


set forth above under "Net Investment Factor", for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of 3% per year, compounded annually, that is reflected in the Settlement Option Tables.


TRANSFERS AFTER THE COMMENCEMENT DATE. After the applicable Commencement Date, no transfers between the Fixed Account and the Separate Account are permitted. However, after a Variable Dollar Benefit has been paid for at least twelve months, the Participant may, by Written Request to the Administrative Office, transfer Benefit Units between Sub-Accounts no more than once during a twelve-month period.


TRANSFER  FORMULA.   Transfers  after  the  applicable   Commencement  Date  are
implemented according to the following formulas:


      1) Determine the number of units to be transferred from the Sub-Account as follows:
                  =AT/BUV1


      2) Determine the number of Benefit Units remaining in such Sub-Account (after the transfer):
                  = UNIT1 - AT/BUV1


      3) Determine the number of Benefit Units in the Transferee Sub-Account (after the transfer):
                  = UNIT2 + AT/BUV2


      4) Subsequent Variable Dollar Benefit payments will reflect the changes in Benefit Units in each Sub-Account as of the next Variable Dollar Benefit payment's due date.


      Where:


           (BUV1) is the Benefit Unit Value of the Sub-Account that the transfer is being made from as of the end of the Valuation Period in which the transfer request was received.


           (BUV2) is the Benefit Unit Value of the Sub-Account that the transfer is being made to as of the end of the Valuation Period in which the transfer request was received.


           (UNIT1) is the number of Benefit Units in the Sub-Account that the transfer is being made from, before the transfer.


           (UNIT2) is the number of Benefit Units in the Sub-Account that the transfer is being made to, before the transfer.


           (AT) is the dollar amount being transferred from the Sub-Account.


SETTLEMENT OPTIONS.


      OPTION A:   Income For A Fixed Period
                  -------------------------


                  The Company will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial Payment Interval. The maximum time over which payments will be made by the Company or money will be held by the Company is 30 years. The Option A Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


      OPTION B:   Life Annuity With Payments For At Least A Fixed Period
                  ------------------------------------------------------


                  The Company will make periodic payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then the Company will make


________________________________________________________________________________
                                     Page 40

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                  payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


      OPTION C:   Joint And One-half Survivor Annuity
                  -----------------------------------


                  The Company will make periodic payments until the death of the primary person on whose life Benefit Payments are based; thereafter, the Company will make one-half of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The Company will require Due Proof of Death of the primary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


      OPTION D:   Life Annuity
                  ------------


                  The Company will make periodic payments until the death of the person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial
                  Payment Interval. The Option D Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this option.


      OPTION E:   Any Other Form
                  --------------


                  The Company will make periodic payments in any other form of settlement option which is acceptable to us at the time of an election.


MINIMUM AMOUNTS. Presently, the minimum amount of a Benefit Payment under any settlement option is $50. If an Owner selects a Payment Interval under which a Benefit Payment would be less than $50, the Company will advise the Owner that a new Payment Interval must be selected so that the Benefit Payment will be at least $50. Generally, monthly, quarterly, semi-annual and annual Payment Intervals are available. From time to time, the Company may require Benefit Payments to be made by direct deposit or wire transfer to the account of a designated payee.


Minimum amounts, Payment Intervals and other terms and conditions may be modified by the Company at any time without prior notice to Owners, as permitted by applicable law. If the Company changes the minimum amounts, the Company may change any current or future payment amounts and/or Payment Intervals to conform with the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.


All factors, values, benefits and reserves under the Contract will not be less than those required by the law of the state in which the Contract is delivered.


SETTLEMENT OPTION TABLES. The Settlement Option Tables set forth in the Statement of Additional Information and in the Contracts show the guaranteed payments that the Company will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate of three percent (3%) per year, compounded annually.


Rates for monthly payments for ages or fixed periods not shown in the Settlement Option Tables will be calculated on the same basis as those shown and may be obtained from the Company. Fixed periods shorter than five years are not available, except as a Death Benefit Settlement Option.


________________________________________________________________________________
                                     Page 41

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                               GENERAL PROVISIONS


NON-PARTICIPATING. The Contract does not pay dividends or share in the Company's divisible surplus.


MISSTATEMENT. If the age and/or sex of a person on whose life Benefit Payments are based is misstated, the payments or other benefits under the Contract shall be adjusted to the amount which would have been payable based on the correct age and/or sex. If the Company made any underpayments based on any misstatement, the amount of any underpayment with interest shall be immediately paid in one sum. In addition to any other remedies that may be available at law or at equity, the Company may deduct any overpayments made, with interest, from any succeeding payment(s) due under the Contract.


PROOF OF EXISTENCE AND AGE. The Company may require proof of age and/or sex of any person on whose life Benefit Payments are based. If payment under a settlement option depends on whether a specified person is still alive, the Company may at any time require proof that any such person is still living.


DISCHARGE OF LIABILITY. Upon payment of any partial or full surrender, or any Benefit Payment, the Company shall be discharged from all liability to the extent of each such payment.


TRANSFER OF OWNERSHIP.


      NON-QUALIFIED CONTRACT. The Owner of a Non-Qualified Contract may transfer ownership at any time during his or her lifetime. Any such transfer is subject to the following:


            1)  it must be made by Written Request; and


            2) unless otherwise elected or required by law, it will not cancel a designation of an Annuitant or Beneficiary or any settlement option election previously made.


      QUALIFIED CONTRACT. The Owner of a Qualified Contract may not transfer ownership.


ASSIGNMENT.


      NON-QUALIFIED CONTRACT. The Owner of a Non-Qualified Contract may assign all or any part of his or her rights under the Contract except rights to:


            1)  designate or change a Beneficiary;


            2)  designate or change an Annuitant;


            3)  transfer ownership; and


            4)  elect a settlement option.


      The person to whom an assignment is made is called an assignee.


      The Company is not responsible for the validity of any assignment. An assignment must be in writing and must be received at the Administrative Office of the Company. The Company will not be bound by an assignment until the Company acknowledges it. An assignment is subject to any payment made or any action the Company takes before the Company acknowledges it. An assignment may be ended only by the assignee or as provided by law.


      QUALIFIED CONTRACT. The Owner of a Qualified Contract may not assign or in any way alienate his or her interest under the Contract.


________________________________________________________________________________
                                     Page 42

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


ANNUAL REPORT. At least once each Contract Year, the Company will provide a report of the Contract's current values and any other information required by law, until the first to occur of the following:


      1)  the date the Contract is fully surrendered;


      2)  the Annuity Commencement Date; or


      3)  the Death Benefit Commencement Date.


INCONTESTABILITY.  No Contract shall be contestable by the Company.


ENTIRE CONTRACT. The Company issues the Contract in consideration and acceptance of the payment of the initial Purchase Payment. In those states that require a written application, a copy of the application will be attached to and become part of the Contract. Only statements in the application, if any, or made elsewhere by the Owner in consideration for the Contract will be used to void the Owner's interest under the Contract, or to defend a claim based on it. Such statements are representations and not warranties.


CHANGES - WAIVERS. No changes or waivers of the terms of the Contract are valid unless made in writing by the Company's President, Vice President, or Secretary. The Company reserves the right both to administer and to change the provisions of the Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.


NOTICE AND DIRECTIONS. The Company will not be bound by any authorization, election or notice which is not made by Written Request.


Any written notice requirement by the Company to the Owner will be satisfied by the mailing of any such required written notice, by first-class mail, to the Owner's last known address as shown on the Company's records.


                               FEDERAL TAX MATTERS


INTRODUCTION. The following discussion is a general description of federal tax considerations relating to the Contracts and is not intended as tax advice. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under the Contract. Any person concerned about tax implications should consult a competent tax advisor before initiating any transaction. This discussion is based upon the Company's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.


A Contract may be purchased on a tax-qualified or non-tax-qualified basis. Qualified Contracts are designed for use in connection with plans entitled to special income tax treatment under Section 401, 403, 408 or 457(g) of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on Benefit Payments, and on the economic benefit to the Owner or the Beneficiary may depend on the type of Contract and the tax status of the individual concerned.


Certain requirements must be satisfied in purchasing a Qualified Contract and receiving distributions from such a Contract in order to continue to receive favorable tax treatment. The Company makes no attempt to provide more than general information about use of Contracts with the various types of tax-qualified arrangements. Owners and Beneficiaries are cautioned that the rights of any person to any benefits may be subject to the terms and conditions of the tax-qualified arrangement, regardless of the terms and conditions of the Contract. Some tax-qualified arrangements are subject to distribution and other requirements that are not incorporated in the administration of the Contract.


________________________________________________________________________________
                                     Page 43

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


Owners are responsible for determining that contributions, distributions and other transactions with respect to Qualified Contracts satisfy applicable law. Therefore, purchasers of Qualified Contracts should seek competent legal and tax advice regarding the suitability of the Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of the Contract. The Statement of Additional Information discusses the requirements for qualifying as an annuity.


TAXATION OF ANNUITIES IN GENERAL. Section 72 of the Code governs taxation of annuities in general. The Company believes that the Owner who is a natural person generally is not taxed on increases in the value of an Account until distribution occurs by withdrawing all or part of the Account Value (e.G., surrenders or annuity payments under the Settlement Option elected.) The taxable portion of a distribution (in the form of a single sum payment or an annuity) is generally taxable as ordinary income. The following discussion generally applies to a Contract owned by a natural person.


SURRENDERS.


      QUALIFIED CONTRACTS. In the case of a surrender under a Contract, a pro rata portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total accrued benefit under the annuity. The "investment in the contract" generally equals the amount of any non-deductible and/or non-excludable Purchase Payments paid by or on behalf of any individual. Special tax rules may be available for certain distributions from a Qualified Contract.


      NON-QUALIFIED CONTRACTS. In the case of a partial surrender under a Non-Qualified Contract, the amount recovered is taxable to the extent that the Account Value immediately before the surrender exceeds the "investment in the contract" at such time. In the case of a full surrender under a Non-Qualified Contract, the amount recovered is taxable to the extent it exceeds the "investment in the contract" at such time.


BENEFIT PAYMENTS. Although the tax consequences may vary depending on the Settlement Option elected under the Contract, in general, only the portion of a Benefit Payment that exceeds the allocable share of the "investment in the contract" will be taxed; after the "investment in the contract" is recovered, the full amount of any additional Benefit Payments is taxable. For Variable Dollar Benefit Payments, the taxable portion is generally determined by an equation that establishes a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the "investment in the contract" by the total number of expected periodic payments. For Fixed Dollar Benefit Payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the Benefit Payments for the term of the payments; however, the remainder of each Benefit Payment is taxable. Special allocation rules apply if Benefit Payments are made for life with a minimum number of payments guaranteed. In any case, once the "investment in the contract" has been fully recovered, the full amount of any additional Benefit Payments is taxable. If Benefit Payments cease before full recovery of the "investment in the contract," in some circumstances the unrecovered amount may be claimed as a tax deduction.


PENALTY TAX. In general, a 10% premature distribution penalty tax applies to the taxable portion of a distribution from a Contract prior to age 59 1/2. Exceptions to this penalty tax are available for distributions made on account of disability, death, and certain payments for life and life expectancy. Certain other exceptions may apply depending on the tax-qualification of the Contract involved. The premature distribution penalty tax is increased to 25% for distributions from a Savings Incentive Match Plan for Employees (SIMPLE) IRA described in Section 408(p) of the Code during the first two years of participation in the plan.


________________________________________________________________________________
                                     Page 44

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed under a Contract because of the death of an Owner. Generally such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender as described above, or (2) if distributed under a Settlement Option, they are taxed in the same manner as Annuity Benefit payments, as described above.


TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF CONTRACTS. When permitted, a transfer of ownership or an assignment of a Contract, the designation of an Annuitant who is not also the Owner, or the exchange of a Contract may result in certain tax consequences to the Owner that are not discussed herein.


QUALIFIED CONTRACTS - GENERAL. Qualified Contracts are designed for use with several types of retirement plans. The tax rules applicable to Owner and Beneficiaries in retirement plans vary according to the type of plan and the terms and conditions of the plan.


      INDIVIDUAL RETIREMENT ANNUITIES. Code Sections 219 and 408 permit individuals or their employers to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA". Under applicable limitations, certain amounts may be contributed to an IRA that are deductible from an individual's gross income. Employers also may establish a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) to provide IRA contributions on behalf of their employees.


      TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Subject to certain limits, such contributions are not includable in the gross income of the employee until the employee receives distributions under the Contract. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1/2, separates from service, becomes disabled, incurs a hardship, or dies.


      TEXAS OPTIONAL RETIREMENT PROGRAM. The Texas Optional Retirement Program ("ORP") provides for the purchase of tax sheltered annuities. In addition to the normal rates and restrictions of Section 403(b) of the Code,
      Section 830.105 of the Texas Government Code permits ORP participants to withdraw their interests in a Contract issued under the ORP only upon: (1) termination of employment in the Texas public institutions of higher education; (2) retirement; (3) attainment of age 70 1/2; or (4) death.
      Section 830.205 of the Texas Government Code provides that ORP benefits vest after one year of participation. Accordingly, an Account Value cannot be withdrawn or distributed without written certification from the employer of the ORP participant's vesting status and, if the participant is living and under age 70 1/2, the participant's retirement or other termination from employment.


      PENSION AND PROFIT SHARING PLANS. Code section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish retirement plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans.


      Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the proposed plan documents and the Contract to their specific needs.


CERTAIN DEFERRED COMPENSATION PLANS. Governmental and other tax-exempt employers may invest in annuity contracts in connection with deferred compensation plans established for the benefit of their employees under Section 457 of the Code. Other employers may invest in annuity contracts in connection with non-qualified deferred compensation plans established for the benefit of their employees. In most cases, these plans are designed so that contributions made for the benefit of the employees generally will not be includable in the employees' gross income until distributed from the plan.


________________________________________________________________________________
                                     Page 45

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


WITHHOLDING. Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Federal withholding at a flat 20% of the taxable part of the distribution is required if the distribution is eligible for rollover and the distribution is not paid as a direct rollover. In other cases, recipients generally are provided the opportunity to elect not to have tax withheld from distributions.


POSSIBLE CHANGES IN TAXATION. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).


OTHER TAX CONSEQUENCES. As noted above, the foregoing discussion of the federal income tax consequences is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect the Company's understanding of current law and the law may change. Federal estate and gift tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under the Contract depend on the circumstances of each Owner or recipient of the distribution. A competent tax adviser should be consulted for further information.


GENERAL. At the time the initial Purchase Payment is paid, a prospective purchaser must specify whether the purchase is a Qualified Contract or a Non-Qualified Contract. If the initial Purchase Payment is derived from an exchange or surrender of another annuity contract, the Company may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity contract. The Company will require that persons purchase separate Contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate Contract will require the minimum initial Purchase Payment stated above. Additional Purchase Payments under a Contract must qualify for the same federal income tax treatment as the initial Purchase Payment under the Contract; the Company will not accept an additional Purchase Payment under a Contract if the federal income tax treatment of such Purchase Payment would be different from that of the initial Purchase Payment.


                          DISTRIBUTION OF THE CONTRACTS


AAG Securities, Inc. ("AAG Securities"), an affiliate of the Company, is the principal underwriter and distributor of the Contracts. AAG Securities may also serve as an underwriter and distributor of other contracts issued through the Separate Account and certain other separate accounts of the Company and any affiliates of the Company. AAG Securities is a wholly owned subsidiary of American Annuity Group[SERVICEMARK], Inc., a publicly traded company which is an indirect subsidiary of American Financial Group, Inc. AAG Securities is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202. The Company pays AAG Securities for acting as underwriter under a distribution agreement.


AAG  Securities  sells  Contracts  through its  registered  representatives.  In addition, AAG Securities may enter into sales agreements with other broker-dealers to solicit applications for the Contracts through registered representatives who are licensed to sell securities and variable insurance products. These agreements provide that applications for the Contracts may be solicited by registered representatives of the broker-dealers appointed by the Company to sell its variable life insurance and variable annuities. These broker-dealers are registered with the Securities and Exchange Commission and are members of the NASD. The registered representatives are authorized under applicable state regulations to sell variable annuities.


The Company or AAG Securities may pay commissions to registered representatives of AAG Securities and other broker-dealers of up to 8.5% of Purchase Payments made under the Contracts ("Commissions"). These Commissions are reduced by one-half for Contracts issued to Owners over age 75. When permitted by state law


________________________________________________________________________________
                                     Page 46

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


and in exchange for lower initial Commissions, AAG Securities and/or the Company may pay trail commissions to registered representatives of AAG Securities and to other broker-dealers. Trail commissions are not expected to exceed 1% of the Account Value of a Contract on an annual basis. To the extent permissible under current law, the Company and/or AAG Securities may pay production, persistency and managerial bonuses as well as other promotional incentives, in cash or other compensation, to registered representatives of AAG Securities and/or other broker-dealers.


                                LEGAL PROCEEDINGS


There are no pending legal proceedings affecting the Separate Account or AAG Securities. The Company is involved in various kinds of routine litigation which, in management's judgment, are not of material importance to the Company's assets or the Separate Account.


                                  VOTING RIGHTS


To the extent required by applicable law, all Fund shares held in the Separate Account will be voted by the Company at regular and special shareholder meetings of the respective Funds in accordance with instructions received from persons having voting interests in the corresponding Sub-Account. If, however, the 1940 Act or any regulation thereunder should be amended, or if the present interpretation thereof should change, or if the Company determines that it is allowed to vote all shares in its own right, the Company may elect to do so.


The person with the voting interest is the Owner, or the Person Controlling Payments, if different from the Owner. The number of votes which are available will be calculated separately for each Sub-Account. Before the Annuity Commencement Date, that number will be determined by applying the Owner's percentage interest, if any, in a particular Sub-Account to the total number of votes attributable to that Sub-Account. The Owner, or the Person Controlling Payments, if different from the Owner, holds a voting interest in each Sub-Account to which the Account Value is allocated. After the Annuity Commencement Date, the number of votes decreases as Annuity Benefit payments are made and as the number of Accumulation Units for a Contract decreases.


The number of votes of a Fund will be determined as of the date coincident with the date established by that Fund for shareholders eligible to vote at the meeting of the Fund. Voting instructions will be solicited by written communication prior to such meeting in accordance with procedures established by the respective Funds.


Shares as to which no timely instructions are received and shares held by the Company as to which Owners have no beneficial interest will be voted in proportion to the voting instructions which are received with respect to all Contracts participating in the Sub-Account. Voting instructions to abstain on any item will be applied on a pro rata basis to reduce the votes eligible to be cast. Each person or entity having a voting interest in a Sub-Account will receive proxy material, reports and other material relating to the appropriate Fund. It should be noted that the Funds are not required to hold annual or other regular meetings of shareholders.


                              AVAILABLE INFORMATION


The Company has filed a registration statement (the Registration Statement) with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company or the Contracts. Statements contained in this Prospectus, as to the content of the Contracts and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments filed as exhibits to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Commission, located at 450 Fifth Street, N.W., Washington, D.C., and may also be accessed at the Commission's Web site http:\\www.sec.gov.


________________________________________________________________________________
                                     Page 47

INDIVIDUAL FLEXIBLE PREMIUM DEFERRED ANNUITIES                       PROSPECTUS
________________________________________________________________________________


                       STATEMENT OF ADDITIONAL INFORMATION


A Statement of Additional Information is available which contains more details concerning the subjects discussed in this Prospectus. The following is the Table of Contents for that Statement:


                                TABLE OF CONTENTS
                  --------------------------------------------


                                                                          Page

ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED]........................__
     General Information and History........................................__
      State Regulation......................................................__

SERVICES....................................................................__
      Safekeeping of Separate Account Assets................................__
      Records and Reports...................................................__
      Experts...............................................................__

DISTRIBUTION OF THE CONTRACTS...............................................__

CALCULATION OF PERFORMANCE INFORMATION......................................__
      Money Market Sub-Account Standardized Yield Calculation...............__
      Other Sub-Account Standardized Yield Calculation......................__
      Standardized Total Return Calculation.................................__
      Hypothetical Performance Data.........................................__
      Other Performance Data................................................__

ANNUITY PAYMENTS-SETTLEMENT OPTION TABLES...................................__

FEDERAL TAX MATTERS.........................................................__
      Taxation of the Company...............................................__
      Tax Status of the Contract............................................__

FINANCIAL STATEMENTS........................................................__



--------------------------------------------------------------------------------


Copies of the Statement of Additional Information dated May 1, 1998 are available without charge. To request a copy, please clip this coupon on the dotted line above, or photocopy it, enter your name and address in the spaces provided below, and mail to: Annuity Investors Life Insurance Company[REGISTERED], P.O. Box 5423, Cincinnati, Ohio 45201-5423.


Name:___________________________________________________________________________

Address:________________________________________________________________________

City:___________________________________________________________________________

State:__________________________________________________________________________

Zip:____________________________________________________________________________


________________________________________________________________________________
                                     Page 48

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


                ANNUITY INVESTORS[REGISTERED] VARIABLE ACCOUNT B
                                       OF
              ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED]
                                   PROSPECTUS
                                       FOR
                      THE COMMODORE ADVANTAGE[SERVICEMARK]
            INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES
                                    ISSUED BY
                    ANNUITY INVESTORS LIFE INSURANCE COMPANY
           P.O. BOX 5423, CINCINNATI, OHIO 45201-5423, (800) 789-6771



This Prospectus describes The Commodore Advantage[SERVICEMARK] Individual and Group Flexible Premium Deferred Annuity Contracts (the "Contracts") issued by Annuity Investors Life Insurance Company[REGISTERED] (the "Company").


The Commodore Advantage[SERVICEMARK] is available in connection with arrangements that qualify for favorable tax treatment ("Qualified Contract(s)") under Sections 401, 403, 408 and 457(g) of the Code and for non-tax-qualified annuity purchases ("Non-Qualified Contract(s)"), including Contracts purchased by an employer in connection with a Code Section 457 (other than 457(g)) or non-qualified deferred compensation plan.


The Contracts provide for the accumulation of an Account Value on a fixed or variable basis, or a combination of both. The Contracts also provide for the payment of periodic annuity payments on a fixed or variable basis, or a combination of both. If the variable basis is chosen, Annuity Benefit values will be held in Annuity Investors[REGISTERED] Variable Account B (the "Separate Account") and will vary according to the investment performance of the mutual funds in which the Separate Account invests. If the fixed basis is chosen, periodic annuity payments from the Company's general account will be fixed and will not vary.


The Separate Account is divided into Sub-Accounts. The Separate Account uses its assets to purchase, at their net asset value, shares of designated registered investment companies or portfolios thereof (each, a "Fund"). The Funds available for investment in the Separate Account under the Contract are as follows: (1) Janus Aspen Series Aggressive Growth Portfolio; (2) Janus Aspen Series Worldwide Growth Portfolio; (3) Janus Aspen Series Balanced Portfolio; (4) Janus Aspen Series Growth Portfolio; (5) Janus Aspen Series International Growth Portfolio;
(6) Dreyfus Variable Investment Fund-Capital Appreciation Portfolio; (7) Dreyfus Variable Investment Fund-Money Market Portfolio; (8) Dreyfus Variable Investment Fund-Growth and Income Portfolio; (9) Dreyfus Variable Investment Fund-Small Cap Portfolio; (10) The Dreyfus Socially Responsible Growth Fund, Inc.; (11) Dreyfus Stock Index Fund; (12) Strong Opportunity Fund II, Inc.; (13) Strong Variable Insurance Funds, Inc.-Strong Growth Fund II; (14) INVESCO VIF-Industrial Income Fund; (15) INVESCO VIF-Total Return Fund; (16) INVESCO VIF-High Yield Fund; (17) Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio; (18) Morgan Stanley Universal Funds Inc.-Value Portfolio; (19) Morgan Stanley Universal
Funds Inc.-Emerging Markets Equity Portfolio; (20) Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio; (21) Morgan Stanley Universal Funds Inc.-Mid Cap Value Portfolio; (22) PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio; (23) PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio; and (24) PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio.

________________________________________________________________________________
                                     Page 1

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


This Prospectus sets forth the basic information that a prospective investor should know before investing. A "Statement of Additional Information" containing more detailed information about the Contracts is available free of charge by writing to the Company's Administrative Office at P.O. Box 5423, Cincinnati, Ohio 45201-5423. Alternatively, you may access the Statement of Additional Information (as well as all other documents filed with the Securities and Exchange Commission with respect to the Contracts or the Company) at the Securities and Exchange Commission's Web site http://www.sec.gov. The Statement of Additional Information, which has the same date as this Prospectus, as it may be supplemented from time to time, has been filed with the Securities and Exchange Commission and is incorporated herein by reference. The table of contents of the Statement of Additional Information is included at the end of this Prospectus.

                                    * * *

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
                     THE SECURITIES AND EXCHANGE COMMISSION
                 OR ANY STATE SECURITIES REGULATORY AUTHORITIES
     NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE ACCURACY
            OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.


                    Please Read this Prospectus Carefully and
                         Retain It for Future Reference.
                   The Date of this Prospectus is May 1, 1998.




   This Prospectus may be supplemented from time to time. The Company may make the Prospectus and/or any supplements thereto available in one or more formats at any given time, including in electronic format.

                 --------------------------------------------


This Prospectus Does Not Constitute An Offering In Any Jurisdiction In Which Such Offering May Not Lawfully Be Made. No Dealer, Salesperson, Or Other Person Is Authorized To Give Any Information Or Make Any Representations In Connection With This Offering Other Than Those Contained In This Prospectus, And, If Given Or Made, Such Other Information Or Representations Must Not Be Relied Upon.

                 --------------------------------------------

Variable Annuity Contracts Are Not Deposits Or Obligations Of, Or Endorsed Or Guaranteed By, Any Financial Institution, Nor Are They Federally Insured Or Otherwise Protected By The Federal Deposit Insurance Corporation, The Federal Reserve Board, Or Any Other Agency; They Are Subject To Investment Risks, Including Possible Loss Of Principal Investment.


This Prospectus Is Valid Only When Accompanied By The Current Prospectus For Each Underlying Fund. Both This Prospectus And The Underlying Fund Prospectuses Should Be Read And Retained For Future Reference.


________________________________________________________________________________
                                     Page 2

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



                                TABLE OF CONTENTS
                                -----------------

                                                                           Page
                                                                           ----


DEFINITIONS..................................................................6

HIGHLIGHTS...................................................................9
      THE CONTRACT...........................................................9
      THE SEPARATE ACCOUNT...................................................9
      THE FIXED ACCOUNT.....................................................10
      PURCHASE PAYMENT BONUS................................................10
      TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE........................10
      SURRENDERS............................................................10
      CONTINGENT DEFERRED SALES CHARGE ("CDSC").............................10
      OTHER CHARGES AND DEDUCTIONS..........................................10
      ANNUITY BENEFITS......................................................11
      DEATH BENEFIT.........................................................11
      FEDERAL INCOME TAX CONSEQUENCES.......................................11
      RIGHT TO CANCEL.......................................................11
      CONTACTING THE COMPANY................................................11

CONDENSED FINANCIAL INFORMATION.............................................12

SUMMARY OF EXPENSES.........................................................15
      OWNER TRANSACTION EXPENSES............................................15
      ANNUAL EXPENSES.......................................................15
      EXAMPLES..............................................................20

FINANCIAL STATEMENTS FOR THE COMPANY........................................22

THE FUNDS...................................................................23
      JANUS ASPEN SERIES....................................................23
            Aggressive Growth Portfolio.....................................23
            Worldwide Growth Portfolio......................................23
            Balanced Portfolio..............................................23
            Growth Portfolio................................................23
            International Growth Portfolio..................................23
      DREYFUS FUNDS.........................................................23
            CAPITAL APPRECIATION PORTFOLIO (Dreyfus Variable
               Investment Fund).............................................23
            MONEY MARKET PORTFOLIO (Dreyfus Variable Investment Fund).......24
            GROWTH AND INCOME PORTFOLIO (Dreyfus Variable
               Investment Fund).............................................24
            SMALL CAP PORTFOLIO (Dreyfus Variable Investment Fund)..........24
            THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC...............24
            Dreyfus Stock Index Fund........................................24
      STRONG FUNDS..........................................................24
            Strong Opportunity Fund II, Inc.................................24
            Strong Growth Fund II (Strong Variable Insurance
               Funds, Inc.).................................................24
      INVESCO VARIABLE INVESTMENT FUNDS, INC................................25
            Industrial Income Fund..........................................25
            Total Return Fund...............................................25
            High Yield Fund.................................................25
      MORGAN STANLEY UNIVERSAL FUNDS INC....................................25
            U.S. Real Estate Portfolio......................................25
            Value Portfolio.................................................25
            Emerging Markets Equity Portfolio...............................25
            Fixed Income Portfolio..........................................25
            Mid Cap Value Portfolio.........................................26
      PBHG INSURANCE SERIES FUND, INC.......................................26

________________________________________________________________________________
                                     Page 3

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



            PBHG Growth II Portfolio........................................26
            PBHG Large Cap Growth Portfolio.................................26
            PBHG Technology & Communications Portfolio......................26
      ADDITIONS, DELETIONS, OR SUBSTITUTIONS................................26

PERFORMANCE INFORMATION.....................................................27
      YIELD DATA............................................................27
      TOTAL RETURN DATA.....................................................27

ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED] AND THE
    SEPARATE ACCOUNT........................................................28
      ANNUITY INVESTORS LIFE INSURANCE COMPANY..............................28
      PUBLISHED RATINGS.....................................................28
      THE SEPARATE ACCOUNT..................................................28

THE FIXED ACCOUNT...........................................................29
      FIXED ACCOUNT OPTIONS.................................................29
      RENEWAL OF FIXED ACCOUNT OPTIONS......................................29

THE CONTRACTS...............................................................30
      RIGHT TO CANCEL.......................................................30

PURCHASE PAYMENTS...........................................................30
      PURCHASE PAYMENTS.....................................................30
      PURCHASE PAYMENT BONUS................................................31
      ALLOCATION OF PURCHASE PAYMENTS.......................................31

ACCOUNT VALUE...............................................................31
      FIXED ACCOUNT VALUE...................................................31
      VARIABLE ACCOUNT VALUE................................................31
      ACCUMULATION UNIT VALUE...............................................32
      NET INVESTMENT FACTOR.................................................32

TRANSFERS...................................................................32
      TELEPHONE TRANSFERS...................................................33
      DOLLAR COST AVERAGING.................................................33
      PORTFOLIO REBALANCING.................................................34
      INTEREST SWEEP........................................................34
      PRINCIPAL GUARANTEE OPTION............................................34
      CHANGES BY THE COMPANY................................................35

SURRENDERS..................................................................35
      SURRENDER VALUE.......................................................35
      SUSPENSION OR DELAY IN PAYMENT OF SURRENDER VALUE.....................35
      FREE WITHDRAWAL PRIVILEGE.............................................36
      SYSTEMATIC WITHDRAWAL.................................................36
      WHEN A DEATH BENEFIT WILL BE PAID.....................................37
      DEATH BENEFIT VALUES..................................................37
      DEATH BENEFIT COMMENCEMENT DATE.......................................37
      FORM OF DEATH BENEFIT.................................................37
      BENEFICIARY...........................................................37

CHARGES AND DEDUCTIONS......................................................38
      CONTINGENT DEFERRED SALES CHARGE ("CDSC").............................38
      MAINTENANCE AND ADMINISTRATION CHARGES................................39
      MORTALITY AND EXPENSE RISK CHARGE.....................................40
      PREMIUM TAXES.........................................................40
      TRANSFER FEE..........................................................40
      REDUCTION OR ELIMINATION OF CONTRACT CHARGES..........................41

SETTLEMENT OPTIONS..........................................................41
      ANNUITY COMMENCEMENT DATE.............................................41
      ELECTION OF SETTLEMENT OPTION.........................................41


________________________________________________________________________________
                                     Page 4

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


      BENEFIT PAYMENTS......................................................41
      FIXED DOLLAR BENEFIT..................................................42
      VARIABLE DOLLAR BENEFIT...............................................42
      TRANSFERS AFTER THE COMMENCEMENT DATE.................................42
      TRANSFER FORMULA......................................................43
      SETTLEMENT OPTIONS....................................................43
      MINIMUM AMOUNTS.......................................................44
      SETTLEMENT OPTION TABLES..............................................44

GENERAL PROVISIONS..........................................................44
      NON-PARTICIPATING.....................................................44
      MISSTATEMENT..........................................................44
      PROOF OF EXISTENCE AND AGE............................................44
      DISCHARGE OF LIABILITY................................................45
      TRANSFER OF OWNERSHIP.................................................45
            NON-QUALIFIED CONTRACT..........................................45
            QUALIFIED CONTRACT..............................................45
      ASSIGNMENT............................................................45
            NON-QUALIFIED CONTRACT..........................................45
            QUALIFIED CONTRACT..............................................45
      INCONTESTABILITY......................................................45
      ENTIRE CONTRACT.......................................................45
      CHANGES -- WAIVERS....................................................46
      NOTICES AND DIRECTIONS................................................46
      INTRODUCTION..........................................................46
      TAXATION OF ANNUITIES IN GENERAL......................................46
      SURRENDERS............................................................46
            QUALIFIED CONTRACTS.............................................47
            NON-QUALIFIED CONTRACTS.........................................47
      BENEFIT PAYMENTS......................................................47
      PENALTY TAX...........................................................47
      TAXATION OF DEATH BENEFIT PROCEEDS....................................47
      TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF THE CONTRACT..................47
      QUALIFIED CONTRACTS - GENERAL.........................................47
            INDIVIDUAL RETIREMENT ANNUITIES.................................47
            TAX-SHELTERED ANNUITIES.........................................48
            TEXAS OPTIONAL RETIREMENT PROGRAM...............................48
            PENSION AND PROFIT SHARING PLANS................................48
      CERTAIN DEFERRED COMPENSATION PLANS...................................48
      WITHHOLDING...........................................................48
      POSSIBLE CHANGES IN TAXATION..........................................48
      OTHER TAX CONSEQUENCES................................................48
      GENERAL...............................................................49

DISTRIBUTION OF THE CONTRACTS...............................................49

LEGAL PROCEEDINGS...........................................................49

VOTING RIGHTS...............................................................49

AVAILABLE INFORMATION.......................................................50

STATEMENT OF ADDITIONAL INFORMATION.........................................51


________________________________________________________________________________
                                     Page 5

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



                                   DEFINITIONS

ACCOUNT(S):  The Sub-Account(s) and/or the Fixed Account options.


ACCOUNT VALUE: The aggregate value of the Owner's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of the Owner's interest in all Sub-Accounts is the "Variable Account Value," and the value of the Owner's interest in all Fixed Account options is the "Fixed Account Value."


ACCUMULATED EARNINGS: The Account Value in excess of Purchase Payments received by the Company which have not been returned to the Owner.


ACCUMULATION PERIOD:  The period prior to the applicable Commencement Date.


ACCUMULATION UNIT: The unit of measure used to calculate the value of the Sub-Account(s) prior to the applicable Commencement Date. The value of an
Accumulation Unit is referred to as an "Accumulation Unit Value" or "Accumulation UV."


ADMINISTRATIVE OFFICE: The home office of the Company or any other place of business the Company may designate for administration.


AGE:  Age as of most recent birthday.


ANNUITANT: A natural person whose life is used to determine the duration of annuity payments involving life contingencies.


ANNUITY BENEFIT: Periodic payments under a settlement option, which commence on or after the Annuity Commencement Date.


ANNUITY COMMENCEMENT DATE: The first day of the first Payment Interval for which an Annuity Benefit payment is to be made under a settlement option.


BENEFICIARY: A person entitled to the Death Benefit under the Contract upon the death of an Owner. If there is a surviving joint Owner, that person will be deemed the Beneficiary.


BENEFIT PAYMENT: The Annuity Benefit or Death Benefit payable under a settlement option. Variable Dollar Benefit payments may vary in amount. Fixed Dollar
Benefit payments remain constant except under certain joint and survivor settlement options.


BENEFIT PAYMENT PERIOD: The period starting on the Commencement Date during which Benefit Payments are to be made under the Contract.


BENEFIT UNIT: The unit of measure used to determine the dollar value of any Variable Dollar Benefit payments after the first Benefit Payment is made by the Company. The value of a Benefit Unit is referred to as a "Benefit Unit Value."


CERTIFICATE: The document issued to a Participant evidencing his or her participation under a group Contract.


CODE: The Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder.


COMMENCEMENT DATE: The Annuity Commencement Date if an Annuity Benefit is payable under the Contract, or the Death Benefit Commencement Date if a Death Benefit is payable under the Contract.

________________________________________________________________________________
                                     Page 6

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________

CONTRACT ANNIVERSARY:  An annual anniversary of the Contract Effective Date.


CONTRACT EFFECTIVE DATE:  The date shown on the Contract Specifications page.


CONTRACT YEAR: Any period of twelve consecutive months commencing on the Contract Effective Date and on each Contract Anniversary thereafter.


DEATH BENEFIT: The benefit described in the Benefit on Death of Owner section of the Contract.


DEATH BENEFIT COMMENCEMENT DATE: The first day of the first Payment Interval for which a Death Benefit payment is to be made under a settlement option, or the date a Death Benefit is to be paid in a lump sum.


DEATH BENEFIT VALUATION DATE: The date that Due Proof of Death has been received by the Company and the earlier to occur of:


     1) the Company's receipt of a Written Request with instructions as to the form of Death Benefit; or
     2)   the Death Benefit Commencement Date.


DUE PROOF OF DEATH: Any of the following: (1) a certified copy of a death certificate; (2) a certified copy of a decree of a court of competent jurisdiction as to the finding of death; or (3) any other proof satisfactory to the Company.


FUND: A management investment company, or a portfolio thereof, registered under the Investment Company Act of 1940, as amended, in which the Separate Account invests.


NET ASSET VALUE: The amount computed by an investment company, no less frequently than each Valuation Period, as the price at which its shares or units, as the case may be, are redeemed in accordance with the rules of the Securities and Exchange Commission.


OWNER:  The person(s) identified as such on the Contract Specifications page.


PARTICIPANT:  A person who participates in the benefits of a group Contract.


PAYMENT INTERVAL: A monthly, quarterly, annual or other regular interval during the Benefit Payment Period.


PERSON CONTROLLING PAYMENTS:


NON-QUALIFIED CONTRACTS: The "Person Controlling Payments" means the following, as the case may be:


     1)  with respect to Annuity Benefit payments,
         a) the Owner, if the Owner has the right to change the payee; or
         b) in all other cases, the payee; and
     2)  with respect to Death Benefit  payments,
         a) the Beneficiary;  or
         b) if the Beneficiary is deceased, the payee.


QUALIFIED CONTRACTS: The "Person Controlling Payments" means the following, as the case may be:


     1)  with respect to Annuity Benefit payments, the Owner; and
     2)  with respect to Death Benefit payments,
         a)  the Beneficiary; or
         b)  if the Beneficiary is deceased, the payee.

________________________________________________________________________________
                                     Page 7

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


PURCHASE PAYMENT: A contribution amount paid to the Company in consideration for the Contract, after the deduction of any and all of the following that may apply:


     1)  any fee charged by the person remitting payments for the Owner;
     2)  premium taxes; and/or
     3)  other taxes.


SEPARATE ACCOUNT: An account, which may be an investment company, which is established and maintained by the Company pursuant to the laws of the State of Ohio.


SUB-ACCOUNT: The Separate Account is divided into Sub-Accounts, each of which is invested in the shares of a designated Fund.


SURRENDER VALUE: The amount payable under a Contract if the Contract is surrendered.


VALUATION PERIOD: The period commencing at the close of regular trading on the New York Stock Exchange on any Valuation Date and ending at the close of trading on the next succeeding Valuation Date. "Valuation Date" means each day on which the New York Stock Exchange is open for business.


WRITTEN REQUEST: Information provided, or a request made, that is complete and satisfactory to the Company, that is sent to the Company on the Company's form or in a manner satisfactory to the Company, which may, at the Company's discretion, be telephonic, and that is received by the Company at the Administrative Office. A Written Request is subject to any payment made or any action the Company takes before the Written Request is acknowledged by the Company. A Written Request may be modified or revoked only by a subsequent Written Request, when permitted by the terms of the Contract. An Owner may be required to return his or her Contract to the Company in connection with a Written Request.






________________________________________________________________________________
                                     Page 8

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


                                   HIGHLIGHTS


THE CONTRACT. The Commodore Advantage[SERVICEMARK] Contracts described in this Prospectus are available for use in connection with certain non-tax-qualified annuity purchases, including Contracts purchased by an employer in connection with a Code Section 457 (other than 457(g)) or non-qualified deferred compensation plan, and are also available for arrangements that qualify for favorable tax treatment under Section 401, 403, 408 or 457(g) of the Code.


Participation in a group Contract will be evidenced by the issuance of a Certificate describing the Participant's interest under the group Contract. Participation in an individual Contract will be evidenced by the issuance of an individual Contract. References to "Contract" throughout this Prospectus shall also mean Certificates under group Contracts except where noted. For such group Contracts, references to "Owner" shall also mean the Participant unless the Contract and Certificate otherwise require the Owner to exercise Contractual rights. Unless changed by endorsement, or otherwise noted herein, group Contract provisions are identical to Qualified Contract provisions described in this Prospectus.


The Owner is the person or persons designated as such on the Contract Specifications page. Subject to the terms of the Contract and unless the Owner dies before the Annuity Commencement Date, the Account Value, after certain adjustments, will be applied to the payment of an Annuity Benefit under the Settlement Option elected by the Owner.


The Account Value will depend on the investment experience of the amounts allocated to each Sub-Account of the Separate Account elected by the Owner and/or interest credited on amounts allocated to the Fixed Account option(s) elected. All Annuity Benefits and other values provided under the Contract when based on the investment experience of the Separate Account Sub-Accounts are variable and are not guaranteed as to dollar amount. Therefore, the Owner bears the entire investment risk with respect to amounts allocated to the Separate Account Sub-Accounts under the Contract.


THERE IS NO GUARANTEED OR MINIMUM SURRENDER VALUE WITH RESPECT TO AMOUNTS ALLOCATED TO THE SEPARATE ACCOUNT, SO THE PROCEEDS OF A SURRENDER COULD BE LESS THAN THE TOTAL PURCHASE PAYMENTS.


THE SEPARATE ACCOUNT. Annuity Investors[REGISTERED] Variable Account B is a Separate Account of the Company that is divided into Sub-Accounts. (See "The Separate Account," page ____.) The Separate Account uses its assets to purchase, at their Net Asset Value, shares of a Fund. The Funds available for investment in the Separate Account under the Contract are as follows: (1) Janus Aspen Series Aggressive Growth Portfolio; (2) Janus Aspen Series Worldwide Growth Portfolio; (3) Janus Aspen Series Balanced Portfolio; (4) Janus Aspen Series Growth Portfolio; (5) Janus Aspen Series International Growth Portfolio; (6) Dreyfus Variable Investment Fund-Capital Appreciation Portfolio; (7) Dreyfus Variable Investment Fund-Money Market Portfolio; (8) Dreyfus Variable Investment Fund-Growth and Income Portfolio; (9) Dreyfus Variable Investment Fund-Small Cap Portfolio; (10) The Dreyfus Socially Responsible Growth Fund, Inc.; (11) Dreyfus Stock Index Fund; (12) Strong Opportunity Fund II, Inc.; (13) Strong Variable Insurance Funds, Inc.-Strong Growth Fund II; (14) INVESCO VIF-Industrial Income Fund; (15) INVESCO VIF-Total Return Fund; (16) INVESCO VIF-High Yield Fund; (17) Morgan Stanley Universal Funds Inc.-U.S. Real Estate Portfolio; (18) Morgan Stanley Universal Funds Inc.-Value Portfolio; (19) Morgan Stanley Universal
Funds Inc.-Emerging Markets Equity Portfolio; (20) Morgan Stanley Universal Funds Inc.-Fixed Income Portfolio; (21) Morgan Stanley Universal Funds Inc.-Mid Cap Value Portfolio; (22) PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio; (23) PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio; and (24) PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio.


Each Fund pays its investment adviser and other service providers certain fees charged against the assets of the Fund. The Account Value of a Contract and the amount of a Variable Dollar Benefit will vary to reflect the investment performance of all the Sub-Accounts elected by the Owner and the deduction of the charges described under "CHARGES AND DEDUCTIONS," page ____. For more information about the Funds, see "THE FUNDS," page ____ and the accompanying Fund prospectuses.


________________________________________________________________________________
                                     Page 9

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


THE FIXED ACCOUNT. The Fixed Account is an account within the Company's general account. There are currently five Fixed Account options available under the Fixed Account: a Fixed Accumulation Account Option and four fixed term options. Purchase Payments allocated or amounts transferred to the Fixed Account options are credited with interest at a rate declared by the Company's Board of Directors, but in any event at a minimum guaranteed annual rate of 3.0% corresponding to a daily rate of 0.0081%. (See "THE FIXED ACCOUNT," page ____.)


PURCHASE PAYMENT BONUS. A bonus will be credited to each Purchase Payment received by the Company in the amount of 3% of the Purchase Payment. The bonus amounts will be forfeited if a Contract is canceled during the Right to Cancel period of the Contract, if any, or if the Contract is surrendered in full during the first Contract Year. (See "Purchase Payment Bonus," page ____.)


TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE. Prior to the Annuity Commencement Date, the Owner may transfer values between the Separate Account and the Fixed Account, within the Fixed Account and between the Sub-Accounts, by Written Request to the Company or by telephone in accordance with the Company's telephone transfer rules. (See "TRANSFERS," page ____.)


The Company currently charges a fee of $25 for each transfer ("Transfer Fee") in excess of twelve made during the same Contract Year. (See "TRANSFERS," page ____.)


SURRENDERS. All or part of the Surrender Value of a Contract may be surrendered by the Owner on or before the Annuity Commencement Date by Written Request to the Company. Purchase Payments surrendered may be subject to a Contingent Deferred Sales Charge ("CDSC") depending upon how long the Purchase Payments to be withdrawn have been held under the Contract. Amounts withdrawn also may be subject to a premium tax or similar tax, depending upon the jurisdiction in which the Owner lives. Surrenders may be subject to a 10% premature distribution penalty tax if made before the Owner reaches age 59 1/2. Surrenders may further be subject to federal, state or local income taxes or significant tax law restrictions. (See "FEDERAL TAX MATTERS," page ____.)


CONTINGENT DEFERRED SALES CHARGE ("CDSC"). A CDSC may be imposed on amounts surrendered. The maximum CDSC is 8% for each Purchase Payment. That percentage decreases over eight years to 0% after year eight. (See "CHARGES AND DEDUCTIONS," page ____.)


The CDSC may be reduced or waived under certain circumstances. (See "CHARGES AND DEDUCTIONS," page ____.)


OTHER CHARGES AND DEDUCTIONS. The Company deducts a daily charge ("Mortality and Expense Risk Charge") at an effective annual rate of 1.25% of the daily Net Asset Value of each Sub-Account. The Mortality and Expense Risk Charge is not assessed against Fixed Account options. (See "CHARGES AND DEDUCTIONS," page ____.)


The Company also deducts a Contract maintenance charge each year ("Contract Maintenance Fee"). This Fee is currently $30 and is deducted from an Owner's Variable Account Value on each Contract Anniversary. The Contract Maintenance Fee may be waived under certain circumstances. The Contract Maintenance Fee is not assessed against Fixed Account options. (See "CHARGES AND DEDUCTIONS," page ___.)


________________________________________________________________________________
                                     Page 10

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



Additionally, the Company deducts a charge to help cover the costs of administering the Contracts and the Separate Account ("Administration Charge"). The Administration Charge is computed at an effective annual rate of 0.15% of the daily Net Asset Value of each Sub-Account. This Administration Charge is not assessed against Fixed Account options.


Charges for premium taxes may be imposed in some jurisdictions. Depending on the applicability of such taxes, the charges may be deducted from Purchase Payments, from surrenders, and from other payments made under the Contract. (See "CHARGES AND DEDUCTIONS," page ____.)


ANNUITY BENEFITS. Annuity Benefits are paid on a fixed or variable basis, or a combination of both. (See "Benefit Payments," page ____.)


DEATH BENEFIT. The Contract provides for the payment of a Death Benefit if the Owner dies prior to the Annuity Commencement Date. The Death Benefit may be paid in one lump sum or pursuant to any available settlement option offered under the Contract. (See "DEATH BENEFIT," page ____.)


FEDERAL INCOME TAX CONSEQUENCES. An Owner generally should not be taxed on increases in the Account Value until a distribution under the Contract occurs (E.G., a surrender or Annuity Benefit) or is deemed to occur (E.G., a loan in default). Generally, a portion (up to 100%) of any distribution or deemed distribution is taxable as ordinary income. The taxable portion of distributions is generally subject to income tax withholding unless the recipient elects otherwise. In addition, a 10% federal penalty tax may apply to certain distributions. (See "FEDERAL TAX MATTERS," page ____.)


RIGHT TO CANCEL  (INDIVIDUAL  CONTRACTS ONLY, UNLESS OTHERWISE REQUIRED BY STATE
LAW). An Owner may cancel the Contract by giving the Company written notice of cancellation and returning the Contract before midnight of the twentieth day (or longer if required by state law) after receipt. (See "Right to Cancel," page ____.)


CONTACTING THE COMPANY. All Written Requests and any questions or inquiries should be directed to the Company's Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423, (800) 789-6771. All inquiries should include the Contract Number and the Owner's name.


NOTE: THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE DETAILED INFORMATION IN THE REMAINDER OF THIS PROSPECTUS AND IN THE ACCOMPANYING PROSPECTUSES FOR THE FUNDS. PLEASE REFER TO THE FUND PROSPECTUSES FOR DETAILED INFORMATION ABOUT THE FUNDS. THE REQUIREMENTS OF A PARTICULAR RETIREMENT PLAN, AN ENDORSEMENT TO A CONTRACT OR LIMITATIONS OR PENALTIES IMPOSED BY THE CODE OR THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, MAY IMPOSE
ADDITIONAL LIMITS OR RESTRICTIONS ON PURCHASE PAYMENTS, SURRENDERS, DISTRIBUTIONS, BENEFITS, OR OTHER PROVISIONS OF THE CONTRACT. THIS PROSPECTUS DOES NOT DESCRIBE SUCH LIMITATIONS OR RESTRICTIONS. (SEE "FEDERAL TAX MATTERS," PAGE ____.)


________________________________________________________________________________
                                     Page 11

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



                         CONDENSED FINANCIAL INFORMATION


The following table gives per unit information about the financial history of each Sub-Account of the Separate Account from inception to December 31, 1997.
This information should be read in conjunction with the Separate Account financial statements (including the notes thereto) included in the Statement of Additional Information. No Commodore Advantage Contracts were issued as of December 31, 1997.


Janus Aspen Series                                                         1997
------------------                                                         ----

   AGGRESSIVE GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   WORLDWIDE GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   BALANCED
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   INTERNATIONAL GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

DREYFUS VARIABLE INVESTMENT FUND

   CAPITAL APPRECIATION
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   MONEY MARKET
   Accumulation UV - beginning                                      1.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   GROWTH AND INCOME
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end
_________________________

(1)  Effective July 15, 1997, on Separate Account commencement date.


________________________________________________________________________________
                                     Page 12

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



Dreyfus Variable Investment Fund, Cont.                                    1997
---------------------------------------                                    ----

   SMALL CAP
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC.
Accumulation UV - beginning                                        10.000000(1)
Accumulation UV - ending
Accumulated units at year end

DREYFUS STOCK INDEX FUND
Accumulation UV - beginning                                        10.000000(1)
Accumulation UV - ending
Accumulated units at year end

STRONG OPPORTUNITY FUND II, INC.
Accumulation UV - beginning                                        10.000000(1)
Accumulation UV - ending
Accumulated units at year end

Strong Variable Insurance Funds, Inc.
-------------------------------------

   STRONG GROWTH FUND II
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

INVESCO Variable Investment Funds, Inc.
---------------------------------------

   INDUSTRIAL INCOME FUND
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   TOTAL RETURN FUND
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   HIGH YIELD FUND
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

Morgan Stanley Universal Funds Inc.
-----------------------------------

   U.S. REAL ESTATE PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end


________________________________________________________________________________
                                     Page 13

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________




Morgan Stanley Universal Funds Inc., Cont.                               1997
------------------------------------------                               ----

   VALUE PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   EMERGING MARKETS EQUITY PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   FIXED INCOME PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   MID CAP VALUE
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

PBHG Insurance Series Fund, Inc.
--------------------------------

   PBHG GROWTH II PORTFOLIO
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   PBHG LARGE CAP GROWTH
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end

   PBHG TECHNOLOGY & COMMUNICATIONS
   Accumulation UV - beginning                                     10.000000(1)
   Accumulation UV - ending
   Accumulated units at year end


________________________________________________________________________________
                                     Page 14

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



                               SUMMARY OF EXPENSES

OWNER TRANSACTION EXPENSES.

================================================================================
 Sales Load Imposed on Purchase Payments                                  NONE
--------------------------------------------------------------------------------
 Contingent Deferred Sales Charge (as a percentage of Purchase
     Payments surrendered):
--------------------------------------------------------------------------------
 Contract Years elapsed since receipt of Purchase Payment
--------------------------------------------------------------------------------
      less than 1 year                                                      8%
--------------------------------------------------------------------------------
      1 year but less than 2 years                                          8%
--------------------------------------------------------------------------------
      2 years but less than 3 years                                         8%
--------------------------------------------------------------------------------
      3 years but less than 4 years                                         7%
--------------------------------------------------------------------------------
      4 years but less than 5 years                                         6%
--------------------------------------------------------------------------------
      5 years but less than 6 years                                         5%
--------------------------------------------------------------------------------
      6 years but less than 7 years                                         3%
--------------------------------------------------------------------------------
      7 years but less than 8 years                                         2%
--------------------------------------------------------------------------------
      8 years or more                                                       0%
--------------------------------------------------------------------------------
 Surrender Fees                                                            NONE
--------------------------------------------------------------------------------
 Transfer Fee(2)                                                           $25
--------------------------------------------------------------------------------
 Annual Contract Maintenance Fee(3)                                        $30
================================================================================


ANNUAL EXPENSES. The purpose of these tables is to assist an Owner in understanding the various costs and expenses that the Owner will bear directly and indirectly with respect to investment in the Separate Account. The tables reflect expenses of each Sub-Account as well as of the Funds in which the Separate Account invests. See "CHARGES AND DEDUCTIONS," page ____ of this Prospectus and the accompanying prospectus for the applicable Fund for a more complete description of the various costs and expenses. Information regarding each underlying Fund has been provided to the Company by each Fund, and the Company has not independently verified such information. In addition to the expenses listed above, premium taxes may be applicable. The dollar figures should not be considered a representation of past or future expenses. Actual expenses may be greater or less than those shown.



_______________________

(2) The first twelve transfers in a Contract Year are free. Thereafter, a $25 fee will be charged on each subsequent transfer.

(3) The Company will waive the Contract Maintenance Fee if the Account Value is equal to or greater than $40,000 on the date the Contract Maintenance Fee would otherwise be assessed.


________________________________________________________________________________
                                     Page 15

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


==================================================================================================
SEPARATE ACCOUNT
ANNUAL EXPENSES(4)           JANUS A.S.     JANUS A.S.                   JANUS        JANUS A.S.
(as a percentage of          AGGRESSIVE     WORLDWIDE     JANUS A.S.      A.S.      INTERNATIONAL
average Separate              GROWTH         GROWTH       BALANCED      GROWTH         GROWTH
Account assets)             PORTFOLIO(5)  PORTFOLIO(5)  PORTFOLIO(5)  PORTFOLIO(5)   PORTFOLIO(5)
--------------------------------------------------------------------------------------------------
  Mortality and
  Expense Risk Charge         1.25%        1.25%          1.25%          1.25%       1.25%
--------------------------------------------------------------------------------------------------
  Administration Charge       0.15%        0.15%          0.15%          0.15%       0.15%
--------------------------------------------------------------------------------------------------
  Other Fees and
  Expenses of the
  Separate Account            0.00%        0.00%          0.00%          0.00%       0.00%
--------------------------------------------------------------------------------------------------
  Total Separate Account
  Annual Expenses             1.40%        1.40%          1.40%          1.40%       1.40%
--------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(6)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------------------------
  Total Fund Annual
  Expenses
==================================================================================================



___________________________

(4) Annual expenses are anticipated to be the same for each Sub-Account. These expenses are based on estimated amounts for the current fiscal year.


(5) The fees and expenses in the table above are based on gross expenses before expense offset arrangements for the fiscal year ended December 31, 1997. The information for each Portfolio is net of fee waivers or reduction from Janus Capital Corporation. Fee reductions for the Aggressive Growth, Worldwide Growth, Balanced, Growth and International Growth Portfolios reduce the management fee to the level of the corresponding Janus retail fund. Other waivers, if applicable, are first applied against the management fee and then against other expenses. Without such waivers or reductions, the Management Fee, Other Expenses and Total Operating Expenses would have been ____%, ____% and ____%, respectively for the International Growth Portfolio; ____%, ____% and ____%, respectively for the Growth Portfolio; ____%, ____%, and ____%, respectively for Aggressive Growth Portfolio; ____%, ____% and ____%, respectively for Worldwide Growth Portfolio and ____%, ____% and ____%, respectively for the Balanced Portfolio. Janus Capital Corporation may modify or terminate the waivers or reductions at any time upon at least 90 days notice to the Trustees.


(6) Data for each Fund are for its fiscal year ended December 31, 1997. Actual expenses in future years may be higher or lower.

________________________________________________________________________________
                                     Page 16

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


---------------------------------------------------------------------------------------------------------
SEPARATE ACCOUNT                 DREYFUS        DREYFUS    DREYFUS                THE DREYFUS
ANNUAL EXPENSES(4) (as            V.I.F.        V.I.F.     V.I.F.     DREYFUS       SOCIALLY     DREYFUS
a percentage of                  CAPITAL        MONEY     GROWTH &     V.I.F.     RESPONSIBLE     STOCK
average Separate               APPRECIATION     MARKET     INCOME    SMALL CAP      GROWTH        INDEX
Account assets)                 PORTFOLIO     PORTFOLIO  PORTFOLIO   PORTFOLIO    FUND, INC.(7)   FUND
---------------------------------------------------------------------------------------------------------
  Mortality and Expense
  Risk Charge                    1.25%         1.25%       1.25%       1.25%         1.25%        1.25%
---------------------------------------------------------------------------------------------------------
  Administration Charge          0.15%         0.15%       0.15%       0.15%         0.15%        0.15%
---------------------------------------------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account        0.00%         0.00%       0.00%       0.00%         0.00%        0.00%
---------------------------------------------------------------------------------------------------------
  Total Separate Account
  Annual Expenses                1.40%         1.40%       1.40%       1.40%         1.40%        1.40%
---------------------------------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(6)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
---------------------------------------------------------------------------------------------------------
  Management Fees
---------------------------------------------------------------------------------------------------------
  Other Expenses
---------------------------------------------------------------------------------------------------------
  Total Fund Annual Expenses
=========================================================================================================


==================================================================
SEPARATE ACCOUNT
ANNUAL EXPENSES(4) (as
a percentage of                                  STRONG V.I.F.-
average Separate        STRONG OPPORTUNITY      STRONG GROWTH
Account assets)            FUND II, INC.           FUND II
------------------------------------------------------------------
  Mortality and
  Expense Risk Charge          1.25%                1.25%
------------------------------------------------------------------
  Administration Charge        0.15%                0.15%
------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account      0.00%                0.00%
------------------------------------------------------------------
  Total Separate Account
   Annual Expenses              1.40%                1.40%
------------------------------------------------------------------
FUND ANNUAL EXPENSES(8)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
------------------------------------------------------------------
  Management Fees
------------------------------------------------------------------
  Other Expenses
------------------------------------------------------------------
  Total Fund Annual Expenses
==================================================================


__________________________

(7) Fund expenses are net of management fees and other expenses waived and/or reimbursed. In the absence of such fee waivers and/or expense reimbursements, Management Fees, Other Expenses and Total Portfolio Expenses would have been as follows for the fiscal year ended December 31, 1997: ____%, ____% and ____%, respectively, for The Dreyfus Socially Responsible Growth Fund, Inc.


(8) The Advisor has voluntarily agreed to waive or limit advisory fees or assume Other Expenses of the Strong Growth Fund II in order to limit total expenses to not more than 1.20% of average daily net assets. Absent such fee waiver/expense reimbursements, Management Fees would have been ____%, and "Other Expenses" would have been estimated at ____% because the Fund did not commence operations until December 31, 1996.

________________________________________________________________________________
                                     Page 17

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


==========================================================================
SEPARATE ACCOUNT              INVESCO VIF-
ANNUAL EXPENSES(4) (as a       INDUSTRIAL     INVESCO VIF-   INVESCO VIF-
percentage of average            INCOME       TOTAL RETURN    HIGH YIELD
Separate Account assets)      Fund(9),(10)    FUND(9),(11)   FUND(9),(12)
==========================================================================
  Mortality and Expense
  Risk Charge                    1.25%          1.25%           1.25%
--------------------------------------------------------------------------
  Administration Charge          0.15%          0.15%           0.15%
--------------------------------------------------------------------------
  Other Fees and Expenses
   of the Separate Account       0.00%          0.00%           0.00%
-------------------------------------------------------------------------
  Total Separate
  Account Annual Expenses        1.40%          1.40%           1.40%
-------------------------------------------------------------------------
FUND ANNUAL EXPENSES(6)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
-------------------------------------------------------------------------
  Management Fees
-------------------------------------------------------------------------
  Other Expenses
-------------------------------------------------------------------------
  Total Fund Annual
  Expenses
=========================================================================

___________________________

(9) In accordance with a Sub-Advisory Agreement between INVESCO Funds Group, Inc. ("IFG") and INVESCO Trust Company ("ITC"), a wholly owned subsidiary of IFG, investment decisions of High Yield and Industrial Income Funds are made by ITC. A separate Sub-Advisory Agreement between IFG and INVESCO Capital
Management, Inc. ("ICM"), an affiliate of IFG, provides that investment decisions of Total Return Fund are made by ICM. Fees for such sub-advisory services are paid by IFG.


(10) Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____%, and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangements.


(11) Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____% and ratio of net investment income to average net assets would have been ____%. Expense ratio of 0.94% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangement.


(12) Various expenses of the Portfolio were voluntarily absorbed by IFG for the year ended December 31, 1997. If such expenses had not been voluntarily absorbed, ratio of expenses to average net assets would have been ____% and ratio of net investment income to average net assets would have been ____%. Expense ratio of ____% is based on Total Expenses of the Portfolio, less Expenses Absorbed by Investment Adviser, which is before any expense offset arrangements.

________________________________________________________________________________
                                     Page 18

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


================================================================================
SEPARATE ACCOUNT                                              MORGAN STANLEY
ANNUAL EXPENSES(4) as a            MORGAN STANLEY         UNIVERSAL FUNDS INC.-
percentage of average          UNIVERSAL FUNDS INC.-       U.S. REAL ESTATE
Separate Account assets       MID CAP VALUE PORTFOLIO          PORTFOLIO
--------------------------------------------------------------------------------
  Mortality and Expense
  Risk Charge                         1.25%                        1.25%
--------------------------------------------------------------------------------
  Administration Charge               0.15%                        0.15%
--------------------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account             0.00%                        0.00%
--------------------------------------------------------------------------------
  Total Separate Account
  Annual Expenses                     1.40%                        1.40%
--------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(13)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------
  Total Fund Annual Expenses
================================================================================


================================================================================
                          MORGAN STANLEY    MORGAN STANLEY
SEPARATE ACCOUNT ANNUAL   MORGAN STANLEY       UNIVERSAL         UNIVERSAL
EXPENSES4 (as a              UNIVERSAL        FUNDS INC.-         FUNDS INC.-
percentage of average       FUNDS INC.-     EMERGING MARKETS     FIXED INCOME
Separate Account assets)  VALUE PORTFOLIO   EQUITY PORTFOLIO      PORTFOLIO
--------------------------------------------------------------------------------
  Mortality and Expense
  Risk Charge                  1.25%            1.25%             1.25%
--------------------------------------------------------------------------------
  Administration Charge        0.15%            0.15%             0.15%
--------------------------------------------------------------------------------
  Other Fees and Expenses
  of the Separate Account      0.00%            0.00%             0.00%
--------------------------------------------------------------------------------
  Total Separate Account
   Annual Expenses             1.40%            1.40%             1.40%
--------------------------------------------------------------------------------
FUND ANNUAL EXPENSES(13)
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------
  Total Fund Annual Expenses
================================================================================

___________________________

(13) Morgan Stanley Asset Management Inc. and Miller Anderson & Sherrard, LLP have agreed to a reduction in their management fees and to reimburse the Portfolios for which they act as investment adviser if such fees would cause "Total Fund Annual Expenses" to exceed the amounts set forth in the tables above. The only Portfolio of Morgan Stanley Universal Funds that was operational on December 31, 1996 is the Emerging Markets Portfolio, with respect to which Morgan Stanley Asset Management Inc. has agreed to a reduction in its management fee and to reimburse the Portfolio if such fees would cause "Total Fund Annual Expenses" to exceed 1.75% of average daily net assets. Absent such reductions, it is estimated that annualized "Management Fees" and "Total Fund Annual Expenses" for the Emerging Markets Equity Portfolio would have been ____% and ____%, respectively for the year ended December 31, 1997. "Other Expenses" for the Mid Cap Value Portfolio, U.S. Real Estate Portfolio, Value Portfolio and Fixed Income Portfolio are estimated.



________________________________________________________________________________
                                     Page 19

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


================================================================================
SEPARATE ACCOUNT         PBHG INSURANCE   PBHG INSURANCE      PBHG INSURANCE
ANNUAL EXPENSES4 (as a    SERIES FUND,     SERIES FUND,     SERIES FUND, INC.-
percentage of average      INC.-PBHG      INC.-PBHG LARGE   PBHG TECHNOLOGY &
Separate Account           GROWTH II        CAP GROWTH       COMMUNICATIONS
assets)                  PORTFOLIO(14)       PORTFOLIO(14)   PORTFOLIO(14)
--------------------------------------------------------------------------------
  Mortality and
  Expense Risk Charge        1.25%             1.25%             1.25%
--------------------------------------------------------------------------------
  Administration Charge      0.15%             0.15%             0.15%
--------------------------------------------------------------------------------
  Other Fees and
  Expenses of the
  Separate Account           0.00%             0.00%             0.00%
--------------------------------------------------------------------------------
  Total Separate Account
   Annual Expenses           1.40%             1.40%             1.40%

--------------------------------------------------------------------------------
FUND ANNUAL EXPENSES
(as a percentage of Fund average net assets after fee waiver and/or expense reimbursement, if any)
--------------------------------------------------------------------------------
  Management Fees
--------------------------------------------------------------------------------
  Other Expenses
--------------------------------------------------------------------------------
  Total Fund Annual
  Expenses
================================================================================


EXAMPLES. The purpose of the examples is to assist an Owner in understanding the various costs and expenses that the Owner will bear directly and indirectly with respect to investment in the Separate Account. The table reflects expenses of the Separate Account as well as of the Funds in which the Separate Account invests. See "CHARGES AND DEDUCTIONS" on page ____ of this Prospectus and the accompanying prospectus for the applicable Fund for a more complete description of the various costs and expenses.


THE EXAMPLES SHOULD NOT BE CONSIDERED A REPRESENTATION OF PAST OR FUTURE EXPENSES OR ANNUAL RATES OF RETURN OF ANY FUND. ACTUAL EXPENSES AND ANNUAL RATES OF RETURN MAY BE MORE OR LESS THAN THOSE ASSUMED FOR THE PURPOSE OF THE EXAMPLES. THE $30 CONTRACT MAINTENANCE CHARGE IS INCLUDED IN THE EXAMPLES AS $1.


The examples assume the reinvestment of all dividends and distributions, no transfers among Sub-Accounts or between Accounts and a 5% annual rate of return as mandated by Securities and Exchange Commission regulations. Annual Contract Maintenance Fees are based on an estimated average Account Value for the current fiscal year. The fee table and examples do not include charges to the Owner for premium taxes.

___________________________

(14) The Adviser has voluntarily agreed to waive or limit advisory fees or assume Other Expenses of the Portfolios in order to limit total expenses to not more than: 1.20% of the average daily net assets of the PBHG Insurance Series Fund, Inc. - PBHG Growth II Portfolio and PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio through December 31, 1997; and 1.10% of the PBHG Insurance Series Fund, Inc. - PBHG Large Cap Growth Portfolio. Such waiver of advisory fees is subject to a possible reimbursement by the Portfolio in future years if such reimbursement can be achieved within the foregoing annual expense limits. Absent such fee waiver/expense reimbursements, the advisory fees and estimated Total Operating Expenses for the PBHG Insurance Series Fund, Inc.-PBHG Technology & Communications Portfolio would be ____% and ____%; for the PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth Portfolio would be ____% and ____%. Given the projected asset size of the Growth II Portfolio, it is not anticipated that a fee waiver or expense reimbursement will be necessary with respect to that Portfolio.

________________________________________________________________________________
                                     Page 20

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________

If the Owner surrenders his or her Contract at the end of the applicable time period, the following expenses will be charged on a $1,000 investment, assuming a 5% annual return on assets:


================================================================================
SUB-ACCOUNT                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------

Janus A.S. Aggressive Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. Worldwide Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. Balanced Portfolio
--------------------------------------------------------------------------------
Janus A.S. Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. International Growth Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Capital Appreciation Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Money Market Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Growth and Income Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Small Cap Portfolio
--------------------------------------------------------------------------------
The Dreyfus Socially Responsible Growth Fund, Inc.
--------------------------------------------------------------------------------
Dreyfus Stock Index Fund
--------------------------------------------------------------------------------
Strong Opportunity Fund II, Inc.
--------------------------------------------------------------------------------
Strong Variable Insurance Funds,  Inc.-Strong
Growth Fund II
--------------------------------------------------------------------------------
INVESCO VIF-Industrial Income Fund
--------------------------------------------------------------------------------
INVESCO VIF-Total Return Fund
--------------------------------------------------------------------------------
INVESCO VIF-High Yield Fund
--------------------------------------------------------------------------------
Morgan  Stanley   Universal  Funds   Inc.-Mid-Cap
Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-U.S.
Real Estate Portfolio
--------------------------------------------------------------------------------
Morgan Stanley Universal Funds Inc.-Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-Emerging
Markets Equity Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley   Universal   Funds   Inc.-Fixed
Income Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG Growth II
Portfolio
--------------------------------------------------------------------------------
PBHG Insurance  Series Fund,  Inc.-PBHG  Large Cap
Growth Portfolio
--------------------------------------------------------------------------------
PBHG  Insurance  Series  Fund,   Inc.-PBHG
Technology & Communications Portfolio
================================================================================


________________________________________________________________________________
                                     Page 21

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________

If the Owner does not surrender his or her Contract, or if it is annuitized, the following expenses would be charged on a $1,000 investment at the end of the applicable time period, assuming a 5% annual return on assets:


================================================================================
SUB-ACCOUNT                                                1 YEAR     3 YEARS
--------------------------------------------------------------------------------
Janus A.S. Aggressive Growth Portfolio
--------------------------------------------------------------------------------
Janus Worldwide Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. Balanced Portfolio
--------------------------------------------------------------------------------
Janus A.S. Growth Portfolio
--------------------------------------------------------------------------------
Janus A.S. International Growth Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Capital Appreciation Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Money Market Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Growth and Income Portfolio
--------------------------------------------------------------------------------
Dreyfus V.I.F. Small Cap Portfolio
--------------------------------------------------------------------------------
The Dreyfus Socially Responsible Growth Fund, Inc.
--------------------------------------------------------------------------------
Dreyfus Stock Index Fund
--------------------------------------------------------------------------------
Strong Opportunity Fund II, Inc.
--------------------------------------------------------------------------------
Strong Variable Insurance Funds,  Inc.-Strong
Growth Fund II
--------------------------------------------------------------------------------
INVESCO VIF-Industrial Income Fund
--------------------------------------------------------------------------------
INVESCO VIF-Total Return Fund
--------------------------------------------------------------------------------
INVESCO VIF-High Yield Fund
--------------------------------------------------------------------------------
Morgan  Stanley   Universal  Funds   Inc.-Mid-Cap
Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-U.S.
Real Estate Portfolio
--------------------------------------------------------------------------------
Morgan Stanley Universal Funds Inc.-Value Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley  Universal  Funds  Inc.-Emerging
Markets Equity Portfolio
--------------------------------------------------------------------------------
Morgan  Stanley   Universal   Funds   Inc.-Fixed
Income Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG Growth II Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG Large Cap Growth
Portfolio
--------------------------------------------------------------------------------
PBHG Insurance Series Fund, Inc.-PBHG  Technology &
Communications Portfolio
================================================================================


                      FINANCIAL STATEMENTS FOR THE COMPANY

The financial statements and reports of independent public accountants for the Company and the Separate Account are contained in the Statement of Additional Information.


________________________________________________________________________________
                                     Page 22

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


                                    THE FUNDS


The Separate Account currently has twenty-four Funds that are available for investment under the Contracts. Each Fund has separate investment objectives and policies. As a result, each Fund operates as a separate investment portfolio and the investment performance of one Fund has no effect on the investment performance of any other Fund. There is no assurance that any of these Funds will achieve their stated objectives. The Securities and Exchange Commission does not supervise the management or the investment practices and/or policies of any of the Funds.


The Separate Account invests exclusively in shares of the Funds listed below (followed by a brief overview of each Fund's investment objective(s) and policies):


JANUS ASPEN SERIES


      AGGRESSIVE GROWTH PORTFOLIO. A nondiversified portfolio that seeks long-term growth of capital by investing primarily in common stocks with an emphasis on securities issued by medium-sized companies. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


      WORLDWIDE GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks of foreign and domestic issuers. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


      BALANCED PORTFOLIO. A diversified portfolio that seeks long-term growth of capital balanced by current income. The Fund normally invests 40-60% of its assets in securities selected primarily for their growth potential and 40-60% of its assets in securities selected primarily for their income potential. The Portfolio may invest in debt securities, including junk bonds. For further discussion of the risks associated with investment in junk bonds, please see the attached Janus Aspen Series prospectus.


      GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks, with an emphasis on companies with larger market capitalizations.


      INTERNATIONAL GROWTH PORTFOLIO. A diversified portfolio that seeks long-term growth of capital by investing primarily in common stocks of foreign issuers. International investing may present special risks, including currency fluctuations and social and political developments. For further discussion of the risks associated with international investing, please see the attached Janus Aspen Series prospectus.


      Janus Capital Corporation serves as the investment adviser to each of these Portfolios.


DREYFUS FUNDS

      CAPITAL APPRECIATION PORTFOLIO. The Capital Appreciation Portfolio's primary investment objective is to provide long-term capital growth consistent with the preservation of capital. Current income is a secondary goal. It seeks to achieve its goals by investing principally in common stocks of domestic and foreign issuers, common stocks with warrants attached and debt securities of foreign governments.


      The Dreyfus Corporation serves as the investment adviser and Fayez Sarofim & Co. serves as the sub-investment adviser to this Portfolio.




________________________________________________________________________________
                                     Page 23

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


      MONEY MARKET PORTFOLIO (Dreyfus Variable Investment Fund). The Money Market Portfolio's goal is to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity. This Portfolio invests in short-term money market instruments. An investment in the Money Market Portfolio is neither insured nor guaranteed by the U.S. Government. There can be no assurance that the Money Market Portfolio will be able to maintain a stable net asset value of $1.00 per share.


      GROWTH AND INCOME PORTFOLIO (Dreyfus Variable Investment Fund). The Growth and Income Portfolio's goal is to provide long-term capital growth, current income and growth of income, consistent with reasonable investment risk. This Portfolio invests primarily in equity securities, debt securities and money market instruments of domestic and foreign issuers.


      SMALL CAP PORTFOLIO (Dreyfus Variable Investment Fund). The Small Cap Portfolio's goal is to maximize capital appreciation. This Portfolio invests primarily in common stocks of domestic and foreign issuers. This Portfolio will be particularly alert to companies that The Dreyfus Corporation considers to be emerging smaller-sized companies which are believed to be characterized by new or innovative products, services or processes which should enhance prospects for growth in future earnings.


      The Dreyfus Corporation serves as investment adviser to the Money Market, Growth and Income, and Small Cap Portfolios.


      THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND, INC. The Dreyfus Socially Responsible Growth Fund, Inc.'s primary goal is to provide capital growth. It seeks to achieve this goal by investing principally in common stocks, or securities convertible into common stock, of companies which, in the opinion of the Fund's management, not only meet traditional investment standards, but also show evidence that they conduct their business in a manner that contributes to the enhancement of the quality of life in America. Current income is a secondary goal.


      The Dreyfus Corporation serves as the investment adviser and NCM Capital Management Group, Inc. serves as the sub-investment adviser to this Fund.


      DREYFUS STOCK INDEX FUND. The Dreyfus Stock Index Fund's investment objective is to provide investment results that correspond to the price and yield performance of publicly traded common stocks in the aggregate, as represented by the Standard & Poor's 500 Composite Stock Price Index. The Stock Index Fund is neither sponsored by nor affiliated with Standard & Poor's Corporation.


      The Dreyfus Corporation acts as the Fund manager and Mellon Equity Associates, an affiliate of Dreyfus, is the index manager.


STRONG FUNDS:


      STRONG OPPORTUNITY FUND II, INC. The investment objective of the Strong Opportunity Fund II is to seek capital growth. It currently emphasizes
      medium-sized    companies   that   the   Fund's   adviser   believes   are
      under-researched and attractively valued.


      Strong Capital Management, Inc. serves as the investment adviser to this Fund.


      STRONG GROWTH FUND II (Strong Variable Insurance Fund, Inc.). The investment objective of the Strong Growth Fund II is to seek capital growth. It invests primarily in equity securities that the Fund's adviser believes have above-average growth prospects.


      Strong Capital Management, Inc. serves as the investment adviser to this Fund.

________________________________________________________________________________
                                     Page 24

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


INVESCO VARIABLE INVESTMENT FUNDS, INC.:


      INDUSTRIAL INCOME FUND. The investment objective of the Industrial Income Fund is to seek the best possible current income while following sound investment practices. Capital growth potential is an additional, but secondary, consideration in the selection of portfolio securities.


      TOTAL RETURN FUND. The investment objective of the Total Return Fund is to seek a high total return on investment through capital appreciation and current income. The Total Return Fund seeks to accomplish its objective by investing in a combination of equity securities (consisting of common stocks and, to a lesser degree, securities convertible into common stock) and fixed income securities.


      HIGH YIELD FUND. The investment objective of the High Yield Fund is to seek a high level of current income by investing substantially all of its assets in lower rated bonds and other debt securities and in preferred stock. The Fund pursues its investment objective through investment in a variety of long-term, intermediate-term, and short-term bonds. Potential capital appreciation is a factor in the selection of investments, but is secondary to the Fund's primary objective. For further discussion of the risks associated with investment in lower rated bonds, please see the attached INVESCO Variable Investment Funds, Inc. prospectus.


      INVESCO Funds Group, Inc. serves as the investment adviser to each of these Funds.


MORGAN STANLEY UNIVERSAL FUNDS INC.

      U.S. REAL ESTATE PORTFOLIO. The investment objective of the U.S. Real Estate Portfolio is above-average current income and long-term capital appreciation by investing primarily in equity securities of U.S. and non-U.S. companies principally engaged in the U.S. real estate industry, including Real Estate Investment Trusts (REITs).


      Morgan Stanley Asset Management Inc. serves as the investment adviser to this Portfolio.


      VALUE PORTFOLIO. The investment objective of the Value Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of common stocks and other equity securities deemed by the adviser to be undervalued based on various measures such as price-earnings ratios and price/book ratios.


      Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


      EMERGING MARKETS EQUITY PORTFOLIO. The investment objective of the Emerging Markets Equity Portfolio is long-term capital appreciation by investing primarily in equity securities of emerging market country issuers with a focus on those in which the adviser believes the economies are developing strongly and in which the markets are becoming more sophisticated.


      Morgan Stanley Asset Management Inc. serves as the investment adviser to this Portfolio.


      FIXED INCOME PORTFOLIO. The investment objective of the Fixed Income Portfolio is to seek above-average total return over a market cycle of three to five years by investing primarily in a diversified portfolio of securities issued by the U.S. Government and its Agencies, Corporate Bonds, Mortgage-Backed Securities, Foreign Bonds, and other Fixed Income Securities.


      Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


________________________________________________________________________________
                                     Page 25

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


      MID CAP VALUE PORTFOLIO. The Mid Cap Value Portfolio seeks above-average total return over a market cycle of three to five years by investing in common stocks and other equity securities of issuers with equity capitalizations in the range of the companies represented in the S&P MidCap 400 Index. Such range is currently $100 million to $8 billion but the range fluctuates over time with changes in the equity market.


      Miller Anderson & Sherrerd, LLP (an indirect wholly owned subsidiary of Morgan Stanley Group Inc.) serves as the investment adviser to this Portfolio.


PBHG INSURANCE SERIES FUND, INC.:

      PBHG GROWTH II PORTFOLIO. The investment objective of the PBHG Insurance Series Growth II Portfolio is to seek capital appreciation by investing primarily in common stocks and convertible securities of small and medium sized growth companies (market capitalization or annual revenues up to $4 billion) that are considered to have an outlook for strong earnings growth.


      PBHG LARGE CAP GROWTH PORTFOLIO. The investment objective of the PBHG Insurance Series Large Cap Growth Portfolio is to seek long-term growth of capital by investing primarily in common stocks of large capitalization companies (market capitalization in excess of $1 billion) that are considered to have an outlook for strong growth in earnings and potential for capital appreciation.


      PBHG TECHNOLOGY & COMMUNICATIONS PORTFOLIO. The investment objective of the PBHG Insurance Series Technology & Communications Portfolio is to seek long-term growth of capital by investing primarily in common stocks of companies which rely extensively on technology or communications in their product development or operations, or which are expected to benefit from technological advances and improvements, and that may be experiencing exceptional growth in sales and earnings driven by technology or communications-related products and services.


      Pilgrim Baxter & Associates, Ltd. serves as the investment advisor to each of these Portfolios.


THERE IS NO ASSURANCE THAT ANY OF THESE FUNDS WILL ACHIEVE THEIR STATED OBJECTIVES.


Investments in these Funds are neither insured nor guaranteed by the U.S. Government or any other entity or person.


Since each of the Funds is available to separate accounts of other insurance companies offering variable annuity and variable life products, and certain Funds may be available to qualified pension and retirement plans, there is a possibility that a material conflict may arise between the interests of the Separate Account and one or more other separate accounts or plans investing in the Fund. In the event of a material conflict, the affected insurance companies and plans will take any necessary steps to resolve the matter, including discontinuing investment in the particular Fund. See the Fund prospectuses for greater detail.


The current Fund prospectuses which accompany this Prospectus contain additional information concerning the investment objectives and policies of each Fund, the investment advisory services and administrative services of each Fund and the charges of each Fund. THE APPROPRIATE FUND PROSPECTUSES SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE CONCERNING THE ALLOCATION OF PURCHASE PAYMENTS TO, OR TRANSFERS AMONG, THE SUB-ACCOUNTS.


ADDITIONS, DELETIONS, OR SUBSTITUTIONS. The Company does not control the Funds and cannot guarantee that any of the Sub-Accounts or any of the Funds will always be available for allocation of Purchase Payments or transfers. The Company retains the right to make changes in the Separate Account and its investments.


________________________________________________________________________________
                                     Page 26

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


The Company reserves the right to eliminate the shares of any Fund held by a Sub-Account and to substitute shares of another investment company for the shares of any Fund, if the shares of that Fund are no longer available for investment or if, in the Company's judgment, investment in any Fund would be inappropriate in view of the purposes of the Separate Account. To the extent required by the Investment Company Act of 1940, as amended ("1940 Act"), or other applicable law, a substitution of shares attributable to the Owner's interest in a Sub-Account will not be made without prior notice to the Owner and the prior approval of the Securities and Exchange Commission. Nothing contained herein shall prevent the Separate Account from purchasing other securities for other series or classes of variable annuity policies, or from effecting an exchange between series or classes of variable policies on the basis of requests made by Owners.


New Sub-Accounts may be established when, in the sole discretion of the Company, marketing, tax, investment or other conditions so warrant. Any new Sub-Accounts will be made available to existing Owners on a basis to be determined by the Company. For each additional Sub-Account, the Separate Account will purchase shares in a Fund or in another mutual fund or investment vehicle. The Company may also eliminate one or more Sub-Accounts, if in its sole discretion, marketing, tax, investment or other conditions so warrant. In the event any Sub-Account is eliminated, the Company will notify Owners and request a re-allocation of the amounts invested in the eliminated Sub-Account.


In the event of any substitution or change, the Company may make such changes in the Contract as may be necessary or appropriate to reflect such substitution or change. Furthermore, if deemed to be in the best interests of persons having voting rights under the Contracts, the Separate Account may be operated as a management company under the 1940 Act or any other form permitted by law, may be de-registered under the 1940 Act in the event such registration is no longer required, or may be combined with one or more separate accounts.


                             PERFORMANCE INFORMATION

From time to time, the Company may advertise yields and/or total returns for the Sub-Accounts. THESE FIGURES ARE BASED ON HISTORICAL INFORMATION AND ARE NOT INTENDED TO INDICATE FUTURE PERFORMANCE. For performance data and a description of the methods used to determine yield and total return, see the Statement of Additional Information.


YIELD DATA. The yield of the Money Market Sub-Account refers to the annualized income generated by an investment in that Sub-Account over a specified seven-day period. The Company may also advertise the effective yield of the Money Market Sub-Account which is calculated similarly but, when annualized, the income earned by an investment in that Sub-Account is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.


The yield of a Sub-Account other than the Money Market Sub-Account refers to the annualized income generated by an investment in the Sub-Account over a specified 30-day period. The yield calculations do not reflect the effect of any CDSC or premium taxes that may be applicable to a particular Contract which would reduce the yield with respect to that Contract.


TOTAL RETURN DATA. The average annual total return of a Sub-Account refers to return quotations assuming an investment has been held in the Sub-Account for various periods of time including, but not limited to, a period measured from the date the Sub-Account commenced operations. When a Sub-Account has been in operation for one, five and ten years, respectively, the average annual total return presented will be presented for these periods, although other periods may also be provided. The standardized average annual total return quotations reflect the deduction of all applicable charges except for premium taxes. In addition to the standardized average annual total return for a Sub-Account, the Company may provide cumulative total return and/or other non-standardized total return for the Sub-Account. Total return data that does not reflect the CDSC and other charges will be higher than the total return realized by an investor who incurs the charges.


________________________________________________________________________________
                                     Page 27

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


Reports and promotional literature may contain the ranking of any Sub-Account derived from rankings of variable annuity separate accounts or their investment products tracked by Lipper Analytical Services, Inc., VARDS, IBC/Donoghue's Money Fund Report, Financial Planning Magazine, Money Magazine, Bank Rate Monitor, Standard & Poor's Indices, Dow Jones Industrial Average, and other rating services, companies, publications, or other persons who rank separate accounts or other investment products on overall performance or other criteria. The Company may compare the performance of a Sub-Account with applicable indices and/or industry averages. Performance information may present the effects of tax-deferred compounding on Sub-Account investment returns, or returns in general, which may be illustrated by graphs, charts, or otherwise, and which may include comparisons of investment return on a tax-deferred basis with currently taxable investment return.


The Company may also advertise performance figures for the Sub-Accounts based on the performance of a Fund prior to the time the Separate Account commenced operations.


      ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED] AND THE SEPARATE
                                     ACCOUNT

Annuity Investors Life Insurance Company[REGISTERED] (the "Company") is a stock life insurance company. It was incorporated under the laws of the State of Ohio in 1981. The Company is principally engaged in the sale of fixed and variable annuity policies.


The Company is a wholly owned subsidiary of Great American[REGISTERED] Life Insurance Company which is a wholly owned subsidiary of American Annuity Group[SERVICEMARK], Inc., ("AAG") a publicly traded insurance holding company (NYSE symbol: AAG). AAG is in turn indirectly controlled by American Financial Group, Inc., a publicly traded holding company (NYSE symbol: AFG).


The home office of the Company is located at 250 East Fifth Street, Cincinnati, Ohio 45202.


PUBLISHED RATINGS. The Company may from time to time publish in advertisements, sales literature and reports to Owners, the ratings and other information assigned to it by one or more independent rating organizations such as A.M. Best Company, Standard & Poor's, and Duff & Phelps. The purpose of the ratings is to reflect the financial strength and/or claims-paying ability of the Company and should not be considered as reflecting on the investment performance of assets held in the Separate Account. Each year the A.M. Best Company reviews the financial status of thousands of insurers, culminating in the assignment of Best's Ratings. These ratings reflect their current opinion of the relative financial strength and operating performance of an insurance company in comparison to the norms of the life/health insurance industry. In addition, the claims-paying ability of the Company as measured by Standard & Poor's or Duff & Phelps may be referred to in advertisements or sales literature or in reports to Owners. These ratings are opinions of those agencies as to an operating insurance company's financial capacity to meet the obligations of its insurance and annuity policies in accordance with their terms. Such ratings do not reflect the investment performance of the Separate Account or the degree of risk associated with an investment in the Separate Account.


THE SEPARATE ACCOUNT. Annuity Investors[REGISTERED] Variable Account B was established by the Company as an insurance company separate account under the laws of the State of Ohio on December 19, 1996, pursuant to resolution of the Company's Board of Directors. The Separate Account is registered with the Securities and Exchange Commission under the 1940 Act as a unit investment trust. However, the Securities and Exchange Commission does not supervise the management or the investment practices or policies of the Separate Account.


The assets of the Separate Account are owned by the Company but they are held separately from the other assets of the Company. The Ohio Revised Code provides that the assets of a separate account are not chargeable with liabilities incurred in any other business operation of the Company. Income, gains and losses incurred on the assets in the Separate Account, whether or not realized, are credited to or charged against the Separate Account, without regard to other




________________________________________________________________________________
                                     Page 28

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


income, gains or losses of the Company. Therefore, the investment performance of the Separate Account is entirely independent of the investment performance of the Company's general account assets or any other separate account maintained by the Company.


Under Ohio law, the assets of the Separate Account will be held for the exclusive benefit of Owners of, and the persons entitled to payment under, the Contracts offered by this Prospectus and under all other contracts which provide for accumulated values or dollar amount payments to reflect investment results of the Separate Account. The obligations arising under the Contracts are obligations of the Company.


The Separate Account is divided into Sub-Accounts, each of which invests solely in a specific corresponding Fund. (See "THE FUNDS," page ____.) Changes to the Sub-Accounts may be made at the discretion of the Company. (See "Additions, Deletions, or Substitutions," page ____.)


                                THE FIXED ACCOUNT

The Fixed Account is a part of the Company's general account. Because of exemptive and exclusionary provisions, interests in the general account have not been registered under the Securities Act of 1933, nor is the general account registered as an investment company under the 1940 Act. Accordingly, neither the general account nor any interest therein is generally subject to the provisions of these Acts, and the staff of the Securities and Exchange Commission does not generally review the disclosures in the Prospectus relating to the Fixed Account. Disclosures regarding the Fixed Account and the general account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in a prospectus.


The Company has sole discretion to invest the assets of the Fixed Account, subject to applicable law. The Company delegates the investment of the assets of the Fixed Account to American Money Management Corporation. Allocation of any amounts to the Fixed Account does not entitle Owners to share directly in the investment experience of these assets. The Company assumes the risk of investment gain or loss on the portion of the Account Value allocated to the Fixed Account. All assets held in the general account are subject to the Company's general liabilities from business operations.


FIXED ACCOUNT OPTIONS. There are currently five options under the Fixed Account: the Fixed Accumulation Account Option; and the guarantee period options referred to in the Contract as the Fixed Account Options One-Year, Three-Year, Five-Year, and Seven-Year Guarantee Period, respectively. Different Fixed Account options may be offered by the Company at any time. Purchase Payments allocated and amounts transferred to the Fixed Account options accumulate interest at the applicable current interest rate declared by the Company's Board of Directors, and if applicable, for the duration of the guarantee period selected.


The Company guarantees a minimum rate of interest for the Fixed Account options. The guaranteed rate is 3% per year, compounded annually.


RENEWAL OF FIXED ACCOUNT OPTIONS. The following provisions apply to all Fixed Account options except the Fixed Accumulation Account Option.


At the end of a guarantee period, and for the thirty days immediately preceding the end of such guarantee period, the Owner may elect a new option to replace the Fixed Account option that is then expiring. The entire amount maturing may be reallocated to any of the then-current options under the Contract (including the various Sub-Accounts within the Separate Account), except that a Fixed Account option with a guarantee period that would extend past the Annuity Commencement Date may not be selected. In particular, in the case of renewals occurring within one year of such Commencement Date, the only Fixed Account option available is the Fixed Accumulation Account Option.

________________________________________________________________________________
                                     Page 29

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


If the Owner does not specify a new Fixed Account option in accordance with the preceding paragraph, the Owner will be deemed to have elected the same Fixed Account option as is expiring, so long as the guarantee period of such option does not extend beyond the Annuity Commencement Date. In the event that such a period would extend beyond the Annuity Commencement Date, the Owner will be deemed to have selected the Fixed Account option with the longest available guarantee period that expires prior to the Annuity Commencement Date, or failing that, the Fixed Accumulation Account Option.


                                  THE CONTRACTS

The Contracts described herein are individual and group flexible premium deferred annuities. The rights and benefits are described below and in the Contracts. References to "Contract(s)" throughout this Prospectus shall also mean Certificates issued under group Contracts, except where noted. The Company reserves the right to make any modification to conform the Contracts to, or give the Owner the benefit of, any applicable law. The obligations under the Contracts are obligations of the Company.


The Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate. The availability of certain Contract rights and provisions depends on state approval and/or filing and review processes in each such jurisdiction. Where required by law or regulation, the Contracts will be modified accordingly.


Fixed Account Values, Variable Account Values, benefits and charges will be calculated separately for each Contract. The various administrative rules described below will apply separately to each Contract, unless otherwise noted. The Company reserves the right to terminate any Contract at any time the Surrender Value is less than $500, in which case a surrender will be deemed to have been made and the Company will pay the Owner the Surrender Value. A group Contract may be terminated on 60 days advance notice, in which case Participants will be entitled to continue their interests on a deferred, paid-up basis, subject to the Company's right to terminate as described above.


RIGHT TO CANCEL  (INDIVIDUAL  CONTRACTS ONLY UNLESS OTHERWISE  REQUIRED BY STATE
LAW). The Owner may cancel the Contract by giving the Company written notice of cancellation and returning the Contract before midnight of the twentieth day following the date the Owner receives the Contract. The Contract must be returned to the Company, and the required notice must be given in person, or to the agent who sold it to the Owner, or by mail. If by mail, the return of the Contract or the notice is effective on the date it is postmarked, with the proper address and with postage paid. If the Owner cancels the Contract as set forth above, the Contract will be void and the Company will refund the Purchase Payment(s), plus or minus any investment gains or losses under the Contract, and less the bonus amount(s)s credited to the Purchase Payment(s), as of the end of the Valuation Period during which the returned Contract is received by the Company. Where required by state or federal law, the Company will refund Purchase Payment(s), less the bonus amount(s) credited to the Purchase Payment(s), during the minimum refund period required. Where required by state law, the Right to Cancel provision of a Contract may provide for refund of a different amount or a right to cancel for a different time period than described above. In any event, the Owner will bear the risk of investment gains or losses on any bonus amount(s) allocated to a Sub-Account during the Right to Cancel period. The Company may require that Purchase Payment(s) be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.


                                PURCHASE PAYMENTS

PURCHASE PAYMENTS. Currently, the minimum initial Purchase Payment is $5,000. Subsequent Purchase Payments must be at least $50 for Qualified Contracts and $100 for Non-Qualified Contracts. Purchase Payments and tax-free transfers or rollovers may be sent to the Company at its Administrative Office at any time before the Annuity Commencement Date so long as the Contract has not been fully surrendered and the Owner is still living. The Company reserves the right to increase the minimum allowable initial Purchase Payment or the minimum allowable subsequent Purchase Payment, at its discretion and at any time, when permitted by law.




________________________________________________________________________________
                                     Page 30

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


Each Purchase Payment will be applied by the Company to the credit of the Owner's Account. If the application form is in good order, the Company will apply the initial Purchase Payment to an Account for the Owner within two business days of receipt of the Purchase Payment at the Administrative Office. If the application form is not in good order, the Company will attempt to get the application form in good order within five business days. If the application form is not in good order at the end of this period, the Company will inform the Owner of the reason for the delay and that the Purchase Payment will be returned immediately unless he or she specifically consents to the Company keeping the Purchase Payment until the application form is in good order. Once the application form is in good order, the Purchase Payment will be applied to the Owner's Account within two business days.


Each additional Purchase Payment is credited to a Contract as of the next Valuation Date following the receipt of such additional Purchase Payment.


No Purchase Payment for any Contract may exceed $500,000 without prior approval of the Company.


PURCHASE PAYMENT BONUS. A bonus in the amount of 3% of the Purchase Payment will be credited to each Purchase Payment received by the Company. The bonus will be added to and will be deemed part of the Purchase Payment for all purposes under a Contract and this Prospectus except where otherwise specifically noted. For example, the bonus will be allocated as part of the Purchase Payment allocation. If the bonus is returned to the Owner on a full or partial surrender, a CDSC, to the extent applicable, will be deducted from the bonus amount.


Notwithstanding the foregoing, the bonus will not be returned to an Owner if a Contract is canceled under the Right to Cancel provision, if any, or if a Contract is surrendered in full during the first Contract Year. In either case the bonus will be forfeited but the Owner will bear the risk of investment gains or losses on the amount of the bonus which was allocated to a Sub-Account.


ALLOCATION OF PURCHASE PAYMENTS. The Company will allocate Purchase Payments to the Fixed Account options and/or to the Sub-Accounts according to instructions received by Written Request. Allocations must be made in whole percentages. The minimum amount that can be allocated to the Fixed Accumulation Account Option or to a Sub-Account is $10. The minimum amount that can be allocated to a Fixed Account option other than the Fixed Accumulation Account Option is $2,000. The Company may require that Purchase Payments be allocated to the Money Market Sub-Account or to the Fixed Accumulation Account Option during the Right to Cancel period.


                                  ACCOUNT VALUE

The Account Value is equal to the aggregate value of the Owner's interest in the Sub-Account(s) and the Fixed Account options as of the end of any Valuation Period. The value of the Owner's interest in all Sub-Accounts is the "Variable Account Value," and the value of the Owner's interest in all Fixed Account options is the "Fixed Account Value."


FIXED ACCOUNT VALUE. The Fixed Account Value for a Contract at any time is equal to: (a) the Purchase Payment(s) allocated to the Fixed Account; plus (b) amounts transferred to the Fixed Account; plus (c) interest credited to the Fixed Account; less (d) any charges, surrenders, deductions, amounts transferred from the Fixed Account or other adjustments made in accordance with the provisions of the Contract.


VARIABLE ACCOUNT VALUE. The Variable Account Value for a Contract as of the end of any given Valuation Period is the sum of the Accumulation Units allocated to the Owner for each Sub-Account multiplied by the appropriate Accumulation Unit Value. Purchase Payments may be allocated among, and amounts may be transferred to, the various Sub-Accounts within the Separate Account, subject to the provisions of the Contract governing transfers. For each Sub-Account, the Purchase Payment(s) or amounts transferred are converted into Accumulation Units. The number of Accumulation Units credited is determined by dividing the


________________________________________________________________________________
                                     Page 31

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


dollar amount directed to each Sub-Account by the value of the Accumulation Unit for that Sub-Account at the end of the Valuation Period on which the Purchase Payment(s) or transferred amount is received.


The following events will result in the cancellation of an appropriate number of Accumulation Units of a Sub-Account:


      1)  transfer from a Sub-Account;
      2)  full or partial surrender of the Variable Account Value;
      3)  payment of a Death Benefit;
      4)  application of the Variable Account Value to a Settlement Option;
      5)  deduction of the Contract Maintenance Fee; or
      6)  deduction of any Transfer Fee.


Accumulation Units will be canceled as of the end of the Valuation Period during which the Company receives a Written Request regarding the event giving rise to such cancellation, or an applicable Commencement Date, or the end of the Valuation Period on which the Contract Maintenance Fee or a Transfer Fee is due, as the case may be.


The Variable Account Value for a Contract at any time is equal to the sum of the number of Accumulation Units for each Sub-Account attributable to that Contract multiplied by the Accumulation Unit Value for the applicable Sub-Account at the end of the preceding Valuation Period.


ACCUMULATION UNIT VALUE. The initial Accumulation Unit Value for each Sub-Account, with the exception of the Money Market Sub-Account, was set at $10. The initial Accumulation Unit Value for the Money Market Sub-Account was set at $1.00. Thereafter, the Accumulation Unit Value at the end of each Valuation
Period is the Accumulation Unit Value at the end of the previous Valuation Period multiplied by the Net Investment Factor, as described below.


NET INVESTMENT FACTOR. The Net Investment Factor is a factor applied to measure the investment performance of a Sub-Account from one Valuation Period to the next. Each Sub-Account has a Net Investment Factor for each Valuation Period which may be greater or less than one. Therefore, the Accumulation Unit Value for each Sub-Account may increase or decrease. The Net Investment Factor for any Sub-Account for any Valuation Period is determined by dividing (1) by (2) and subtracting (3) from the result, where:


      (1)    is equal to:
            (a) the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the applicable Valuation Period; plus


            (b) the per share amount of any dividend or net capital gain distributions made by the Fund held in the Sub-Account, if the "ex-dividend" date occurs during the applicable Valuation Period; plus or minus


            (c) a per share charge or credit for any taxes reserved for, which is determined by the Company to have resulted from the investment operations of the Sub-Account;


      (2) is the Net Asset Value per share of the Fund held in the Sub-Account, determined at the end of the immediately preceding Valuation Period; and


      (3) is the factor representing the Mortality and Expense Risk Charge and the Administration Charge deducted from the Sub-Account for the number of days in the applicable Valuation Period.




________________________________________________________________________________
                                     Page 32

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



                                    TRANSFERS

Prior to the applicable Commencement Date, the Owner may transfer amounts in a Sub-Account to a different Sub-Account and/or one or more of the Fixed Account options. After the first Contract Anniversary, and prior to the applicable Commencement Date, the Owner may transfer amounts from any Fixed Account option to any other Fixed Account option and/or one or more of the Sub-Accounts. If a transfer is being made from a Fixed Account option pursuant to the "Renewal" provision of the Contract, then the entire amount of that Fixed Account option subject to renewal at that time may be transferred. In any other case, transfers from a Fixed Account option are subject to a cumulative limit during each Contract Year of twenty percent (20%) of the Fixed Account option's value as of the most recent Contract Anniversary. Amounts previously transferred from Fixed Account options to the Sub-Accounts may not be transferred back to the Fixed Account options for a period of six (6) months from the date of transfer. The minimum transfer amount for any transfer is $500.



The Company currently charges a Transfer Fee of $25 for each transfer in excess of twelve during the same Contract Year.


TELEPHONE TRANSFERS. An Owner may place a request for all or part of the Account Value to be transferred by telephone. All transfers must be in accordance with the terms of the Contract. Transfer instructions are currently accepted on each Valuation Date between 9:30 a.m. and 4:00 p.m. Eastern Time at (800) 789-6771. Once instructions have been accepted, they may not be rescinded; however, new telephone instructions may be given the following day.


The Company will not be liable for complying with telephone instructions which the Company reasonably believes to be genuine, or for any loss, damage, cost or expense in acting on such telephone instructions. The Owner or Person Controlling Payments will bear the risk of such loss. The Company will employ reasonable procedures to determine that telephone instructions are genuine. If the Company does not employ such procedures, the Company may be liable for losses due to unauthorized or fraudulent instructions. These procedures may include, among others, tape recording telephone instructions.


DOLLAR COST AVERAGING. Prior to the applicable Commencement Date, the Owner may establish automatic transfers from the Money Market Sub-Account to any other
Sub-Account(s),   or  from  the  Fixed   Accumulation   Account  Option  to  any
Sub-Account(s), on a monthly or quarterly basis, by submitting to the Administrative Office a Dollar Cost Averaging Authorization Form. No Dollar Cost Averaging transfers may be made to any of the Fixed Account options. The Dollar Cost Averaging transfers will take place on the last Valuation Date of each calendar month or quarter as requested by the Owner.


In order to be eligible for Dollar Cost Averaging, the value of the source of funds (the Money Market Sub-Account or the Fixed Accumulation Account Option) must be at least $10,000, and the minimum amount that may be transferred is $500 per month.


Dollar Cost Averaging will automatically terminate if any Dollar Cost Averaging transfer would cause the Account balance of the source of the funds (the Money Market Sub-Account or the Fixed Accumulation Account Option) to fall below $500. At that time, the Company will then transfer the Account balance of the source of the funds to the designated Sub-Account(s) in the same percentage distribution as directed in the Dollar Cost Averaging Authorization Form.


Currently, the Transfer Fee does not apply to Dollar Cost Averaging transfers, and Dollar Cost Averaging transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


Before electing Dollar Cost Averaging, an Owner should consider the risks involved in switching between investments available under the Contract. Dollar Cost Averaging requires regular investments regardless of fluctuating price levels and does not guarantee profits or prevent losses in a declining market. An Owner should consider his or her financial ability to continue Dollar Cost Averaging transfers through periods of changing price levels.


________________________________________________________________________________
                                     Page 33

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


The Owner may terminate Dollar Cost Averaging services at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are currently in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Dollar Cost Averaging services.


PORTFOLIO REBALANCING. In connection with the allocation of Purchase Payments to the Sub-Accounts, and/or the Fixed Accumulation Account Option, the Owner may elect to have the Company perform Portfolio Rebalancing services. The election of Portfolio Rebalancing instructs the Company to automatically transfer amounts between the Sub-Accounts and the Fixed Accumulation Account Option to maintain the percentage allocations selected by the Owner.


Prior to the applicable Commencement Date, the Owner may elect Portfolio Rebalancing by submitting to the Administrative Office a Portfolio Rebalancing
Authorization Form. In order to be eligible for the Portfolio Rebalancing program, the Owner must have a minimum Account Value of $10,000. Portfolio Rebalancing transfers will take place on the last Valuation Date of each calendar quarter. Portfolio Rebalancing will not be available if the Dollar Cost Averaging program or an Interest Sweep from the Fixed Accumulation Account Option is being utilized.


Currently, the Transfer Fee does not apply to Portfolio Rebalancing transfers, and Portfolio Rebalancing transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


The Owner may terminate Portfolio Rebalancing services at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Portfolio Rebalancing services.


INTEREST SWEEP. Prior to the applicable Commencement Date, the Owner may elect automatic transfers of the income from any Fixed Account option(s) to any Sub-Account(s), by submitting to the Administrative Office an Interest Sweep Authorization Form. Interest Sweep transfers will take place on the last Valuation Date of each calendar quarter.


In order to be eligible for the Interest Sweep program, the value of each Fixed Account option selected must be at least $5,000. The maximum amount that may be transferred from each Fixed Account option selected is 20% of such Fixed Account option's value per year. Any amounts transferred under the Interest Sweep program will reduce the 20% maximum transfer amount otherwise allowed.


Currently, the Transfer Fee does not apply to Interest Sweep transfers, and Interest Sweep transfers will not count toward the twelve transfers permitted under the Contract without a Transfer Fee charge.


The Owner may terminate the Interest Sweep program, at any time, but must give the Company at least 30 days notice to change any automatic transfer instructions that are already in place. Termination and change instructions will be accepted by telephone at (800) 789-6771. Currently, the Company does not charge a fee for Interest Sweep services.


PRINCIPAL GUARANTEE OPTION. The Owner may elect to have the Company allocate a portion of a Purchase Payment to the Fixed Account Option Seven-Year Guarantee Period such that, at the end of the Seven-Year Guarantee Period, that Account will grow to an amount equal to the total Purchase Payment. The Company determines the portion of the Purchase Payment which must be allocated to the Fixed Account Option Seven-Year Guarantee Period such that, based on the interest rate then in effect, the Seven-Year Guarantee Period Account will grow to equal the full amount of the Purchase Payment after seven years. The remainder of the Purchase Payment will be allocated according to the Owner's instructions. The minimum Purchase Payment eligible for the Principal Guarantee program is $5,000.



_______________________________________________________________________________
                                     Page 34

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


CHANGES BY THE COMPANY. The Company reserves the right, in the Company's sole discretion and at any time, to terminate, suspend or modify any aspect of the privileges described above without prior notice to Owners, as permitted by applicable law. The Company may also impose an annual fee or increase the current annual fee, as applicable, for any of the foregoing services in such amount(s) as the Company may then determine to be reasonable for participation in the service.


                                   SURRENDERS

SURRENDER VALUE. The Owner may surrender a Contract in full for the Surrender Value, or partial surrenders may be made for a lesser amount, by Written Request at any time prior to the Annuity Commencement Date. The amount of any partial surrender must be at least $500. A partial surrender cannot reduce the Surrender Value to less than $500. Surrenders will be deemed to be withdrawn first from the portion of the Surrender Value that represents Accumulated Earnings and then from Purchase Payments. For purposes of the Contract, Purchase Payments are deemed to be withdrawn on a "first-in, first-out" basis.


The amount available for surrender will be the Surrender Value at the end of the Valuation Period in which the Written Request is received.


The Surrender Value at any time is an amount equal to:


      1)  the Account Value as of the end of the  applicable  Valuation  Period;
          less
      2) during the first Contract Year, the amount of the bonus(es) credited to Purchase Payment(s); less
      3)  any applicable CDSC; less
      4)  any outstanding loans; and less
      5)  any applicable premium tax or other taxes not previously deducted.


On full surrender, a full Contract Maintenance Fee will also be deducted as part of the calculation of the Surrender Value. The Contract Maintenance Fee will be deducted before the application of any CDSC. Upon payment of the Surrender Value to the Owner, the Contract will be terminated. Any bonus amounts which were credited to the Account Value will be forfeited upon a full surrender of the Surrender Value during the first Contract Year. The Owner will bear the risk of investment gains or losses on the bonus amounts which are forfeited.


A full or partial surrender may be subject to a CDSC as set forth in this Prospectus. (See "Contingent Deferred Sales Charge ("CDSC")," page ____.)


Surrenders will result in the cancellation of Accumulation Units from each applicable Sub-Account(s) and/or a reduction of the Fixed Account Value. In the case of a full surrender, the Contract will be terminated.


Surrenders may be subject to a 10% premature distribution penalty tax if made before the Owner reaches age 59 1/2, and may further be subject to federal, state or local income tax, as well as significant tax law restrictions in the case of Qualified Contracts. (See "FEDERAL TAX MATTERS," page ___.)


SUSPENSION OR DELAY IN PAYMENT OF SURRENDER VALUE. The Company has the right to suspend or delay the date of payment of a partial or full surrender of the Variable Account Value for any period:


      1) when the New York Stock Exchange ("NYSE") is closed or trading on the NYSE is restricted;
      2) when an emergency exists (as determined by the Securities and Exchange Commission) as a result of which (a) the disposal of securities in the Separate Account is not reasonably practicable or (b) it is not reasonably practicable to determine fairly the value of the net assets in the Separate Account; or




________________________________________________________________________________
                                     Page 35

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


      3) when the Securities and Exchange Commission so permits for the protection of security holders.


The Company further reserves the right to delay payment of any partial or full surrender of the Fixed Account Value for up to six months after the receipt of a Written Request.


A surrender request will be effective when all appropriate surrender request forms are received. Payments of any amounts derived from a Purchase Payment paid by check may be delayed until the check has cleared.


SINCE THE OWNER ASSUMES THE INVESTMENT RISK AND BECAUSE CERTAIN SURRENDERS ARE SUBJECT TO A CDSC, THE TOTAL AMOUNT PAID UPON SURRENDER OF THE CONTRACT (TAKING INTO ACCOUNT ANY PRIOR SURRENDERS) MAY BE MORE OR LESS THAN THE TOTAL PURCHASE PAYMENTS.


When Contracts offered by this Prospectus are issued in connection with retirement plans which meet the requirements of Sections 401, 403, 408 or 457 of the Code, as applicable, reference should be made to the terms of the particular plans for any additional limitations or restrictions on surrenders.


FREE WITHDRAWAL PRIVILEGE. Subject to the provisions of the Contract, the Company will waive the CDSC, to the extent applicable, on full or partial surrenders as follows:


      1) during the first Contract Year, on an amount equal to not more than 10% of all Purchase Payments received (including the bonuses thereon); and


      2) during the second and succeeding Contract Years, on an amount equal to not more than the greater of: (a) Accumulated Earnings (Account Value in excess of Purchase Payments); or (b) 10% of the Account Value as of the last Contract Anniversary.


If the Free Withdrawal Privilege is not exercised during a Contract Year, it does not carry over to the next Contract Year. The Free Withdrawal Privilege may not be available under some group Contracts.


SYSTEMATIC WITHDRAWAL. Prior to the applicable Commencement Date, the Owner, by Written Request to the Administrative Office, may elect to automatically withdraw money from the Fixed Account and/or the Sub-Accounts. To be eligible for the Systematic Withdrawal program, the Account Value must be at least $10,000 at the time of election. The minimum monthly amount that can be withdrawn is $100. Systematic withdrawals will be subject to the CDSC to the extent the amount withdrawn exceeds the Free Withdrawal Privilege (See "CHARGES AND DEDUCTIONS," page ____.) The Owner may begin or discontinue systematic withdrawals at any time by Written Request to the Company, but at least 30 days notice must be given to change any systematic withdrawal instructions that are currently in place. The Company reserves the right to discontinue offering systematic withdrawals at any time. Currently, the Company does not charge a fee for Systematic Withdrawal services. However, the Company reserves the right to impose an annual fee in such amount as the Company may then determine to be reasonable for participation in the Systematic Withdrawal program.


Systematic withdrawals may have tax consequences or may be limited by tax law restrictions. (See "FEDERAL TAX MATTERS," page ____.)


                                 CONTRACT LOANS

If permitted under the Contract, an Owner may obtain a loan using his or her interest under such Contract as the only security for the loan. Loans are subject to provisions of the Code. A tax adviser should be consulted prior to exercising loan privileges. Loan provisions are described in the loan endorsement to the Contract.


The amount of any outstanding loan will be deducted from any Death Benefit. In addition, a loan, whether or not repaid, will have a permanent effect on the Account Value because the investment results of the investment options will only

________________________________________________________________________________
                                     Page 36

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


apply to the unborrowed portion of the Account Value. The longer the loan is outstanding, the greater the effect is likely to be. The effect could be favorable or unfavorable. If the investment results are greater than the rate being credited on amounts held in the loan account while the loan is outstanding, the Account Value will not increase as rapidly as it would if no loan were outstanding. If investment results are below that rate, the Account Value will be higher than it would have been if no loan had been outstanding.


                                  DEATH BENEFIT

WHEN A DEATH BENEFIT WILL BE PAID. A Death Benefit will be paid under the Contract if:


      1) the Owner or the joint owner, if any, dies before the Annuity Commencement Date and before the Contract is fully surrendered;
      2)  the Death Benefit  Valuation  Date has occurred;  and
      3)  a spouse does not become the Successor Owner.


If a Death Benefit becomes payable:

      1)  it will be in lieu of all other benefits under the Contract; and
      2) all other rights under the Contract will be terminated except for rights related to the Death Benefit.


Only one Death Benefit will be paid under the Contract.


DEATH BENEFIT VALUES. The Death Benefit will be an amount equal to the greater of:


      1)  the Account Value as of the Death Benefit Valuation Date; or
      2) one hundred percent (100%) of the Purchase Payment(s) received by the Company, including the Purchase Payment bonus(es) credited thereto, less any amounts returned to the Owner and any CDSCs that applied to those amounts.





Any applicable premium tax or other taxes not previously deducted, and any outstanding loans, will be deducted from the Death Benefit amount described above.


DEATH BENEFIT COMMENCEMENT DATE. The Beneficiary may designate the Death Benefit Commencement Date by Written Request within one year of the Owner's death. If no designation is made, then the Death Benefit Commencement Date will be one year after the Owner's death.


FORM OF DEATH BENEFIT. Death Benefit payments will be Fixed Dollar Benefit payments made monthly in accordance with the terms of Option A with a period certain of 48 months under the "SETTLEMENT OPTIONS" section of this Prospectus. (See page ____.)


In lieu of that, the Owner may elect at any time before his or her death to have Death Benefit payments made in one lump sum or pursuant to any available settlement option under the "SETTLEMENT OPTIONS" section of this Prospectus. If the Owner does not make any such election, the Beneficiary may make that election at any time after the Owner's death and before the Death Benefit Commencement Date.


BENEFICIARY. Non-Qualified Contracts may be jointly owned by two people. If there is a joint owner and that joint owner survives the Owner, the joint owner is the Beneficiary, regardless of any designation made by the Owner. If there is no surviving joint owner, and in the case of Qualified Contracts, the Beneficiary is the person or persons so designated in the application, if any, or under the Change of Beneficiary provision of the Contract. If the Owner has

________________________________________________________________________________
                                     Page 37

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


not designated a Beneficiary, or if no Beneficiary designated by the Owner survives the Owner, then the Beneficiary will be the Owner's estate.


                             CHARGES AND DEDUCTIONS

There are two types of charges and deductions. First, there are charges assessed under the Contract. These charges include the CDSC, the Administration Charge, the Mortality and Expense Risk Charge, Premium Taxes and Transfer Fees. All of these charges are described below, and some may not be applicable to every Contract. Second, there are Fund expenses for fund management fees and administration expenses. These fees are described in the prospectus and statement of additional information for each Fund.


CONTINGENT DEFERRED SALES CHARGE ("CDSC"). No deduction for front-end sales charges is made from Purchase Payments. However, the Company may deduct a CDSC of up to 8% of Purchase Payments (including the bonuses thereon) which are returned to the Owner to partially cover certain expenses incurred by the Company relating to the sale of the Contract, including commissions paid, the costs of preparation of sales literature and other promotional costs and acquisition expenses.


The CDSC applies to and is calculated separately for each Purchase Payment (including the bonus thereon). The CDSC percentage varies according to the number of full years elapsed between the date of receipt of a Purchase Payment and the date a Written Request for surrender is made. The amount of the CDSC is determined by multiplying the amount withdrawn subject to the CDSC by the CDSC percentage in accordance with the following table. Surrenders will be deemed withdrawn first from Accumulated Earnings (which may be surrendered without charge) and then to Purchase Payments (including the bonuses thereon) on a first-in, first-out basis.



===============================================================================
Number of Full Years Elapsed Between Date      Contingent Deferred Sales Charge
 of Receipt of Purchase Payment and Date         as a Percentage of Associated
  Written Request for Surrender Received         Purchase Payment Surrendered
--------------------------------------------------------------------------------
             0                                         8%
--------------------------------------------------------------------------------
             1                                         8%
 -------------------------------------------------------------------------------
             2                                         8%
--------------------------------------------------------------------------------
             3                                         7%
--------------------------------------------------------------------------------
             4                                         6%
--------------------------------------------------------------------------------
             5                                         5%
--------------------------------------------------------------------------------
             6                                         3%
--------------------------------------------------------------------------------
             7                                         2%
--------------------------------------------------------------------------------
         8 or more                                     0%
================================================================================


In no event shall the CDSC assessed against the Contract exceed 8% of the aggregate Purchase Payment(s) (including bonus(es) thereon).


Any Purchase Payments (including bonuses thereon) that have been held by the Company for at least eight years may be surrendered free of any CDSC. The CDSC will not be imposed on amounts surrendered under the Free Withdrawal Privilege. (See "Free Withdrawal Privilege," page ___.)


No CDSC is assessed upon payment of the Death Benefit.

The CDSC will be waived upon surrender if the Contract is modified by the Long-Term Care Waiver Rider and the Owner is confined in a licensed Hospital or Long-Term Care Facility, as those terms are defined in the Rider, for at least 90 days beginning on or after the first Contract Anniversary. This Rider may not

________________________________________________________________________________
                                     Page 38

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



be available in all jurisdictions. Also, the CDSC will be waived if the Owner has been determined by the Social Security Administration to be "disabled" as that term is defined in the Social Security Act of 1935, as amended.


The CDSC may be reduced or waived in connection with certain Contracts where the Company incurs reduced sales and servicing expenses, such as Contracts offered to active employees of the Company or any of its subsidiaries and/or affiliates.


The CDSC arising from a surrender of a Contract will be waived for Contracts which are issued with an Employer Plan Endorsement or a Deferred Compensation Endorsement if the Owner of an individual Contract or Participant under a group Contract incurs a separation from service.


The CDSC arising from a surrender of a Contract will be waived for Contracts which are issued with a Tax Sheltered Annuity Endorsement (and without an Employer Plan Endorsement) if the Owner of an individual Contract or Participant under a group Contract: (i) incurs a separation from service, has attained age 55 and has held the Contract for at least eight years; or (ii) has held the Contract for fifteen years or more.


The Company reserves the right to terminate, suspend or modify waivers of the CDSC, without prior notice to Owners, as permitted by applicable law.


The CDSC may be reduced or waived on partial or full surrenders from a Fixed Account option to the extent required to satisfy state law.


MAINTENANCE AND ADMINISTRATION CHARGES. On each Contract Anniversary, the Company deducts an annual Contract Maintenance Fee as partial compensation for expenses relating to the issuance and maintenance of the Contract, and the Separate Account. The annual Contract Maintenance Fee is $30. This Contract Maintenance Fee is not assessed against Fixed Account options. If the Contract is surrendered in full on any day other than on the Contract Anniversary, the Contract Maintenance Fee will be deducted in full at the time of such surrender. If a Variable Annuity Benefit is elected, a portion of the $30 annual Contract Maintenance Fee will be deducted from each Benefit Payment.


The Company will waive the Contract Maintenance Fee if the Account Value is equal to or greater than $40,000 on the date of the assessment of the charge. The Company will waive the Contract Maintenance Fee after the applicable Commencement Date if the amount applied to a Variable Dollar Benefit exceeds $40,000. The Company may waive the Contract Maintenance Fee in connection with Contracts offered to active employees of the Company, or any of its subsidiaries and/or affiliates. The Company may waive the Contract Maintenance Fee in certain situations where the Company expects to realize significant economies of scale with respect to sales of Contracts and Certificates. This is possible because sales costs do not increase in proportion to the Purchase Payments under the Contracts and Certificates sold; for example, the per dollar transaction cost for a sale of a Contract and Certificates with $500,000 of Purchase Payments is generally much higher than the per dollar cost for a sale of a Contract and Certificates with $1,000,000 of Purchase Payments. Thus, the applicable sales costs decline as a percentage of the Purchase Payments as the amount of Purchase Payments increases. In such a situation, the Company may be designated as a preferred variable annuity contract provider by an employer or trustee of an employee benefit plan.


The Company imposes an Administration Charge to reimburse the Company for those administrative expenses attributable to the Contract and the Separate Account which exceed the revenues received from the Contract Maintenance Fee and any Transfer Fee. For this Administration Charge, the Company makes a daily charge equal to .000411% corresponding to an effective annual rate of 0.15% of the daily Net Asset Value of each Sub-Account in the Separate Account. This Administration Charge is not assessed against Fixed Account options.


The Company has set the Administration Charge and the Contract Maintenance Fee at levels such that the Company will recover no more than the anticipated and estimated costs associated with administering the Contract and Separate Account.

________________________________________________________________________________
                                     Page 39

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



The Company does not expect to make a profit from either the Administration Charge or the Contract Maintenance Fee. The Company guarantees that it will not increase the Administration Charge or the Contract Maintenance Fee for a Contract after it has been issued.


MORTALITY AND EXPENSE RISK CHARGE. The Company imposes a Mortality and Expense Risk Charge as compensation for bearing certain mortality and expense risks under the Contract. For assuming these risks, the Company makes a daily charge equal to .003403% corresponding to an effective annual rate of 1.25% of the daily Net Asset Value of each Sub-Account in the Separate Account. The Company estimates that the mortality risk component of this charge is 0.75% of the daily Net Asset Value of each Sub-Account and the expense risk component is 0.50%. The Mortality and Expense Risk Charge is imposed before the Annuity Commencement Date and after the Annuity Commencement Date if a Variable Annuity Benefit is selected. The Company guarantees that the Mortality and Expense Risk Charge will never increase for a Contract after it has been issued. The Mortality and Expense Risk Charge is reflected in the Accumulation Unit Values for each Sub-Account. The Mortality and Expense Risk Charge is not assessed against Fixed Account options.


The  mortality   risks  assumed  by  the  Company  arise  from  its  contractual obligations to make annuity payments (determined in accordance with the annuity tables and other provisions contained in the Contract).


The Company also bears substantial risk in connection with payment of the Death Benefit before the Annuity Commencement Date, since in certain circumstances the Company may be obligated to pay a larger Death Benefit amount than the then-existing Account Value of the Contract.


The expense risk assumed by the Company is the risk that the Company's actual expenses in administering the Contracts and the Separate Account will exceed the amount recovered through the Contract Maintenance Fees and Transfer Fees.


If the Mortality and Expense Risk Charge is insufficient to cover actual costs and risks assumed, the loss will fall on the Company. Conversely, if this charge is more than sufficient, any excess will be profit to the Company. Currently, the Company expects a profit from this charge.


The Company recognizes that the CDSC may not generate sufficient funds to pay the cost of distributing the Contracts. To the extent that the CDSC is insufficient to cover the actual cost of Contract distribution, the deficiency will be met from the Company's general corporate assets which may include amounts, if any, derived from the Mortality and Expense Risk Charge.


PREMIUM TAXES. Certain state and local governments impose premium taxes. These taxes currently range up to 5.0% depending upon the jurisdiction. The Company, in its sole discretion and in compliance with any applicable state law, will determine the method used to recover premium tax expenses incurred. The Company will deduct any applicable premium taxes from the Account Value either upon death, surrender, annuitization, or at the time Purchase Payments are made to the Contract, but no earlier than when the Company has a tax liability under state law.


TRANSFER FEE. The Company currently imposes a $25 fee for each transfer in excess of twelve in a single Contract Year. The Company will deduct the charge from the amount transferred. Currently, transfers associated with Dollar Cost Averaging, Interest Sweep and Portfolio Rebalancing programs do not incur a Transfer Fee and do not count toward the twelve annual transfers currently permitted under the Contract without a Transfer Fee.

________________________________________________________________________________
                                     Page 40

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


FUND EXPENSES. The value of the assets in the Separate Account reflects the value of Fund shares and therefore the fees and expenses paid by each Fund. The annual expenses of each Fund are set out in the "Summary of Expenses" tables at the front of this Prospectus. A complete description of the fees, expenses, and deductions from the Funds are found in the respective prospectuses for the Funds. (See "THE FUNDS," page ____.)


REDUCTION OR ELIMINATION OF CONTRACT CHARGES (GROUP CONTRACTS ONLY). The CDSC and administrative charges under the Contract may be reduced or eliminated when certain sales of the Contract result in savings or reduction of sales expenses. The entitlement to such a reduction in the CDSC or the administrative charges will be based on the following: (1) the size and type of the group to which sales are to be made; (2) the total amount of Purchase Payments to be received; and (3) any prior or existing relationship with the Company. The CDSC and administrative charges may be reduced or waived in connection with a Contract offered to a group of employees of the Company, its subsidiaries and/or affiliates. There may be other circumstances, of which the Company is not presently aware, which could result in fewer sales expenses. In no event will reduction or elimination of the CDSC or the administrative charge be permitted where such reduction or elimination will be unfairly discriminatory to any person.


                               SETTLEMENT OPTIONS

ANNUITY COMMENCEMENT DATE. The Annuity Commencement Date is shown on the Contract Specifications page. The Owner may change the Annuity Commencement Date by Written Request made at least 30 days prior to the date that Annuity Benefit payments are scheduled to begin. Unless the Company agrees otherwise, the Annuity Commencement Date cannot be later than the Contract Anniversary following the 85th birthday of the eldest Owner, or five years after the Contract Effective Date, whichever is later.


ELECTION OF SETTLEMENT OPTION. If the Owner is alive on the Annuity Commencement Date and unless otherwise directed, the Company will apply the Account Value, less premium taxes, if any, according to the Settlement Option elected. (Notwithstanding the foregoing, for Qualified Contracts, a surrender will be deemed to have been made, and an amount equal to the Surrender Value as of the Annuity Commencement Date will be used to provide Annuity Benefit payments commencing on or after the Annuity Commencement Date if the payee is a non-natural person, unless the non-natural person payee is the Owner of the Individual Contract or Group Contract and has an immediate obligation to make corresponding payments of an Annuity Benefit to the Annuitant.)


If no election has been made on the Annuity Commencement Date, the Company will begin payments based on Settlement Option B (Life Annuity with Payments for at Least a Fixed Period), described below, with a fixed period of 120 monthly payments assured.


BENEFIT PAYMENTS. Benefit Payments may be calculated and paid: (1) as a Fixed Dollar Benefit; (2) as a Variable Dollar Benefit; or (3) as a combination of both.


If only a Fixed Dollar Benefit is to be paid, the Company will transfer all of the Account Value to the Company's general account on the applicable
Commencement Date, or on the Death Benefit Valuation Date (if applicable). Similarly, if only a Variable Dollar Benefit is elected, the Company will transfer all of the Account Value to the Sub-Accounts as of the end of the Valuation Period immediately prior to the applicable Commencement Date; the Company will allocate the amount applied to a Variable Dollar Benefit among the Sub-Accounts in accordance with a Written Request. No transfers between the Fixed Dollar Benefit and the Variable Dollar Benefit will be allowed after the Commencement Date. However, after the Variable Dollar Benefit has been paid for at least twelve months, the Person Controlling Payments may, no more than once each twelve months thereafter, transfer all or part of the Benefit Units upon which the Variable Dollar Benefit is based from the Sub-Account(s) then held, to Benefit Units in different Sub-Account(s).

________________________________________________________________________________
                                     Page 41

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


If a Variable Dollar Benefit is elected, the amount to be applied under that benefit is the Variable Account Value as of the end of the Valuation Period immediately preceding the applicable Commencement Date. If a Fixed Dollar Benefit is to be paid, the amount to be applied under that benefit is the Fixed Account Value as of the applicable Commencement Date, or as of the Death Benefit Valuation Date (if applicable).


FIXED DOLLAR BENEFIT. Fixed Dollar Benefit payments are determined by multiplying the Fixed Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax not previously deducted) by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the settlement option elected. Fixed Dollar Benefit payments will remain level for the duration of the payment period.


If at the time a Fixed Dollar Benefit is elected, the Company has available options or rates on a more favorable basis than those guaranteed, the higher benefits shall be applied and shall not change for as long as that election remains in force.


VARIABLE DOLLAR BENEFIT. The first monthly Variable Dollar Benefit payment is equal to the Owner's Variable Account Value (expressed in thousands of dollars and after deduction of any fees and charges, loans, or applicable premium tax not previously deducted) as of the end of the Valuation Period immediately preceding the applicable Commencement Date multiplied by the amount of the monthly payment per $1,000 of value obtained from the Settlement Option Table for the Benefit Payment option elected less the pro rata portion of the Contract Maintenance Fee.


The number of Benefit Units in each Sub-Account held by the Owner is determined by dividing the dollar amount of the first monthly Variable Dollar Benefit payment from each Sub-Account by the Benefit Unit Value for that Sub-Account as of the applicable Commencement Date. The number of Benefit Units remains fixed during the Benefit Payment Period, except as a result of any transfers among Sub-Accounts after the applicable Commencement Date.


The dollar amount of the second and any subsequent Variable Dollar Benefit payment will reflect the investment performance of the Sub-Account(s) selected and may vary from month to month. The total amount of the second and any subsequent Variable Dollar Benefit payment will be equal to the sum of the payments from each Sub-Account less a pro rata portion of the Contract Maintenance Fee. Where an Owner elects a Variable Dollar Benefit, there is a risk that only one Benefit Payment will be made under any settlement option, if:
(i) at the end of the applicable Valuation Period, the Owner's Variable Account Value has declined to zero; or (ii) the person on whose life Benefit Payments are based dies prior to the second Benefit Payment.


The payment from each Sub-Account is found by multiplying the number of Benefit Units held in each Sub-Account by the Benefit Unit Value for that Sub-Account as of the end of the fifth Valuation Period preceding the due date of the payment.


The Benefit Unit Value for each Sub-Account is originally established in the same manner as Accumulation Unit Values. Thereafter, the Benefit Unit Value for a Sub-Account is determined by multiplying the Benefit Unit Value as of the end of the preceding Valuation Period by the Net Investment Factor, determined as set forth above under "Net Investment Factor", for the Valuation Period just ended. The product is then multiplied by the assumed daily investment factor (0.99991781), for the number of days in the Valuation Period. The factor is based on the assumed net investment rate of 3% per year, compounded annually, that is reflected in the Settlement Option Tables.


TRANSFERS AFTER THE COMMENCEMENT DATE. After the applicable Commencement Date, no transfers between the Fixed Account and the Separate Account are permitted. However, after a Variable Dollar Benefit has been paid for at least twelve months, the Participant may, by Written Request to the Administrative Office, transfer Benefit Units between Sub-Accounts no more than once during a twelve-month period.
________________________________________________________________________________
                                     Page 42

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



Transfers after the applicable Commencement Date are implemented according to the following formulas:


      1) Determine the number of units to be transferred from the Sub-Account as follows:
                  =AT/BUV1

      2) Determine the number of Benefit Units remaining in such Sub-Account (after the transfer):
                  = UNIT1 - AT/BUV1

      3) Determine the number of Benefit Units in the Transferee Sub-Account (after the transfer):
                  = UNIT2 + AT/BUV2

      4) Subsequent Variable Dollar Benefit payments will reflect the changes in Benefit Units in each Sub-Account as of the next Variable Dollar Benefit payment's due date.



      Where:

           (BUV1) is the Benefit Unit Value of the Sub-Account that the transfer is being made from as of the end of the Valuation Period in which the transfer request was received.

           (BUV2) is the Benefit Unit Value of the Sub-Account that the transfer is being made to as of the end of the Valuation Period in which the transfer request was received.

           (UNIT1) is the number of Benefit Units in the Sub-Account that the transfer is being made from, before the transfer.

           (UNIT2) is the number of Benefit Units in the Sub-Account that the transfer is being made to, before the transfer.

           (AT) is the dollar amount being transferred from the Sub-Account.


SETTLEMENT OPTIONS.


OPTION A:   Income For A Fixed Period
            -------------------------

            The Company will make periodic payments for a fixed period. The first payment will be paid as of the last day of the initial Payment Interval. The maximum time over which payments will be made by the Company or money will be held by the Company is 30 years. The Option A Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


OPTION B:   Life Annuity With Payments For At Least A Fixed Period
            ------------------------------------------------------

            The Company will make periodic payments for at least a fixed period. If the person on whose life Benefit Payments are based lives longer than the fixed period, then the Company will make payments until his or her death. The first payment will be paid as of the first day of the initial Payment Interval. The Option B Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.


OPTION C:   Joint And One-half Survivor Annuity
            -----------------------------------

            The Company will make periodic payments until the death of the primary person on whose life Benefit Payments are based; thereafter, the Company will make one-half of the periodic payment until the death of the secondary person on whose life Benefit Payments are based. The Company will require Due Proof of Death of the primary person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option C Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this Option.

________________________________________________________________________________
                                     Page 43

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



OPTION D:   Life Annuity
            ------------

            The Company will make periodic payments until the death of the person on whose life Benefit Payments are based. The first payment will be paid as of the first day of the initial Payment Interval. The Option D Tables set forth in the Statement of Additional Information (and in the Contracts) apply to this option.


OPTION E:   Any Other Form
            --------------

            The Company will make periodic payments in any other form of settlement option which is acceptable to it at the time of an election.


MINIMUM AMOUNTS. Presently, the minimum amount of a Benefit Payment under any settlement option is $50. If an Owner selects a Payment Interval under which a Benefit Payment would be less than $50, the Company will advise the Owner that a new Payment Interval must be selected so that the Benefit Payment will be at least $50. Generally, monthly, quarterly, semi-annual and annual Payment Intervals are available. From time to time, the Company may require Benefit Payments to be made by direct deposit or wire transfer to the account of a designated payee.


Minimum amounts, Payment Intervals and other terms and conditions may be modified by the Company at any time without prior notice to Owners, as permitted by applicable law. If the Company changes the minimum amounts, the Company may change any current or future payment amounts and/or Payment Intervals to conform with the change. More than one settlement option may be elected if the requirements for each settlement option elected are satisfied. Once payment begins under a settlement option, the settlement option may not be changed.


All factors, values, benefits and reserves under the Contract will not be less than those required by the law of the state in which the Contract is delivered.


SETTLEMENT OPTION TABLES. The Settlement Option Tables set forth in the Statement of Additional Information and in the Contracts show the guaranteed payments that the Company will make at sample Payment Intervals for each $1,000 applied at the guaranteed interest rate of three percent (3%) per year, compounded annually.


Rates for monthly payments for ages or fixed periods not shown in the Settlement Option Tables will be calculated on the same basis as those shown and may be obtained from the Company. Fixed periods shorter than five years are not available, except as a Death Benefit Settlement Option.


                               GENERAL PROVISIONS

NON-PARTICIPATING. The Contract does not pay dividends or share in the Company's divisible surplus.


MISSTATEMENT. If the age and/or sex of a person on whose life Benefit Payments are based is misstated, the payments or other benefits under the Contract shall be adjusted to the amount which would have been payable based on the correct age and/or sex. If the Company made any underpayments based on any misstatement, the amount of any underpayment with interest shall be immediately paid in one sum. In addition to any other remedies that may be available at law or at equity, the Company may deduct any overpayments made, with interest, from any succeeding payment(s) due under the Contract.


PROOF OF EXISTENCE AND AGE. The Company may require proof of age and/or sex of any person on whose life Benefit Payments are based. If payment under a settlement option depends on whether a specified person is still alive, the Company may at any time require proof that any such person is still living.

________________________________________________________________________________
                                     Page 44

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________



DISCHARGE OF LIABILITY. Upon payment of any partial or full surrender, or any Benefit Payment, the Company shall be discharged from all liability to the extent of each such payment.


TRANSFER OF OWNERSHIP.

     NON-QUALIFIED CONTRACT. The Owner of a Non-Qualified Contract may transfer ownership at any time during his or her lifetime. Any such transfer is subject to the following:


            1)  it must be made by Written Request; and

            2) unless otherwise elected or required by law, it will not cancel a designation of an Annuitant or Beneficiary or any settlement option election previously made.


      QUALIFIED CONTRACT. The Owner of a Qualified Contract may not transfer ownership.


ASSIGNMENT.

      NON-QUALIFIED CONTRACT. The Owner of a Non-Qualified Contract may assign all or any part of his or her rights under the Contract except rights to:


            1)  designate or change a Beneficiary;
            2)  designate or change an Annuitant;
            3)  transfer ownership; and
            4)  elect a settlement option.


      The person to whom an assignment is made is called an assignee.


      The Company is not responsible for the validity of any assignment. An assignment must be in writing and must be received at the Administrative Office of the Company. The Company will not be bound by an assignment until the Company acknowledges it. An assignment is subject to any payment made or any action the Company takes before the Company acknowledges it. An assignment may be ended only by the assignee or as provided by law.


      QUALIFIED CONTRACT. The Owner of a Qualified Contract may not assign or in any way alienate his or her interest under the Contract.


ANNUAL REPORT. At least once each Contract Year, the Company will provide a report of the Contract's current values and any other information required by law, until the first to occur of the following:


      1)  the date the Contract is fully surrendered;
      2)  the Annuity Commencement Date; or
      3)  the Death Benefit Commencement Date.


INCONTESTABILITY. No Contract shall be contestable by the Company.


ENTIRE CONTRACT. The Company issues the Contract in consideration and acceptance of the payment of the initial Purchase Payment. In those states that require a written application, a copy of the application will be attached to and become part of the Contract. Only statements in the application, if any, or made elsewhere by the Owner in consideration for the Contract will be used to void the Owner's interest under the Contract, or to defend a claim based on it. Such statements are representations and not warranties.

________________________________________________________________________________
                                     Page 45

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


CHANGES -- WAIVERS. No changes or waivers of the terms of the Contract are valid unless made in writing by the Company's President, Vice President, or Secretary. The Company reserves the right both to administer and to change the provisions of the Contract to conform to any applicable laws, regulations or rulings issued by a governmental agency.


NOTICES AND DIRECTIONS. The Company will not be bound by any authorization, election or notice which is not made by Written Request.


Any written notice requirement by the Company to the Owner will be satisfied by the mailing of any such required written notice, by first-class mail, to the Owner's last known address as shown on the Company's records.


                               FEDERAL TAX MATTERS

INTRODUCTION. The following discussion is a general description of federal tax considerations relating to the Contracts and is not intended as tax advice. This discussion is not intended to address the tax consequences resulting from all of the situations in which a person may be entitled to or may receive a distribution under a Contract. Any person concerned about tax implications should consult a competent tax advisor before initiating any transaction. This discussion is based upon the Company's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of the continuation of the present federal income tax laws or of the current interpretation by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.


A Contract may be purchased on a tax-qualified or non-tax-qualified basis. Qualified Contracts are designed for use in connection with plans entitled to special income tax treatment under Section 401, 403, 408 or 457(g) of the Code. The ultimate effect of federal income taxes on the amounts held under a Contract, on Benefit Payments, and on the economic benefit to the Owner or the Beneficiary may depend on the type of Contract and the tax status of the individual concerned.





Certain requirements must be satisfied in purchasing a Qualified Contract and receiving distributions from such a Contract in order to continue to receive favorable tax treatment. The Company makes no attempt to provide more than general information about use of Contracts with the various types of tax-qualified arrangements. Owners and Beneficiaries are cautioned that the rights of any person to any benefits may be subject to the terms and conditions of the tax-qualified arrangement, regardless of the terms and conditions of the Contract. Some tax-qualified arrangements are subject to distribution and other requirements that are not incorporated in the administration of the Contract. Owners are responsible for determining that contributions, distributions and other transactions with respect to Qualified Contracts satisfy applicable law. Therefore, purchasers of Qualified Contracts should seek competent legal and tax advice regarding the suitability of the Contract for their situation, the applicable requirements, and the tax treatment of the rights and benefits of the Contract. The Statement of Additional Information discusses the requirements for qualifying as an annuity.


TAXATION OF ANNUITIES IN GENERAL. Section 72 of the Code governs taxation of annuities in general. The Company believes that the Owner who is a natural person generally is not taxed on increases in the value of an Account until distribution occurs by withdrawing all or part of the Account Value (e.G., surrenders or annuity payments under the Settlement Option elected.) The taxable portion of a distribution (in the form of a single sum payment or an annuity) is generally taxable as ordinary income.


The following discussion generally applies to a Contract owned by a natural person.


SURRENDERS.

________________________________________________________________________________
                                     Page 46

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


      QUALIFIED CONTRACTS. In the case of a surrender under a Contract, a pro rata portion of the amount received is taxable, generally based on the ratio of the "investment in the contract" to the individual's total accrued benefit under the annuity. The "investment in the contract" generally equals the amount of any non-deductible and/or non-excludable Purchase Payments paid by or on behalf of any individual. Special tax rules may be available for certain distributions from a Qualified Contract.


      NON-QUALIFIED CONTRACTS. In the case of a partial surrender under a Non-Qualified Contract, the amount recovered is taxable to the extent that the Account Value immediately before the surrender exceeds the "investment in the contract" at such time. In the case of a full surrender under a Non-Qualified Contract, the amount recovered is taxable to the extent it exceeds the "investment in the contract" at such time.


BENEFIT PAYMENTS. Although the tax consequences may vary depending on the Settlement Option elected under the Contract, in general, only the portion of a Benefit Payment that exceeds the allocable share of the "investment in the contract" will be taxed; after the "investment in the contract" is recovered, the full amount of any additional Benefit Payments is taxable. For Variable Dollar Benefit Payments, the taxable portion is generally determined by an equation that establishes a specific dollar amount of each payment that is not taxed. The dollar amount is determined by dividing the "investment in the contract" by the total number of expected periodic payments. For Fixed Dollar Benefit Payments, in general there is no tax on the portion of each payment which represents the same ratio that the "investment in the contract" bears to the total expected value of the Benefit Payments for the term of the payments; however, the remainder of each Benefit Payment is taxable. Special allocation rules apply if Benefit Payments are made for life with a minimum number of payments guaranteed. In any case, once the "investment in the contract" has been fully recovered, the full amount of any additional Benefit Payments is taxable. If Benefit Payments cease before full recovery of the "investment in the contract," in some circumstances the unrecovered amount may be claimed as a tax deduction.


PENALTY TAX. In general, a 10% premature distribution penalty tax applies to the taxable portion of a distribution from a Contract prior to age 59 1/2. Exceptions to this penalty tax are available for distributions made on account of disability, death, and certain payments for life and life expectancy. Certain other exceptions may apply depending on the tax-qualification of the Contract involved. The premature distribution penalty tax is increased to 25% for distributions from a Savings Incentive Match Plan for Employees (SIMPLE) IRA described in Section 408(p) of the Code during the first two years of participation in the plan.


TAXATION OF DEATH BENEFIT PROCEEDS. Amounts may be distributed under a Contract because of the death of an Owner. Generally such amounts are includable in the income of the recipient as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender as described above, or (2) if distributed under a Settlement Option, they are taxed in the same manner as Annuity Benefit payments, as described above.


TRANSFERS, ASSIGNMENTS, OR EXCHANGES OF THE CONTRACT. When permitted, a transfer of ownership or an assignment of a Contract, the designation of an Annuitant who is not also the Owner, or the exchange of a Contract may result in certain tax consequences to the Owner that are not discussed herein.


QUALIFIED CONTRACTS - GENERAL. Qualified Contracts are designed for use with several types of retirement plans. The tax rules applicable to Owner and Beneficiaries in retirement plans vary according to the type of plan and the terms and conditions of the plan.


      INDIVIDUAL RETIREMENT ANNUITIES. Code Sections 219 and 408 permit individuals or their employers to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA". Under applicable limitations, certain amounts may be contributed to an IRA that are deductible from an individual's gross income. Employers also may establish a Simplified Employee Pension (SEP) Plan or Savings Incentive Match Plan for Employees (SIMPLE) to provide IRA contributions on behalf of their employees.

________________________________________________________________________________
                                     Page 47

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________

      TAX-SHELTERED ANNUITIES. Section 403(b) of the Code permits the purchase of "tax-sheltered annuities" by public schools and certain charitable, educational and scientific organizations described in Section 501(c)(3) of the Code. These qualifying employers may make contributions to the Contracts for the benefit of their employees. Subject to certain limits, such contributions are not includable in the gross income of the employee until the employee receives distributions under the Contract. Amounts attributable to contributions made under a salary reduction agreement cannot be distributed until the employee attains age 59 1/2 , separates from service, becomes disabled, incurs a hardship, or dies.


      TEXAS OPTIONAL RETIREMENT PROGRAM. The Texas Optional Retirement Program ("ORP") provides for the purchase of tax sheltered annuities. In addition to the normal rules and restrictions of Section 403(b) of the Code,
      Section 830.105 of the Texas Government Code permits ORP participants to withdraw their interests in a Contract issued under the ORP only upon: (1) termination of employment in the Texas public institutions of higher education; (2) retirement; (3) attainment of age 70 1/2; or (4) death.
      Section 830.205 of the Texas Government Code provides that ORP benefits vest after one year of participation. Accordingly, an Account Value cannot be withdrawn or distributed without written certification from the employer of the ORP participant's vesting status and, if the participant is living and under age 70 1/2, the participant's retirement or other termination from employment.


      PENSION AND PROFIT SHARING PLANS. Code section 401 permits employers to establish various types of retirement plans for employees, and permits self-employed individuals to establish retirement plans for themselves and their employees. These retirement plans may permit the purchase of the Contracts to accumulate retirement savings under the plans.


      Purchasers of a Contract for use with such plans should seek competent advice regarding the suitability of the proposed plan documents and the Contract to their specific needs.


CERTAIN DEFERRED COMPENSATION PLANS. Governmental and other tax-exempt employers may invest in annuity contracts in connection with deferred compensation plans established for the benefit of their employees under Section 457 of the Code. Other employers may invest in annuity contracts in connection with non-qualified deferred compensation plans established for the benefit of their employees. In most cases, these plans are designed so that contributions made for the benefit of the employees generally will not be includable in the employees' gross income until distributed from the plan.


WITHHOLDING. Pension and annuity distributions generally are subject to withholding for the recipient's federal income tax liability at rates that vary according to the type of distribution and the recipient's tax status. Federal withholding at a flat 20% of the taxable part of the distribution is required if the distribution is eligible for rollover and the distribution is not paid as a direct rollover. In other cases, recipients generally are provided the opportunity to elect not to have tax withheld from distributions.


POSSIBLE CHANGES IN TAXATION. There is always the possibility that the tax treatment of annuities could change by legislation or other means (such as IRS regulations, revenue rulings, judicial decisions, etc.). Moreover, it is also possible that any change could be retroactive (that is, effective prior to the date of the change).


OTHER TAX CONSEQUENCES. As noted above, the foregoing discussion of the federal income tax consequences is not exhaustive and special rules are provided with respect to other tax situations not discussed in this Prospectus. Further, the federal income tax consequences discussed herein reflect the Company's understanding of current law and the law may change. Federal estate and gift tax consequences and state and local estate, inheritance, and other tax consequences of ownership or receipt of distributions under the Contract depend on the circumstances of each Owner or recipient of the distribution. A competent tax adviser should be consulted for further information.

________________________________________________________________________________
                                     Page 48

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


GENERAL. At the time the initial Purchase Payment is paid, a prospective purchaser must specify whether the purchase is a Qualified Contract or a Non-Qualified Contract. If the initial Purchase Payment is derived from an exchange or surrender of another annuity contract, the Company may require that the prospective purchaser provide information with regard to the federal income tax status of the previous annuity contract. The Company will require that persons purchase separate Contracts if they desire to invest monies qualifying for different annuity tax treatment under the Code. Each such separate Contract will require the minimum initial Purchase Payment stated above. Additional Purchase Payments under a Contract must qualify for the same federal income tax treatment as the initial Purchase Payment under the Contract; the Company will not accept an additional Purchase Payment under a Contract if the federal income tax treatment of such Purchase Payment would be different from that of the initial Purchase Payment.


                          DISTRIBUTION OF THE CONTRACTS

AAG Securities, Inc. ("AAG Securities"), an affiliate of the Company, is the principal underwriter and distributor of the Contracts. AAG Securities may also serve as an underwriter and distributor of other contracts issued through the Separate Account and certain other separate accounts of the Company and any affiliates of the Company. AAG Securities is a wholly owned subsidiary of American Annuity Group[SERVICEMARK], Inc., a publicly traded company which is an indirect subsidiary of American Financial Group, Inc. AAG Securities is registered with the Securities and Exchange Commission as a broker-dealer and is a member of the National Association of Securities Dealers, Inc. ("NASD"). Its principal offices are located at 250 East Fifth Street, Cincinnati, Ohio 45202. The Company pays AAG Securities for acting as underwriter under a distribution agreement.


AAG  Securities  sells  Contracts  through its  registered  representatives.  In addition, AAG Securities may enter into sales agreements with other broker-dealers to solicit applications for the Contracts through registered representatives who are licensed to sell securities and variable insurance products. These agreements provide that applications for the Contracts may be solicited by registered representatives of the broker-dealers appointed by the Company to sell its variable life insurance and variable annuities. These broker-dealers are registered with the Securities and Exchange Commission and are members of the NASD. The registered representatives are authorized under applicable state regulations to sell variable annuities.


The Company or AAG Securities may pay commissions to registered representatives of AAG Securities and other broker-dealers of up to 8.5% of Purchase Payments made under the Contracts ("Commissions"). These Commissions are reduced by one-half for Contracts issued to Owners over age 75. When permitted by state law and in exchange for lower initial Commissions, AAG Securities and/or the Company may pay trail commissions to registered representatives of AAG Securities and to other broker-dealers. Trail commissions are not expected to exceed 1% of the Account Value of a Contract on an annual basis. To the extent permissible under current law, the Company and/or AAG Securities may pay production, persistency and managerial bonuses as well as other promotional incentives, in cash or other compensation, to registered representatives of AAG Securities and/or other broker-dealers.





                                LEGAL PROCEEDINGS

There are no pending legal proceedings affecting the Separate Account or AAG Securities. The Company is involved in various kinds of routine litigation which, in management's judgment, are not of material importance to the Company's assets or the Separate Account.


                                  VOTING RIGHTS

To the extent required by applicable law, all Fund shares held in the Separate Account will be voted by the Company at regular and special shareholder meetings of the respective Funds in accordance with instructions received from persons having voting interests in the corresponding Sub-Account. If, however, the 1940 Act or any regulation thereunder should be amended, or if the present interpretation thereof should change, or if the Company determines that it is allowed to vote all shares in its own right, the Company may elect to do so.

________________________________________________________________________________
                                     Page 49

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


The person with the voting interest is the Owner, or the Person Controlling Payments, if different from the Owner. The number of votes which are available will be calculated separately for each Sub-Account. Before the Annuity Commencement Date, that number will be determined by applying the Owner's percentage interest, if any, in a particular Sub-Account to the total number of votes attributable to that Sub-Account. The Owner, or the Person Controlling Payments, if different from the Owner, holds a voting interest in each Sub-Account to which the Account Value is allocated. After the Annuity Commencement Date, the number of votes decreases as Annuity Benefit payments are made and as the number of Accumulation Units for a Contract decreases.


The number of votes of a Fund will be determined as of the date coincident with the date established by that Fund for shareholders eligible to vote at the meeting of the Fund. Voting instructions will be solicited by written communication prior to such meeting in accordance with procedures established by the respective Funds.


Shares as to which no timely instructions are received and shares held by the Company as to which Owners have no beneficial interest will be voted in proportion to the voting instructions which are received with respect to all Contracts participating in the Sub-Account. Voting instructions to abstain on any item will be applied on a pro rata basis to reduce the votes eligible to be cast. Each person or entity having a voting interest in a Sub-Account will receive proxy material, reports and other material relating to the appropriate Fund. It should be noted that the Funds are not required to hold annual or other regular meetings of shareholders.


                              AVAILABLE INFORMATION

The Company has filed a registration statement (the Registration Statement) with the Securities and Exchange Commission under the Securities Act of 1933 relating to the Contracts offered by this Prospectus. This Prospectus has been filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement and exhibits thereto, and reference is hereby made to such Registration Statement and exhibits for further information relating to the Company or the Contracts. Statements contained in this Prospectus, as to the content of the Contracts and other legal instruments, are summaries. For a complete statement of the terms thereof, reference is made to the instruments filed as exhibits to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected and copied at the office of the Commission, located at 450 Fifth Street, N.W., Washington, D.C., and may also be accessed at the Commission's Web site http:\\www.sec.gov.







________________________________________________________________________________
                                     Page 50

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
________________________________________________________________________________


                       STATEMENT OF ADDITIONAL INFORMATION

A Statement of Additional Information is available which contains more details concerning the subjects discussed in this Prospectus. The following is the Table of Contents for that Statement:


                                TABLE OF CONTENTS
                         -------------------------------

                                                                           Page

ANNUITY INVESTORS LIFE INSURANCE COMPANY[REGISTERED]..........................__
      General Information and History.........................................__
      State Regulation........................................................__

SERVICES......................................................................__
      Safekeeping of Separate Account Assets..................................__
      Records and Reports.....................................................__
      Experts.................................................................__

DISTRIBUTION OF THE CONTRACTS.................................................__

CALCULATION OF PERFORMANCE INFORMATION........................................__
      Money Market Sub-Account Standardized Yield Calculation.................__
      Other Sub-Account Standardized Yield Calculation........................__
      Standardized Total Return Calculation...................................__
      Hypothetical Performance Data...........................................__
      Other Performance Data..................................................__

ANNUITY PAYMENTS-SETTLEMENT OPTION TABLES.....................................__

FEDERAL TAX MATTERS...........................................................__
      Taxation of the Company.................................................__
      Tax Status of the Contract..............................................__

FINANCIAL STATEMENTS..........................................................__


--------------------------------------------------------------------------------


Copies of the Statement of Additional Information dated May 1, 1998 are available without charge. To request a copy, please clip this coupon on the dotted line above, enter your name and address in the spaces provided below, and mail to: Annuity Investors Life Insurance Company[REGISTERED], P.O. Box 5423, Cincinnati, Ohio 45201-5423.

Name:___________________________________________________________________________

Address:________________________________________________________________________

City:___________________________________________________________________________

State:__________________________________________________________________________

Zip:____________________________________________________________________________



________________________________________________________________________________
                                     Page 51

INDIVIDUAL AND GROUP FLEXIBLE PREMIUM DEFERRED ANNUITIES              PROSPECTUS
--------------------------------------------------------------------------------


                     ANNUITY INVESTORS(REGISTERED) VARIABLE ACCOUNT B
                                       OF
              ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED)
           P.O. BOX 5423, CINCINNATI, OHIO 45201-5423, (800) 789-6771

                       STATEMENT OF ADDITIONAL INFORMATION
                                       FOR
                      THE COMMODORE NAVIGATOR(SERVICEMARK);
                    THE COMMODORE INDEPENDENCE(SERVICEMARK);
                      THE COMMODORE ADVANTAGE(SERVICEMARK)


This Statement of Additional Information expands upon subjects discussed in the current Prospectuses for The Commodore Navigator(SERVICEMARK) Individual and Group Flexible Premium Deferred Annuity Contracts, The Commodore Advantage(SERVICEMARK) Individual and Group Flexible Premium Deferred Annuity Contracts, and The Commodore Independence(SERVICEMARK) Individual Flexible Premium Deferred Annuity Contracts (collectively, the "Contracts") offered by Annuity Investors Life Insurance Company(REGISTERED). A copy of any of the Prospectuses dated May 1, 1998, as supplemented from time to time, may be obtained free of charge by writing to Annuity Investors Life Insurance Company, Administrative Office, P.O. Box 5423, Cincinnati, Ohio 45201-5423. Terms used in the current Prospectuses for the Contracts are incorporated in this Statement of Additional Information.


THIS STATEMENT OF ADDITIONAL INFORMATION IS NOT A PROSPECTUS AND SHOULD BE READ ONLY IN CONJUNCTION WITH THE PROSPECTUS FOR THE APPLICABLE CONTRACT.




Dated May 1, 1998







--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                                TABLE OF CONTENTS
                                                                           PAGE


ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED)..........................3

   GENERAL INFORMATION AND HISTORY............................................3
   STATE REGULATION...........................................................3

SERVICES......................................................................3

   SAFEKEEPING OF SEPARATE ACCOUNT ASSETS.....................................3
   RECORDS AND REPORTS........................................................4
   EXPERTS....................................................................4

DISTRIBUTION OF THE CONTRACTS.................................................4


CALCULATION OF PERFORMANCE INFORMATION........................................5

   MONEY MARKET SUB-ACCOUNT STANDARDIZED YIELD CALCULATION....................5
   OTHER SUB-ACCOUNT STANDARDIZED YIELD CALCULATIONS..........................6
   STANDARDIZED TOTAL RETURN CALCULATION......................................6
   STANDARDIZED ANNUAL TOTAL RETURN...........................................7
   OTHER PERFORMANCE DATA.....................................................7

ANNUITY PAYMENTS-SETTLEMENT OPTION TABLES.....................................9


FEDERAL TAX MATTERS..........................................................16

   TAXATION OF THE COMPANY...................................................16
   TAX STATUS OF THE CONTRACTS...............................................17

FINANCIAL STATEMENTS.........................................................18







--------------------------------------------------------------------------------

--------------------------------------------------------------------------------



The following information supplements the information in the Prospectuses about the Contracts. Terms used in this Statement of Additional Information have the same meaning as in the Prospectuses.


                   ANNUITY INVESTORS LIFE INSURANCE COMPANY(REGISTERED)

GENERAL INFORMATION AND HISTORY

Annuity Investors Life Insurance Company(REGISTERED) (the "Company"), formerly known as Carillon Life Insurance Company, is a stock life insurance company incorporated under the laws of the State of Ohio in 1981. The name change occurred in the state of domicile on April 12, 1995. The Company is principally engaged in the sale of fixed and variable annuity policies.

The Company was acquired in November, 1994, by American Annuity Group(SERVICEMARK), Inc. ("AAG") a Delaware corporation that is a publicly traded insurance holding company. Great American(REGISTERED) Insurance Company ("GAIC"), an Ohio corporation, owns 80% of the common stock of AAG. GAIC is a multi-line insurance carrier and a wholly owned subsidiary of Great American(REGISTERED) Holding Company ("GAHC"), an Ohio corporation. GAHC is a wholly owned subsidiary of American Financial Corporation ("AFC"), an Ohio corporation. AFC is a wholly owned subsidiary of American Financial Group, Inc. ("AFG"), an Ohio corporation that owns 1% of the common stock of AAG. AFG is a publicly traded holding company which is engaged, through its subsidiaries, in financial businesses that include annuities, insurance and portfolio investing, and non-financial businesses.

STATE REGULATION

The Company is subject to the insurance laws and regulations of all the jurisdictions where it is licensed to operate. The availability of certain Contract rights and provisions depends on state approval and/or filing and review processes in each such jurisdiction. Where required by law or regulation, the Contracts will be modified accordingly.


                                    SERVICES

SAFEKEEPING OF SEPARATE ACCOUNT ASSETS

Title to assets of the Separate Account is held by the Company. The Separate Account assets are segregated from the Company's general account assets. Records are maintained of all purchases and redemptions of Fund shares held by each of the Sub-Accounts.

Title to assets of the Fixed Account is held by the Company together with the Company's general account assets.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
RECORDS AND REPORTS


All records and accounts relating to the Fixed Account and the Separate Account will be maintained by the Company. As presently required by the provisions of the Investment Company Act of 1940, as amended ("1940 Act"), and rules and regulations promulgated thereunder which pertain to the Separate Account, reports containing such information as may be required under the 1940 Act or by other applicable law or regulation will be sent to each Owner of an Individual Contract and to each Group Contract Owner semi-annually at the Owner's last known address.



EXPERTS


The financial statements of the Separate Account and the statutory-basis financial statements of the Company included in this Statement of Additional Information have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein. Such statutory-basis financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.


                          DISTRIBUTION OF THE CONTRACTS


The offering of the Contracts is expected to be continuous. Although the Company does not anticipate discontinuing the offering of the Contracts,the Company reserves the right to discontinue offering any one or more of the Contracts.

During the fiscal year ended December 31, 1997, AAG Securities, Inc. ("AAG Securities"), the principal underwriter and distributor of the Contracts, received $_________ in commissions with respect to the Commodore Navigator Contracts, of which $__________ was retained by AAG Securities. No Commodore Advantage or Commodore Independence Contracts were sold as of December 31, 1997.





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                     CALCULATION OF PERFORMANCE INFORMATION

MONEY MARKET SUB-ACCOUNT STANDARDIZED YIELD CALCULATION

In accordance with rules and regulations adopted by the Securities and Exchange Commission, the Company computes the Money Market Sub-Account's current annualized yield for a seven-day period in a manner which does not take into consideration any realized or unrealized gains or losses on shares of the Money Market Fund or on its portfolio securities. This current annualized yield is computed by determining the net change (exclusive of realized gains and losses on the sale of securities and unrealized appreciation and depreciation) in the value of a hypothetical account having a balance of one unit of the Money Market Sub-Account at the beginning of such seven-day period, dividing such net change in the value of the hypothetical account by the value of the hypothetical account at the beginning of the period to determine the base period return and annualizing this quotient on a 365-day basis. The net change in the value of the hypothetical account reflects the deductions for the Mortality and Expense Risk and Administration Charges and income and expenses accrued during the period. Because of these deductions, the yield for the Money Market Sub-Account of the Separate Account will be lower than the yield for the Money Market Fund or any comparable substitute funding vehicle.

The Securities and Exchange Commission also permits the Company to disclose the effective yield of the Money Market Sub-Account for the same seven-day period, determined on a compounded basis. The effective yield is calculated according to the following formula:

EFFECTIVE YIELD = [(BASE PERIOD RETURN + 1) 365/7] - 1


The effective yield and yields for the Money Market Sub-Account for the seven-day period ended December 31, 1997 are as follows:

         MONEY MARKET SUB-ACCOUNT           YIELD             EFFECTIVE YIELD

         Standard Navigator Contracts

         Enhanced Navigator Contracts

The yield on amounts held in the Money Market Sub-Account normally will fluctuate on a daily basis. Therefore, the disclosed yield for any given past period is not an indication or representation of future yields. The Money Market Sub-Account's actual yield is affected by changes in interest rates on money market securities, average portfolio maturity of the Money Market Fund or substitute funding vehicle, the types and quality of portfolio securities held by the Money Market Fund or substitute funding vehicle, and operating expenses. IN ADDITION, THE YIELD FIGURES DO NOT REFLECT THE EFFECT OF ANY CONTINGENT


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

DEFERRED SALES CHARGE ("CDSC") THAT MAY BE APPLICABLE ON SURRENDER UNDER ANY CONTRACT.


OTHER SUB-ACCOUNT STANDARDIZED YIELD CALCULATIONS

The Company may from time to time disclose the current annualized yield of one or more of the Sub-Accounts (other than the Money Market Sub-Account) for 30-day periods. The annualized yield of a Sub-Account refers to the income generated by the Sub-Account over a specified 30-day period. Because this yield is annualized, the yield generated by a Sub-Account during the 30-day period is assumed to be generated each 30-day period. The yield is computed by dividing the net investment income per Accumulation Unit earned during the period by the price per unit on the last day of the period, according to the following formula:



YIELD = 2 [(a minus b over cd plus 1)superscript 6 minus 1]


Where:

         a = net investment income earned during the period by the Portfolio attributable to the shares owned by the Sub-Account.

         b = expenses for the Sub-Account accrued for the period (net of reimbursements).

         c = the average daily number of Accumulation Units outstanding during the period.

         d = the maximum offering price per Accumulation Unit on the last day of the period.


Net investment income will be determined in accordance with rules and regulations established by the Securities and Exchange Commission. Accrued expenses will include all recurring fees that are charged to all Contracts. The yield calculations do not reflect the effect of any CDSC that may be applicable to a particular Contract. The CDSC, if applicable to a particular Contract, is discussed in the Prospectus for that Contract.

Because of the charges and deductions imposed by the Separate Account, the yield for a Sub-Account will be lower than the yield for the corresponding Fund. The yield on amounts held in a Sub-Account normally will fluctuate over time. Therefore, the disclosed yield for any given period is not an indication or representation of future yields or rates of return. The Sub-Account's actual yield will be affected by the types and quality of portfolio securities held by the Fund and its operating expenses.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
STANDARDIZED TOTAL RETURN CALCULATION

The Company may from time to time also disclose average annual total returns for one or more of the Sub-Accounts for various periods of time. Average annual total return quotations are computed by finding the average annual compounded rates of return over one-, five- and ten-year periods that would equal the initial amount invested to the ending redeemable value, according to the following formula:

P(1 + T)n = ERV

Where

         P        =        a hypothetical initial payment of $1,000.

         T        =        average annual total return.

         n        =        number of years.

         ERV      =        "ending  redeemable  value" of a hypothetical  $1,000
                           payment made at the beginning of the one-, five- or ten-year period at the end of the one-, five- or ten-year period (or fractional portion thereof).


All recurring fees, such as the Contract Maintenance Fee and the Mortality and Expense Risk Charge, which are charged to all Contracts of that type are recognized in the ending redeemable value. The average annual total return calculations will reflect the effect of any CDSCs that may be applicable to a particular period for that type of Contract.



STANDARDIZED ANNUAL TOTAL RETURN

         INSERT table
         ------------


OTHER PERFORMANCE DATA


The Company may also disclose non-standardized performance data that depicts the past performance of an underlying Fund of a Sub-Account, for periods BEFORE the Sub-Account commenced operations with such historical Fund performance adjusted for the fees and charges of the Contract. In other words, such performance information for the Sub-Account will be calculated based on the performance of the underlying Fund and the assumption that the Sub-Account had been in existence for the same periods as those indicated for the Fund, with the level of Contract charges currently in effect. The Fund used for these calculations will be the actual Fund in which the Sub-Account invests. This type of performance data may be disclosed on both an average annual total return and a cumulative total return basis. Moreover, it may be disclosed assuming that the Contract is not surrendered (i.e., with no deduction of a CDSC, if applicable) or assuming that the Contract is surrendered at the end of the applicable period (i.e., reflecting a deduction for any applicable CDSC).



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


The Company may from time to time disclose other non-standardized total return in conjunction with the standardized performance data described above. Non-standardized data may reflect no CDSC and no Contract Maintenance Fee and may present performance data for a period of time other than that required by the standardized format. The Company may from time to time also disclose cumulative total return calculated using the following formula assuming that the CDSC percentage is 0%:


CTR = (ERV/P) - 1

Where:

         CTR    =          the  cumulative   total  return  net  of  Sub-Account
                           recurring   charges,    other   than   the   Contract
                           Maintenance Fee, for the period.

         ERV    =          ending  redeemable  value of a  hypothetical  $10,000
                           payment at the beginning of the one-, five- or ten-year period at the end of the one-, five- or ten-year period (or fractional portion thereof).

         P      =          a hypothetical initial payment of $10,000.

All non-standardized performance data will be advertised only if the requisite standardized performance data is also disclosed.


Any of the Contracts may be compared in advertising materials to Certificates of Deposit ("CDs") or other investments issued by banks or other depository institutions. Variable annuities differ from bank investments in several respects. For example, variable annuities may offer higher potential returns than CDs. However, unless you have elected to invest in only the Fixed Account Options, the Company does not guarantee your return. Also, none of your investments under the Contract, whether allocated to the Fixed Account or to a Sub-Account, are FDIC-insured.


Advertising materials for any of the Contracts may, from time to time, address retirement needs and investing for retirement, the usefulness of a tax-qualified retirement plan, saving for college, or other investment goals. Advertising materials for any of the Contracts may discuss, generally, the advantages of investing in a variable annuity and the Contract's particular features and their desirability and may compare Contract features with those of other variable annuities and investment products of other issuers. Advertising materials may also include a discussion of the balancing of risk and return in connection with the selection of investment options under the Contracts and investment alternatives generally, as well as a discussion of the risks and attributes associated with the investment options under the Contracts. A description of the tax advantages associated with the Contracts, including the effects of tax-deferral under a variable annuity or retirement plan generally, may be included as well. Advertising materials for any of the Contracts may quote or reprint financial or business publications and periodicals, including model portfolios or allocations, as they relate to current economic and political

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
conditions, management and composition of the underlying Funds, investment philosophy, investment techniques, the desirability of owning the Contract and other products and services offered by the Company or AAG Securities, Inc. ("AAG Securities").


The Company or AAG Securities may provide information designed to help individuals understand their investment goals and explore various financial strategies. Such information may include: information about current economic, market and political conditions; materials that describe general principles of investing, such as asset allocation, diversification, risk tolerance and goal setting; questionnaires designed to help create a personal financial profile; worksheets used to project savings needs based on assumed rates of inflation and hypothetical rates of return; and alternative investment strategies and plans.

Ibbotson Associates of Chicago, Illinois ("Ibbotson"), provides historical returns of the capital markets in the United States, including common stocks, small capitalization stocks, long-term corporate bonds, intermediate-term government bonds, long-term government bonds, Treasury bills, the U.S. rate of inflation (based on the Consumer Price Index), and combinations of various capital markets. The performance of these capital markets is based on the returns of different indices.


Advertising materials for any of the Contracts may use the performance of these capital markets in order to demonstrate general risk-versus-reward investment scenarios. Performance comparisons may also include the value of a hypothetical investment in any of these capital markets. The risk associated with the security types in any capital market may or may not correspond directly to those of the Sub-Accounts and the Funds. Advertising materials may also compare performance to that of other compilations or indices that may be developed and made available in the future.


In addition, advertising materials may quote various measures of volatility and benchmark correlations for the Sub-Accounts and the respective Funds and compare these volatility measures and correlations with those of other separate accounts and their underlying funds. Measures of volatility seek to compare a sub-account's, or its underlying fund's, historical share price fluctuations or total returns to those of a benchmark. Measures of benchmark correlation indicate how valid a comparative benchmark may be. All measures of volatility and correlation are calculated using averages of historical data.



--------------------------------------------------------------------------------

--------------------------------------------------------------------------------




                    ANNUITY PAYMENTS-SETTLEMENT OPTION TABLES


INDIVIDUAL QUALIFIED CONTRACTS

                   OPTION A TABLE -- INCOME FOR A FIXED PERIOD
           Payments for fixed number of years for each $1,000 applied.


------------------------------------------------------------------------------------------------------------------------------------
Terms of   Annual  Semi-  Quarterly Monthly   Terms    Annual   Semi-  Quarterly  Monthly  Terms   Annual  Semi-  Quarterly  Monthly
Payments           Annual                      of              Annual                        of           Annual
                                             Payments                                     Payments
------------------------------------------------------------------------------------------------------------------------------------
  Years                                      Years                                        Years

   6      184.60   91.62    45.64    15.18    11     108.08    53.64    26.72    8.88       16     79.61   39.51     19.68     6.54
   7      160.51   79.66    39.68    13.20    12     100.46    49.86    24.84    8.26       17     75.95   37.70     18.78     6.24
   8      142.46   70.70    35.22    11.71    13      94.03    46.67    23.25    7.73       18     72.71   36.09     17.98     5.98
   9      128.43   63.74    31.75    10.56    14      88.53    43.94    21.89    7.28       19     69.81   34.65     17.26     5.74
  10      117.23   58.18    28.98     9.64    15      83.77    41.57    20.71    6.89       20     67.22   33.36     16.62     5.53
------------------------------------------------------------------------------------------------------------------------------------



                          OPTION B TABLE - LIFE ANNUITY
                    With Payments For At Least A Fixed Period

     --------- ------------- -------------- ------------- -------------
                60 MONTHS     120 MONTHS     180 MONTHS    240 MONTHS
     --------- ------------- -------------- ------------- -------------
       Age
     --------- ------------- -------------- ------------- -------------
        55        $4.42          $4.39         $4.32         $4.22
        56         4.51           4.47          4.40          4.29
        57         4.61           4.56          4.48          4.35
        58         4.71           4.65          4.56          4.42
        59         4.81           4.75          4.64          4.49
        60         4.92           4.86          4.73          4.55
        61         5.04           4.97          4.83          4.62
        62         5.17           5.08          4.92          4.69
        63         5.31           5.20          5.02          4.76
        64         5.45           5.33          5.12          4.83
        65         5.61           5.46          5.22          4.89
        66         5.77           5.60          5.33          4.96
        67         5.94           5.75          5.43          5.02
        68         6.13           5.91          5.54          5.08
        69         6.33           6.07          5.65          5.14
        70         6.54           6.23          5.76          5.19
        71         6.76           6.41          5.86          5.24
        72         7.00           6.58          5.96          5.28
        73         7.26           6.77          6.06          5.32
        74         7.53           6.95          6.16          5.35
     --------- ------------- -------------- ------------- -------------

--------------------------------------------------------------------------------


                       OPTION C TABLE - JOINT AND ONE-HALF
                SURVIVOR ANNUITY Monthly payments for each $1,000
                     of proceeds by ages of persons named*.


----------------------------------------------------------------------------------------------------------------------------
   PRIMARY                                                    SECONDARY AGE
     AGE
              --------------------------------------------------------------------------------------------------------------
                  60        61        62        63        64        65        66        67        68        69        70
----------------------------------------------------------------------------------------------------------------------------

     60            $4.56     $4.58    $4.61      $4.63    $4.65      $4.67     $4.69    $4.71      $4.73     $4.75    $4.76
     61             4.63      4.66     4.69       4.71     4.73       4.76      4.78     4.80       4.82      4.84     4.86
     62             4.71      4.74     4.77       4.80     4.82       4.85      4.87     4.90       4.92      4.94     4.96
     63             4.79      4.82     4.85       4.88     4.91       4.94      4.97     5.00       5.02      5.05     5.07
     64             4.88      4.91     4.94       4.98     5.01       5.04      5.07     5.10       5.13      5.15     5.18
     65             4.96      5.00     5.03       5.07     5.11       5.14      5.17     5.20       5.24      5.27     5.30
     66             5.05      5.09     5.13       5.17     5.21       5.24      5.28     5.32       5.35      5.38     5.42
     67             5.14      5.18     5.23       5.27     5.31       5.35      5.39     5.43       5.47      5.51     5.54
     68             5.23      5.28     5.33       5.37     5.42       5.46      5.50     5.55       5.59      5.63     5.67
     69             5.33      5.38     5.43       5.48     5.53       5.57      5.62     5.67       5.72      5.76     5.81
     70             5.43      5.48     5.53       5.59     5.64       5.69      5.74     5.80       5.85      5.90     5.95
----------------------------------------------------------------------------------------------------------------------------


                    *Payments after the death of the Primary Payee will be one-half of the amount shown.




                          OPTION D TABLE - LIFE ANNUITY
                        Monthly payments for each $1,000
                                    applied.



---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------
   AGE                           AGE                           AGE                         AGE
---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------

   55            $4.43           60            $4.94           65           $5.65           70           $6.64
   56             4.52           61             5.07           66            5.82           71            6.89
   57             4.62           62             5.20           67            6.00           72            7.15
   58             4.72           63             5.34           68            6.20           73            7.43
   59             4.83           64             5.49           69            6.41           74            7.74

---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------




INDIVIDUAL NON-QUALIFIED CONTRACTS

                   OPTION A TABLE - INCOME FOR A FIXED PERIOD
                   Payments for fixed number of years for each
                                $1,000 applied.



------------------------------------------------------------------------------------------------------------------------------------
 Terms of   Annual Semi- Quarterly Monthly Terms     Annual  Semi-  Quarterly  Monthly  Terms of   Annual   Semi-  Quarterly Monthly
 Payments          Annual                      of           Annual                      Payments            Annual
                                        Payments
------------------------------------------------------------------------------------------------------------------------------------
Years                                       Years                                          Years

  6      184.60  91.62   45.64     15.18     11     108.08   53.64     26.72     8.88       16      79.61    39.51    19.68    6.54
  7      160.51  79.66   39.68     13.20     12     100.46   49.86     24.84     8.26       17      75.95    37.70    18.78    6.24
  8      142.46  70.70   35.22     11.71     13     94.03    46.67     23.25     7.73       18      72.71    36.09    17.98    5.98
  9      128.43  63.74   31.75     10.56     14     88.53    43.94     21.89     7.28       19      69.81    34.65    17.26    5.74
 10      117.23  58.18   28.98      9.64     15     83.77    41.57     20.71     6.89       20      67.22    33.36    16.62    5.53
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                         OPTION B TABLES - LIFE ANNUITY
                    With Payments For At Least A Fixed Period


--------- -------------- --------------- -------------- --------------
  MALE      60 MONTHS      120 MONTHS     180 MONTHS     240 MONTHS
--------- -------------- --------------- -------------- --------------
  Age
--------- -------------- --------------- -------------- --------------
   55             $4.68           $4.62          $4.53          $4.39
   56              4.78            4.72           4.61           4.45
   57              4.89            4.82           4.69           4.51
   58              5.00            4.92           4.78           4.58
   59              5.12            5.03           4.87           4.64
   60              5.25            5.14           4.96           4.71
   61              5.39            5.26           5.06           4.78
   62              5.53            5.39           5.16           4.84
   63              5.69            5.52           5.26           4.90
   64              5.85            5.66           5.36           4.96
   65              6.03            5.81           5.46           5.02
   66              6.21            5.96           5.56           5.08
   67              6.41            6.11           5.66           5.13
   68              6.62            6.28           5.76           5.18
   69              6.84            6.44           5.86           5.23
   70              7.07            6.61           5.96           5.27
   71              7.32            6.78           6.05           5.31
   72              7.58            6.96           6.14           5.34
   73              7.85            7.14           6.23           5.37
   74              8.14            7.32           6.31           5.40
--------- -------------- --------------- -------------- --------------


--------------- --------------- -------------- -------------- --------------
    FEMALE        60 MONTHS      120 MONTHS     180 MONTHS     240 MONTHS
--------------- --------------- -------------- -------------- --------------
     Age
--------------- --------------- -------------- -------------- --------------
      55                 $4.25          $4.22          $4.18          $4.10
      56                  4.33           4.30           4.25           4.17
      57                  4.41           4.38           4.32           4.23
      58                  4.50           4.47           4.40           4.30
      59                  4.60           4.56           4.48           4.37
      60                  4.70           4.66           4.57           4.44
      61                  4.81           4.76           4.66           4.51
      62                  4.93           4.86           4.75           4.58
      63                  5.05           4.98           4.85           4.65
      64                  5.18           5.10           4.95           4.72
      65                  5.32           5.22           5.05           4.79
      66                  5.47           5.36           5.16           4.86
      67                  5.63           5.50           5.26           4.93
      68                  5.80           5.65           5.37           5.00
      69                  5.98           5.80           5.49           5.06
      70                  6.18           5.96           5.60           5.12
      71                  6.39           6.14           5.71           5.18
      72                  6.62           6.31           5.83           5.23
      73                  6.86           6.50           5.94           5.28
      74                  7.12           6.69           6.04           5.32
--------------- --------------- -------------- -------------- --------------

--------------------------------------------------------------------------------


                      OPTION C TABLES - JOINT AND ONE-HALF
                SURVIVOR ANNUITY Monthly payments for each $1,000
                     of proceeds by ages of persons named*.



--------------------------------------------------------------------------------------------------------------------------
     MALE                                                 FEMALE SECONDARY AGE
   PRIMARY
     AGE
               -----------------------------------------------------------------------------------------------------------
                  60        61        62         63        64        65        66        67       68       69       70
--------------------------------------------------------------------------------------------------------------------------

      60           $4.70    $4.73      $4.76      $4.79     $4.82     $4.85     $4.88    $4.91    $4.94    $4.96    $4.99
      61            4.78     4.81       4.84       4.88      4.91      4.94      4.97     5.00     5.03     5.06     5.09
      62            4.86     4.89       4.93       4.96      5.00      5.03      5.07     5.10     5.13     5.16     5.19
      63            4.94     4.97       5.01       5.05      5.09      5.13      5.16     5.20     5.24     5.27     5.31
      64            5.02     5.06       5.10       5.14      5.18      5.23      5.27     5.31     5.34     5.38     5.42
      65            5.10     5.15       5.19       5.24      5.28      5.33      5.37     5.41     5.46     5.50     5.54
      66            5.19     5.24       5.28       5.33      5.38      5.43      5.48     5.52     5.57     5.62     5.66
      67            5.28     5.33       5.38       5.43      5.48      5.53      5.59     5.64     5.69     5.74     5.79
      68            5.37     5.42       5.48       5.53      5.59      5.64      5.70     5.75     5.81     5.86     5.92
      69            5.46     5.52       5.57       5.63      5.69      5.75      5.81     5.87     5.93     5.99     6.05
      70            5.55     5.61       5.67       5.74      5.80      5.86      5.93     5.99     6.06     6.12     6.19
--------------------------------------------------------------------------------------------------------------------------


                          *Payments after the death of the Primary Payee will be one-half of the amount shown.






                  Monthly payments for each $1,000 of proceeds
                           by ages of persons named*.



  ---------------------------------------------------------------------------------------------------------------------------
     MALE                                                  FEMALE PRIMARY AGE
   SECONDARY
      AGE
                ------------------------------------------------------------------------------------------------------------
                   60        61         62         63        64        65       66        67       68       69        70
  ---------------------------------------------------------------------------------------------------------------------------

       60           $4.46     $4.54      $4.62      $4.71     $4.79    $4.88     $4.98    $5.07    $5.17     $5.27    $5.38
       61            4.48      4.56       4.65       4.73      4.82     4.91      5.01     5.11     5.21      5.31     5.42
       62            4.50      4.58       4.67       4.75      4.85     4.94      5.04     5.14     5.25      5.36     5.47
       63            4.52      4.60       4.69       4.78      4.87     4.97      5.07     5.17     5.28      5.40     5.51
       64            4.53      4.62       4.71       4.80      4.90     5.00      5.10     5.21     5.32      5.44     5.56
       65            4.55      4.63       4.72       4.82      4.92     5.02      5.13     5.24     5.35      5.48     5.60
       66            4.56      4.65       4.74       4.84      4.94     5.05      5.16     5.27     5.39      5.51     5.64
       67            4.57      4.66       4.76       4.86      4.96     5.07      5.18     5.30     5.42      5.55     5.68
       68            4.59      4.68       4.78       4.88      4.98     5.09      5.21     5.33     5.45      5.59     5.72
       69            4.60      4.69       4.79       4.89      5.00     5.11      5.23     5.36     5.48      5.62     5.76
       70            4.61      4.70       4.80       4.91      5.02     5.13      5.25     5.38     5.51      5.65     5.80
  ---------------------------------------------------------------------------------------------------------------------------


           *Payments after the death of the Primary Payee will be one-half of the amount shown.



--------------------------------------------------------------------------------




                         OPTION D TABLES - LIFE ANNUITY
                        Monthly payments for each $1,000
                                    applied.



---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------
  Male
---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------
---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------
   Age                           Age                           Age                         Age
---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------
   55            $4.70           60            $5.28           65           $6.10           70           $7.23
   56             4.80           61             5.42           66            6.29           71            7.51
   57             4.91           62             5.57           67            6.50           72            7.80
   58             5.03           63             5.74           68            6.73           73            8.12
   59             5.15           64             5.91           69            6.97           74            8.45

---------- ------------------ ---------- ------------------ ---------- ----------------- --------- ------------------


----------- ------------------ --------- ------------------ ---------- ----------------- ---------- -----------------
   Female
----------- ------------------ --------- ------------------ ---------- ----------------- ---------- -----------------
----------- ------------------ --------- ------------------ ---------- ----------------- ---------- -----------------
    Age                          Age                           Age                          Age
----------- ------------------ --------- ------------------ ---------- ----------------- ---------- -----------------
     55           $4.25           60           $4.72           65           $5.35           70           $6.25
     56            4.34           61            4.83           66            5.51           71            6.47
     57            4.42           62            4.95           67            5.67           72            6.71
     58            4.52           63            5.07           68            5.85           73            6.97
     59            4.61           64            5.21           69            6.04           74            7.26

----------- ------------------ --------- ------------------ ---------- ----------------- ---------- -----------------


Upon request, we will provide information on the payments that we will make for other Payment Intervals, gender combinations, and ages.


GROUP CONTRACTS

                   OPTION A TABLE - INCOME FOR A FIXED PERIOD
                   Payments for fixed number of years for each
                                $1,000 applied.



------------------------------------------------------------------------------------------------------------------------------------

 Terms of          Semi-                     Terms of         Semi-                     Terms of          Semi-
 Payments  Annual Annual  Quarterly Monthly  Payments  Annual Annual Quarterly Monthly  Payments   Annual Annual Quarterly  Monthly
------------------------------------------------------------------------------------------------------------------------------------

 Years                                        Years                                      Years
   6     184.60   91.62    45.64    15.18      11     108.08  53.64    26.72    8.88      16      79.61   39.51    19.68     6.54

   7     160.51   79.66    39.68    13.20      12     100.46  49.86    24.84    8.26      17      75.95   37.70    18.78     6.24

   8     142.46   70.70    35.22    11.71      13      94.03  46.67    23.25    7.73      18      72.71   36.09    17.98     5.98

   9     128.43   63.74    31.75    10.56      14      88.53  43.94    21.89    7.28      19      69.81   34.65    17.26     5.74

  10     117.23   58.18    28.98     9.64      15      83.77  41.57    20.71    6.89      20      67.22   33.36    16.62     5.53

------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------


                          OPTION B TABLE - LIFE ANNUITY
                    With Payments For At Least A Fixed Period


       --------- ------------- ------------- ------------- -------------
                  60 Months     120 Months    180 Months    240 Months
       --------- ------------- ------------- ------------- -------------
         Age
       --------- ------------- ------------- ------------- -------------
          55       $4.55         $4.51         $4.44         $4.33
          56        4.65          4.61          4.52          4.39
          57        4.76          4.71          4.61          4.46
          58        4.87          4.81          4.70          4.53
          59        4.99          4.92          4.79          4.60
          60        5.12          5.04          4.89          4.67
          61        5.25          5.16          4.99          4.74
          62        5.40          5.29          5.09          4.81
          63        5.55          5.42          5.19          4.87
          64        5.72          5.56          5.30          4.94
          65        5.89          5.71          5.40          5.00
          66        6.08          5.86          5.51          5.06
          67        6.27          6.02          5.62          5.11
          68        6.48          6.19          5.72          5.17
          69        6.71          6.36          5.83          5.22
          70        6.95          6.54          5.93          5.26
          71        7.20          6.72          6.03          5.30
          72        7.46          6.90          6.12          5.34
          73        7.75          7.08          6.21          5.37
          74        8.04          7.27          6.30          5.40
       --------- ------------- ------------- ------------- -------------



                       OPTION C TABLE - JOINT AND ONE-HALF
                SURVIVOR ANNUITY Monthly payments for each $1,000
                     of proceeds by ages of persons named.*



------------ -------------------------------------------------------------------------------------------------------------------

                                  Secondary Age
Primary Age
                60         61         62        63         64        65         66        67         68        69         70

    60          $4.73      $4.75     $4.78      $4.80     $4.83      $4.85     $4.87      $4.89     $4.92      $4.93     $4.95
    61           4.81       4.84      4.87       4.90      4.92       4.95      4.97       5.00      5.02       5.04      5.06
    62           4.90       4.93      4.96       4.99      5.02       5.05      5.08       5.11      5.13       5.16      5.18
    63           4.99       5.03      5.06       5.09      5.13       5.16      5.19       5.22      5.25       5.28      5.30
    64           5.09       5.12      5.16       5.20      5.23       5.27      5.30       5.34      5.37       5.40      5.43
    65           5.18       5.22      5.26       5.31      5.35       5.38      5.42       5.46      5.49       5.53      5.56
    66           5.28       5.33      5.37       5.42      5.46       5.50      5.54       5.58      5.62       5.66      5.70
    67           5.38       5.43      5.48       5.53      5.58       5.62      5.67       5.72      5.76       5.80      5.84
    68           5.49       5.54      5.59       5.65      5.70       5.75      5.80       5.85      5.90       5.95      5.99
    69           5.60       5.65      5.71       5.77      5.82       5.88      5.93       5.99      6.04       6.10      6.15
    70           5.71       5.77      5.83       5.89      5.95       6.01      6.07       6.13      6.19       6.25      6.31

------------ ---------- ---------- --------- ---------- --------- ---------- --------- ---------- --------- ---------- ---------
         *Payments  after the death of the Primary Payee will be one-half  (1/2)
of the amount shown.

--------------------------------------------------------------------------------

                          OPTION D TABLE - LIFE ANNUITY
                        Monthly payments for each $1,000
                                    applied.


    -------- -------------- -------- --------------- -------- -------------- ------- ---------------
      Age                     Age                      Age                    Age
    -------- -------------- -------- --------------- -------- -------------- ------- ---------------
      55       $4.56          60        $5.14          65       $5.95          70       $7.08
      56        4.67          61         5.28          66        6.14          71        7.36
      57        4.77          62         5.43          67        6.35          72        7.66
      58        4.89          63         5.59          68        6.58          73        7.98
      59        5.01          64         5.76          69        6.82          74        8.33

    -------- -------------- -------- --------------- -------- -------------- ------- ---------------



                               FEDERAL TAX MATTERS

The Contracts and any Certificates thereunder are designed for use by individuals as a non-tax-qualified annuity (including Contracts purchased by an employer in connection with a Code Section 457 or non-qualified deferred compensation plan), and with arrangements which qualify for special tax treatment under Section 401, 403 or 408 of the Code. The ultimate effect of federal taxes on the Account Value, on Annuity Benefits or on the Death Benefit, and on the economic benefit to the Owner, Participant, Annuitant and/or the Beneficiary may depend on the type of retirement plan for which the Contract is purchased, on the tax and employment status of the individual concerned and on the Company's tax status. THE FOLLOWING DISCUSSION IS GENERAL AND IS NOT INTENDED AS TAX ADVICE. Any person concerned about tax implications should consult a competent tax adviser. This discussion is based upon the Company's understanding of the present federal income tax laws as they are currently interpreted by the Internal Revenue Service. No representation is made as to the likelihood of continuation of present federal income tax laws or of the current interpretations by the Internal Revenue Service. Moreover, no attempt has been made to consider any applicable state or other tax laws.

TAXATION OF THE COMPANY

The Company is taxed as a life insurance company under Part I of Subchapter L of the Code. Since the Separate Account is not an entity separate from the Company, and its operations form a part of the Company, it will not be taxed separately as a "regulated investment company" under Subchapter M of the Code. Investment income and realized capital gains are automatically applied to increase reserves under the Contracts. Under existing federal income tax law, the Company believes that it will not be taxed on the Separate Account investment income and realized net capital gains to the extent that such income and gains are applied to increase the reserves under the Contracts.

Accordingly, the Company does not anticipate that it will incur any federal income tax liability attributable to the Separate Account and, therefore, the Company does not intend to make provisions for any such taxes. However, if changes in the federal tax laws or interpretations thereof result in the Company being taxed on income or gains attributable to the Separate Account, then the

--------------------------------------------------------------------------------

Company may impose a charge against the Separate Account (with respect to some or all Contracts) in order to set aside provisions to pay such taxes.

TAX STATUS OF THE CONTRACTS

Section 817(h) of the Code requires that with respect to Non-Qualified Contracts, the investments of the Funds be "adequately diversified" in accordance with Treasury regulations in order for the Contracts to qualify as annuity contracts under federal tax law. The Separate Account, through the Funds, intends to comply with the diversification requirements prescribed by the Treasury in Reg. Sec. 1.817-5, which affect how the Funds' assets may be invested.


In certain circumstances, Owners of individual variable annuity contracts and Participants under group variable annuity contracts may be considered the owners, for federal income tax purposes, of the assets of the separate accounts used to support their contracts. In those circumstances, income and gains from the separate account assets would be included in the variable contract owner's gross income. The Internal Revenue Service has stated in published rulings that a variable contract owner will be considered the owner of separate account assets if the contract owner possesses incidents of ownership in those assets, such as the ability to exercise investment control over the assets. The Treasury Department has also announced, in connection with the issuance of regulations concerning diversification, that those regulations "do not provide guidance concerning the circumstances in which investor control of the investments of a segregated asset account may cause the investor (i.e., the Owner or Participant), rather than the insurance company, to be treated as the owner of the assets in the account." This announcement also stated that guidance would be issued by way of regulations or rulings on the "extent to which policyholders may direct their investments to particular sub-accounts without being treated as owners of the underlying assets." As of the date of this Statement of Additional Information, no guidance has been issued.


The ownership rights under the Contracts are similar to, but different in certain respects from, those described by the Internal Revenue Service in rulings in which it was determined that contract owners were not owners of separate account assets. For example, the Owner or Participant has additional flexibility in allocating Purchase Payments and Account Value. These differences could result in an Owner's or Participant's being treated as the owner of a PRO RATA portion of the assets of the Separate Account and/or Fixed Account. In addition, the Company does not know what standards will be set forth, if any, in the regulations or rulings which the Treasury Department has stated it expects to issue. The Company therefore reserves the right to modify the Contracts as necessary to attempt to prevent an Owner or Participant from being considered the owner of a PRO RATA share of the assets of the Separate Account.

--------------------------------------------------------------------------------

                              FINANCIAL STATEMENTS


The audited financial statements of the Separate Account for the year ended December 31, 1997 and the Company's audited statutory-basis financial statements for the years ended December 31, 1997 and 1996 are included herein.


The financial statements of the Company included in this Statement of Additional Information should be considered only as bearing on the ability of the Company to meet its obligations under the Contracts. They should not be considered as bearing on the investment performance of the assets held in the Separate Account.

--------------------------------------------------------------------------------



                      ANNUITY INVESTORS VARIABLE ACCOUNT B

                              FINANCIAL STATEMENTS

                          YEAR ENDED DECEMBER 31, 1997



                                    CONTENTS

                         Report of Independent Auditors

                          Audited Financial Statements

                       Statement of Assets and Liabilities
                             Statement of Operations
                       Statement of Changes in Net Assets
                          Notes to Financial Statements

--------------------------------------------------------------------------------


                    ANNUITY INVESTORS LIFE INSURANCE COMPANY

                      STATUTORY-BASIS FINANCIAL STATEMENTS
                         AND OTHER FINANCIAL INFORMATION

                     YEARS ENDED DECEMBER 31, 1997 AND 1996




                                    CONTENTS

                         Report of Independent Auditors

                  Audited Statutory-Basis Financial Statements

                        Balance Sheets - Statutory-Basis
                   Statements of Operations - Statutory-Basis
         Statements of Changes in Capital and Surplus - Statutory-Basis
                   Statements of Cash Flows - Statutory-Basis
                  Notes to Statutory-Basis Financial Statements

                           Other Financial Information

        Supplemental Schedule of Selected Statutory-Basis Financial Data Note to Supplemental Schedule of Selected Statutory-Basis Financial Data

PART C
OTHER INFORMATION

ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS


(a)   Financial Statements

      All required financial statements are included in Parts A or B of this Registration Statement.


(b)   Exhibits

      (1) Resolution of the Board of Directors of Annuity Investors Life Insurance Company(REGISTERED) authorizing establishment of Annuity Investors(REGISTERED) Variable Account B.1/

      (2)   Not Applicable.

      (3)   (a)    Distribution   Agreement   between   Annuity  Investors  Life
                   Insurance Company (REGISTERED) and AAG Securities, Inc.2/

            (b)    Form of Selling  Agreement  between  Annuity  Investors  Life
                   Insurance  Company(REGISTERED),  AAG   Securities,  Inc.  and
                   another Broker-Dealer.1/

      (4)   Individual and Group Contract Forms and Endorsements.

            (a)    Form  of   Qualified  Individual  Flexible  Premium  Deferred
                   Variable Annuity Contract.2/

            (b) Form of Non-Qualified Individual Flexible Deferred Variable Annuity Contract.2/

            (c)    Form of Loan Endorsement to Individual Contract.2/

            (d) Form of Tax Sheltered Annuity Endorsement to Individual Contract.2/

            (e) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Individual Contract.2/

            (f)    Form of Employer Plan Endorsement to Individual Contract.2/

            (g)    Form   of   Individual   Retirement  Annuity  Endorsement  to
                   Individual Contract.2/

            (h) Form of Texas Optional Retirement Program Endorsement to Individual Contract.2/

            (i)    Form   of   Long-Term   Care  Waiver   Rider  to   Individual
                   CONTRACT.2/

            (j)    Form of Simple IRA Endorsement to Individual Contract.2/

            (k) Form of Group Flexible Premium Deferred Variable Annuity Contract.2/

            (l)    Form   of   Certificate  of   Participation   under  a  Group
                   Flexible Premium Deferred Variable Annuity Contract.2/

            (m)    Form of Loan Endorsement to Group Contract.2/

            (n) Form of Loan Endorsement to Certificate of Participation under a Group Contract. 2/

            (o)    Form  of   Tax   Sheltered   Annuity   Endorsement  to  Group
                   Contract.2/

            (p) Form of Tax Sheltered Annuity Endorsement to Certificate of Participation under a Group Contract.2/

            (q) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Group Contract.2/

            (r) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Certificate of Participation under a Group Contract.2/

            (s)    Form of Employer Plan Endorsement to Group Contract.2/

            (t)    Form  of  Employer Plan   Endorsement   to   Certificate   of
                   Participation under a Group Contract.2/

            (u)    Form  of   Deferred   Compensation   Endorsement   to   Group
                   Contract.2/

            (v) Form of Deferred Compensation Endorsement to Certificate of Participation under a Group Contract.2/

            (w) Form of Texas Optional Retirement Program Endorsement to Group Contract.2/

            (x) Form of Texas Optional Retirement Program Endorsement to Certificate of Participation under a Group Contract.2/

            (y)    Form of Long-Term Care Waiver Rider to Group Contract.2/

            (z)    Form   of  Long-Term  Care  Waiver  Rider to  Certificate  of
                   Participation under a Group Contract.2/


            (aa) Revised form of Individual Retirement Annuity Endorsement to Individual Qualified Contract (filed herewith).

            (bb)   Revised   form  of  SIMPLE  IRA   Endorsement   to  Qualified
                   Individual Contract (filed herewith).

            (cc) Form of Roth IRA Endorsement to Qualified Individual Contract (filed herewith).

            (dd) Revised form of Employer Plan Endorsement to Group Contract (filed herewith).

            (ee) Revised form of Employer Plan Endorsement to Certificate of Participation under a Group Contract (filed herewith).

            (ff) Revised form of Employer Plan Endorsement to Qualified Individual Contract (filed herewith).

            (gg) Revised form of Tax Sheltered Annuity Endorsement to Group Contract (filed herewith).

            (hh)   Revised  form   of   Tax  Sheltered  Annuity  Endorsement  to
                   Certificate of Participation under a Group Contract (filed herewith).

            (ii)   Revised   form   of  Tax  Sheltered  Annuity  Endorsement  to
                   Qualified Individual Contract (filed herewith).

            (jj)   Revised  form  of   Qualified  Pension,  Profit  Sharing  and
                   Annuity   Plan   Endorsement   to   Group   Contract   (filed
                   herewith).

            (kk) Revised form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Certificate of Participation under a Group Contract (filed herewith).

            (ll)   Revised  form  of   Qualified  Pension,  Profit  Sharing  and
                   Annuity Plan Endorsement to Qualified Individual Contract (filed herewith).

            (mm) Form of Governmental Section 457 Plan Endorsement to Group Contract (filed herewith).

            (nn)   Form  of  Governmental  Section  457   Plan   Endorsement  to
                   Certificate of Participation under a Group Contract (filed herewith).

            (oo)   Form   of   Governmental  Section  457  Plan  Endorsement  to
                   Qualified Individual Contract (filed herewith).

            (pp)   Form  of   Bonus  Group  Flexible  Premium  Deferred  Annuity
                   Contract (filed herewith).

            (qq) Form of Certificate of Participation under Bonus Group Contract (filed herewith).

            (rr)   Form   of   Bonus  Qualified   Individual   Flexible  Premium
                   Deferred Annuity Contract (filed herewith).

            (ss) Form of Bonus Non-Qualified Individual Flexible Premium Deferred Annuity Contract (filed herewith).

            (tt)   Form   of   No-Load  Qualified  Individual  Flexible  Premium
                   Deferred Annuity Contract (filed herewith).

            (uu) Form of No-Load Non-Qualified Individual Flexible Premium Deferred Annuity Contract (filed herewith).

      (5)   (a)    Form   of   Application  for  Individual   Flexible   Premium
                   Deferred Annuity Contract and Certificate of Participation under a Group Contract.2/

            (b) Form of Application for Group Flexible Premium Deferred Annuity Contract.2/

      (6)   (a)    Articles   of   Incorporation   of  Annuity   Investors  Life
                   Insurance Company(REGISTERED).1/

                   (i) Amendment to Articles of Incorporation, adopted April 9, 1996, and approved by the Secretary of State, State of Ohio, on July 11, 1996.2/

                   (ii) Amendment to Articles of  Incorporation,  adopted August
                        9, 1996, and approved by the Secretary of State, State of Ohio, on December 3, 1996.2/

            (b) Code of Regulations of Annuity Investors Life Insurance Company.(REGISTERED)1/


      (7)          Not Applicable.


      (8)   (a)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance    Company(REGISTERED)    and    Dreyfus   Variable
                   Investment Fund.2/

                   (i)  Letter Agreement dated  April 14, 1997  between  Annuity
                        Investors   Life   Insurance   Company  (REGISTERED) and
                        Dreyfus Variable Investment Fund.2/

            (b)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance Company(REGISTERED) and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund).2/

                   (i) Letter Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company(REGISTERED) and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund).2/

            (c)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance  Company(REGISTERED)   and   The  Dreyfus  Socially
                   Responsible Growth Fund, Inc.2/

                   (i) Letter Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company(REGISTERED) and The Dreyfus Socially Responsible Growth Fund, Inc.2/

            (d)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance Company(REGISTERED) and Janus Aspen Series.2/

            (e)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance     Company(REGISTERED)    and    Strong   Variable
                   Insurance Funds, Inc. and Strong Special Fund II, Inc.2/

            (f)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance     Company(REGISTERED)    and   INVESCO   Variable
                   Investment Funds, Inc.2/

            (g)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance Company(REGISTERED) and Morgan Stanley Universal Funds, Inc.2/

            (h)    Participation   Agreement   between  Annuity  Investors  Life
                   Insurance Company(REGISTERED) and PBHG Insurance Series Fund, Inc.2/

            (i) Service Agreement between Annuity Investors Life Insurance Company(REGISTERED) and American Annuity Group(SERVICEMARK), Inc.1/

            (j) Agreement between AAG Securities, Inc. and AAG Insurance Agency, Inc.1/

            (k)    Investment  Service  Agreement between Annuity Investors Life
                   Insurance   Company(REGISTERED)    and    American    Annuity
                   Group(SERVICEMARK), Inc. 1/

            (l) Service Agreement between Annuity Investors Life Insurance Company(REGISTERED) and Strong Capital Management, Inc.2/

            (m) Service Agreement between Annuity Investors Life Insurance Company(REGISTERED) and Pilgrim Baxter & Associates, Ltd.2/


            (n) Service Agreement between Annuity Investors Life Insurance Company(REGISTERED) and Morgan Stanley Asset Management, Inc. 2/


            (o)    Amended   and   Restated   Agreement   between   The  Dreyfus
                   Corporation   and   Annuity    Investors    Life    Insurance
                   Company(REGISTERED).2/

            (p) Service Agreement between Annuity Investors Life Insurance Company(REGISTERED) and Janus Capital Corporation.2/

      (9)   Opinion and Consent of Counsel1/.

      (10)  Consent of Independent Auditors.2/

      (11)  No financial statements are omitted from Item 23.

      (12)  Not Applicable.

      (13)  Not Applicable.


      (14)  Financial Data Schedule.2/


------------------------


1/    Filed with Form N-4 on December 23, 1996.
2/    Filed with Pre-Effective Amendment No. 1 on June 3, 1997.

ITEM 25.    DIRECTORS AND OFFICERS OF THE DEPOSITOR


                               PRINCIPAL          POSITIONS AND OFFICES
      NAME                 BUSINESS ADDRESS         WITH THE COMPANY
      ----                 ----------------       ---------------------

Robert Allen Adams                (1)             President, Director
Stephen Craig Lindner             (1)             Director
William Jack Maney, II            (1)             Assistant Treasurer and
                                                  Director
James Michael Mortensen           (1)             Executive Vice President,
                                                  Assistant Secretary and
                                                  Director
Mark Francis Muething             (1)             Senior Vice President,
                                                  Secretary, General Counsel
                                                  and Director
Jeffrey Scott Tate                (1)             Director
Thomas Kevin Liguzinski           (1)             Senior Vice President
Charles Kent McManus              (1)             Senior Vice President
Robert Eugene Allen               (1)             Vice President and Treasurer
Arthur Ronald Greene, III         (1)             Vice President
Betty Marie Kasprowicz            (1)             Vice President and
                                                  Assistant Secretary

Michael Joseph O'Connor           (1)             Senior Vice President
Lynn Edward Laswell               (1)             Vice President and
                                                  Controller
Vincent J. Graneri                (1)             Vice President and Chief
                                                  Actuary
David Shipley                     (1)             Vice President
Thomsas E. Mischell               (1)             Assistant Treasurer


(1)   P.O. Box 5423, Cincinnati, Ohio  45201-5423.

ITEM 26. PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH THE DEPOSITOR OR REGISTRANT

The Depositor, Annuity Investors Life Insurance Company(REGISTERED) is a wholly owned subsidiary of Great American(REGISTERED) Life Insurance Company, which is a wholly owned subsidiary of American Annuity Group,(SERVICEMARK) Inc. The Registrant, Annuity Investors(REGISTERED) Variable Account B, is a segregated asset account of Annuity Investors Life Insurance Company(REGISTERED).

The  following  chart  shows  the  affiliations  among  Annuity  Investors  Life
Insurance   Company(REGISTERED)  and  its  parent,   subsidiary  and  affiliated
entities.

                                                                                                                         Page 1 of 6

AMERICAN FINANCIAL GROUP, INC.                                                   % OF STOCK OWNED (1)
                                                  STATE OF        DATE OF        BY IMMEDIATE
                                                  DOMICILE        INCORPORATION  PARENT COMPANY       NATURE OF BUSINESS
                                                  --------        -------------  ----------------     ------------------

  AFC Holding Company                              Ohio            12/09/94             100           Holding Company
   AHH Holdings, Inc.                              Florida         12/27/95              49           Holding Company
    Columbia Financial Company                     Florida         10/26/93             100           Real Estate Holding Company
    American Heritage Holding Corporation          Delaware        11/02/94             100           Home Builder
     Heritage Homes Realty, Inc.                   Florida         07/20/93             100           Home Sales
     Southeast Title, Inc.                         Florida         05/16/95             100           Title Company
    Heritage Home Finance Corporation              Florida         02/10/94             100           Finance Company
   American Financial Capital Trust I              Delaware        09/14/96             100           Statutory Business Trust
   American Financial Corporation                  Ohio            11/15/55             100           Holding Company
    AFC Acquisition Corp.                          Ohio            06/26/97             100           Transitory Holding Company
    AFC Coal Properties, Inc.                      Ohio            12/18/96             100           Real Estate Holding Company
    American Barge & Towing Company                Ohio            03/25/82             100           Inactive
     Spartan Transportation Corporation            Ohio            7/19/1983            100           Mgmt-River Transportation
                                                                                                      Equipment
   American Financial Corporation                  Ohio            08/27/63             100           Inactive
   American Money Management Corporation           Ohio            03/01/73             100           Investment Management
   American Money Management International, N.V    Netherland      05/10/85             100           Securities Management
                                                   Antilles
   American Premier Underwriters, Inc.             Pennsylvania    1846                 100(2)        Diversified
    The Ann Arbor Railroad Company                 Michigan        09/21/1895            99           Inactive
    The Associates of the Jersey Company           New Jersey      11/10/1804           100           Inactive
    Cal Coal, Inc.                                 Illinois        05/30/79             100           Inactive
    Canadian Lease Insurance Services, Ltd.        Washington      02/28/91             100           Insurance Agency
    The Indianapolis Union Railway Company         Indiana         11/19/1872           100           Inactive
    Leased Equipment Reinsurance Company, Ltd.     Bermuda         09/18/89             100           Reinsurance Company
    Lease Insurance Agency Services Corporation    Washington      12/27/83             100           Insurance Agency
    Lease Insurance Services, Ltd.                 Washington      05/14/90             100           Insurance Agency
    Lehigh Valley Railroad Company                 Pennsylvania    04/21/1846           100           Inactive
    The New York and Harlem Railroad Company       New York        04/25/1831            97           Inactive
    The Owasco River Railway, Inc.                 New York        06/02/1881           100           Inactive
    PCC Real Estate, Inc.                          New York        12/15/86             100           Holding Company
     PCC Chicago Realty Corp.                      New York        12/23/86             100           Real Estate Developer
     PCC Gun Hill Realty Corp.                     New York        12/18/85             100           Real Estate Developer
     PCC Michigan Realty, Inc.                     Michigan        11/09/87             100           Real Estate Developer
     PCC Scarsdale Realty Corp.                    New York        06/01/86             100           Real Estate Developer
      Scarsdale Depot Associates, L.P.             Delaware        05/05/89              80           Real Estate Developer
    Penn Central Energy Management Company         Delaware        05/11/87             100           Energy Operations Manager
    Pennsylvania Company                           Delaware        12/05/58             100           Holding Company
     Atlanta Casualty Company                      Illinois        06/13/72             100(2)        Property Casualty Insurance
      American Premier Insurance Company           Indiana         11/30/89             100           Property/Casualty Insurance
      Atlanta Specialty Insurance Company          Ohio            02/06/74             100           Property/Casualty Insurance
      Atlanta Casualty Group, Inc.                 Georgia         04/01/77             100           Insurance Agency
       Atlanta Casualty General Agency, Inc.       Texas           03/15/61             100           Managing General Agency
        Atlanta Insurance Brokers, Inc.            Georgia         02/06/71             100           Insurance Agency
        Treaty House, Ltd. (d/b/a Mr. Budget)      Nevada          11/02/71             100           Insurance Premium Finance



01/31/98                                                    EXHIBIT "A"

                                                                                                                         Page 2 of 6
AMERICAN FINANCIAL GROUP, INC.
  AFC Holding Company
  American Financial Corporation                                                   % OF STOCK OWNED(1)
   American Premier Underwriters, Inc.             STATE OF         DATE OF         BY IMMEDIATE
    Pennsylvania Company                           DOMICILE         INCORPORATION   PARENT COMPANY       NATURE OF BUSINESS
                                                   --------         -------------   ------------------   ------------------

      Penn Central U.K. Limited                    United Kingdom     10/28/92              100          Insurance Holding Company
       Insurance (GB) Limited                      United Kingdom     05/13/92              100          Property/Casualty Insurance
     Delbay Corporation                            Delaware           12/27/62              100          Inactive
     Great Southwest Corporation                   Delaware           10/25/78              100          Real Estate Developer
      World Houston, Inc.                          Delaware           05/30/74              100          Real Estate Developer
     Hangar Acquisition Corp.                      Ohio               10/06/95              100          Aircraft Investment
     Infinity Insurance Company                    Indiana            07/09/55              100          Property/Casualty Insurance
      Infinity Agency of Texas, Inc.               Texas              07/15/92              100          Managing General Agency
      The Infinity Group, Inc.                     Indiana            07/22/92              100          Services Provider
      Infinity National Insurance Company          Indiana            08/05/92              100          Property/Casualty Insurance
      Infinity Select Insurance Company            Indiana            06/11/91              100          Property/Casualty Insurance
      Leader National Insurance Company            Ohio               03/20/63              100          Property/Casualty Insurance
       Budget Insurance Premiums, Inc.             Ohio               02/14/64              100          Premium Finance Company
       Leader National Agency, Inc.                Ohio               04/05-63              100          Brokering Agent
       Leader National Agency of Texas, Inc.       Texas              01/25/94              100          Managing General Agency
       Leader National Insurance Agency of Arizona Arizona            12/05/73              100          Brokering Agent
       Leader Preferred Insurance Company          Ohio               11/07/94              100          Property/Casualty Insurance
       Leader Specialty Insurance Company          Indiana            03/10/94              100          Property/Casualty Insurance
       TALON Group, Inc.                           Ohio               12/12/97              100          Services Provider
     PCC Technical Industries, Inc.                California         03/07/55              100          Holding Company
      ESC, Inc.                                    California         11/02/62              100          Connector Accessories
      Marathon Manufacturing Companies, Inc.       Delaware           11/18/83              100          Holding Company
       Marathon Manufacturing Company              Delaware           12/07/79              100          Inactive
      PCC Maryland Realty Corp.                    Maryland           08/18/93              100          Real Estate Holding Company
      Penn Camarillo Realty Corp.                  California         11/24/92              100          Real Estate Holding Company
     Penn Towers, Inc.                             Pennsylvania       08/01/58              100          Inactive
     Republic Indemnity Company of America         California         12/05/72              100          Workers' Compensation
                                                                                                         Insurance
      Republic Indemnity Company of California     California         10/13/82              100          Workers' Compensation
                                                                                                         Insurance
      Republic Indemnity Medical Management, Inc.  California         03/25/96              100          Medical Bill Review
      Timberglen Limited                           United Kingdom     10/28/92              100          Investments
     Risico Management Corporation                 Delaware           01/10/89              100          Risk Management
     Windsor Insurance Company                     Indiana            11/05/87              100(2)       Property/Casualty Insurance
      American Deposit Insurance Company           Oklahoma           12/28/66              100          Property/Casualty Insurance
      Granite Finance Co., Inc.                    Texas              11/09/65              100          Premium Financing
     Coventry Insurance Company                    Ohio               09/05/89              100          Property/Casualty Insurance
     El Aguila Compania de Seguros, S.A. de C.V.   Mexico             11/24/94              100(2)       Property/Casualty Insurance
     Moore Group Inc.                              Georgia            12/19/62              100          Insurance Holding Company/
                                                                                                         Agency

      Casualty Underwriters, Inc.                  Georgia            10/01/54               51          Insurance Agency
      Dudley L. Moore Insurance, Inc.              Louisiana          03/30/78       beneficial interest Insurance Agency
      Hallmark General Insurance Agency, Inc.      Oklahoma           06/16/72       beneficial interest Insurance Agency
      Windsor Group, Inc.                          Georgia            05/23/91              100          Insurance Holding Company
     Regal Insurance Company                       Indiana            11/05/87              100          Property/Casualty Insurance
     Texas Windsor Group, Inc.                     Texas              06/23/88              100          Insurance Agency



01/31/98                                               EXHIBIT "A"

                                                                                                                         Page 3 of 6
AMERICAN FINANCIAL GROUP, INC.
  AFC Holding Company
  American Financial Corporation
   American Premier Underwriters, Inc.                                             % OF STOCK OWNED(1)
                                                   STATE OF         DATE OF        BY IMMEDIATE
                                                   DOMICILE         INCORPORATION  PARENT COMPANY      NATURE OF BUSINESS
                                                   --------         -------------  -----------------   ------------------

    Pennsylvania-Reading Seashore Lines            New Jersey          06/14/01         66.67          Inactive
    Pittsburgh and Cross Creek Railroad Company    Pennsylvania        08/14/70         83             Inactive
    Terminal Realty Penn Co.                       District of         09/23/68        100             Inactive
    United Railroad Corp.                          Delaware            11/25/81        100             Inactive
     Detroit Manufacturers Railroad Company        Michigan            01/30/02         82             Inactive
    Waynesburg Southern Railroad Company           Pennsylvania        09/01/66        100             Inactive
   Chiquita Brands International, Inc.(and
   subsidiaries)                                   New Jersey          03/30/99         40.41(2)       Production/Processing/
                                                                                                       Distribution of Food Products
   Dixie Terminal Corporation                      Ohio                04/23/70        100             Commercial Leasing
   Fairmont Holdings, Inc.                         Ohio                12/15/83        100             Holding Company
   FWC Corporation                                 Ohio                03/16/83        100             Financial Services
   Great American Holding Corporation              Ohio                11/30/77        100             Holding Company
    Great American Insurance Company               Ohio                3/7/1872        100             Property/Casualty Insurance

     Agricultural Excess and Surplus Insurance
     Company                                       Delaware            02/28/79        100             Excess & Surplus Lines
                                                                                                       Insurance
     Agricultural Insurance Company                Ohio                03/23/05        100             Property/Casualty Insurance
     American Alliance Insurance Company           Arizona             09/11/45        100             Property/Casualty Insurance
     American Annuity Group, Inc.                  Delaware            05/15/87         81.13(2)       Holding Company
     AAG Holding Company, Inc.                     Ohio                09/11/96        100             Holding Company
      American Annuity Group Capital Trust I       Delaware            09/13/96        100             Financing Vehicle
      American Annuity Group Capital Trust II      Delaware            03/11/97        100             Financing Vehicle
      American Annuity Group Capital Trust III     Delaware            05/27/97        100             Financing Vehicle
      Great American Life Insurance Company        Ohio                12/15/59        100             Life Insurance Company
       Annuity Investors Life Insurance Company    Ohio                11/31/81        100             Life Insurance Company
       Assured Security Life Insurance Company,
         Inc.                                      South Dakota        05/12/78        100             Life Insurance Company
       CHATBAR, Inc.                               Massachusetts       11/02/93        100             Hotel Operator
       Driskill Holding, Inc.                      Texas               06/07/95  beneficial interest   Hotel Management
       First Benefit Insurance Company             Arizona             01/03/95        100             Life Insurance Company
       GALIC Brothers, Inc.                        Ohio                11/12/93         80             Real Estate Management
       Great American Life Assurance Company       Ohio                08/10/67        100             Life Insurance Company
       Loyal American Life Insurance Company       Alabama             05/18/55        100             Life Insurance Company
        ADL Financial Services, Inc.               North Carolina      09/10/70        100             Marketing Services
        Purity Financial Corporation               Florida             12/21/91        100             Marketing Services
       Prairie National Life Insurance Company     South Dakota        02/11/76        100             Life Insurance Company
        American Memorial Life Insurance Company   South Dakota        03/18/59        100             Life Insurance Company
         Great Western Life Insurance Company      Montana             05/01/80        100             Life Insurance Company
         Rushmore National Life Insurance Company  South Dakota        04/16/37        100             Life Insurance Company
      AAG Insurance Agency, Inc.                   Kentucky            12/06/94        100             Life Insurance Agency
       AAG Insurance Agency of Massachusetts, Inc. Massachusetts       05/25/95        100             Insurance Agency
      AAG Securities, Inc.                         Ohio                12/10/93        100             Broker-Dealer
      American DataSource, Inc.                    Delaware            06/15/90        100             Pre-need Trust Services
      American Memorial Marketing Services, Inc.   Washington          06/19/80        100             Marketing Services



01/31/98                                          EXHIBIT "A"

                                                                                                                         Page 4 of 6
AMERICAN FINANCIAL GROUP, INC.
  AFC Holding Company
  American Financial Corporation
   Great American Holding Corporation                                            % OF STOCK OWNED (1)
    Great American Insurance Company               STATE OF        DATE OF        BY IMMEDIATE
     American Annuity Group, Inc.                  DOMICILE        INCORPORATION  PARENT COMPANY      NATURE OF BUSINESS
                                                   --------        -------------  --------------      ------------------

     CSW Management Services, Inc.                 Texas            06/27/85          100             Pre-need Trust Admin. Services
     GALIC Disbursing Company                      Ohio             05/31/94          100             Payroll Servicer
     General Accident Life Assurance
     Company of Puerto Rico, Inc.                  Puerto Rico      07/01/64           99             Life Insurance Company
     Keyes-Graham Insurance Agency, Inc.           Massachusetts    12/23/87          100             Insurance Agency
     International Funeral Associates, Inc.        Delaware         05/07/86          100             Coop. Buying Funeral Dirs.
     Laurentian Credit Services Corporation        Delaware         10/07/94          100             Inactive
     Laurentian Marketing Services, Inc.           Delaware         12/23/87          100             Marketing Services
     Laurentian Securities Corporation             Delaware         01/30/90          100             Inactive
     Lifestyle Financial Investments, Inc.         Ohio             12/29/93          100             Marketing Services
      Lifestyle Financial Investments Agency of
      Ohio, Inc.                                   Ohio             03/07/94    beneficial interest   Life Insurance Agency
      Lifestyle Financial  Investments  of
      Indiana, Inc.                                Indiana          02/24/94          100             Life  Insurance Agency
      Lifestyle Financial Investments of
      Kentucky, Inc.                               Kentucky         10/03/94          100             Insurance Agency
      Lifestyle Financial Investments of the
      Northwest, Inc.                              Minnesota        06/10/85          100             Insurance Agency
      Lifestyle Financial Investments of the
      Southeast, Inc.                              North Carolina   07/13/94          100             Insurance Agency
     Loyal Marketing Services, Inc.                Alabama          07/20/90          100             Marketing Services
     New Energy Corporation                        Indiana          01/08/97           49             Holding Company
     Purple Cross Insurance Agency, Inc.           Delaware         11/07/89          100             Insurance Agency
     Retirement Resource Group, Inc.               Indiana          02/07/95          100             Insurance Agency
      RRG of Alabama, Inc.                         Alabama          09/22/95          100             Life Insurance Agency
      RRG of Ohio, Inc.                            Ohio             02/20/96    beneficial interest   Insurance Agency
      AAG Insurance Agency of Texas, Inc.          Texas            06/02/95          100             Life Insurance Agency
     SPELCO (UK) Ltd.                              United Kingdom   00/00/00           99             Inactive
     SWTC, Inc.                                    Delaware         00/00/00          100             Inactive
     SWTC Hong Kong Ltd.                           Hong Kong        00/00/00          100             Inactive
     Technomil Ltd.                                Delaware         00/00/00          100             Inactive
    American Custom Insurance Services, Inc.       Ohio             07/27/83          100             Management Holding Company
     American Custom Insurance Services
     California, Inc.                              California       05/18/92          100             Insurance  Agency &  Brokerage
     Eden Park Insurance Brokers, Inc.             California       02/13/90          100             Wholesale Brokerage for
                                                                                                      Surplus Lines
     Professional Risk Brokers, Inc.               Illinois         03/01/90          100             Insurance Agency
     Professional Risk Brokers Insurance, Inc.     Massachusetts    04/19/94          100             Surplus Lines Brokerage
     Professional Risk Brokers of
     Connecticut, Inc.                             Connecticut      07/09/92          100             Insurance Agency & Brokerage
     Professional Risk Brokers of Ohio, Inc.       Ohio             12/17/86          100             Insurance Agency and Brokerage
    American Custom Insurance Services
    Illinois,  Inc.                                Illinois         07/08/92          100             Underwriting Office
    American Dynasty Surplus Lines
    Insurance Company                              Delaware         01/12/82          100             Excess & Surplus Lines
                                                                                                      Insurance
    American Empire Surplus Lines Insurance
    Company                                        Delaware         07/15/77          100             Excess & Surplus Lines
                                                                                                      Insurance
     American Empire Insurance Company             Ohio             11/26/79          100             Property/Casualty Insurance
      American Signature Underwriters, Inc.        Ohio             04/08/96          100             Insurance Agency
      Specialty Underwriters, Inc.                 Texas            05/19/76          100             Insurance Agency
     Fidelity Excess and Surplus Insurance Company Ohio             06/30/87          100            Property/Casualty Insurance



01/31/98                                                 EXHIBIT "A"

                                                                                                                         Page 5 of 6
AMERICAN FINANCIAL GROUP, INC.
  AFC Holding Company
  American Financial Corporation
  Great American Holding Corporation                                              % OF STOCK  OWNED(1)
  Great American Insurance Company                  STATE OF       DATE OF        BY IMMEDIATE
                                                    DOMICILE       INCORPORATION  PARENT COMPANY         NATURE OF BUSINESS
                                                    --------       -------------  ------------------     ------------------

    American Financial Enterprises, Inc.            Connecticut        1871           100(2)             Closed End Investment
                                                                                                         Company
    American Insurance Agency, Inc.                 Kentucky           07/27/67       100                Insurance Agency
    American National Fire Insurance Company        New York           08/22/47       100                Property/Casualty Insurance
    American Special Risk, Inc.                     Illinois           12/29/81       100                Insurance Broker/Managing
                                                                                                         General Agency
     American Special Risk I of Arizona, Inc.       Arizona            02/06/90       100                Inactive
    American Spirit Insurance Company               Indiana            04/05/88       100                Property/Casualty Insurance
    Brothers Property Corporation                   Ohio               09/08/87        80                Real Estate Investment
     Brothers Barrington Corporation                Oklahoma           03/18/94       100                Real Estate Holding
                                                                                                         Corporation
     Brothers Cincinnatian Corporation              Ohio               01/25/94       100                Hotel Manager
     Brothers Columbine Corporation                 Oklahoma           03/18/94       100                Real Estate Holding
                                                                                                         Corporation
     Brothers Landing Corporation                   Louisiana          02/24/94       100                Real Estate Holding
                                                                                                         Corporation
     Brothers Pennsylvanian Corporation             Pennsylvania       12/23/94       100                Real Estate Holding
                                                                                                         Corporation
     Brothers Port Richey Corporation               Florida            12/06/93       100                Apartment Manager
     Brothers Property Management Corporation       Ohio               09/25/87       100                Real Estate Management
     Brothers Railyard Corporation                  Texas              12/14/93       100                Apartment Manager
    Consolidated Underwriters, Inc.                 Texas              10/14/80       100                Inactive
    Contemporary American Insurance Company         Illinois           04/16/96       100                Property/Casualty Insurance
    Crop Managers Insurance Agency, Inc.            Kansas             08/09/89       100                Insurance Agency
    Dempsey & Siders Agency, Inc.                   Ohio               05/09/56       100                Insurance Agency
    Eagle American Insurance Company                Ohio               07/01/87       100                Property/Casualty Insurance
    Eden Park Insurance Company                     Indiana            01/08/90       100                Special Risk Surplus Lines
    FCIA Management Company, Inc.                   New York           09/17/91        79                Servicing Agent
    The Gains Group, Inc.                           Ohio               01/26/82       100                Marketing of Advertising
    Great American Lloyd's, Inc.                    Texas              08/02/83       100                Attorney-in-Fact - Texas
                                                                                                         Lloyd's Company
    Great American Lloyd's Insurance Company        Texas              10/09/79 beneficial interest      Lloyd's Plan Insurer
    Great American Management Services, Inc.        Ohio               12/05/74       100                Data Processing and
                                                                                                         Equipment Leasing
     American Payroll Services, Inc.                Ohio               02/20/87       100                Payroll Services
    Great American Re Inc.                          Delaware           05/14/71       100                Reinsurance Intermediary
    Great American Risk Management, Inc.            Ohio               04/21/80       100                Insurance Risk Management
    Great Texas County Mutual Insurance Company     Texas              04/29/54 beneficial interest      Property/Casualty Insurance
    Grizzly Golf Center, Inc.                       Ohio               11/08/93       100                Operate Golf Courses
    Homestead Snacks Inc.                           California         03/02/79       100(2)             Meat Snack Distribution
     Giant Snacks, Inc.                             Delaware           07/06/89       100                Meat Snack Distribution
    Key Largo Group, Inc.                           Florida            07/28/81       100                Land Developer & Resort
                                                                                                         Operator
     Key Largo Group Utility Company                Florida            11/26/84       100                Water & Sewer Utility
    Mid-Continent Casualty Company                  Oklahoma           02/26/47       100                Property/Casualty Insurance
     Mid-Continent Insurance Company                Oklahoma           08/13/92       100                Property/Casualty Insurance
     Oklahoma Surety Company                        Oklahoma           08/05/68       100                Property/Casualty Insurance
    National Interstate Corporation                 Ohio               01/26/89        52.15             Holding Company


01/31/98                                EXHIBIT "A"

                                                                                                                         Page 6 of 6
AMERICAN FINANCIAL GROUP, INC.
  AFC Holding Company
  American Financial Corporation                                                % OF STOCK OWNED (1)
   Great American Holding Corporation             STATE OF        DATE OF       BY IMMEDIATE
   Great American Insurance Company               DOMICILE        INCORPORATION PARENT COMPANY         NATURE OF BUSINESS
                                                  --------        ------------- -------------------    ------------------

      American Highways Insurance Agency          California        05/05/94           100             Insurance Agency
      Explorer Insurance Agency, Inc.             Ohio              07/17/97    beneficial interest    Insurance Agency
      National  Interstate  Insurance Agency
      of Texas, Inc.                              Texas             06/07/89    beneficial interest    Insurance Agency
      National Interstate Insurance Agency, Inc.  Ohio              02/13/89           100             Insurance Agency
      National Interstate Insurance Company       Ohio              02/10/89           100             Property/Casualty Insurance
      Safety, Claims & Litigation Services, Inc.  Pennsylvania      06/23/95           100             Claims Third Party
                                                                                                       Administrator
     OBGC Corporation                             Florida           11/23/77            80             Real Estate Development
     Pointe Apartments, Inc.                      Minnesota         06/24/93           100             Real Estate Holding
                                                                                                       Corporation
     Seven Hills Insurance Agency, Inc.           Ohio              12/22/97           100             Insurance Agency
     Seven Hills Insurance Company                New York          06/30/32           100             Property/Casualty Reinsurance
     Stonewall Insurance Company                  Alabama           02/1866            100             Property/Casualty Insurance
     Stone Mountain Professional Liability
     Agency, Inc.                                 Georgia           08/07/95           100             Insurance Agency
     Tamarack American, Inc.                      Delaware          06/10/86           100             Management Holding Company
     Transport Insurance Company                  Ohio              05/25/76           100             Property/Casualty Insurance
      American Commonwealth Development Company   Texas             07/23/63           100             Real Estate Development
       ACDC Holdings Corporation                  Texas             05/04/81           100             Real Estate  Development
      Instech  Corporation                        Texas             09/02/75           100             Claim & Claim Adjustment
                                                                                                       Services
      TICO Insurance Company                      Ohio              06/03/80           100             Property/Casualty Insurance
      Transport Managing General Agency, Inc.     Texas             05/19/89           100             Managing General  Agency
      Transport Insurance Agency, Inc.            Texas             08/21/89    beneficial interest    Insurance Agency
     Transport Underwriters Association           California        05/11/45           100             Holding Company/Agency
     Utility Insurance Services, Inc.             Texas             04/06/95           100(2)          Texas Local Recording Agency
     Utility Management Services, Inc.            Texas             09/07/65           100             Texas Managing General Agency
    One East Fourth, Inc.                         Ohio              02/03/64           100             Commercial Leasing
    PCC 38 Corp.                                  Illinois          12/23/96           100             Real Estate Holding Company
    Pioneer Carpet Mills, Inc.                    Ohio              04/29/76           100             Carpet Manufacturing
    TEJ Holdings, Inc.                            Ohio              12/04/84           100             Real Estate Holdings
    Three East Fourth, Inc.                       Ohio              08/10/66           100             Commercial Leasing



(1) Except Director's Qualifying Shares.
(2) Total percentage owned by parent shown and by other affiliated company(ies).
(3) Convertible Preferred Stock.




01/31/98                                     EXHIBIT "A"


ITEM 27.  NUMBER OF CONTRACT OWNERS

Commodore Navigator:

As of March 31, 1998, there were _______ Individual Contract Owners, of which _____ were qualified and ______ were non-qualified. As of March 31, 1998, there were ________ Participants (Certificate Owners) in ____ Group Contracts, all of which were qualified contracts.

Commodore Advantage:

As of March 31, 1998, no Commodore Advantage Contracts had been issued.

Commodore Independence:

As of March 31, 1998, no Commodore Independence Contracts had been issued.


ITEM 28.  INDEMNIFICATION

(a)   The   Code  of   Regulations   of   Annuity   Investors   Life   Insurance
Company(REGISTERED) provides in Article V as follows:

         The Corporation shall, to the full extent permitted by the General Corporation Law of Ohio, indemnify any person who is or was a director or officer of the Corporation and whom it may indemnify pursuant thereto. The Corporation may, within the sole discretion of the Board of Directors, indemnify in whole or in part any other persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liability arising under the Securities Act of 1933 ("1933 Act") may be permitted to directors, officers and controlling persons of the Depositor pursuant to the foregoing provisions, or otherwise, the Depositor has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Depositor of expenses incurred or paid by the director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Depositor will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

(b) The directors and officers of Annuity Investors Life Insurance Company(REGISTERED) are covered under a Directors and Officers Reimbursement Policy. Under the Reimbursement Policy, directors and officers are indemnified for loss arising from any covered claim by reason of any Wrongful Act in their capacities as directors or officers, except to the extent the Company has indemnified them. In general, the term "loss" means any amount which the directors or officers are legally obligated to pay for a claim for Wrongful Acts. In general, the term "Wrongful Acts" means any breach of duty, neglect, error, misstatement, misleading statement, omission or act by a director or officer while acting individually or collectively in their capacity as such claimed against them solely by reason of their being directors and officers. The limit of liability under the program is $20,000,000 for the policy year ending September 1, 1999. The primary policy under the program is with National Union Fire Insurance Company of Pittsburgh, PA in the name of American Premier Underwriters, Inc.


ITEM 29.  PRINCIPAL UNDERWRITER

AAG Securities, Inc. is the underwriter and distributor of the Contracts as defined in the Investment Company Act of 1940 ("1940 Act").

(a) AAG Securities, Inc. does not act as a principal underwriter, depositor, sponsor or investment adviser for any investment company other than Annuity Investors(REGISTERED) Variable Account A and Annuity Investors(REGISTERED) Variable Account B.

(b)      Directors and Officers of AAG Securities, Inc.

NAME AND PRINCIPAL                       POSITION WITH
BUSINESS ADDRESS                         AAG SECURITIES, INC.
------------------                       --------------------
Thomas Kevin Liguzinski (1)              Chief Executive Officer and Director
Charles Kent McManus                     Senior Vice President
Mark Francis Muething (1)                Vice President, Secretary and
                                         Director
William Jack Maney, II (1)               Director
Jeffrey Scott Tate (1)                   Director
James Lee Henderson (1)                  President
Andrew Conrad Bambeck, III (1)           Vice President
William Claire Bair, Jr. (1)             Treasurer


Thomas E. Mischell                       Assistant Treasurer
Fred J. Runk                             Assistant Treasurer



(1)  250 East Fifth Street, Cincinnati, Ohio  45202

(c)  Not applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS


All accounts and records required to be maintained by Section 31(a) of the 1940 Act and the rules under it are maintained by Lynn E. Laswell, Vice President and Controller of the Company, at the Administrative Office.


ITEM 31.  MANAGEMENT SERVICES

Not applicable.

ITEM 32.  UNDERTAKINGS

(a) Registrant undertakes that it will file a post-effective amendment to this registration statement as frequently as necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b) Registrant undertakes that it will include either (1) as part of any application to purchase a Contract offered by the Prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the Prospectus that the applicant can remove to send for a Statement of Additional Information.

(c) Registrant undertakes to deliver any Prospectus and Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request to the Company at the address or phone number listed in the Prospectus.

(d) The Company represents that the fees and charges deducted under the Contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred and the risks assumed by the Company.

                                   SIGNATURES


      As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant certifies that it has caused this Post-Effective Amendment No. 1 to its Registration Statement to be signed on its behalf by the undersigned in the City of Cincinnati, State of Ohio on the 20th day of February, 1998.


                                    ANNUITY INVESTORS(R) VARIABLE ACCOUNT B
                                    (REGISTRANT)


                                    By: /s/ Robert Allen Adams
                                        -----------------------------------
                                            Robert Allen Adams
                                            Chairman of the Board, President
                                            and Director, Annuity Investors
                                            Life Insurance Company(REGISTERED)


                                    ANNUITY INVESTORS LIFE INSURANCE
                                    COMPANY(REGISTERED) (DEPOSITOR)


                                    By: /s/ Robert Allen Adams
                                        -----------------------------------
                                            Robert Allen Adams
                                            Chairman of the Board, President
                                            and Director


      As required by the Securities Act of 1933, this Post-Effective Amendment No. 1 has been signed by the following persons in the capacities and on the dates indicated.



/s/ Robert Allen Adams              Principal Executive       February 20, 1998
-----------------------------       Officer, Director
Robert Allen Adams



/s/ Robert Eugene Allen             Principal Financial       February 20, 1998
-----------------------------       Officer
Robert Eugene Allen



/s/ Lynn Edward Laswell             Principal Accounting      February 20, 1998
-----------------------------       Officer
Lynn Edward Laswell

/s/ Stephen Craig Lindner           Director                  February 20, 1998
-----------------------------
Stephen Craig Lindner



/s/ William Jack Maney, II          Director                  February 20, 1998
-----------------------------
William Jack Maney, II



/s/ James Michael Mortensen         Director                  February 20, 1998
-----------------------------
James Michael Mortensen



/s/ Mark Francis Muething           Director                  February 20, 1998
-----------------------------
Mark Francis Muething



/s/ Jeffrey Scott Tate              Director                  February 20, 1998
-----------------------------
Jeffrey Scott Tate

                                  EXHIBIT INDEX


(a)      Exhibits

         (1) Resolution of the Board of Directors of Annuity Investors Life Insurance Company(Registered Trademark) authorizing establishment of Annuity Investors(Registered Trademark) Variable Account B.1/

         (2)      Not Applicable.

         (3)      (a)      Distribution  Agreement  between  Annuity  Investors
                           Life Insurance Company (Registered Trademark) and AAG
                           Securities, Inc.2/

                  (b) Form of Selling Agreement between Annuity Investors Life Insurance Company(Registered Trademark), AAG Securities, Inc. and another Broker-Dealer.1/

         (4)      Individual and Group Contract Forms and Endorsements.

                  (a)      Form  of  Qualified   Individual   Flexible   Premium
                           Deferred Variable Annuity Contract.2/

                  (b) Form of Non-Qualified Individual Flexible Deferred Variable Annuity Contract.2/

                  (c)      Form of Loan Endorsement to Individual Contract.2/

                  (d)      Form  of  Tax  Sheltered   Annuity   Endorsement   to
                           Individual Contract.2/

                  (e) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Individual Contract.2/

                  (f)      Form  of  Employer  Plan  Endorsement  to  Individual
                           Contract.2/

                  (g) Form of Individual Retirement Annuity Endorsement to Individual Contract.2/

                  (h) Form of Texas Optional Retirement Program Endorsement to Individual Contract.2/

                  (i) Form of Long-Term Care Waiver Rider to Individual Contract.2/

                  (j)      Form  of  Simple  IRA   Endorsement   to   Individual
                           Contract.2/

                  (k) Form of Group Flexible Premium Deferred Variable Annuity Contract.2/

                  (l)      Form of  Certificate of  Participation  under a Group
                           Flexible    Premium    Deferred    Variable   Annuity
                           Contract.2/

                  (m)      Form of Loan Endorsement to Group Contract.2/

                  (n)      Form   of  Loan   Endorsement   to   Certificate   of
                           Participation under a Group Contract. 2/

                  (o) Form of Tax Sheltered Annuity Endorsement to Group Contract.2/

                  (p)      Form  of  Tax  Sheltered   Annuity   Endorsement   to
                           Certificate   of   Participation    under   a   Group
                           Contract.2/

                  (q) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Group Contract.2/

                  (r) Form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Certificate of Participation under a Group Contract.2/

                  (s)      Form  of   Employer   Plan   Endorsement   to   Group
                           Contract.2/

                  (t) Form of Employer Plan Endorsement to Certificate of Participation under a Group Contract.2/

                  (u) Form of Deferred Compensation Endorsement to Group Contract.2/

                  (v)      Form  of   Deferred   Compensation   Endorsement   to
                           Certificate   of   Participation    under   a   Group
                           Contract.2/

                  (w) Form of Texas Optional Retirement Program Endorsement to Group Contract.2/

                  (x)      Form of Texas Optional Retirement Program Endorsement
                           to  Certificate  of   Participation   under  a  Group
                           Contract.2/

                  (y)      Form  of   Long-Term   Care  Waiver  Rider  to  Group
                           Contract.2/

                  (z) Form of Long-Term Care Waiver Rider to Certificate of Participation under a Group Contract.2/

                  (aa)     Revised  form  of   Individual   Retirement   Annuity
                           Endorsement to Individual Qualified Contract (filed herewith).

                  (bb) Revised form of SIMPLE IRA Endorsement to Qualified Individual Contract (filed herewith).

                  (cc) Form of Roth IRA Endorsement to Qualified Individual Contract (filed herewith).

                  (dd) Revised form of Employer Plan Endorsement to Group Contract (filed herewith).

                  (ee)     Revised  form  of  Employer   Plan   Endorsement   to
                           Certificate of Participation under a Group Contract (filed herewith).

                  (ff)     Revised  form  of  Employer   Plan   Endorsement   to
                           Qualified Individual Contract (filed herewith).

                  (gg) Revised form of Tax Sheltered Annuity Endorsement to Certificate of Participation under a Group Contract (field herewith).

                  (hh) Revised form of Tax Sheltered Annuity Endorsement to Qualified Individual Contract (filed herewith).

                  (ii) Revised form of Tax Sheltered Annuity Endorsement to Qualified Individual Contract (filed herewith).

                  (jj) Revised form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Group Contract (filed herewith).

                  (kk) Revised form of Qualified Pension, Profit Sharing and Annuity plan Endorsement to Certificate of Participation under a Group Contract (filed herewith).

                  (ll) Revised form of Qualified Pension, Profit Sharing and Annuity Plan Endorsement to Qualified Individual Contract (filed herewith).

                  (mm)     Form of Government  Section 457 Plan  Endorsement  to
                           Group  Contract  (filed   herewith).

                  (nn) Form of Government Section 457 Plan Endorsement to Certificate of Participation under a Group Contract (filed herewith).

                  (oo) Form of Government Section 457 Plan Endorsement to Qualified Individual Contract (filed herewith).

                  (pp) Form of Bonus Group Flexible Premium Deferred Annuity Contract (filed herewith).

                  (qq) Form of Certificate of Participation under Bonus Group Contract (filed herewith).

                  (rr) Form of Bonus Qualified Individual Flexible Premium Deferred Annuity Contract (filed herewith). (ss) Form of Bonus Non-Qualified Individual Flexible Premium
                           Deferred  Annuity  Contracts (filed  herewith).

                  (tt) Form of No-Load Qualified Individual Flexible Premium Deferred Annuity Contract (filed herewith).

                  (uu) Form of No-Load Non-Qualified Individual Flexible Premium Deferred Annuity Contract (filed herewith).

         (5)      (a)      Form of Application  for  Individual Flexible Premium
                           Deferred  Annuity  Contract and Certificate of
                           Participation under a Group Contract.2/

                  (b) Form of Application for Group Flexible Premium Deferred Annuity Contract.2/

         (6)      (a)      Articles of Incorporation of Annuity Investors Life
                           Insurance Company(Registered Trademark).1/

                           (i) Amendment to Articles of Incorporation, adopted April 9, 1996, and approved by the Secretary of State, State of Ohio, on July 11, 1996.2/

                           (ii) Amendment to Articles of Incorporation, adopted August 9, 1996, and approved by the Secretary of State, State of Ohio, on December 3, 1996.2/

                  (b) Code of Regulations of Annuity Investors Life Insurance Company.(Registered Trademark)1/

         (7)               Not Applicable

         (8)      (a)      Participation  Agreement between Annuity  Investors
                           Life Insurance  Company(Registered Trademark) and
                           Dreyfus Variable Investment Fund.2/

                           (i)   Letter  Agreement  dated April 14, 1997 between

                                 Annuity Investors Life Insurance Company
                                 (Registered Trademark) and Dreyfus Variable
                                 Investment Fund.2/

                  (b) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund).2/

                           (i) Letter Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company (Registered Trademark) and Dreyfus Life and Annuity Index Fund, Inc. (d/b/a Dreyfus Stock Index Fund).2/

                  (c) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and The Dreyfus Socially Responsible Growth Fund, Inc.2/

                           (i) Letter Agreement dated April 14, 1997 between Annuity Investors Life Insurance Company (Registered Trademark) and The Dreyfus Socially Responsible Growth Fund, Inc.2/

                  (d) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Janus Aspen Series.2/

                  (e) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Strong Variable Insurance Funds, Inc. and Strong Special Fund II, Inc.2/

                  (f) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and INVESCO Variable Investment Funds, Inc.2/

                  (g) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Morgan Stanley Universal Funds, Inc.2/

                  (h) Participation Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and PBHG Insurance Series Fund, Inc.2/

                  (i) Service Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and American Annuity Group(ServiceMark), Inc.1/

                  (j) Agreement between AAG Securities, Inc. and AAG Insurance Agency, Inc.1/

                  (k) Investment Service Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and American Annuity Group(ServiceMark), Inc. 1/

                  (l) Service Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Strong Capital Management, Inc.2/

                  (m) Service Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Pilgrim Baxter & Associates, Ltd.2/

                  (n) Service Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Morgan Stanley Asset Management, Inc.

                  (o)      Amended and Restated Agreement between The Dreyfus
                           Corporation  and    Annuity Investors Life Insurance
                           Company(Registered Trademark).2/

                  (p) Service Agreement between Annuity Investors Life Insurance Company(Registered Trademark) and Janus Capital Corporation.2/

         (9)      Opinion and Consent of Counsel1/.

         (10)     Consent of Independent Auditors.2/

         (11)     No financial statements are omitted from Item 23.

         (12)     Not Applicable.

         (13)     Not Applicable.

         (14)     Financial Data Schedules.2/

------------------------

1/       Filed on Form N-4 on December 23, 1996
2/       Filed in Pre-Effective Amendment No. 1 on June 3, 1997